 As filed with the Securities and Exchange Commission on October 26, 2001

                                                      Registration No. 333-70566
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                            AMENDMENT NO. 2 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                                  ANTHEM, INC.
             (Exact name of registrant as specified in its charter)

              Indiana                              6324                             35-2145715
  (State or Other Jurisdiction of      (Primary Standard Industrial              (I.R.S. Employer
  Incorporation or Organization)        Classification Code Number)            Identification Number)

                                --------------

                              120 Monument Circle
                          Indianapolis, Indiana 46204
                                 (317) 488-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 David R. Frick
      Executive Vice President and Chief Legal and Administrative Officer
                                  Anthem, Inc.
                              120 Monument Circle
                          Indianapolis, Indiana 46204
                                 (317) 488-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:

              Tibor D. Klopfer                            Robert E. Buckholz, Jr.
               Baker & Daniels                             William D. Torchiana
                 Suite 2700                                 Sullivan & Cromwell
          300 North Meridian Street                          125 Broad Street
         Indianapolis, Indiana 46204                     New York, New York 10004
               (317) 237-0300                                 (212) 558-4000

                                --------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [_]

                                --------------


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              Subject to Completion. Dated October 26, 2001.



                                4,000,000 Units

                                  Anthem, Inc.

                             % Equity Security Units

                                  -----------

  This is an offering of equity security units of Anthem, Inc.

  Each equity security unit has a stated amount of $50 and will initially consist of (a) a contract to purchase, for $50, shares of common stock of
Anthem, Inc. on     , 2004 and (b) a subordinated debenture with a principal
amount of $50. The debenture will initially be held as a component of your unit and be pledged to secure your obligation to purchase our common stock under the related purchase contract.

  We will make quarterly contract fee payments to you under the purchase
contract at the annual rate of   % of the stated amount of $50 per purchase
contract. In addition, you will receive quarterly interest payments on the
debenture at the annual rate of   %. We have the right to defer the contract
fee payments and the interest payments on the debentures, as described in this prospectus. The interest rate on the debentures will be reset, and the debentures remarketed, as described in this prospectus. The debentures are subordinated in right of payment to all of Anthem, Inc.'s existing and future senior indebtedness. The units will be sold in a minimum number of 2,000 units.

  Prior to this offering and the concurrent initial public offering of our common stock, there has been no public market for the units or our common stock. The units have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "ATV". Our common stock that we will issue in the concurrent public offering has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "ATH".

  In addition to these offered units, we will make an initial public offering of 40,000,000 shares of common stock of Anthem, Inc. We are offering the shares of common stock in connection with the conversion of Anthem Insurance Companies, Inc. from a mutual insurance company to a stock insurance company in a process called demutualization. To the extent the underwriters sell more than 40,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 6,000,000 shares from Anthem, Inc. at the initial public offering price less the underwriting discount.


  We will issue an estimated 61,845,000 shares of common stock of Anthem, Inc. to eligible statutory members of Anthem Insurance Companies, Inc. as part of the demutualization.


  See "Risk Factors" beginning on page 20 to read about certain factors you should consider before buying units.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                           Per Unit    Total
                                                           -------- -----------
Initial public offering price.............................  $       $
Underwriting discount.....................................  $       $
Proceeds, before expenses, to Anthem, Inc.................  $       $

  The initial public offering price set forth above does not include accumulated contract fee payments and accrued interest, if any. Contract fee payments on the purchase contracts and interest on the debentures will accrue
from the date of original issuance of the units, expected to be     , 2001.

  To the extent that the underwriters sell more than 4,000,000 units, the underwriters have the option to purchase up to an additional 600,000 units from Anthem, Inc. at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the units in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New
York, on     , 2001.

Goldman, Sachs & Co.
                        Merrill Lynch & Co.
                                                Morgan Stanley
JPMorgan
           Banc of America Securities LLC
                       Credit Suisse First Boston
                                     Lehman Brothers
                                                   UBS Warburg
ABN AMRO Rothschild LLC
          Dresdner Kleinwort Wasserstein
                    A.G. Edwards & Sons, Inc.
                              McDonald Investments Inc.
                                        Utendahl Capital Partners, L.P.

                                  -----------

                          Prospectus dated     , 2001.

   UNDER INDIANA LAW, FOR A PERIOD OF FIVE YEARS FOLLOWING THE EFFECTIVE DATE OF THE DEMUTUALIZATION, NO PERSON MAY ACQUIRE BENEFICIAL OWNERSHIP OF 5% OR MORE OF THE OUTSTANDING SHARES OF OUR COMMON STOCK WITHOUT THE PRIOR APPROVAL OF THE INDIANA INSURANCE COMMISSIONER AND OUR BOARD OF DIRECTORS. THIS RESTRICTION DOES NOT APPLY TO ACQUISITIONS MADE BY US OR MADE PURSUANT TO AN EMPLOYEE BENEFIT PLAN OR EMPLOYEE BENEFIT TRUST SPONSORED BY US. THE INDIANA INSURANCE COMMISSIONER HAS ADOPTED RULES UNDER WHICH PASSIVE INSTITUTIONAL INVESTORS COULD PURCHASE 5% OR MORE BUT LESS THAN 10% OF OUR OUTSTANDING COMMON STOCK WITH THE PRIOR APPROVAL OF OUR BOARD OF DIRECTORS AND PRIOR NOTICE TO THE INDIANA INSURANCE COMMISSIONER. OWNERSHIP OF UNITS MAY CONSTITUTE BENEFICIAL OWNERSHIP OF THE SHARES OF COMMON STOCK SUBJECT TO PURCHASE UNDER THE RELATED PURCHASE CONTRACTS. SEE "DESCRIPTION OF CAPITAL STOCK--CERTAIN PROVISIONS OF INDIANA LAW."

 [ALTERNATE PAGE FOR POSTING ON YAHOO! NET ROAD SHOW WEBSITE AND ANY PROSPECTUS
                           DELIVERED ELECTRONICALLY]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  20
Available Information....................................................  34
Information Pertaining to Forward-Looking Statements.....................  35
The Plan of Conversion...................................................  36
Use of Proceeds..........................................................  43
Dividend Policy..........................................................  43
Capitalization...........................................................  44
Ratio of Earnings to Fixed Charges.......................................  45
Selected Consolidated Financial and Other Data...........................  46
Unaudited Pro Forma Consolidated Financial Information...................  49
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  54
Recent Developments......................................................  97
The Business of Anthem................................................... 100
Investments.............................................................. 117
Financial Strength Ratings............................................... 121
Legal and Regulatory Matters............................................. 122
Management............................................................... 135
Description of the Units................................................. 148
U.S. Federal Income Tax Consequences..................................... 178
Description of Capital Stock............................................. 185
Common Stock Eligible for Future Sale.................................... 191
Ownership of Common Stock................................................ 193
Underwriting............................................................. 194
Validity of the Units.................................................... 197
Experts.................................................................. 197
Consolidated Financial Statements........................................ F-1
Actuarial Opinions....................................................... A-1

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. As a result, it does not contain all of the information that you should consider before investing in the units. You should read the entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and the notes to those statements. References to the term "Anthem Insurance" refer to Anthem Insurance Companies, Inc., an Indiana insurance company. References to the term "Anthem" refer to Anthem Insurance and its direct and indirect subsidiaries before the demutualization, and to Anthem, Inc., a newly-formed Indiana holding company, and its direct and indirect subsidiaries, including Anthem Insurance, after the demutualization, as the context requires. References to the terms "we," "our," or "us," refer to Anthem, before and after the demutualization.

   Information regarding the number of shares of Anthem, Inc. common stock to be outstanding after this offering of the units, the concurrent initial public offering of common stock and the concurrent distribution of common stock to the eligible statutory members of Anthem Insurance does not include shares of common stock issuable upon the settlement of the purchase contracts that are a part of the units offered by this prospectus and assumes that the underwriters in the initial public offering of common stock do not exercise their option to purchase up to 6,000,000 shares of common stock to cover over-allotments.


Anthem

   We are one of the nation's largest health benefits companies, serving over seven million members, or customers, primarily in Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada. We hold the leading market position in seven of these eight states and own the exclusive right to market our products and services using the Blue Cross(R) Blue Shield(R), or BCBS, names and marks in all eight states under license agreements with the Blue Cross Blue Shield Association, or BCBSA, an association of independent BCBS plans. We seek to be a leader in our industry by offering a broad selection of flexible and competitively priced health benefits products.

   Our product portfolio includes a diversified mix of managed care products, including Health Maintenance Organizations or HMOs, Preferred Provider Organizations or PPOs, and Point of Service or POS plans, as well as traditional indemnity products. We also offer a broad range of administrative and managed care services and partially insured products for employer self-funded plans. These services and products include underwriting, stop loss insurance, actuarial services, provider network access, medical cost management, claims processing and other administrative services. In addition, we offer our customers several specialty products including group life, disability, prescription management, workers compensation, dental and vision. Our products allow our customers to choose from a wide array of funding alternatives. For our insured products, we charge a premium and assume all or a majority of the health care risk. Under our self-funded and partially insured products, we charge a fee for services, and the employer or plan sponsor reimburses us for all or a majority of the health care costs.

   Our managed care plans and products are designed to encourage providers and members to select quality, cost-effective health care by utilizing the full range of our innovative medical management services, quality initiatives and financial incentives. Our leading market shares enable us to realize the long-term benefits of investing in preventive and early detection programs. We further improve our ability to provide cost-effective health benefits products and services through a disciplined approach to internal cost containment, prudent management of our risk exposure and successful integration of acquired businesses. These measures have allowed us to achieve significant growth in membership (78%), revenue (68%), and net income (135%) from 1996 through 2000.

Our Operating Segments

   Our reportable segments are strategic business units delineated by geographic areas within which we offer similar products and services, but manage with a local focus to address each geographic region's unique market, regulatory and health care delivery characteristics. The regions are:

  .  the Midwest, which includes Indiana, Kentucky and Ohio;

  .  the East, which includes Connecticut, New Hampshire and Maine; and

  .  the West, which includes Colorado and Nevada.

   In addition to our three geographic regions, we have a Specialty segment and an Other segment. Our Specialty segment includes business units providing:

  .  group life and disability insurance benefits;

  .  pharmacy benefit management;

  .  dental administration services; and

  .  third party occupational health services.

   Various ancillary business units (reported with the Other segment) include:

  . AdminaStar Federal, a subsidiary which administers Medicare programs in Indiana, Illinois, Kentucky and Ohio; and

  . Anthem Alliance Health Insurance Company, a subsidiary which primarily provided health care benefits and administration in nine states for the Department of Defense's TRICARE program for military families. On May 31, 2001, the TRICARE operations were sold.

The Other segment also includes intersegment revenue, expense eliminations and corporate expenses not allocated to reportable segments.

Our Strategy and Operating Principles

   Our strategic objective is to be among the best and biggest in our industry with the size and scale to deliver the best product value with the best people.

   To achieve these goals, we offer a broad selection of flexible and competitively priced products and seek to establish leading market positions. We believe that increased scale in each of our regional markets will provide us competitive advantages, cost efficiencies and greater opportunities to sustain profitable growth. The key to our ability to deliver this growth is our commitment to work with providers to optimize the cost and quality of care while improving the health of our members and improving the quality of our service.

   The following are key elements to our strategy and operating principles:

  . Promote Quality Care: We believe that our ability to help our members receive quality, cost-effective health care will be key to our success. We promote the health of our members through education and through products that cover prevention and early detection programs that help our members and their providers manage illness before higher cost intervention is required.

  . Product Value: We aim to create products that offer value to our customers. By offering a wide spectrum of products supported by broad provider networks, we seek to meet the differing needs of our various customers.

  . Operational Excellence: To provide cost-effective products, we continuously strive to improve operational efficiency. We actively benchmark our performance against other leading health benefits companies to identify opportunities to drive continuous performance improvement.

  . Technology: We continuously review opportunities to improve our interactions with customers, brokers and providers. By utilizing technologies, we seek to make the interactions as simple, efficient and productive as possible.

  . Growth: We believe that profitable growth, both organic and through acquisitions, is an important part of our business. Increased scale allows us to increase customer convenience and improve operating margins, while keeping our products competitively priced. Expansion into new geographic markets enables us to reduce exposure to economic cycles and regulatory changes and provides options for business expansion.

   Our principal executive offices are located at 120 Monument Circle, Indianapolis, Indiana. Our telephone number is (317) 488-6000.

The Demutualization

   This offering of the units and the concurrent initial public offering of shares of our common stock are made in connection with the conversion of Anthem Insurance from a mutual insurance company into a stock insurance company in a process called demutualization. Upon demutualization, all membership interests in Anthem Insurance will be extinguished, and Anthem Insurance's eligible statutory members will receive consideration in exchange for the extinguishment of their membership interests. Their consideration will be in the form of Anthem, Inc. common stock or cash.

   The terms of the demutualization are governed by the plan of conversion. The plan must be approved by Anthem Insurance's statutory members who are eligible to vote on the plan and by the Indiana Insurance Commissioner, who approved the plan on October 25, 2001.


   Anthem Insurance has formed an Indiana subsidiary, Anthem, Inc., the issuer of the units offered by this prospectus. The demutualization of Anthem Insurance includes the following steps, all of which will occur on or promptly after the effective date of the demutualization:

  . Anthem Insurance will convert from a mutual insurance company into a stock insurance company;

  .  all membership interests in Anthem Insurance will be extinguished;

  . the converted Anthem Insurance will become a wholly-owned subsidiary of Anthem, Inc.;

  . Anthem Insurance's eligible statutory members will be entitled to receive shares of common stock of Anthem, Inc. or cash, as consideration for the extinguishment of their membership interests in Anthem Insurance;

  . units of Anthem, Inc. will be sold to the public pursuant to this offering;

  . shares of Anthem, Inc. common stock will be sold to the public pursuant to the initial public offering; and

  . a portion of the net proceeds from this offering and the initial public offering will be paid to eligible statutory members of Anthem Insurance who receive cash instead of shares of Anthem, Inc. common stock in the demutualization, as set forth in "Use of Proceeds."

   The consummation of the offering of the units is conditioned on the consummation of the demutualization and the consummation of the concurrent initial public offering of our common stock. If the demutualization is not completed for any reason, Anthem Insurance will remain a mutual insurance company and no units or shares of Anthem, Inc. common stock will be sold to the public.

Accounting Treatment of the Units

   Before settlement of the purchase contracts through the issuance of common stock, the units will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating earnings per share for any period will be deemed to be increased by the excess, if any, of the number of shares that would be required to be issued upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market, at the average market price during that period, using the proceeds that would be required to be paid upon settlement. Consequently, there will be no dilutive effect on our earnings per share, except during periods when the
average market price of our common stock is above $   per share.

The Offering

What are the units?

   Each equity security unit will have a stated amount of $50 and will initially consist of:

  .  a purchase contract, under which you agree to purchase, for $50, shares
     of common stock of Anthem, Inc. on      , 2004 (which we refer to as the
     "stock purchase date"); and

  .  a subordinated debenture of Anthem, Inc. with a principal amount of $50.

What are the purchase contracts?

   The purchase contract underlying a unit obligates you to purchase, and us to
sell, for $50, on     , 2004, a number of newly issued shares of our common
stock equal to the settlement rate described below.

   We will pay you quarterly contract fee payments on the purchase contracts at
the annual rate of   % of the stated amount of $50 per purchase contract,
subject to our rights to defer these payments. We will determine the number of shares you will receive by the settlement rate described below, based on the average closing price of the common stock during a specified period prior to the stock purchase date.

   We will make contract fee payments only to but excluding the earlier of
    , 2004 or the most recent quarterly payment date on or before any early settlement of the related purchase contracts.

What are the debentures?

   The debentures will be unsecured and will be subordinated in right of payment to all of Anthem, Inc.'s existing and future senior indebtedness. Anthem, Inc. currently has no outstanding senior indebtedness. The debentures
will mature on     , 2006. Each debenture will initially bear interest at the
rate of    % per year, payable quarterly, subject to our rights to defer these payments. The applicable interest rate on the debentures outstanding on and
after     , 2004 will be reset as described below.

What are normal units and what are stripped units?

   Normal Units. The debentures will initially be pledged to secure your obligations under the purchase contract that you will receive as a component of the units. We refer to a purchase contract--together with the pledged debenture--as a "normal unit."

   Each holder of a normal unit may elect to withdraw the pledged debenture or pledged treasury security underlying the normal unit, and thereby create a "stripped unit".

   Stripped Units. To create a stripped unit, the holder must substitute, as the pledged security, a zero-coupon U.S. treasury security that will pay $50 on
    , 2004, which is the amount then due under the purchase contract. The pledged debenture or, after a remarketing, the pledged treasury security will then be released from the pledge agreement and delivered to the holder. Because treasury securities are issued in integral multiples of $1,000, holders of normal units may make this substitution only in integral multiples of 20 normal units.

   A stripped unit will have a stated amount of $50 and will consist of:

  .  a purchase contract; and

  . an undivided beneficial ownership interest in the zero-coupon U.S. treasury security described in the paragraph above.

   Stripped units will not generate cash payments to the holder other than the quarterly contract fee payments. In addition, original issue discount will accrue on the pledged zero-coupon treasury securities. See "U.S. Federal Income Tax Consequences--Substitution of Treasury Securities to Create Stripped Units."

   Holders of debentures separated from the units will receive quarterly interest payments on the debentures.

   A holder might consider it beneficial to either hold the debentures directly or to realize income from their sale. These investment choices are facilitated by creating stripped units.

   After you have created stripped units, you may recreate normal units by re-substituting debentures you have withdrawn or by delivering other treasury securities for the treasury securities underlying the stripped units.

What are the settlement rate and the applicable market value?

   The settlement rate is the number of newly issued shares of Anthem, Inc. common stock that Anthem, Inc. is obligated to sell and you are obligated to
buy upon settlement of a purchase contract on     , 2004.

   The settlement rate for each purchase contract will be as follows, subject to adjustment under the terms of the purchase contract:

  .  if the applicable market value of our common stock is equal to or
     greater than $  , the settlement rate will be   shares of our common
     stock per purchase contract;

  .  if the applicable market value of our common stock is less than $   but
     greater than $       , the settlement rate will be equal to $50 divided
     by the applicable market value of our common stock per purchase contract; and

  .  if the applicable market value of our common stock is less than or equal
     to $      , the initial public offering price of our common stock, the
     settlement rate will be    shares of our common stock per purchase
     contract.

   The "applicable market value" means the average of the closing price per share of our common stock on each of the twenty consecutive trading days ending
on the third trading day preceding     , 2004.

What distributions or payments will be made to holders of the normal units, stripped units and debentures?

   Normal Units. If you hold normal units, you will receive total payments at the annual rate of % of the stated amount of $50. The payments consist of:

  .  quarterly contract fee payments on the purchase contracts at the annual
     rate of   % of the stated amount of $50 per purchase contract; and

  . quarterly interest payments on the debentures, at the annual rate of % of the principal amount of $50 per debenture through and including , 2004. On , 2004 you will receive a quarterly payment, consisting of a cash payment on the pledged treasury securities, at the same annual rate.

   Both these payments are subject to the deferral provisions described below.

   Stripped Units. If you hold stripped units you will receive the quarterly contract fee payments. In addition, original issue discount will accrue on the pledged zero-coupon U.S. treasury securities. See "U.S. Federal Income Tax Consequences--Substitution of Treasury Securities to Create Stripped Units."

   Debentures. If you hold debentures separated from the units, you will receive the quarterly interest payments on the debentures.

   All debentures, whether held separately from or as part of units, will initially pay interest at the annual rate of % of the principal amount of $50
per debenture for the quarterly interest payments on and before     , 2004. On
and after     , 2004, the debentures will pay interest at the reset rate described below. If the reset agent cannot establish a reset rate meeting the requirements described in this prospectus, the reset agent will not reset the interest rate. In this case, the reset rate will continue to be the initial annual rate of % until the reset agent can establish such a reset rate meeting the requirements described in this prospectus on a later remarketing date prior
to     , 2004.

What are the payment dates?

   Subject to the deferral provisions described below, contract fee payments and interest payments on the debentures will be made quarterly in arrears on
each     ,     ,    , and     , commencing     , 2002.

When can we defer payments?

   Purchase Contracts. We have the option to defer contract fee payments on the purchase contracts for up to three years. We may elect the option to defer payments on more than one occasion. In no event may we defer payments beyond
    , 2004. Deferred contract fee payments will accrue additional contract fee payments until paid, compounded quarterly, at the annual rate of %. This annual rate is equal to the sum of the initial interest rate on the debentures and the rate of contract fee payments on the purchase contracts.

   Debentures. We can also defer the interest payments due on the debentures for up to five years, unless an event of default under the debentures is continuing. We may elect the option to defer interest payments on more than one occasion. We may not defer interest payments beyond the maturity date of the debentures.

   During any deferral period, interest on the debentures will continue to accrue quarterly at the initial annual rate of % of the principal amount of
$50 per debenture through and including     , 2004, and at the reset rate from
that date to     , 2006. Additional interest will accrue on the deferred
interest at the applicable rate, to the extent permitted by law. Interest payments may be deferred if we do not have funds available to make the interest payments or for any other reason.

   During any period in which we defer contract fee payments or interest payments on the debentures, in general we cannot:

  .  declare or pay any dividend or distribution on our capital stock; or

  . redeem, purchase, acquire or make a liquidating payment on any of our capital stock.

   In addition, during any period in which we defer interest payments on the debentures, in general we cannot:

  . make any interest, principal or premium payment on--or repurchase or redeem--any of our debt securities that rank equally with or junior to the debentures; or

  . make any payment on any guarantee of the debt securities of any of our subsidiaries if the guarantee ranks equal or junior to the debentures.

   Deferred contract fee payments may constitute taxable ordinary income to you when received or accrued, in accordance with your regular method of tax accounting. If a payment deferral on the debentures occurs, you will continue to recognize interest income for United States federal income tax purposes in advance of your receipt of any corresponding cash distribution. For more extensive U.S. federal income tax disclosure, see "U.S. Federal Income Tax Consequences."

What is a remarketing?

   We will enter into a remarketing agreement with a nationally recognized investment banking firm. The investment banking firm will agree to use its commercially reasonable best efforts to sell debentures included in normal units at a price equal to 100.5% of the remarketing value. The remarketing is
to occur on     , 2004. A holder may elect not to participate in a remarketing.

   The remarketing agent will use the proceeds from the sale of the debentures to purchase U.S. treasury securities, which the participating normal unitholders will pledge to secure their obligations under the related purchase contracts. After the remarketing, a normal unit will consist of a purchase contract and the specified pledged U.S. treasury security.

   After a remarketing, we will use the cash payments from the pledged treasury securities underlying the normal units to satisfy the obligations of holders to purchase our common stock on , 2004. We have set the remarketing date to be
the third business day preceding     , 2004, unless the remarketing agent
delays the remarketing to a later date as described below.

   The "remarketing value" will be equal to the sum of:

  (a) the value at the remarketing date of the amount of U.S. treasury securities that will pay, on or prior to the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate interest that is scheduled to be payable on that quarterly payment date on each debenture which is included in a normal unit and which is participating in the remarketing. We will assume for this purpose, even if not true, that (i) no distribution will then have been deferred and (ii) the interest rate on the debentures remains at the initial rate;

  (b) the value at the remarketing date of the amount of U.S. treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $50 for each debenture included in a normal unit which is participating in the remarketing; and

  (c) if distributions are being deferred at the remarketing date, an amount of cash equal to the aggregate unpaid deferred interest payments on each debenture which is included in a normal unit and which is
      participating in the remarketing, accrued to     , 2004.

   The remarketing agent will use the proceeds from the sale of debentures in a successful remarketing to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in (a) and (b) above. It will deliver these treasury securities through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the unitholders whose debentures participated in the remarketing. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the total proceeds from such remarketing. The remarketing agent will remit any remaining portion of the proceeds for the benefit of the holders of the normal units participating in a remarketing.

   Alternatively, a holder of normal units may elect not to participate in a remarketing. The holder may retain the debentures underlying those units by delivering the treasury securities described in (a) and (b) above, in the amount and types specified by the remarketing agent, applicable to the holder's debentures, to the purchase contract agent prior to the remarketing date.

What is the reset rate and can there be subsequent remarketings?

   In order to facilitate a remarketing of debentures, we will appoint a nationally recognized investment firm to act as the reset agent. The reset agent and the remarketing agent may be the same firm. The reset agent will reset the interest rate on the debentures for the quarterly interest payments
on and after     , 2004. The reset rate will become the new interest rate on
the debentures, after     , 2004.

   The reset rate will be the rate sufficient to cause the then current aggregate market value of the debentures to be equal to 100.5% of the remarketing value described above. The reset agent will assume for this purpose, even if not true, that all of the debentures continue to be components of normal units and will be remarketed.

   Resetting the interest rate of the debentures at this rate should enable the remarketing agent to sell the debentures in a remarketing and purchase the treasury securities described in the section above. The cash generated by these treasury securities will be applied to the settlement of the purchase contracts
and to the quarterly payment on the normal units due on     , 2004.

   The reset agent will determine the reset rate on the third business day
prior to     , 2004. If the reset agent cannot establish a reset rate on the remarketing date meeting these requirements, and if as a result the debentures cannot be sold in a remarketing, the interest rate will not be reset but will continue to be the initial interest rate on the debentures. However, the reset agent may thereafter attempt to establish a reset rate meeting the above requirements, and the remarketing agent may attempt to remarket the debentures, on one or more subsequent remarketing dates after the initial remarketing date
until     , 2004. If a reset rate cannot be established on a given date, a remarketing will not occur on that date.

   The resetting of the interest rate on the debentures will not change the interest received by holders of the normal units. The interest rate on normal units will remain at the initial rate of % of $50 for the quarterly payment
payable on     , 2004.

What happens if the remarketing agent does not sell the debentures?

   If the reset agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of all the outstanding debentures to be equal to 100.5% of the remarketing value, and the remarketing agent cannot sell the debentures offered for remarketing on the remarketing date at a price equal to 100.5% of the remarketing value, the reset agent may thereafter attempt to establish a new reset rate, and the remarketing agent may attempt to remarket the debentures, on one or more occasions after
that date until     , 2004. Any such remarketing will be at a price equal to
100.5% of the remarketing value, determined on the basis of the debentures being remarketed. If the remarketing agent fails to remarket the debentures underlying the normal units at that price by the business day immediately preceding the stock purchase date, we will be entitled to exercise our rights as a secured party on that date and, subject to applicable law, retain the securities pledged as collateral or sell them in one or more private sales.

If I am not a party to a purchase contract, may I still participate in a remarketing of my debentures?

   Holders of debentures that are not part of normal units may elect to have their debentures included in a remarketing in the manner described in "Description of the Units--Description of the Purchase Contracts--Optional Remarketing of Debentures not included in Normal Units."

   The remarketing agent will use its commercially reasonable best efforts to remarket the separately held debentures included in a remarketing on the remarketing date at a price equal to 100.5% of the remarketing value, determined on the basis of the separately held debentures being remarketed.

   After deducting the remarketing fee, an amount not exceeding 25 basis points (.25%) of the total proceeds from the remarketing, the remaining portion of the proceeds will be remitted to the holders whose separate debentures were sold in the remarketing.

   If a holder of debentures elects to have its debentures remarketed but the remarketing agent fails to sell the debentures on any remarketing date, the debentures will be promptly returned to the holder.

If I do not participate in a remarketing, how can I satisfy my obligations under the purchase contract?

   You may also satisfy your obligations under the purchase contract:

  . if you have created stripped units or elected not to participate in a remarketing by delivering specified treasury securities in substitution for the debentures, through the application of the cash payments received on the pledged treasury securities;

  . through the early delivery of cash to the purchase contract agent in the manner described in "Description of the Units--Description of the Purchase Contracts--Early Settlement"; and

  . if we are involved in a merger or consolidation prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through an early settlement of the purchase contract as described in "Description of the Units-- Description of the Purchase Contracts--Early Settlement upon Merger."

   In addition, the purchase contracts, our related rights and obligations and those of the holders of the units, including their obligations to purchase common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged debentures or treasury securities will be released and distributed to you.

   If you hold a unit and settle the related purchase contract early, or if a purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, you will have no right to receive any accrued or deferred contract fee payments.

What is the maturity of the debentures?

   The debentures will mature on       , 2006.

What are the United States federal income tax consequences related to the units and the debentures?

   If you purchase units in the offering, you will be treated for United States federal income tax purposes as having acquired the debentures and purchase contracts constituting those units. You must allocate the purchase price of the units between those debentures and purchase contracts in proportion to their respective fair market values, which will establish your initial tax basis. We
expect to report the fair market value of each debenture as $   and the fair
market value of each purchase contract as $  .

   For United States federal income tax purposes, the treatment of contract fee payments and deferred contract fee payments is uncertain. They may constitute taxable ordinary income to you as a holder of normal units or stripped units when received or accrued, in accordance with your usual method of tax accounting.

   For United States federal income tax purposes, the debentures will be classified as contingent payment debt instruments subject to the "noncontingent bond method" of accruing original issue discount. As discussed more fully under "U.S. Federal Income Tax Consequences--Debentures--Interest Income and Original Issue Discount," the effects of this method will be (1) to require you, regardless of your usual method of tax accounting, to use the accrual method
with respect to the debentures, (2) for all accrual periods through   , 2004
and possibly thereafter, the accrual of interest income by you in excess of distributions actually received by you and (3) generally to result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or disposition of the debentures or the units to the extent attributable to the debentures. See "U.S. Federal Income Tax Consequences."

   The units involve certain tax related risks. See "U.S. Federal Income Tax Consequences--Risk of Recharacterization."

Will the units be listed on a stock exchange?

   The normal units have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "ATV."

   Neither the stripped units nor the debentures will initially be listed. If, however, either of the stripped units or the debentures are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will endeavor to cause those securities to be listed on the exchange on which the normal units are then listed.

What are our expected uses of proceeds from the offering of the units?

   Based upon an assumed initial public offering price of $50 per unit, our net proceeds from the offering of the units are estimated to be $191.0 million, or $219.9 million if the underwriters' option to purchase additional units as described under "Underwriting" is exercised in full, after deducting an assumed underwriting discount and estimated offering expenses payable by us. We will use these proceeds, together with estimated net proceeds of $1,298.0 million from our initial public offering of common stock (for estimated net proceeds from both offerings aggregating $1,489.0 million), for payments totaling an estimated $1,335.4 million to eligible statutory members of Anthem Insurance who receive cash instead of shares of Anthem, Inc. common stock in the demutualization. We will use the balance of the net proceeds from both offerings of approximately $153.6 million, plus an estimated additional $228.4 million of net proceeds if the underwriters exercise both over-allotment options in full, for general corporate purposes. See "Use of Proceeds."

                       The Offering--Explanatory Diagrams

   The following diagrams demonstrate some of the key features of the purchase contracts, normal units, stripped units and debentures, and the transformation of normal units into stripped units and debentures. The hypothetical prices and percentages below are for illustration only. There can be no assurance that the actual prices and percentages will be limited by the range of hypothetical prices and percentages shown.

Purchase Contracts

  . Normal units and stripped units both include a purchase contract under which the holder agrees to purchase shares of Anthem, Inc. common stock on the stock purchase date. In addition, under these purchase contracts, we agree to make contract fee payments as shown in the diagrams on the following pages.

                                    [Chart]
--------
(1) For each of the percentage categories shown, the percentage of shares to be delivered at maturity to a holder of normal units or stripped units is determined by dividing (a) the related number of shares to be delivered, as indicated in the footnote for each such category, by (b) an amount equal to $50, the stated amount of the unit, divided by the reference price.
(2)  If the applicable market value of our common stock is less than or equal
     to $   , the number of shares to be delivered will be calculated by dividing the stated amount by the reference price. The "applicable market value" means the average of the closing price per share of our common stock on each of the twenty consecutive trading days ending on the third
     trading day preceding     , 2004.
(3)  If the applicable market value of our common stock is between $    and
     $ , the number of shares to be delivered will be calculated by dividing the stated amount by the applicable market value.
(4) If the applicable market value of our common stock is equal to or greater than $ , the number of shares to be delivered will be calculated by dividing the stated amount by the threshold appreciation price.
(5) The "reference price" is $ , which is the initial public offering price of our common stock.
(6)  The "threshold appreciation price" is equal to $  , which is   % of the
     reference price.

Normal Units

  .  A normal unit consists of two components as described below:

                                    [Chart]

  . The interest on the debentures is subject to deferral. After remarketing, the normal units will include specified U.S. treasury securities in lieu of the debentures.

  . The holder owns the debentures and, after remarketing, the U.S. treasury securities. The holder will pledge them to us to secure its obligations under the purchase contract.

Stripped Units

  .  A stripped unit consists of two components as described below:

                                    [Chart]

  . The holder owns the zero-coupon U.S. treasury security. The holder will pledge it to us to secure its obligations under the purchase contract. The treasury security is a zero-coupon U.S. treasury security (CUSIP No.
       ) that matures on     , 2004.

Debentures

  .  Debentures have the terms described below:

                                    [CHART]

  . The debentures will be unsecured and will be subordinated in right of payment to all of Anthem, Inc.'s existing and future senior indebtedness. Anthem, Inc. currently has no outstanding senior indebtedness.

  . The holder of a debenture that is a component of a normal unit has the option to either:

    . allow the debenture to be included in the remarketing process. The proceeds of the debentures sold in the remarketing will be used to purchase U.S. treasury securities, which will be applied to settle the purchase contract; or

    . elect not to participate in a remarketing by delivering treasury securities in substitution for the debenture. The proceeds of the delivered treasury securities will be applied to settle the purchase contract.

  . The holder of a debenture that is separate and not a component of a normal unit has the option to either:

    .  continue to hold the debenture whose rate has been reset for the
       quarterly distributions payable on and after    , 2004; or

    . deliver the debenture to the remarketing agent to be included in a remarketing.

Transforming Normal Units into Stripped Units and Debentures

  . To create a stripped unit, the holder combines the purchase contract with the specified zero-coupon U.S. treasury security that matures on
         , 2004.

  . The holder owns the zero-coupon U.S. treasury security but will pledge it to us to secure the holder's obligations under the purchase contract.

  . The zero-coupon U.S. treasury security together with the purchase contract constitutes a stripped unit. The debenture (or, after remarketing, U.S. treasury securities), which was previously a component of the normal unit, is tradeable as a separate security.

[CHART]

  . After remarketing, the normal units will include specified U.S. treasury securities in lieu of debentures.

  . The holder can also transform stripped units and debentures (or, after remarketing, U.S. treasury securities) into normal units. Following that transformation, the specified zero-coupon U.S. treasury security, which was previously a component of the stripped units, is tradeable as a separate security.

  . The transformation of normal units into stripped units and debentures (or, after remarketing, U.S. treasury securities), and the transformation of stripped units and debentures (or, after remarketing, U.S. treasury securities) into normal units, requires minimum amounts of securities, as more fully described in this prospectus.

The Initial Public Offering of Common Stock


 Common stock offered............................. 40,000,000 shares

 Common stock outstanding after the initial public
  offering and the demutualization................ 101,845,000 shares

 Use of proceeds.................................. Our net proceeds from the initial public offering of
                                                   shares of our common stock
                                                   will be approximately
                                                   $1,298.0 million (or
                                                   $1,497.5 million if the
                                                   underwriters exercise their
                                                   option to purchase
                                                   additional shares in full),
                                                   assuming an initial public
                                                   offering price of $35.00 per
                                                   share, which is the midpoint
                                                   of the range of the assumed
                                                   initial public offering
                                                   price. We estimate that we
                                                   will pay $1,144.4  million
                                                   from the initial public
                                                   offering proceeds to those
                                                   eligible statutory members
                                                   of Anthem Insurance who
                                                   receive cash instead of
                                                   shares of common stock in
                                                   connection with the
                                                   demutualization. We will use
                                                   the remaining proceeds from
                                                   the initial public offering
                                                   for general corporate
                                                   purposes.

 Dividend policy.................................. We currently do not intend to pay cash dividends on our
                                                   common stock. Future
                                                   dividends will be subject to
                                                   our financial condition,
                                                   declaration by our board of
                                                   directors and other factors
                                                   described under "Dividend
                                                   Policy."

 New York Stock Exchange symbol................... "ATH"


   Unless we specifically state otherwise, the information in this prospectus does not take into account the sale of up to 6,000,000 shares of our common stock, which the underwriters in the initial public offering have the option to purchase from us to cover over-allotments.



   Our common stock outstanding after the offering also excludes 7,000,000 shares available for issuance pursuant to awards of options, restricted stock, stock appreciation rights, performance stock and performance awards under our 2001 Stock Incentive Plan. See "Management--Stock Incentive Plan." In addition, our common stock outstanding after the offering excludes shares issuable under our Employee Stock Purchase Plan. The Employee Stock Purchase Plan reserves for issuance and purchase by employees 3,000,000 shares of our common stock. See "Management--Employee Stock Purchase Plan."

Recent Developments

   On May 30, 2001, we signed a definitive agreement with Blue Cross and Blue Shield of Kansas, Inc., or BCBS-KS, pursuant to which we have agreed to acquire BCBS-KS for $190.0 million in cash. The transaction is expected to close in early 2002, subject to the approval of BCBS-KS policyholders, the approval of the BCBSA, the approval of the Kansas Department of Insurance and other regulatory approvals. See "Risk Factors--Our pending acquisition of Blue Cross and Blue Shield of Kansas involves risks which could cause our business to suffer" and "Recent Developments--Pending Acquisition of Blue Cross and Blue Shield of Kansas."

   Prior to May 31, 2001, our subsidiary Anthem Alliance Health Insurance Company provided health care benefits and administration in nine states for the United States Department of Defense's TRICARE program for military families. On May 31, 2001, we sold the TRICARE operations to a subsidiary of Humana, Inc. for $45.0 million.

   For the first nine months of 2001, net income increased 65.5% to $254.5 million compared with net income of $153.8 million for the first nine months of 2000. Net income excluding net realized gains on investments and demutualization expenses was $215.0 million for the first nine months of 2001, a 48.0% increase compared with $145.3 million for the first nine months of 2000. Total operating revenue was $7.5 billion for the first nine months of 2001, a 20.9% increase compared with $6.2 billion for the first nine months of 2000. Membership was 7.8 million at September 30, 2001, a 9.9% increase compared with 7.1 million at September 30, 2000. See "Recent Developments--Nine Months Financial Information."

                 Summary Consolidated Financial and Other Data

   The following table summarizes financial information for Anthem. We prepared this information using our unaudited consolidated financial statements for the six-month periods ended June 30, 2001 and 2000 and our consolidated financial statements for each of the years in the five-year period ended December 31, 2000, which have been audited by Ernst & Young LLP. You should read this information with our audited consolidated financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. In our opinion, the summary financial data for the six-month periods ended June 30, 2001 and 2000 include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of that data. The summary consolidated financial and other data do not necessarily indicate the results to be expected in the future.

                          As of and for the
                             Six Months
                           Ended June 30,     As of and for the Year Ended December 31,
                          ------------------ -----------------------------------------------
                          2001(1)   2000(1)  2000(1)  1999(1)     1998      1997      1996
                          --------  -------- -------- --------  --------  --------  --------
                             (unaudited)
                                                 ($ in Millions)
Income Statement Data
Revenues
Premiums................  $4,542.8  $3,589.3 $7,737.3 $5,418.5  $4,739.5  $4,581.4  $4,445.9
Administrative fees.....     430.3     356.5    755.6    611.1     575.6     445.9     452.9
Other revenue...........      22.6      18.9     50.6     51.0      74.6      82.7     108.5
                          --------  -------- -------- --------  --------  --------  --------
 Total operating
  revenue...............   4,995.7   3,964.7  8,543.5  6,080.6   5,389.7   5,110.0   5,007.3
Net investment income...     109.0      95.0    201.6    152.0     136.8     125.2     141.9
Net realized gains
 (losses) on
 investments............     (10.9)      6.5     25.9     37.5     155.9      97.0      73.3
Gain on sale of
 subsidiary operations..      25.0       --       --       --        --        --        --
                          --------  -------- -------- --------  --------  --------  --------
                           5,118.8   4,066.2  8,771.0  6,270.1   5,682.4   5,332.2   5,222.5
                          --------  -------- -------- --------  --------  --------  --------
Expenses
Benefit expense.........   3,870.8   3,080.6  6,551.0  4,582.7   3,934.2   3,833.3   3,715.1
Administrative
 expense(2).............     991.6     817.5  1,808.4  1,469.4   1,420.1   1,358.9   1,268.7
Interest expense........      28.0      27.0     54.7     30.4      27.9      23.7      19.5
Amortization of goodwill
 and other intangible
 assets.................      15.7      11.4     27.1     12.7      12.0       9.6      10.7
Demutualization
 expenses...............       3.0       --       --       --        --        --        --
Endowment of non-profit
 foundations(3).........       --        --       --     114.1       --        --        --
                          --------  -------- -------- --------  --------  --------  --------
                           4,909.1   3,936.5  8,441.2  6,209.3   5,394.2   5,225.5   5,014.0
                          --------  -------- -------- --------  --------  --------  --------
Income from continuing
 operations before
 income taxes and
 minority interest......     209.7     129.7    329.8     60.8     288.2     106.7     208.5
Income taxes............      68.6      38.9    102.2     10.2     110.9      24.1      53.0
Minority interest
 (credit)...............      (1.9)      0.5      1.6     (0.3)     (1.1)      3.5      15.0
                          --------  -------- -------- --------  --------  --------  --------
Income from continuing
 operations.............     143.0      90.3    226.0     50.9     178.4      79.1     140.5
Discontinued operations,
 net of income taxes
Loss from discontinued
operations prior to
 disposal...............       --        --       --       --       (3.9)   (125.1)    (44.4)
Loss on disposal of
 discontinued
 operations.............       --        --       --      (6.0)     (2.1)   (113.0)      --
                          --------  -------- -------- --------  --------  --------  --------
Net income (loss).......  $  143.0  $   90.3 $  226.0 $   44.9  $  172.4  $ (159.0) $   96.1
                          ========  ======== ======== ========  ========  ========  ========

                              As of and
                               for the
                          Six Months Ended
                               June 30,         As of and for the Year Ended December 31,
                          ------------------  --------------------------------------------------
                          2001(1)   2000(1)    2000(1)   1999(1)     1998      1997       1996
                          --------  --------  ---------  --------  --------  --------   --------
                             (unaudited)
                                          ($ in Millions, except ratios)
Other Data--unaudited(4)
Operating revenue and
 premium
 equivalents(5).........  $6,883.1  $5,559.0  $11,800.1  $8,691.6  $7,987.4  $7,269.3   $6,772.3
Benefit expense ratio...      85.2%     85.8%      84.7%     84.6%     83.0%     83.7%      83.6%
Administrative expense
 ratio:
 Calculated using
  operating revenue.....      19.8%     20.6%      21.2%     24.2%     26.3%     26.6%      25.3%
 Calculated using
  operating revenue and
  premium equivalents...      14.4%     14.7%      15.3%     16.9%     17.8%     18.7%      18.7%
Return on revenue.......       2.8%      2.2%       2.6%      0.7%      3.0%     (3.0)%      1.8%
Return on revenue--
 continuing operations..       2.8%      2.2%       2.6%      0.8%      3.1%      1.5%       2.7%
Return on equity........       N/A       N/A       12.6%      2.7%     10.7%    (10.1)%      6.0%
Members (000s)..........     7,779     7,030      7,270     6,265     5,167     5,261      4,078
Ratio of earnings to
 fixed charges(6).......      8.49      5.80       7.03      3.00     11.33      5.50      11.69
Pro forma ratio of
 earnings to fixed
 charges(6)(7)..........      6.69        --       5.44        --        --        --         --
Balance Sheet Data
Cash and investments....  $4,029.6  $3,418.4  $ 3,714.6  $2,972.4  $2,805.1  $2,415.6   $2,123.4
Total assets............   5,838.0   5,364.0    5,708.5   4,816.2   4,359.2   4,131.9    4,085.8
Policy liabilities......   1,593.8   1,625.5    1,698.3   1,431.1   1,118.1   1,143.9    1,231.5
Debt....................     597.7     597.5      597.7     522.2     302.1     305.9      245.9
Total policyholders'
 surplus(8).............   2,063.9   1,756.3    1,919.8   1,660.9   1,702.5   1,524.7    1,625.2

--------
(1) On October 27, 1999 and November 16, 1999 Anthem acquired New Hampshire-Vermont Health Service, formerly d/b/a Blue Cross Blue Shield of New Hampshire, and Rocky Mountain Hospital and Medical Service, Inc., formerly d/b/a Blue Cross and Blue Shield of Nevada/Colorado. On June 5, 2000, Anthem acquired Associated Hospital Service of Maine, formerly d/b/a Blue Cross and Blue Shield of Maine. These acquisitions were accounted for as purchases and the net assets and results of operations have been included in our consolidated financial statements from the respective purchase dates. Below is information for the six months ended June 30, 2001 and 2000 and for the years ended December 31, 2000 and 1999 that is included in Anthem's consolidated financial statements for the acquisitions that were completed in those periods:

                                         As of and for the Six Months Ended June 30,
                            ---------------------------------------------------------------------
                                           2001                               2000
                            ----------------------------------- ---------------------------------
                             Total   Operating          (000s)   Total   Operating        (000s)
                            Revenues   Gain     Assets  Members Revenues   Loss    Assets Members
                            -------- --------- -------- ------- -------- --------- ------ -------
   BCBS-ME................. $  457.6   $ 3.0   $  326.4    496   $ 59.6    $(2.5)  $264.8   468
                            ========   =====   ========  =====   ======    =====   ======   ===

                                          As of and for the Year Ended December 31,
                            ---------------------------------------------------------------------
                                           2000                               1999
                            ----------------------------------- ---------------------------------
                             Total   Operating          (000s)   Total   Operating        (000s)
                            Revenues   Gain     Assets  Members Revenues   Loss    Assets Members
                            -------- --------- -------- ------- -------- --------- ------ -------
   BCBS-NH................. $  591.0   $11.6   $  316.8    479   $ 77.9    $(0.3)  $250.6   366
   BCBS-CO/NV..............    678.6     6.5      545.8    595     76.9     (3.4)   521.5   486
   BCBS-ME.................    489.4     8.7      339.5    487      --       --       --    --
                            --------   -----   --------  -----   ------    -----   ------   ---
   Total................... $1,759.0   $26.8   $1,202.1  1,561   $154.8    $(3.7)  $772.1   852
                            ========   =====   ========  =====   ======    =====   ======   ===

  Operating gain (loss) consists of operating revenue less benefit expense and administrative expense.

(2) The 1999 administrative expense includes a non-recurring charge of $41.9 million related to the settlement agreement with the Office of Inspector General. See Note 14 to our audited consolidated financial statements.
(3) During 1999, Anthem reached agreements with the states of Kentucky, Ohio and Connecticut to resolve any questions as to whether Anthem or the predecessor/successor entities were in possession of property that was impressed with a charitable trust. The endowment of non-profit foundations reflects contributions made for the benefit of charitable foundations in these states. See Note 3 to our audited consolidated financial statements.
(4) The benefit expense ratio represents benefit expense as a percentage of premium revenue. The administrative expense ratio represents administrative expense as a percentage of operating revenue and has also been presented as a percentage of operating revenue and premium equivalents. Return on revenue represents net income (loss) as a percentage of total revenues. Return on revenue--continuing operations represents income from continuing operations as a percentage of total revenues. Return on equity, which is only presented for annual periods, represents net income (loss) as a percentage of the average of the sum of policyholders' surplus at the beginning and the end of the period.
(5) Operating revenue and premium equivalents is a measure of the volume of business serviced by Anthem that is commonly used in the health benefits industry to allow for a comparison of operating efficiency among companies. It is calculated by adding to premiums, administrative fees and other revenue the amount of claims attributable to non-Medicare, self-funded health business where Anthem provides a complete array of customer service, claims administration and billing and enrollment services. The self-funded claims included for the six months ended June 30, 2001 and 2000 were $1,887.4 million and $1,594.3 million, respectively, and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 were $3,256.6 million,
    $2,611.0 million, $2,597.7 million, $2,159.3 million and $1,765.0 million, respectively.
(6) For purposes of this computation, earnings are defined as pretax earnings from continuing operations before adjustment for minority interest, plus interest expense, and amortization of debt discount and expense related to indebtedness. Fixed charges are interest expense, including amortization of debt discount and expense on indebtedness.

(7) For purposes of the pro forma ratio of earnings to fixed charges, fixed charges also reflect interest payments on the debentures included in the units, assuming a rate of 6.50% ($13.0 million and $6.5 million for the year ended December 31, 2000 and for the six months ended June 30, 2001, respectively) and amortization of underwriting discount and unit offering expenses ($3.0 million and $1.5 million for the year ended December 31, 2000 and for the six months ended June 30, 2001, respectively). The pro forma ratio of earnings to fixed charges has been presented to give effect to the additional fixed charges related to the issuance of the units. The pro forma ratio does not give effect to any pro forma earnings resulting from the use of the net proceeds from the units offering.

(8) Policyholders' surplus represents shareholders' equity prior to demutualization.

                                  RISK FACTORS

   An investment in the units involves a number of risks. The performance of our common stock and the units will reflect the performance of our business related to, among other things, our competition and general economic, market and industry conditions. The price of our common stock and the units may decline, and the value of your investment could decrease. You should consider carefully, in addition to the other information contained in this prospectus, the following factors before investing in the units. In reviewing information contained in this prospectus, you should bear in mind that past experience is no indication of future performance.

Our ability to contain health care costs and implement increases in premium rates affects our profitability.

   Our profitability depends in large part on accurately predicting health care costs and on our ability to manage future health care costs through underwriting criteria, utilization management, product design and negotiation of favorable provider contracts. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government-imposed limitations on Medicare and Medicaid reimbursement have also caused the private sector to bear a greater share of increasing health care costs. Changes in health care practices, inflation, new technologies, the cost of prescription drugs, clusters of high cost cases, changes in the regulatory environment and numerous other factors affecting the cost of health care are beyond any health plan's control and may adversely affect our ability to predict and manage health care costs, as well as our business, financial condition and results of operations.

   In addition to the challenge of managing health care costs, we face pressure to contain premium prices. Our customer contracts may be subject to renegotiation as customers seek to contain their costs. Alternatively, our customers may move to a competitor to obtain more favorable premiums. Fiscal concerns regarding the continued viability of programs such as Medicare and Medicaid may cause decreasing reimbursement rates for government-sponsored programs. A limitation on our ability to increase or maintain our premium levels could adversely affect our business, financial condition and results of operations.

Our reserves for policy benefits may prove inadequate.

   The reserves we establish for health insurance policy benefits and other contractual rights and benefits are based upon assumptions concerning a number of factors, including trends in health care costs, enrollment in our plans, expenses, general economic conditions and other factors. Actual experience will likely differ from assumed experience, and to the extent the actual claims experience is less favorable than estimated based on our underlying assumptions, our incurred losses would increase and future earnings could be adversely affected.

Our profitability may be adversely affected if we are unable to maintain our current provider agreements and to enter into other appropriate agreements.

   Our profitability is dependent upon our ability to contract on favorable terms with hospitals, physicians and other health benefits providers. The failure to maintain or to secure new cost-effective health care provider contracts may result in a loss in membership or higher medical costs. In addition, our inability to contract with providers, or the inability of providers to provide adequate care, could adversely affect our business.

A reduction in the enrollment in our health benefits programs could have an adverse effect on our business and profitability.

   Although our same store membership (excluding acquisitions) increased by 518,000 members, or 8.3%, from 1999 to 2000, a reduction in the number of enrollees in our health benefits programs could adversely affect our business, financial condition and results of operations. Factors that could contribute to a reduction in enrollment include:

  .  failure to obtain new customers or retain existing customers;

  .  premium increases and benefit changes;

  .  our exit from a specific market;

  .  reductions in workforce by existing customers;

  .  negative publicity and news coverage;

  .  failure to attain or maintain nationally-recognized accreditations; and

  .  general economic downturn that results in business failures.

   See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed membership information for past years.

The health benefits industry is subject to negative publicity, which can adversely affect our profitability.

   The health benefits industry is subject to negative publicity. Negative publicity may result in increased regulation and legislative review of industry practices, which may further increase our costs of doing business and adversely affect our profitability by:

  .  adversely affecting our ability to market our products and services;

  .  requiring us to change our products and services; or

  .  increasing the regulatory burdens under which we operate.

   In addition, as long as we use the BCBS names and marks in marketing our health benefits products and services, any negative publicity concerning the BCBSA or other BCBSA licensees may adversely affect us and the sale of our health benefits products and services.

Changes in state and federal regulations may affect our business, financial condition and results of operations.

   Anthem Insurance and our other insurance and HMO subsidiaries are subject to extensive regulation and supervision by the insurance regulatory authorities of each state in which they are licensed or authorized, as well as to regulation by federal and local agencies. See "Legal and Regulatory Matters." We cannot assure you that future regulatory action by state insurance authorities will not have a material adverse effect on the profitability or marketability of our health benefits or managed care products or on our business, financial condition and results of operations. In addition, because of our participation in government-sponsored programs such as Medicare and Medicaid, changes in government regulations or policy with respect to, among other things, reimbursement levels, could also adversely affect our business, financial condition and results of operations.

   Moreover, state legislatures and Congress continue to focus on health care issues. Congress is considering various forms of Patients' Bill of Rights legislation which, if adopted, could fundamentally alter the treatment of coverage decisions under the Employee Retirement Income Security Act of 1974, or ERISA. Additionally, there recently have been legislative attempts to limit ERISA's preemptive effect on state laws. If adopted, such limitations could increase our liability exposure and could permit greater state regulation of our operations. Other proposed bills and regulations at state and federal levels may impact certain aspects of our business, including provider contracting, claims payments and processing and confidentiality of health information. While we cannot predict if any of these initiatives will ultimately become effective or, if enacted, what their terms will be, their enactment could increase our costs, expose us to expanded liability or require us to revise the ways in which we conduct business. Further, as we continue to implement our e-business initiatives, uncertainty surrounding the regulatory authority and requirements in this area may make it difficult to ensure compliance.

We face risks related to litigation.

   We may be a party to a variety of legal actions that affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims and intellectual property related litigation. In addition, because of the nature of our business, we are subject to a variety of legal actions relating to our business operations, including the design, management and offering of our products and services. These could include:

  .  claims relating to the denial of health care benefits;

  .  medical malpractice actions;

  .  allegations of anti-competitive and unfair business activities;

  . provider disputes over compensation and termination of provider contracts;

  .  disputes related to self-funded business;

  .  disputes over co-payment calculations;

  .  claims related to the failure to disclose certain business practices;
     and

  .  claims relating to customer audits and contract performance.

   A number of class action lawsuits have been filed against us and certain of our competitors in the managed care business. The suits are purported class actions on behalf of certain of our managed care members and network providers for alleged breaches of various state and federal laws. For more information about these and other lawsuits filed against us, see "Legal and Regulatory Matters--Litigation." While we intend to defend these suits vigorously, we will incur expenses in the defense of these suits and we cannot predict their outcome.

   Recent court decisions and legislative activity may increase our exposure for any of these types of claims. In some cases, substantial non-economic, treble or punitive damages may be sought. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

   We have also received subpoenas from the Office of Inspector General, or OIG, related to our Medicare fiscal intermediary Part A and Part B operations and our Federal Employee Program operations. See "Legal and Regulatory Matters--Other Contingencies."

We are using the Blue Cross and Blue Shield names and marks as identifiers for our products and services under licenses from the Blue Cross Blue Shield Association. The termination of these license agreements could adversely affect our business, financial condition and results of operations.

   We are a party to license agreements with the BCBSA that entitle us to the exclusive use of the BCBS names and marks in the states of Indiana, Kentucky, Ohio, Connecticut, New Hampshire,

Maine, Colorado and Nevada. The license agreements contain certain requirements and restrictions regarding the operations of Anthem and our use of the BCBS names and marks, including:

  .  minimum capital and liquidity requirements;

  .  enrollment and customer service performance requirements;

  . participation in programs which provide portability of membership between plans;

  . disclosures to the BCBSA relating to enrollment and financial conditions;

  . disclosures as to the structure of the BCBS system in contracts with third parties and in public statements;

  .  plan governance requirements;

  . a requirement that at least 80% of a licensee's annual combined net revenue attributable to health care plans within its service area must be sold, marketed, administered or underwritten under the BCBS names and marks;

  . a requirement that neither a plan nor any of its licensed affiliates may permit an entity other than a plan or a licensed affiliate to obtain control of the plan or the licensed affiliate or to acquire a substantial portion of its assets related to licensable services;

  . a requirement that we guarantee the contractual and financial obligations of our licensed affiliates; and

  . a requirement that we indemnify the BCBSA against any claims asserted against it resulting from the contractual and financial obligations of AdminaStar Federal, our subsidiary which serves as a fiscal intermediary providing administrative services for Medicare Parts A and B.

We believe that we and our licensed affiliates are currently in compliance with these standards.

   Upon the occurrence of an event causing termination of the license agreements, we would no longer have the right to use the BCBS names and marks in one or more of Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada. Furthermore, BCBSA would be free to issue a license to use the BCBS names and marks in these states to another entity. Events which could cause the termination of a license agreement with BCBSA include failure to comply with minimum capital requirements imposed by the BCBSA, a change of control or violation of the BCBSA ownership limitations on our capital stock, impending financial insolvency, the appointment of a trustee or receiver or the commencement of any action against Anthem Insurance seeking its dissolution. We believe that the BCBS names and marks are valuable identifiers of our products and services in the marketplace. Accordingly, termination of the license agreements could have a material adverse effect on our business, financial condition and results of operations. We have obtained the consent of the BCBSA in order to continue our licenses following the demutualization.

Our insurance and HMO subsidiaries are subject to risk-based capital requirements. Our failure to meet these standards could subject us to regulatory actions.

   Anthem Insurance and our other insurance and HMO subsidiaries are subject to risk-based capital, or RBC, standards, imposed by their states of domicile. These laws are based on the RBC Model Act adopted by the National Association of Insurance Commissioners, or NAIC, and require our regulated subsidiaries to report their results of risk-based capital calculations to the departments of insurance and the NAIC. Failure to maintain the minimum RBC standards could subject our regulated subsidiaries to corrective action, including state supervision or liquidation. Anthem Insurance and our other insurance and HMO subsidiaries are currently in compliance with the risk-based capital requirements imposed by their respective states of domicile.

Compliance with the requirements of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, is expected to be costly.

   In December 2000, the Department of Health and Human Services, known as HHS, promulgated certain regulations under HIPAA related to the privacy of individually identifiable health information, or protected health information. The new regulations require health plans, clearinghouses and providers to:

  . comply with various requirements and restrictions related to the use, storage and disclosure of protected health information;

  . adopt rigorous internal procedures to protect protected health information; and

  . enter into specific written agreements with business associates to whom protected health information is disclosed.

   The regulations establish significant criminal penalties and civil sanctions for noncompliance. In addition, the regulations could expose us to additional liability for, among other things, violations by our business associates. We must comply with the new regulations by April 14, 2003. Although we have not quantified the costs required to comply with the regulations, we believe the costs could be material.

Regional concentrations of our business may subject us to economic downturns in those states.

   Our operating segments include regional companies located in the Midwest, East and West, with most of our revenues generated in the states of Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada. Due to this concentration of business in a small number of states, we are exposed to potential losses resulting from the risk of an economic downturn in these states. If economic conditions in these states deteriorate, we may experience a reduction in existing and new business, which may have a material adverse effect on our business, financial condition and results of operations.

A downgrade in our ratings may adversely affect our business, financial condition and results of operations.

   Claims paying ability and financial strength ratings by recognized rating organizations have become an increasingly important factor in establishing the competitive position of insurance companies and health benefits companies. Rating organizations continue to review the financial performance and condition of insurers, including Anthem Insurance and our other regulated subsidiaries. Each of the rating agencies reviews its ratings periodically and there can be no assurance that current ratings will be maintained in the future. We believe our strong ratings are an important factor in marketing our products to our customers, since ratings information is broadly disseminated and generally used throughout the industry. If our ratings are downgraded or placed under surveillance or review, with possible negative implications, the downgrade, surveillance or review could adversely affect our business, financial condition and results of operations. Our ratings reflect each rating agency's opinion of our financial strength, operating performance and ability to meet our obligations to policyholders, and are not evaluations directed toward the protection of investors in our common stock, the units or the debentures and should not be relied upon when making a decision to purchase the units offered hereby.

Our investment portfolio is subject to varying economic and market conditions, as well as regulation.

   Our investment portfolio consists primarily of fixed maturity securities, indexed mutual funds, short-term investments, cash and other investments. The market value of our investments varies from time to time depending on economic and market conditions. For various reasons, we may sell certain of our investments at prices that are less than the carrying value of the investments. In addition, in periods of declining interest rates, bond calls and mortgage loan prepayments generally increase, resulting in the reinvestment of these funds at the then lower market rates. Although there have been adverse economic conditions over the last three quarters, Anthem's liquidity has not been impacted in a negative manner. Our portfolio, which is largely comprised of fixed maturity securities, has returned 2.43%, 1.15% and 1.31% over the last three quarters ended June 30, 2001. The fixed maturity portfolio has an average credit rating of approximately double-A, and the equity securities portfolio is currently invested in S&P 500 and S&P 400 index mutual funds. We cannot assure you that our investment portfolio will produce positive returns in future periods.

   Anthem Insurance and our other regulated subsidiaries are subject to state laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain investment categories, such as below-investment-grade fixed income securities, mortgage loans, real estate and equity investments. Failure to comply with these laws and regulations might cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus and risk-based capital, and, in some instances, require the sale of those investments.

As a Medicare fiscal intermediary, we are subject to complex regulations. If we fail to comply with these regulations, we may be exposed to criminal sanctions and significant civil penalties.

   Anthem, like a number of other BCBS companies, serves as a fiscal intermediary for the Medicare program, which generally provides coverage for persons who are 65 or older and for persons with end-stage renal disease. Part A of the Medicare program provides coverage for services provided by hospitals, skilled nursing facilities and other health care facilities. Part B of the Medicare program provides coverage for services provided by physicians, physical and occupational therapists and other professional providers. Anthem serves as a fiscal intermediary for Medicare Part A for Indiana, Kentucky, Ohio, Illinois, New Hampshire, Maine, Vermont and Massachusetts and as a fiscal intermediary for Medicare Part B for Indiana and Kentucky. As a fiscal intermediary for these programs, we receive reimbursement for certain costs and expenditures, which is subject to adjustment upon audit by the federal Centers for Medicare and Medicaid Services, or CMS, formerly the Health Care Financing Administration, or HCFA. The laws and regulations governing fiscal intermediaries for the Medicare program are complex, subject to interpretation and can expose a fiscal intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. In the last five years, at least eight Medicare fiscal intermediaries have made payments to settle issues raised by such audits or reviews. These payments have ranged from $700,000 to $51.6 million, plus a payment by one company of $144 million. In the fourth quarter of 1999, one of our subsidiaries reached a settlement agreement with the federal government in the amount of $41.9 million to resolve an investigation into the Medicare fiscal intermediary operations of a predecessor of the subsidiary. The period investigated was before we acquired the subsidiary. While we believe that we are in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of our activities under certain of our Medicare fiscal intermediary contracts. Our affiliate, AdminaStar Federal, Inc., has received several subpoenas from the OIG, Health and Human Services, and from the U.S. Department of Justice seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky operations, and requesting certain financial records from AdminaStar Federal, Inc. and from us related to our Medicare fiscal intermediary Part A and Part B operations. For additional information, see "Legal and Regulatory Matters--Other Contingencies."

We face significant competition from other health benefits companies.

   As a health benefits company, we operate in a highly competitive environment and in an industry that is currently subject to significant changes from business consolidations, new strategic alliances, legislative reform, aggressive marketing practices by other health benefits organizations and market pressures brought about by an informed and organized customer base, particularly among large employers. This environment has produced and will likely continue to produce significant pressures on the profitability of health benefits companies. Many of our competitors are larger and have greater financial and other resources. In addition, the Gramm-Leach-Bliley Act, which gives banks and other financial institutions the ability to affiliate with insurance companies, could result in new competitors with significant financial resources entering our markets. As of December 31, 2000, we had the following approximate market share, based on number of members, in each of the eight core states in which we operate: Indiana, 29%; Kentucky, 38%; Ohio, 20%; Connecticut, 29%; New Hampshire, 31%; Maine, 40%; Colorado, 16%; and Nevada, 5%. We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not materially and adversely affect our business, financial condition and results of operations. For a more detailed discussion of our competition, please refer to "The Business of Anthem--Competition."

Acquisitions we have made or may make in the future may not be successful, which could cause our business and future growth prospects to suffer.

   We have built a significant portion of our current business through mergers and acquisitions and we expect to pursue acquisitions in the future. The following are some of the risks associated with acquisitions that could have a material adverse effect on our business, financial condition and results of operations:

  . some of the acquired businesses may not achieve anticipated revenues, earnings or cash flow;

  .  we may assume liabilities that were not disclosed to us;

  . we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

  . acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures;

  . we may finance future acquisitions by issuing common stock for some or all of the purchase price, which could dilute the ownership interests of our shareholders;

  .  we may also incur additional debt related to future acquisitions; and

  . we would be competing with other firms, many of which have greater financial and other resources, to acquire attractive companies.

Our pending acquisition of Blue Cross and Blue Shield of Kansas involves risks which could cause our business to suffer.

   We have signed a definitive agreement with BCBS-KS pursuant to which we have agreed to acquire BCBS-KS. Under the agreement, BCBS-KS will demutualize and become a subsidiary of ours. BCBS-KS policyholders eligible to receive consideration in its demutualization will be entitled to receive $190.0 million, which we will pay in cash to the escrow described below and which amount thereafter may be reduced as described below. However, we and BCBS-KS may agree to place less than the full $190.0 million in the escrow account, in which case the portion of the $190.0 million not placed in escrow will be distributed directly to eligible BCBS-KS policyholders. The amount held in the escrow account will be used to pay costs, expenses and liabilities relating to an investigation by the OIG of possible improper claims against Medicare by BCBS-KS, and to pay costs and expenses of the escrow, with any remaining amount to be distributed to eligible BCBS-KS policyholders. In addition, eligible BCBS-KS policyholders will be entitled to receive an additional amount, to be calculated based on the consolidated book value of BCBS-KS on the closing date of the acquisition, which is expected to be paid as a special distribution by BCBS-KS to its eligible policyholders. The proposed acquisition is expected to close in early 2002, and must be approved by the policyholders of BCBS-KS, the BCBSA, the Commissioner of Insurance of the State of Kansas and other regulators, and is subject to other conditions.

   This proposed acquisition involves a number of risks, including:

  . if the amount of the purchase price that we will pay and place in escrow is not sufficient to pay in full the costs, expenses and liabilities relating to the OIG investigation and the escrow, those remaining costs, expenses and liabilities would reduce the value of BCBS-KS;

  . if the final resolution of the OIG investigation results in operational restrictions being placed upon BCBS-KS, which could include BCBS-KS being disqualified from performing under federal contracts for a period of up to five years, or if such restrictions and/or a disqualification were extended to other corporate affiliates of BCBS-KS (which after completion of the transaction would include Anthem), then the value of BCBS-KS would be reduced and the operations of Anthem could be negatively impacted;

  . there may be liabilities that we assume but that were not disclosed to us;

  . we may be unable to integrate the operations of BCBS-KS successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems; and

  .  the acquisition could distract our management and divert resources.

   See "Recent Developments--Pending Acquisition of Blue Cross and Blue Shield of Kansas" for a discussion of BCBS-KS and the proposed acquisition.

The failure to effectively maintain and modernize our operations in an Internet environment could adversely affect our business.

   Our businesses depend significantly on effective information systems, and we have many different information systems for our various businesses. Our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. For example, HIPAA's administrative simplification provisions and the Department of Labor's claim processing regulations may ultimately require significant changes to current systems. In addition, we may from time to time obtain significant portions of our systems-related or other services or facilities from independent third parties, which may make our operations vulnerable to such third parties' failure to perform adequately. As a result of our merger and acquisition activities we have acquired additional systems. Our failure to maintain effective and efficient information systems, or our failure to efficiently and effectively consolidate our information systems to eliminate redundant or obsolete applications, could have a material adverse effect on our business, financial condition and results of operations.

   Also, like many of our competitors in the health benefits industry, our vision for the future includes becoming a premier e-business organization by modernizing interactions with customers, brokers, agents, employees and other stakeholders through web-enabling technology and re-designing internal operations. We are developing our e-business strategy with the goal of becoming widely regarded as an e-business leader in the health benefits industry. The strategy includes not only sales and distribution of health products on the Internet, but also implementation of advanced self-service capabilities benefiting customers, agents, brokers, partners and employees. There can be no assurance that we will be able to successfully realize our e-business vision or integrate e-business operations with our current method of operations. The failure to develop successful e-business capabilities could result in competitive and cost disadvantages to us as compared to our competitors.

A challenge to the plan of conversion or the Indiana Insurance Commissioner's approval may create uncertainty about the status of the demutualization, the issuance of the units in this offering and our initial public offering.

   The plan of conversion and Anthem Insurance's Amended and Restated Articles of Incorporation are subject to approval by the Indiana Insurance Commissioner. That approval is a condition of the effectiveness of the demutualization. The Indiana Insurance Commissioner approved the plan of conversion and Anthem Insurance's Amended and Restated Articles of Incorporation on October 25, 2001.


   Section 27-15-15-2 of the Indiana demutualization law provides that any action challenging the validity of, or arising out of, acts taken or proposed to be taken under any order of the Indiana Insurance Commissioner in connection with a plan of conversion must be commenced within 30 days after the Indiana Insurance Commissioner issues the order or determination. The 30-day appeal period will not have expired prior to the effective date of the demutualization and this offering. We cannot predict whether any action challenging the plan of conversion or the approval thereof will be commenced or what aspects of the plan an action might challenge. In the event that the order of the Indiana Insurance Commissioner is challenged, a successful challenge could result in monetary damages, a modification of the plan or the Indiana Insurance Commissioner's approval of the plan being set aside. A successful challenge would likely result in substantial uncertainty relating to the terms and effectiveness of the plan, including the demutualization of Anthem Insurance, the issuance of the units sold in this offering, the issuance of the shares of our common stock sold in the initial public offering, payment of consideration and the extinguishing of all membership interests. A substantial period of time might be required to reach a final determination. In addition, pursuant to the Indiana demutualization law, if certain claims have been asserted against Anthem Insurance and remain unresolved on the effective date of the demutualization, distribution of consideration to some or all eligible statutory members may be delayed by more than six months, by establishing one or more trusts for the purpose of holding assets on and following the effective date of the demutualization that are adequate to satisfy such claims. Any one or more of these outcomes could have a material adverse effect on the market price of our common stock and the units.


Our ability to meet our obligations may be affected by the limitation on dividends state insurance laws impose on our regulated subsidiaries.

   After the demutualization, we will be a holding company whose assets will include all of the outstanding shares of common stock of Anthem Insurance. As a holding company, we will depend on dividends from Anthem Insurance and its receipt of dividends from our other regulated subsidiaries. State insurance laws may restrict the ability of our regulated subsidiaries to pay dividends. For a discussion of these restrictions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Anthem, Inc." Our ability to pay dividends in the future to our shareholders and meet our obligations, including paying operating expenses and debt service on the debentures and other debt, will depend upon the receipt of dividends from our subsidiaries. An inability of our subsidiaries to pay dividends in the future in an amount sufficient for us to meet our financial obligations may materially adversely affect our business, financial condition and results of operations and the value of our common stock and the units.

The initial public offering price of our common stock may not be indicative of the market price of our common stock after the initial public offering and our stock price could be highly volatile.

   The initial public offering price of our common stock will be based on numerous factors and may not be indicative of the market price of our common stock after this offering. Factors including:

  .  variations in actual or anticipated operating results;

  .  changes in or failure to meet earnings estimates of securities analysts;

  .  market conditions in the health benefits industry;

  .  regulatory actions and general economic and stock market conditions; and

  . the availability for sale, or sales, of a significant number of shares of our common stock in the public market,

may have a significant effect on the market price of our common stock after this offering. Accordingly, the market price of our common stock may decline below the initial public offering price.

Sales of shares by eligible statutory members who receive shares in the demutualization may reduce the market price of our common stock.

   Anthem Insurance's eligible statutory members who receive shares in the demutualization will not be required to pay any cash purchase price for those shares, and generally will be free to sell their shares in the public market after the demutualization. Only eligible statutory members who receive 30,000 or more shares of our common stock in the demutualization (whom we estimate would hold an aggregate of approximately 11.5 million shares of our outstanding common stock after the offering) and continue to hold 30,000 or more shares will have volume and manner of sale restrictions on the sales of their shares in the public market. For a period of 180 days after the effective date of the demutualization, these large shareholders will be able to sell their shares only under a large holder sale program that we will establish. See "The Plan of Conversion--Large Holder Sale Program" for a description of the large holder sale program and its limitations. We anticipate that eligible statutory members receiving shares of our common stock in the demutualization will receive notices regarding the number of shares registered in their name approximately four to six weeks after the effective date of the demutualization. Sales of substantial amounts of common stock, or the perception that such sales could occur, could reduce the prevailing market price for our common stock. We believe the following facts may increase selling pressure on our common stock:

  . Some of Anthem Insurance's eligible statutory members, in particular holders of group policies who do not elect to receive common stock in the demutualization, are nevertheless likely to receive common stock instead of cash because the amount of cash available for payments to eligible statutory members will be limited. Those members may be especially likely to sell the shares of common stock they receive in the demutualization in order to realize cash proceeds.

  . Some eligible statutory members may be fiduciaries of benefit plans that are subject to ERISA or other legal or regulatory restrictions on their investments. Those members, particularly if they originally did not elect to receive common stock in the demutualization, may determine that the exercise of their fiduciary duties requires them to promptly sell the shares of common stock they receive in the demutualization.

  . We intend to provide a program for the public sale of our common stock, at prevailing market prices and without paying brokerage commissions or similar expenses, to allow each of our shareholders who owns 99 or fewer shares of our common stock to sell those shares or to purchase additional shares to round-up their holdings to 100 shares. This program would begin no sooner than the first business day after the 180th day following, and no later than the last business day before the twelfth-month anniversary of, the effective date of the demutualization, and it would continue for at least three months. We estimate that when we complete the demutualization we will have approximately 150,000 eligible statutory members who will in total receive in excess of five million shares that we believe would be eligible to participate in this commission-free sales program.


Applicable laws and our articles of incorporation and bylaws may prevent or discourage takeovers and business combinations that our shareholders might consider in their best interests.

   State laws and our articles of incorporation and bylaws may delay, defer, prevent or render more difficult a takeover attempt that our shareholders might consider in their best interests. For instance, they may prevent our shareholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

   Under the Indiana demutualization law, for a period of five years following the effective date of the demutualization, no person may acquire beneficial ownership of 5% or more of the outstanding shares of our common stock without the prior approval of the Indiana Insurance Commissioner and our board of directors. This restriction does not apply to acquisitions made by us or made pursuant to an employee benefit plan or employee benefit trust sponsored by us. The Indiana Insurance Commissioner has adopted rules under which passive institutional investors could purchase 5% or more but less than 10% of our outstanding common stock with the prior approval of our board of directors and prior notice to the Indiana Insurance Commissioner.

   Our license agreements with the BCBSA require that our articles of incorporation contain certain provisions, including ownership limitations. The BCBSA ownership limits restrict beneficial ownership of our voting capital stock to less than 10% for institutional investors and less than 5% for noninstitutional investors, both as defined in our articles of incorporation. In addition, no person may beneficially own shares of our common stock or other equity securities, or a combination thereof, representing a 20% or more ownership interest in our company. Our articles of incorporation prohibit ownership of our capital stock in excess of these BCBSA ownership limits without prior approval of a majority of our continuing directors (as defined in our articles of incorporation).

   Certain other provisions included in our articles of incorporation and bylaws may also have anti-takeover effects and may delay, defer or prevent a takeover attempt that our shareholders might consider in their best interests. In particular, our articles of incorporation and bylaws:

  . permit our board of directors to issue one or more series of preferred stock;

  . divide our board of directors into three classes serving staggered three-year terms;

  .  restrict the maximum number of directors;

  .  limit the ability of shareholders to remove directors;

  . impose restrictions on shareholders' ability to fill vacancies on our board of directors;

  .  prohibit shareholders from calling special meetings of shareholders;

  . impose advance notice requirements for shareholder proposals and nominations of directors to be considered at meetings of shareholders; and

  . impose restrictions on shareholders' ability to amend our articles of incorporation and bylaws.

Additional risks relevant to you as a holder of the units.

   You will bear the entire risk of a decline in the price of our common
stock. The market value of the shares of common stock you will receive on     ,
2004, the stock purchase date, may be materially different from the effective price per share paid by you on the stock purchase date. If the average trading
price of our common stock on the stock purchase date is less than $     per
share, you will, on the stock purchase date, be required to purchase shares of common stock at a loss. Accordingly, a holder of units assumes the entire risk that the market value of our common stock may decline. Any such decline could be substantial.

   You will receive only a portion of any appreciation in our common stock price. The number of shares of common stock that we will issue upon settlement may decline by up to % as the market value of our common stock increases. Therefore, your opportunity for equity appreciation will be less than if you invested directly in common stock. In addition, if the average trading price of our common stock at the stock purchase date exceeds $ but is less than $ per share, you will receive no equity appreciation on our common stock.

   The trading price for our common stock and the general level of interest rates and our credit quality will directly affect the trading price for the units. The trading prices of our common stock, the general level of interest rates and our credit quality will directly affect the trading prices of units in the secondary market. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our operating results and prospects and economic, financial and other factors will affect trading prices of our common stock. In addition, market conditions can affect the capital markets generally, therefore affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of common stock in the market after the offering of the units or the perception that those sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock underlying the purchase contracts and of the other components of the units. The arbitrage could, in turn, affect the trading prices of the units and our common stock.

   You may suffer dilution of our common stock issuable upon settlement of your purchase contract. The number of shares of common stock issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions. The number of shares of common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of common stock for cash or in connection with acquisitions or other transactions which may adversely affect the price of our common stock. The terms of the units do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the units in engaging in any such offering or transaction.

   You do not have the same rights as holders of our common stock. Until you acquire shares of common stock upon settlement of your purchase contract, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the stock purchase date.

   Your pledged securities will be encumbered. Although holders of units will be beneficial owners of the underlying debentures or pledged treasury securities, the holders will pledge those securities with the collateral agent to secure their obligations under the related purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged debentures or treasury securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus.

   The purchase contract agreement will not be qualified under the Trust Indenture Act; the obligations of the purchase contract agent are limited. The purchase contract agreement relating to the units will not be qualified under the Trust Indenture Act. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the units, will not be qualified as a trustee under the Trust Indenture Act. Accordingly, holders of the units will not have the benefits of the protections of the Trust Indenture Act. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the holders of the units.

   If a security is issued under an indenture, you as a holder would generally have the following protections: (1) the disqualification of the indenture trustee for "conflicting interests" defined in the Trust Indenture Act; (2) provisions that prevent a trustee which is also a creditor of the issuer from improving its own credit position at the expense of you as the security holder immediately before or after an indenture default; and (3) the requirement that the indenture trustee deliver reports at least once a year with respect to the indenture trustee and the securities issued under the indenture.

   The secondary market for the units may be illiquid. We are unable to predict how the units will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the units. The normal units have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "ATV." We will not initially list either the stripped units or the debentures; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to list those securities on the exchange on which the normal units are then listed. We have been advised by the underwriters that they presently intend to make a market for the normal units; however, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance as to the liquidity of any market that may develop for the normal units, the stripped units or the debentures, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that you were to substitute treasury securities for pledged debentures or treasury securities, thereby converting your normal units to stripped units, the liquidity of normal units could be adversely affected. We cannot provide assurance that a listing application for stripped units or debentures will be accepted or, if accepted, that the normal units, stripped units or debentures will not be delisted from the New York Stock Exchange or that trading in the normal units, stripped units or debentures will not be suspended as a result of elections to create stripped units or recreate normal units through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the New York Stock Exchange.


   The debentures are subordinated to all senior indebtedness of Anthem, Inc. and effectively subordinated to the indebtedness of our subsidiaries. The debentures are unsecured and subordinated in right of payment to all of Anthem, Inc.'s existing and future senior indebtedness, as defined in the indenture governing the debentures. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the debentures due to an event of default, our assets will be available to pay obligations on the debentures only after all of Anthem Inc.'s senior indebtedness has been paid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the debentures then outstanding. In addition, because we operate as a holding company, our right to participate in any distribution of assets of any subsidiary upon that subsidiary's dissolution, winding-up, liquidation, reorganization or otherwise (and thus the ability of the holders of the debentures to participate indirectly from the distribution) is subject to the prior claims of the creditors of that subsidiary, except to the extent that we are a creditor of the subsidiary and our claims are recognized. Therefore, the debentures will also be effectively subordinated to all indebtedness and other obligations of our subsidiaries. Our subsidiaries are separate legal entities and have no obligations to pay, or make funds available for the payment of, any amounts due on the debentures. The indenture governing the debentures does not prohibit or limit the incurrence of our senior indebtedness or the incurrence of other indebtedness and other liabilities by us or our subsidiaries. The incurrence of additional indebtedness and other liabilities by us or our subsidiaries could adversely affect our ability to pay obligations on the debentures. As of June 30, 2001, Anthem, Inc. had no indebtedness outstanding that would have constituted senior indebtedness. We anticipate that from time to time we will incur additional indebtedness, including senior indebtedness. See "Description of the Units--Description of the Debentures--Subordination."

   The deferral of interest and contract fee payments may have an adverse effect on the trading price of the units and debentures. If no event of default under the debentures has occurred and is continuing, we may defer the payment of interest on the debentures, on one or more occasions, for up to five years,
but not beyond     , 2006. Similarly, we have the option to defer contract fee payments for up to three years. However, contract fee payments and interest on the debentures will still accumulate or accrue quarterly and the deferred payments will themselves accumulate additional distributions or accrue additional interest at the deferred rate, to the extent permitted by law. There is no limitation on the number of times that we may elect to defer interest payments.

   We have no current intention to defer any payments. However, if we exercise our right in the future, the units and, if they are separately traded, the debentures, may trade at prices that do not fully reflect the value of deferred interest on the debentures or of the deferred contract fee payments in the case of the units. If you sell your units or debentures during a deferral period, you may not receive the same return on your investment as a holder who continues to hold the securities. In addition, our right to defer payments may mean that the market price of the units and the debentures may be more volatile than the market prices of other comparable investments that do not have these rights. If a deferral occurs, you will continue to recognize interest income for United States federal income tax purposes in advance of your receipt of any corresponding cash payment. See "U.S. Federal Income Tax Consequences-- Debentures--Interest Income and Original Issue Discount."

   Holders of the debentures have only limited rights of acceleration. Holders of the debentures may accelerate payment of the principal and accrued and unpaid interest on the debentures only upon the occurrence and continuation of an event of default. An event of default is generally limited to payment defaults, breaches of specific covenants and specific events of bankruptcy, insolvency and reorganization relating to us.

   Alternative United States federal income tax characterizations could result in all of the gain from the sale or exchange of the units being treated as ordinary income. The United States federal income tax consequences of an investment in the units is uncertain. Please see "U.S. Federal Income Tax Consequences" below for a discussion of the risks of recharacterization for United States federal income tax purposes. In particular, alternative characterizations could result in all of the gain from the sale or exchange of the units being treated as ordinary income. You should consult your tax advisor regarding the United States federal income tax consequences of an investment in the units.

                             AVAILABLE INFORMATION

   We have filed with the Securities and Exchange Commission in Washington, D.C., a registration statement on Form S-1 under the Securities Act of 1933 with respect to the units being offered by this prospectus. This prospectus which forms a part of the registration statement does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to Anthem, Inc., the units and our common stock, we refer you to the registration statement and to the exhibits to the registration statement. Statements made in this prospectus describing the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to these contracts, agreements or other documents filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement is qualified in its entirety by this reference. The registration statement and the exhibits to the registration statement may be inspected and copied at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 233 Broadway, The Woolworth Building, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet world wide web site at http://www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.


   As a result of Anthem Insurance's conversion to a stock insurance company, this offering and the initial public offering of common stock, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to such requirements by filing periodic and current reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission referenced above. We intend to furnish holders of our common stock with annual reports that include our annual consolidated financial statements audited by an independent certified public accounting firm.

   The normal units have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "ATV." Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "ATH". Upon notice of issuance, copies of the registration statement, including all exhibits thereto, and periodic reports, proxy statements and other information will be available for inspection at the offices of the New York Stock Exchange, Inc. located at 20 Broad Street, New York, New York 10005.

              INFORMATION PERTAINING TO FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that reflect our views about future events and financial performance. When used in this prospectus, the words "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential," "intend" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including the discussion under the caption "Risk Factors" as well as our reports filed with the Securities and Exchange Commission from time to time.

   Health benefits companies operate in a highly competitive, constantly changing environment that is significantly influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors and regulatory oversight. The following is a summary of factors, the results of which, either individually or in combination, if markedly different from our planning assumptions, could cause our results to differ materially from those expressed in any forward-looking statements contained in this prospectus:

  .  trends in health care costs and utilization rates;

  .  ability to secure sufficient premium rate increases;

  .  competitor pricing below market trends of increasing costs;

  .  increased government regulation of health benefits and managed care;

  .  significant acquisitions or divestitures by major competitors;

  .  introduction and utilization of new prescription drugs and technology;

  .  a downgrade in our financial strength ratings;

  .  litigation targeted at health benefits companies;

  .  ability to contract with providers consistent with past practice; and

  .  general economic downturns.

                             THE PLAN OF CONVERSION

   The following summary discussion of the plan of conversion does not purport to be complete and is qualified in its entirety by reference to the complete text of the plan of conversion. A copy of the plan of conversion is filed as an exhibit to the registration statement of which this prospectus forms a part.

Background of the Demutualization

   Mutual insurance companies, like Anthem Insurance, are not authorized to issue or sell capital stock and as a result are limited in their ability to raise capital. With increasing consolidation and competition in the health benefits industry, and the resulting need to develop new business opportunities, Anthem Insurance has examined alternative ways of raising capital.

   On January 29, 2001, Anthem Insurance's board of directors authorized management to prepare a plan of conversion, whereby Anthem Insurance will convert from a mutual insurance company to a stock insurance company under the Indiana demutualization law, Indiana Code Section 27-15-1-1 et seq., and on June 18, 2001, Anthem Insurance's board of directors unanimously approved the plan of conversion. The principal reason for the demutualization is to increase our financial flexibility through improved access to capital, which will enhance our ability to expand existing business, develop new business opportunities and enhance our competitive position in the health benefits industry, and continue to improve service to our customers. In addition, if the plan of conversion becomes effective, the eligible statutory members will receive consideration in the form of Anthem, Inc. common stock or cash in exchange for the extinguishing of their membership interests in Anthem Insurance.

Exchange of Membership Interests

   In general, holders of policies or certificates, including guaranty policies or certificates thereunder, as applicable, issued by Anthem Insurance, have rights as statutory members of Anthem Insurance, which in the context of demutualization are called membership interests. Membership interests consist principally of the right to vote on matters submitted to a vote of statutory members, including the election of directors, and the right to participate in any distribution of cash, stock or other consideration in the event of a conversion of Anthem Insurance to a stock insurance company under the Indiana demutualization law or a dissolution of Anthem Insurance. If the plan becomes effective, the membership interests of all statutory members will be extinguished and Anthem Insurance's eligible statutory members will receive consideration in the form of our common stock or cash.

Consideration

 Eligible Statutory Members

   If the plan becomes effective, Anthem Insurance's eligible statutory members will receive consideration in the form of our common stock or cash. Prior to the vote on the plan of conversion by Anthem Insurance's statutory members eligible to vote on the plan, they will be given the opportunity to elect to receive common stock in the demutualization. Those eligible statutory members who fail to make a common stock election may be paid in cash. However, the amount of cash available for distribution to eligible statutory members will be limited, and a significant portion of eligible statutory members will likely receive Anthem, Inc. common stock even if they did not elect to receive common stock in the demutualization. The number of eligible statutory members for which cash will be available will depend on a number of factors, including market conditions, the size of this offering and the size of the initial public offering. We have agreed in the plan of conversion to use our best commercially reasonable efforts, consistent with our capital and liquidity needs and projections, to assure that funds sufficient to pay cash to a substantial number of eligible statutory members will be made available and used for these cash payments.

   In general, an eligible statutory member is an Anthem Insurance statutory member who was the holder on June 18, 2001, of an in-force policy or certificate issued by Anthem Insurance and continues to be the holder of an in-force policy or certificate on the effective date of the plan. Of Anthem's more than seven million members or customers, under applicable law and the articles of incorporation and by-laws of Anthem Insurance, approximately one million are statutory members.

   We have signed a definitive agreement with BCBS-KS, pursuant to which we will acquire BCBS-KS. See "Recent Developments--Pending Acquisition of Blue Cross and Blue Shield of Kansas." Policyholders of BCBS-KS will not become statutory members of Anthem Insurance and will not be eligible to receive any consideration as a result of our demutualization.

 Allocation of Shares

   The aggregate consideration to be distributed to Anthem Insurance's eligible statutory members in exchange for membership interests will consist of shares of our common stock or cash equal to the fair value of Anthem Insurance as determined under Indiana law. The amount of an eligible statutory member's consideration will be based on an allocation to that member of a number of shares of Anthem, Inc. common stock. The aggregate consideration distributed to eligible statutory members will be shares of common stock and cash equal in value to 100 million shares of our common stock. The method of allocation among eligible statutory members provides to each eligible statutory member a "fixed component" equal in value to 21 shares of Anthem, Inc. common stock and a "variable component," which may be zero. The variable component in general is based on an estimate of any positive contribution made by such member to Anthem Insurance's statutory surplus relative to the sum of such positive contributions made by all eligible statutory members. We anticipate that approximately 20% of the aggregate consideration distributed to eligible statutory members will represent the fixed component, and the balance will represent the variable component. We retained Daniel J. McCarthy, FSA, MAAA, Dale S. Hagstrom, FSA, MAAA, and Robert H. Dobson, FSA, MAAA, independent consulting actuaries associated with Milliman USA, Inc., an independent actuarial consulting firm, to advise us in connection with the actuarial matters involved in the plan of conversion and the allocation of consideration to eligible statutory members. The opinion of Messrs. McCarthy, Hagstrom and Dobson, dated June 18, 2001, states, in reliance upon the matters described in the opinion, that the principles, assumptions, methodologies and formulas used to allocate consideration among eligible statutory members in exchange for their membership interests are reasonable and appropriate and that the resulting allocation of consideration to eligible statutory members is fair and equitable. A copy of the opinion is attached as Annex A to this prospectus.

 Cash Payment Amounts

   For those eligible statutory members who receive cash in the demutualization, the amount of cash payments will be based on the initial public offering price of our common stock. The formula for calculation of cash payments includes a "top up" provision. If the average closing price of Anthem, Inc.'s common stock over the 20 consecutive trading days commencing with the date on which the demutualization is completed is more than 110% of the initial public offering price, eligible statutory members receiving cash will receive an additional payment equal to the amount by which the average closing price exceeds 110% of the initial public offering price, up to 120% of the initial public offering price.

Conditions to Effectiveness of the Plan

   In order for the plan of conversion to become effective, the following approvals and conditions must be obtained and/or satisfied:

 Approval by Statutory Members

   One of the conditions for the plan of conversion and Anthem Insurance's Amended and Restated Articles of Incorporation to become effective is that they must be approved by a vote of Anthem Insurance's statutory members eligible to vote on the plan.

   On June 18, 2001, the board of directors of Anthem Insurance unanimously approved the plan of conversion and Amended and Restated Articles of Incorporation, and recommended the plan and Amended and Restated Articles of Incorporation to Anthem Insurance's statutory members. The special meeting at which Anthem Insurance's statutory members will vote on the plan and Amended and Restated Articles of Incorporation will be held on October 29, 2001.

 Approval by the Indiana Insurance Commissioner

   In order for the plan to become effective, the plan and Anthem Insurance's Amended and Restated Articles of Incorporation must be approved by the Indiana Insurance Commissioner.

   The Indiana demutualization law requires the Indiana Insurance Commissioner to approve the plan and Anthem Insurance's Amended and Restated Articles of Incorporation if she finds that:

  . the amount and form of consideration to be given to Anthem Insurance's eligible statutory members under the plan is fair in the aggregate and to each member class;

  . the plan complies with the Indiana demutualization law and other applicable laws, is fair, reasonable and equitable to the eligible statutory members and will not prejudice the interests of Anthem Insurance's other statutory members or policyholders; and

  . the total consideration provided to eligible statutory members under the plan is equal to or greater than Anthem Insurance's policyholders' surplus as determined in accordance with statutory accounting principles.

   A public hearing on the demutualization was held at the Indiana Government Conference Center, Auditorium, 402 West Washington Street, Indianapolis, Indiana 46204 on October 2, 2001. The Indiana Insurance Commissioner approved the plan of conversion and the Amended and Restated Articles of Incorporation on October 25, 2001.


 Tax Opinion

   Under the plan, an opinion of Anthem's tax advisor, Ernst & Young LLP, regarding certain federal income tax consequences of the plan must be received in order for the plan to become effective.

 ERISA Exemption

   Anthem Insurance will not cause or allow the demutualization to become effective unless, on or prior to the effective date of the plan:

  . the Department of Labor has granted an exemption from Section 406 of the Employee Retirement Income Security Act of 1974, or ERISA, and Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, with respect to the receipt of consideration pursuant to the plan by employee benefit plans subject to the provisions of such sections; or

  . Anthem has, upon advice of counsel, otherwise determined and reported to the Indiana Insurance Commissioner that the distribution of consideration will not have an adverse effect on eligible statutory members or on Anthem, or that the distribution of consideration will not constitute a prohibited transaction under ERISA or the Code; or

  . the consideration payable to such employee benefit plans is placed in trust for up to six months, pending the receipt of the required exemptions.

   Neither Anthem Insurance nor Anthem, Inc. nor their or their subsidiaries' employees, officers or directors are, or will be, eligible statutory members under any benefit or welfare plan established or maintained by Anthem Insurance, Anthem, Inc. or any of their subsidiaries for the benefit of such employees, officers or directors.

 Initial Public Offering

   Consummation of the initial public offering of shares of our common stock is a condition to the effectiveness of the plan of conversion.

 Other Approvals

   In connection with the demutualization, we will need to obtain various regulatory approvals and the consent of the BCBSA.

Appeal Period

   Section 27-15-15-2 of the Indiana demutualization law provides that any action challenging the validity of or arising out of acts taken or proposed to be taken under any order of the Indiana Insurance Commissioner in connection with the plan must be commenced within 30 days after the Indiana Insurance Commissioner has issued the order or determination. The 30-day appeal period will not have expired prior to the effective date of the demutualization and this offering. In the event that the order of the Indiana Insurance Commissioner is challenged, a successful challenge could result in monetary damages, a modification of the plan or the Indiana Insurance Commissioner's approval of the plan being set aside. A successful challenge would likely result in substantial uncertainty relating to the terms and effectiveness of the plan, including the demutualization of Anthem Insurance, payment of consideration and the extinguishing of membership interests. A substantial period of time might be required to reach a final determination. However, in order to challenge successfully the Indiana Insurance Commissioner's approval of the plan, the petitioner would have to sustain the burden of showing that such approval was arbitrary, capricious, an abuse of discretion or otherwise not in accordance with law, contrary to constitutional right, power, privilege or immunity, in excess of statutory jurisdiction, authority or limitations, or short of statutory right, without observance of procedure required by law or unsupported by substantial evidence. In addition, pursuant to the Indiana demutualization law, if certain claims have been asserted against Anthem Insurance and remain unresolved on the effective date of the demutualization, distribution of consideration to some or all eligible statutory members may be delayed by more than six months, by establishing one or more trusts for the purpose of holding assets on and following the effective date of the demutualization that are adequate to satisfy such claims.


Amendment or Withdrawal of the Plan; Corrections

   The plan of conversion may be modified, amended, withdrawn or terminated only in a manner consistent with the provisions of the Indiana demutualization law and by action of a majority of Anthem Insurance's board of directors. Additionally, Anthem Insurance may make certain modifications, corrections of errors or omissions and clarifications to the plan as may be necessary under the plan, or as may be required by the Indiana Insurance Commissioner.

Effectiveness of the Plan

   If the conditions to effectiveness of the plan are met, and upon Anthem Insurance's filing with the Indiana Department of Insurance and the Indiana Secretary of State the Amended and Restated Articles of Incorporation, the plan of conversion will go into effect. The plan provides that the effective date of the plan will occur upon the date and time of approval of Anthem Insurance's Amended and Restated Articles of Incorporation by the Indiana Secretary of State, unless a later date and time are specified in the Amended and Restated Articles of Incorporation, in which case the plan and those Articles will become effective at that later date and time. We anticipate that the plan will become effective on the closing date of this offering.

   If the plan does not become effective for any reason, Anthem Insurance will remain a mutual insurance company, the interests of Anthem Insurance's statutory members will remain unchanged, no consideration will be paid to eligible statutory members, and no shares will be issued or sold in the initial public offering and no units will be sold in this offering.

Tax Effect on Anthem

   The following sections are a summary of the material federal income tax consequences to Anthem in connection with the plan, based on the opinion of Ernst & Young LLP, Anthem's tax advisor.

 Demutualization of Anthem Insurance

   The demutualization of Anthem Insurance from a mutual insurance company to a stock insurance company will be tax-free under the Code, and the holding company formation whereby Anthem Insurance will become a wholly-owned subsidiary of Anthem, Inc. will be tax-free to both Anthem Insurance and Anthem, Inc. under the Code.

 Distribution of Cash to Eligible Statutory Members

   Neither Anthem Insurance nor Anthem, Inc. will recognize gain or loss on Anthem, Inc.'s issuance of cash to those eligible statutory members who are to receive cash in lieu of Anthem, Inc. common stock under the plan.

 Treatment of Anthem, Inc.

   Anthem, Inc. will not recognize gain or loss on its receipt of cash in the initial public offering.

 Special Tax Rules Applicable to Blue Cross and Blue Shield Organizations

   Under current law, Anthem currently enjoys certain federal income tax benefits as described below, including special tax deductions, as a Blue Cross or Blue Shield organization that was in existence on August 16, 1986. These special tax benefits continue for as long as Anthem does not undergo a "material change" in operations or structure. Current law does not address whether a demutualization transaction will constitute a material change in the operations or structure of a Blue Cross or Blue Shield organization and, therefore, it is not clear what effect the plan will have on Anthem's ability to continue to qualify for such tax benefits.

   As an existing Blue Cross and Blue Shield organization, Anthem is entitled to take advantage of special tax provisions. These provisions include a deduction based on the amount by which 25% of our claims and expenses exceed our adjusted surplus (the "Section 833(b) Deduction") and a deduction for increases to our unearned premium reserve that is higher than the deduction allowable to most insurance companies. Because of the current level of adjusted surpluses, Anthem has only one subsidiary that anticipates having a Section 833(b) Deduction in calendar year 2001.

   If the plan is treated as effecting a "material change" to Anthem's structure or operations, Anthem would not be allowed the Section 833(b) Deduction. Anthem would also only be allowed to deduct 80% of our unearned premium reserve rather than 100%. This would have the impact of accelerating taxable income in the year in which the material change occurs.

   In addition, as a Blue Cross or Blue Shield organization, Anthem was entitled to adjust the tax basis of assets that we owned on January 1, 1987 to their fair market value on that date. If we were deemed to undergo a material change as a result of the plan, it is possible that we would lose the remaining benefit of this special basis adjustment, which could cause an increase in our tax liability on any further disposition of certain assets owned on January 1, 1987.

 Status as an Insurance Company

   As long as Anthem does not undergo a material change, Anthem will be treated as an insurance company for federal income tax purposes. If Anthem were determined to have undergone a material change, Anthem's status as an insurance company would depend on whether its predominant business activities are considered to be those of an insurance company. Loss of insurance company status generally would preclude Anthem from taking into account deductions for additions to certain reserves that insurance companies are permitted to deduct for federal income tax purposes. The loss of these deductible reserves would, in general, cause acceleration of the payment of federal income tax on income derived from Anthem's operations. However, we believe that Anthem should continue to qualify as an insurance company regardless of whether the demutualization is viewed as a material change.

ERISA Considerations

 Prohibited Transaction Exemption

   A significant percentage of the policies or certificates held by likely eligible statutory members are associated with welfare benefit plans subject to ERISA. The Department of Labor, or DOL, has taken the position that the stock or other consideration that is distributed in a demutualization with respect to ERISA plans generally is a "plan asset" under ERISA. Anthem may be considered to be a "party-in-interest" under ERISA with respect to these ERISA plans. Absent an exemption, the receipt of Anthem, Inc. common stock or cash by eligible statutory members whose policies or certificates are associated with ERISA plans could be viewed as a prohibited transaction under Section 406 of ERISA.

   Anthem Insurance has applied for an individual prohibited transaction exemption from the DOL. The individual prohibited transaction exemption would allow eligible statutory members with policies or certificates associated with ERISA plans to receive the Anthem, Inc. common stock or cash without application of the prohibited transaction rules. The DOL grants individual prohibited transaction exemptions if it determines that the exemption is administratively feasible, is in the interest of the ERISA plans and their participants and beneficiaries and is protective of the rights of participants and beneficiaries. Similar individual prohibited transaction exemptions have been granted by the DOL with respect to demutualizations of other insurance companies.

Large Holder Sale Program

   Pursuant to the plan of conversion, shares of our common stock distributed to any of Anthem Insurance's eligible statutory members who receives and continues to hold 30,000 or more shares of our common stock may not be transferred or sold by such eligible statutory member until 180 days after the effective date of the demutualization, except for transfers that occur by operation of law, transfers with our written consent or sales in accordance with a large holder sale program that we will establish. After the 180 day period, these limitations will no longer apply.

   The large holder sale program will be administered by EquiServe Trust Company, N.A. as the program agent. Under the large holder sale program procedures, if the aggregate number of shares of our common stock to be sold on the open market on any day on behalf of all holders who hold more than 30,000 shares exceeds the lesser of (i) 1/10th of 1% of the number of shares of our common stock outstanding or (ii) 25% of the average daily trading volume for the 20 consecutive trading days (or such shorter period, if fewer than 20 consecutive trading days have elapsed since the effective date of the demutualization) preceding such day, the designated broker-dealer will only process trades on the open market up to that limit for all holders who hold more than 30,000 shares. The designated broker-dealer will either defer the excess shares to the next trading day (which will be subject to the same volume limitations on that day) or sell the shares as principal through a block trade or through a nationally recognized brokerage firm that will sell the shares, as agent, at market clearing prices. The excess shares on any day may also be purchased by Anthem, subject to compliance with applicable regulatory requirements, but we have no obligation to purchase any excess shares.

Commission-Free Sales Program

   Pursuant to the plan of conversion, we intend to establish a commission-free sales program that would commence no sooner than the first business day after the 180th day following, and no later than the last business day before the twelfth-month anniversary of, the effective date of the demutualization, and would continue for at least three months. Under this program, each of our shareholders who owns 99 or fewer shares of our common stock on the record date for the commission-free sales program would have the opportunity at any time during the term of the program to sell all, but not less than all, of those shares in one transaction at prevailing market prices without paying brokerage commissions or other similar expenses. We would also offer each shareholder eligible to participate in the commission-free sales program the opportunity to purchase shares of common stock as necessary to increase their holdings to 100 share round lots without paying brokerage commissions or other similar expenses. This stock purchase program would occur simultaneously and in conjunction with the commission-free sales program. The program may provide that we can repurchase shares of our common stock at prevailing market prices when, during any particular day of the program, the number of shares requested to be sold exceeds the number of shares requested to be purchased pursuant to round-up requests.

                                USE OF PROCEEDS

   Our gross proceeds from the offering of units are estimated to be $200.0 million. After estimated underwriting discount and offering expenses of approximately $9.0 million, net proceeds from the offering of units of approximately $191.0 million will be used to pay Anthem Insurance's eligible statutory members who receive cash in lieu of shares of common stock in connection with the demutualization. If the underwriters exercise their over-allotment option in full, we will use the estimated additional $28.9 million of net proceeds from the offering of units for general corporate purposes.

   With respect to the concurrent initial public offering of shares of our common stock, gross proceeds to us are estimated to be $1,400.0 million. This reflects the sale of 40,000,000 shares of common stock by us, at an assumed initial public offering price of $35.00 per share. We expect to pay from the gross proceeds an estimated $70.0 million for underwriting discounts and an estimated $32.0 million for other offering and additional demutualization expenses. From the resulting net proceeds of $1,298.0 million, together with estimated net proceeds of $191.0 million from this offering of units (for estimated net proceeds from both offerings aggregating $1,489.0 million), payments totaling an estimated $1,335.4 million will be made to eligible statutory members of Anthem Insurance who receive cash instead of shares of Anthem, Inc. common stock in the demutualization. We will use the balance of the net proceeds from both offerings of approximately $153.6 million, plus an estimated additional $228.4 million of net proceeds if the underwriters exercise both over-allotment options in full, for general corporate purposes.

                                DIVIDEND POLICY

   Our board of directors does not presently intend to declare cash dividends on our common stock. The declaration and payment of future dividends will be at the discretion of our board of directors and must comply with applicable law. Future dividend payments will depend upon our financial condition, results of operations, future liquidity needs, potential acquisitions, regulatory and capital requirements and other factors deemed relevant by our board of directors. In addition, following the effective date of the plan of conversion, we will be a holding company whose primary asset will be 100% of the capital stock of Anthem Insurance. Our ability to pay dividends to our shareholders will primarily depend upon the receipt of dividends from Anthem Insurance and its receipt of dividends from our other regulated insurance subsidiaries.

   In addition, the indenture governing the terms of the debentures in connection with this offering of units prohibits, with certain limited exceptions, the payment of dividends on our common stock during a deferral of interest payments on the debentures or an event of default under the indenture. We also have the option to defer contract fee payments on the purchase contracts. If we elect to defer contract fee payments, we will not, with certain limited exceptions, pay dividends on our common stock during a deferral period. See "Description of the Units--Description of the Debentures-- Restrictions on Certain Payments" and "Description of the Units--Description of the Purchase Contracts--Option to Defer Contract Fee Payments."

                                 CAPITALIZATION

   The following table sets forth, as of June 30, 2001, Anthem's actual capitalization and Anthem, Inc.'s capitalization as adjusted to give effect to:

  .  the demutualization;

  . the sale in the initial public offering of 40,000,000 shares of common stock at an assumed initial public offering price of $35.00 per share, the midpoint of the range of the assumed initial public offering price;

  . the sale of 4,000,000 equity security units at an offering price of $50.00 per unit; and

  . the application of estimated net proceeds from the initial public offering and from this offering as set forth under "Use of Proceeds."


                                                           At June 30, 2001
                                                        -----------------------
                                                          Anthem   Anthem, Inc.
                                                        Historical  Pro forma
                                                        ---------- ------------
                                                             (In Millions,
                                                          except share data)
Debt:
  9.00% surplus notes due 2027.........................  $  197.2    $  197.2
  9.125% surplus notes due 2010........................     295.7       295.7
   % debentures included in equity security units......       --        191.0
  Other................................................     104.8       104.8
                                                         --------    --------
    Total debt.........................................     597.7       788.7
                                                         --------    --------
Shareholders' equity(1):
  Preferred stock, without par value, shares
   authorized--100,000,000 shares issued and
   outstanding--none...................................  $    --     $    --
  Common stock, par value $0.01, shares authorized--
   900,000,000, shares issued and outstanding--none
   historically and 101,845,000 pro forma..............       --          1.0
  Additional paid in capital...........................       --      1,953.2
  Retained earnings....................................   1,991.6         --
  Accumulated other comprehensive income...............      72.3        72.3
                                                         --------    --------
    Total shareholders' equity(1)......................   2,063.9     2,026.5
                                                         --------    --------
Total capitalization...................................  $2,661.6    $2,815.2
                                                         ========    ========

--------
(1) Anthem historical amounts represent "Policyholders' surplus" prior to demutualization.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                        Six Months    Year Ended December 31,
                                           Ended     --------------------------
                                       June 30, 2001 2000 1999 1998  1997 1996
                                       ------------- ---- ---- ----- ---- -----
Ratio of earnings to fixed charges...      8.49      7.03 3.00 11.33 5.50 11.69
Pro forma ratio of earnings to fixed
 charges.............................      6.69      5.44   --    --   --    --

   For purposes of this computation, earnings are defined as pretax earnings from continuing operations before adjustment for minority interest, plus interest expense, and amortization of debt discount and expense related to indebtedness. Fixed charges are interest expense, including amortization of debt discount and expense on indebtedness.

   For purposes of the pro forma ratio of earnings to fixed charges, fixed charges also reflect interest payments on the debentures included in the units, assuming a rate of 6.50% ($13.0 million and $6.5 million for the year ended December 31, 2000 and for the six months ended June 30, 2001, respectively) and amortization of underwriting discount and unit offering expenses ($3.0 million and $1.5 million for the year ended December 31, 2000 and for the six months ended June 30, 2001, respectively).

   The pro forma ratio of earnings to fixed charges has been presented to give effect to the additional fixed charges related to the issuance of the equity security units. The pro forma ratio does not give effect to any pro forma earnings resulting from the use of the net proceeds from the unit offering.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

   In the table below, we provide selected consolidated financial data of Anthem. We prepared this information using our unaudited consolidated financial statements for the six-month periods ended June 30, 2001 and 2000 and our consolidated financial statements for each of the years in the five-year period ended December 31, 2000, which have been audited by Ernst & Young LLP. You should read this selected consolidated financial data together with our audited consolidated financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. In our opinion, the selected consolidated financial data for the six-month periods ended June 30, 2001 and 2000 include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of that data. The selected consolidated financial and other data do not necessarily indicate the results to be expected in the future.

                          As of and for the
                             Six Months
                           Ended June 30,     As of and for the Year Ended December 31,
                          ------------------ -----------------------------------------------
                          2001(1)   2000(1)  2000(1)  1999(1)     1998      1997      1996
                          --------  -------- -------- --------  --------  --------  --------
                             (unaudited)
                                                 ($ in Millions)
Income Statement Data
Revenues
Premiums................  $4,542.8  $3,589.3 $7,737.3 $5,418.5  $4,739.5  $4,581.4  $4,445.9
Administrative fees.....     430.3     356.5    755.6    611.1     575.6     445.9     452.9
Other revenue...........      22.6      18.9     50.6     51.0      74.6      82.7     108.5
                          --------  -------- -------- --------  --------  --------  --------
 Total operating
  revenue...............   4,995.7   3,964.7  8,543.5  6,080.6   5,389.7   5,110.0   5,007.3
Net investment income...     109.0      95.0    201.6    152.0     136.8     125.2     141.9
Net realized gains
 (losses) on
 investments............     (10.9)      6.5     25.9     37.5     155.9      97.0      73.3
Gain on sale of
 subsidiary operations..      25.0       --       --       --        --        --        --
                          --------  -------- -------- --------  --------  --------  --------
                           5,118.8   4,066.2  8,771.0  6,270.1   5,682.4   5,332.2   5,222.5
                          --------  -------- -------- --------  --------  --------  --------
Expenses
Benefit expense.........   3,870.8   3,080.6  6,551.0  4,582.7   3,934.2   3,833.3   3,715.1
Administrative
 expense(2).............     991.6     817.5  1,808.4  1,469.4   1,420.1   1,358.9   1,268.7
Interest expense........      28.0      27.0     54.7     30.4      27.9      23.7      19.5
Amortization of goodwill
 and other intangible
 assets.................      15.7      11.4     27.1     12.7      12.0       9.6      10.7
Demutualization
 expenses...............       3.0       --       --       --        --        --        --
Endowment of non-profit
 foundations(3).........       --        --       --     114.1       --        --        --
                          --------  -------- -------- --------  --------  --------  --------
                           4,909.1   3,936.5  8,441.2  6,209.3   5,394.2   5,225.5   5,014.0
                          --------  -------- -------- --------  --------  --------  --------
Income from continuing
 operations before
 income taxes and
 minority interest......     209.7     129.7    329.8     60.8     288.2     106.7     208.5
Income taxes............      68.6      38.9    102.2     10.2     110.9      24.1      53.0
Minority interest
 (credit)...............      (1.9)      0.5      1.6     (0.3)     (1.1)      3.5      15.0
                          --------  -------- -------- --------  --------  --------  --------
Income from continuing
 operations.............     143.0      90.3    226.0     50.9     178.4      79.1     140.5
Discontinued operations,
 net of income taxes
Loss from discontinued
 operations prior to
 disposal...............       --        --       --       --       (3.9)   (125.1)    (44.4)
Loss on disposal of
 discontinued
 operations.............       --        --       --      (6.0)     (2.1)   (113.0)      --
                          --------  -------- -------- --------  --------  --------  --------
Net income (loss).......  $  143.0  $   90.3 $  226.0 $   44.9  $  172.4  $ (159.0) $   96.1
                          ========  ======== ======== ========  ========  ========  ========

                          As of and for the
                          Six Months Ended
                              June 30,          As of and for the Year Ended December 31,
                          ------------------  --------------------------------------------------
                          2001(1)   2000(1)    2000(1)   1999(1)     1998      1997       1996
                          --------  --------  ---------  --------  --------  --------   --------
                             (unaudited)
                                          ($ in Millions, except ratios)
Other Data-unaudited(4)
Operating revenue and
 premium
 equivalents(5).........  $6,883.1  $5,559.0  $11,800.1  $8,691.6  $7,987.4  $7,269.3   $6,772.3
Benefit expense ratio...      85.2%     85.8%      84.7%     84.6%     83.0%     83.7%      83.6%
Administrative expense
 ratio:
 Calculated using
  operating revenue.....      19.8%     20.6%      21.2%     24.2%     26.3%     26.6%      25.3%
 Calculated using
  operating revenue and
  premium equivalents...      14.4%     14.7%      15.3%     16.9%     17.8%     18.7%      18.7%
Return on revenue.......       2.8%      2.2%       2.6%      0.7%      3.0%     (3.0)%      1.8%
Return on revenue--
 continuing operations..       2.8%      2.2%       2.6%      0.8%      3.1%      1.5%       2.7%
Return on equity........       N/A       N/A       12.6%      2.7%     10.7%    (10.1)%      6.0%
Members (000s)..........     7,779     7,030      7,270     6,265     5,167     5,261      4,078
Ratio of earnings to
 fixed charges(6).......      8.49      5.80       7.03      3.00     11.33      5.50      11.69
Pro forma ratio of
 earnings to fixed
 charges(6)(7)..........      6.69       --        5.44       --        --        --         --
Balance Sheet Data
Cash and investments....  $4,029.6  $3,418.4  $ 3,714.6  $2,972.4  $2,805.1  $2,415.6   $2,123.4
Total assets............   5,838.0   5,364.0    5,708.5   4,816.2   4,359.2   4,131.9    4,085.8
Policy liabilities......   1,593.8   1,625.5    1,698.3   1,431.1   1,118.1   1,143.9    1,231.5
Debt....................     597.7     597.5      597.7     522.2     302.1     305.9      245.9
Total policyholders'
 surplus(8).............   2,063.9   1,756.3    1,919.8   1,660.9   1,702.5   1,524.7    1,625.2

--------
(1) On October 27, 1999 and November 16, 1999 Anthem acquired New Hampshire-Vermont Health Service, formerly d/b/a Blue Cross Blue Shield of New Hampshire, and Rocky Mountain Hospital and Medical Service, Inc., formerly d/b/a Blue Cross and Blue Shield of Nevada/Colorado. On June 5, 2000, Anthem acquired Associated Hospital Service of Maine, formerly d/b/a Blue Cross and Blue Shield of Maine. These acquisitions were accounted for as purchases and the net assets and results of operations have been included in our consolidated financial statements from the respective purchase dates. Below is information for the six months ended June 30, 2001 and 2000 and for the years ended December 31, 2000 and 1999 that is included in Anthem's consolidated financial statements for the acquisitions that were completed in those periods:

                                         As of and for the Six Months Ended June 30,
                            ---------------------------------------------------------------------
                                           2001                               2000
                            ----------------------------------- ---------------------------------
                             Total   Operating          (000s)   Total   Operating        (000s)
                            Revenues   Gain     Assets  Members Revenues   Loss    Assets Members
                            -------- --------- -------- ------- -------- --------- ------ -------
   BCBS-ME................. $  457.6   $ 3.0   $  326.4    496   $ 59.6   $(2.5)   $264.8   468
                            ========   =====   ========  =====   ======   ======   ======   ===

                                          As of and for the Year Ended December 31,
                            ---------------------------------------------------------------------
                                           2000                               1999
                            ----------------------------------- ---------------------------------
                             Total   Operating          (000s)   Total   Operating        (000s)
                            Revenues   Gain     Assets  Members Revenues   Loss    Assets Members
                            -------- --------- -------- ------- -------- --------- ------ -------
   BCBS-NH................. $  591.0   $11.6   $  316.8    479   $ 77.9   $ (0.3)  $250.6   366
   BCBS-CO/NV..............    678.6     6.5      545.8    595     76.9     (3.4)   521.5   486
   BCBS-ME.................    489.4     8.7      339.5    487      --       --       --    --
                            --------   -----   --------  -----   ------   ------   ------   ---
   Total................... $1,759.0   $26.8   $1,202.1  1,561   $154.8   $ (3.7)  $772.1   852
                            ========   =====   ========  =====   ======   ======   ======   ===

  Operating gain (loss) consists of operating revenue less benefit expense and administrative expense.

(2) The 1999 administrative expense includes a non-recurring charge of $41.9 million related to the settlement agreement with the Office of Inspector General. See Note 14 to our audited consolidated financial statements.

(3) During 1999, Anthem reached agreements with the states of Kentucky, Ohio and Connecticut to resolve any questions as to whether Anthem or the predecessor/successor entities were in possession of property that was impressed with a charitable trust. The endowment of non-profit foundations reflects contributions made for the benefit of charitable foundations in these states. See Note 3 to our audited consolidated financial statements.
(4) The benefit expense ratio represents benefit expense as a percentage of premium revenue. The administrative expense ratio represents administrative expense as a percentage of operating revenue and has also been presented as a percentage of operating revenue and premium equivalents. Return on revenue represents net income (loss) as a percentage of total revenues. Return on revenue--continuing operations represents income from continuing operations as a percentage of total revenues. Return on equity, which is only presented for annual periods, represents net income (loss) as a percentage of the average of the sum of policyholders' surplus at the beginning and the end of the period.
(5) Operating revenue and premium equivalents is a measure of the volume of business serviced by Anthem that is commonly used in the health benefits industry to allow for a comparison of operating efficiency among companies. It is calculated by adding to premiums, administrative fees and other revenue the amount of claims attributable to non-Medicare, self-funded health business where Anthem provides a complete array of customer service, claims administration and billing and enrollment services. The self-funded claims included for the six months ended June 30, 2001 and 2000 were $1,887.4 million and $1,594.3 million, respectively, and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 were $3,256.6 million,
    $2,611.0 million, $2,597.7 million, $2,159.3 million and $1,765.0 million, respectively.
(6) For purposes of this computation, earnings are defined as pretax earnings from continuing operations before adjustment for minority interest, plus interest expense, and amortization of debt discount and expense related to indebtedness. Fixed charges are interest expense, including amortization of debt discount and expense on indebtedness.

(7) For purposes of the pro forma ratio of earnings to fixed charges, fixed charges also reflect interest payments on the debentures included in the units, assuming a rate of 6.50% ($13.0 million and $6.5 million for the year ended December 31, 2000 and for the six months ended June 30, 2001, respectively) and amortization of underwriting discount and unit offering expenses ($3.0 million and $1.5 million for the year ended December 31, 2000 and for the six months ended June 30, 2001, respectively). The pro forma ratio of earnings to fixed charges has been presented to give effect to the additional fixed charges related to the issuance of the units. The pro forma ratio does not give effect to any pro forma earnings resulting from the use of the net proceeds from the units offering.

(8) Policyholders' surplus represents shareholders' equity prior to demutualization.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

   The unaudited pro forma consolidated financial information presented below gives effect to (i) the demutualization, including the issuance of 61,845,000 shares of common stock to Anthem Insurance's eligible statutory members (net of 38,155,000 shares for which eligible statutory members receive cash in lieu of shares), (ii) the offering of 40,000,000 shares of Anthem, Inc. common stock at the assumed initial public offering price of $35.00 per share (before deducting the estimated underwriting discount and offering expenses payable by us), and
(iii) the offering of 4,000,000 units at $50.00 per unit, as if the demutualization and the offerings had occurred as of June 30, 2001 for purposes of the unaudited pro forma consolidated balance sheet, and as of January 1, 2000 for purposes of the unaudited pro forma consolidated income statements for the year ended December 31, 2000 and the six months ended June 30, 2001. Prior to the demutualization, "shareholders' equity" represents consolidated policyholders' surplus of Anthem.


   The pro forma information does not take into account the sale of up to 6,000,000 shares of our common stock and up to 600,000 units which the underwriters in the offerings have the option to purchase from us to cover over-allotments. The pro forma information also assumes that no additional cash payments (which could be up to a maximum of $133.5 million, assuming an initial public offering price of $35.00 per share) will be made to eligible statutory members pursuant to the cash "top up" provisions of the plan of conversion.


   The pro forma information reflects estimated gross proceeds of $1,400.0 million and estimated net proceeds of $153.6 million that we expect to receive from the initial public offering. From the gross proceeds, we estimate that we will pay $1,144.4 million to eligible statutory members in cash in lieu of shares that would otherwise be issued to such eligible statutory members in the demutualization, $70.0 million will be applied to underwriting discounts and $32.0 million as other offering and additional demutualization expenses. We will retain the balance of the net proceeds from the initial public offering for general corporate purposes. The pro forma information also reflects gross proceeds of $200.0 million from the issuance of units, less an assumed underwriting discount and offering expenses aggregating $9.0 million, resulting in net proceeds from the offering of units of $191.0 million, all of which would be used for cash payments to eligible statutory members in the demutualization. See "Use of Proceeds."


   We will account for the demutualization using the historical carrying values of Anthem's assets and liabilities.

   We based the pro forma information on available information and on assumptions that management believes are reasonable and that reflect the effects of these transactions. We provide the pro forma information for informational purposes only and this information should not be construed to be indicative of our consolidated financial position or our consolidated results of operations had these transactions been consummated on the dates assumed. This information does not represent a projection or forecast of our consolidated financial position or consolidated results of operations for future dates or periods. You should read the pro forma information in conjunction with the historical consolidated financial statements of Anthem beginning on page F-1 and with the information set forth under "The Plan of Conversion," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Business of Anthem" included elsewhere in this prospectus.

                              UNAUDITED PRO FORMA

                       CONSOLIDATED STATEMENTS OF INCOME
                       ($ in Millions, except share data)


                              Six Months Ended June 30, 2001
                     ----------------------------------------------------
                                      The
                                Demutualization
                       Anthem     and Initial   The Unit      Anthem Pro
                     Historical Public Offering Offering        Forma
                     ---------- --------------- --------     ------------
Revenues
Premiums........      $4,542.8       $ --       $   --        $   4,542.8
Administrative
 fees...........         430.3         --           --              430.3
Other revenue...          22.6         --           --               22.6
                      --------       -----      -------      ------------
Total operating
 revenue........       4,995.7         --           --            4,995.7
Net investment
 income.........         109.0         -- (1)       --              109.0
Net realized
 gains (losses)
 on
 investments....         (10.9)        --           --              (10.9)
Gain on sale of
 subsidiary
 operations.....          25.0         --           --               25.0
                      --------       -----      -------      ------------
                       5,118.8         --           --            5,118.8
                      --------       -----      -------      ------------
Expenses
Benefit
 expense........       3,870.8         --           --            3,870.8
Administrative
 expense........         991.6         --           --              991.6
Interest
 expense........          28.0         --           8.0 (2)          36.0
Amortization of
 goodwill and
 other
 intangible
 assets.........          15.7         --           --               15.7
Demutualization
 expenses.......           3.0        (3.0)(3)      --                --
                      --------       -----      -------      ------------
                       4,909.1        (3.0)         8.0           4,914.1
                      --------       -----      -------      ------------
Income before
 income taxes
 and
 minority interest..     209.7         3.0         (8.0)            204.7
Income taxes
 (credit).......          68.6         --          (2.8)(2)          65.8
Minority
 interest
 (credit).......          (1.9)        --           --               (1.9)
                      --------       -----      -------      ------------
Net income .....      $  143.0       $ 3.0      $ (5.2)       $     140.8
                      ========       =====      =======      ============
Income per
 share..........                                              $      1.38
                                                             ============
Shares used in
 calculating per
 share amount...                                              101,845,000(4)
                                                             ============
                               Year Ended December 31, 2000
                     ------------------------------------------------------
                                      The
                                Demutualization
                       Anthem     and Initial   The Unit     Anthem Pro
                     Historical Public Offering Offering       Forma
                     ---------- --------------- ----------- ---------------
Revenues
Premiums........      $7,737.3       $ --        $  --       $   7,737.3
Administrative
 fees...........         755.6         --           --             755.6
Other revenue...          50.6         --           --              50.6
                     ---------- --------------- ----------- ---------------
Total operating
 revenue........       8,543.5         --           --           8,543.5
Net investment
 income.........         201.6         -- (1)       --             201.6
Net realized
 gains (losses)
 on
 investments....          25.9         --           --              25.9
Gain on sale of
 subsidiary
 operations.....           --          --           --               --
                     ---------- --------------- ----------- ---------------
                       8,771.0         --           --           8,771.0
                     ---------- --------------- ----------- ---------------
Expenses
Benefit
 expense........       6,551.0         --           --           6,551.0
Administrative
 expense........       1,808.4         --           --           1,808.4
Interest
 expense........          54.7         --          16.0 (2)         70.7
Amortization of
 goodwill and
 other
 intangible
 assets.........          27.1         --           --              27.1
Demutualization
 expenses.......           --          --           --               --
                     ---------- --------------- ----------- ---------------
                       8,441.2         --          16.0          8,457.2
                     ---------- --------------- ----------- ---------------
Income before
 income taxes
 and
 minority interest..     329.8         --         (16.0)           313.8
Income taxes
 (credit).......         102.2         --          (5.6)(2)         96.6
Minority
 interest
 (credit).......           1.6         --           --               1.6
                     ---------- --------------- ----------- ---------------
Net income .....      $  226.0       $ --        $(10.4)     $     215.6
                     ========== =============== =========== ===============
Income per
 share..........                                             $      2.12
                                                            ===============
Shares used in
 calculating per
 share amount...                                             101,845,000(4)
                                                            ===============


                            See accompanying notes.

                              UNAUDITED PRO FORMA

                           CONSOLIDATED BALANCE SHEET
                                ($ in Millions)


                                                       June 30, 2001
                          ---------------------------------------------------------------------------------
                                                           As Adjusted   The Initial                Anthem
                            Anthem            The            for The       Public       The Unit     Pro
                          Historical    Demutualization  Demutualization  Offering      Offering    Forma
                          ----------    ---------------  --------------- -----------    --------   --------
Assets
Current assets:
  Investments...........   $3,790.7        $     --         $ 3,790.7     $    --        $  --     $3,790.7
  Cash and cash
   equivalents..........      238.9         (1,335.4)(5)     (1,096.5)     1,298.0 (6)    191.0(7)    392.5
  Premium and self
   funded receivables...      498.5              --             498.5          --           --        498.5
  Reinsurance
   receivables..........       78.9              --              78.9          --           --         78.9
  Other receivables.....      194.5              --             194.5          --           --        194.5
  Income tax
   receivables..........        7.4              --               7.4          --           --          7.4
  Other current assets..       33.4              --              33.4          --           --         33.4
                           --------        ---------        ---------     --------       ------    --------
    Total current
     assets.............    4,842.3         (1,335.4)         3,506.9      1,298.0        191.0     4,995.9
Other noncurrent
 investments............       13.1              --              13.1          --           --         13.1
Restricted cash and
 investments............       51.1              --              51.1          --           --         51.1
Property and equipment..      409.6              --             409.6          --           --        409.6
Goodwill and other
 intangible assets......      480.4              --             480.4          --           --        480.4
Other noncurrent
 assets.................       41.5              --              41.5          --           --         41.5
                           --------        ---------        ---------     --------       ------    --------
    Total assets........   $5,838.0        $(1,335.4)       $ 4,502.6     $1,298.0       $191.0    $5,991.6
                           ========        =========        =========     ========       ======    ========
Liabilities and shareholders'
 equity
Liabilities
Current liabilities:
  Total policy
   liabilities..........   $1,593.8        $     --         $ 1,593.8     $    --        $  --     $1,593.8
  Unearned income.......      321.2              --             321.2          --           --        321.2
  Accounts payable and
   accrued expenses.....      269.0             22.0 (8)        291.0        (22.0)(6)      --        269.0
  Bank overdrafts.......      281.6              --             281.6          --           --        281.6
  Income taxes payable..       34.6              --              34.6          --           --         34.6
  Other current
   liabilities..........      283.7              --             283.7          --           --        283.7
                           --------        ---------        ---------     --------       ------    --------
    Total current
     liabilities........    2,783.9             22.0          2,805.9        (22.0)         --      2,783.9
Long term debt, less
 current portion........      597.5              --             597.5          --           --        597.5
Debentures included in
 units..................        --               --               --           --         191.0(7)    191.0
Retirement benefits.....      187.5              --             187.5          --           --        187.5
Other noncurrent
 liabilities............      205.2              --             205.2          --           --        205.2
                           --------        ---------        ---------     --------       ------    --------
    Total liabilities...    3,774.1             22.0          3,796.1        (22.0)       191.0     3,965.1
Shareholders' equity
Common stock............        --               0.6 (9)          0.6          0.4 (6)      --          1.0
Additional paid in
 capital................        --             633.6 (9)        633.6      1,319.6 (6)      --      1,953.2
Retained earnings.......    1,991.6         (1,991.6)(9)          --           --           --          --
Accumulated other
 comprehensive income...       72.3              --              72.3          --           --         72.3
                           --------        ---------        ---------     --------       ------    --------
    Total shareholders'
     equity.............    2,063.9(10)     (1,357.4)           706.5      1,320.0          --      2,026.5
                           --------        ---------        ---------     --------       ------    --------
    Total liabilities
     and shareholders'
     equity.............   $5,838.0        $(1,335.4)       $ 4,502.6     $1,298.0       $191.0    $5,991.6
                           ========        =========        =========     ========       ======    ========


                            See accompanying notes.

                          NOTES TO UNAUDITED PRO FORMA

                       CONSOLIDATED FINANCIAL STATEMENTS

(1) Although such data is not reflected within the pro forma income statement, the initial public offering net proceeds of $153.6 million would have generated some level of net investment income during the income statement periods shown.


(2) The charge to interest expense in the pro forma consolidated statement of income reflects interest payments on the debentures included in the units assuming a rate of 6.50% ($13.0 million and $6.5 million for the year ended December 31, 2000 and for the six months ended June 30, 2001, respectively) and amortization of underwriting discount and unit offering expenses ($3.0 million and $1.5 million for the year ended December 31, 2000 and for the six months ended June 30, 2001, respectively). The income tax benefit related to such charges is $5.6 million and $2.8 million for the year ended December 31, 2000 and for the six months ended June 30, 2001, respectively.

(3) The demutualization expenses of $3.0 million incurred during the six months ended June 30, 2001 have been eliminated as they resulted directly from the demutualization and will not have a continuing impact on operations. In addition, subsequent to the demutualization, we will incur additional expenses associated with servicing our shareholder base, including mailing and printing fees. As these expenses are not directly related to the transaction, they have not been reflected within the unaudited pro forma consolidated statements of income.

(4) Estimated total shares of common stock outstanding after the initial public offering is calculated as follows:


                                                                     Number of
                                                                      Shares
                                                                    -----------
    Shares allocated to eligible statutory members................  100,000,000
    Less: estimated shares allocated to eligible statutory members
     who receive cash in lieu of shares...........................   38,155,000
                                                                    -----------
    Shares issued to eligible statutory members...................   61,845,000
    Shares issued in the offering.................................   40,000,000
                                                                    -----------
    Total shares of common stock outstanding......................  101,845,000
                                                                    ===========


(5) Represents estimated $1,335.4 million cash paid to certain eligible statutory members who receive cash in lieu of shares of common stock.


(6) Represents the gross proceeds of $1,400.0 million from the issuance of 40,000,000 shares of common stock in the offering at an assumed initial public offering price of $35.00 per share less an assumed underwriting discount of $70.0 million and estimated other offering and additional demutualization expenses of $32.0 million.


(7) Represents gross proceeds of $200.0 million from the issuance of the units, less an assumed underwriting discount and estimated unit offering expenses aggregating $9.0 million. The debentures included in the units are shown as a separate caption on our pro forma consolidated balance sheet. The proceeds from the units will be allocated to the underlying purchase contracts and debentures based on their relative fair values at the offering date.

(8) Represents estimated additional nonrecurring expenses of $22.0 million for demutualization costs and expenses to be incurred at the date of the unaudited pro forma consolidated balance sheet. We have shown the additional nonrecurring expenses as a liability and a decrease to retained earnings within the unaudited pro forma consolidated balance sheet. The additional nonrecurring demutualization expenses have not been reflected within the unaudited pro forma statements of income as they will not have a continuing impact and will be recorded as expense from continuing operations when actually incurred.

(9) Represents reclassification of retained earnings of the mutual insurance company to reflect the demutualization as follows (in millions):


    Historical retained earnings.....................................  $1,991.6
    Less cash used to fund payments to eligible statutory members in
     lieu of issuing shares..........................................   1,335.4
    Less additional demutualization expenses--see Note 8.............      22.0
                                                                       --------
    Retained earnings related to eligible statutory members receiving common stock....................................................  $  634.2
                                                                       ========


(10) Anthem historical amounts represent "Policyholders' Surplus" prior to demutualization.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

   We are one of the nation's largest health benefits companies and an independent licensee of the Blue Cross Blue Shield Association, or BCBSA. We offer Blue Cross Blue Shield, or BCBS, branded products to over seven million members throughout Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada.

   Our reportable segments are strategic business units delineated by geographic areas within which we offer similar products and services. We manage our business units with a local focus to address each geographic region's unique market, regulatory and health care delivery characteristics. The regions are: Midwest, which includes Indiana, Kentucky and Ohio; East, which includes Connecticut, New Hampshire and Maine; and West, which includes Colorado and Nevada.

   In addition to our three geographic regions, we operate a Specialty segment and an Other segment. Our Specialty segment includes business units providing group life and disability insurance benefits, pharmacy benefit management, dental administration services and third party occupational health services. Our Other segment includes primarily AdminaStar Federal, a subsidiary which administers Medicare programs in Indiana, Illinois, Kentucky and Ohio. The Other segment also includes Anthem Alliance Health Insurance Company, a subsidiary which primarily provided health care benefits and administration in nine states for the Department of Defense's TRICARE program for military families prior to our sale of the TRICARE operations on May 31, 2001. Additionally, the Other segment includes intersegment revenue and expense eliminations and corporate expenses not allocated to reportable segments.

   We offer a diversified mix of managed care products, including Health Maintenance Organizations or HMOs, Preferred Provider Organizations or PPOs, and Point of Service or POS plans, as well as traditional indemnity products. We also offer a broad range of managed care services and partially insured products for self-funded employers, including underwriting, stop loss insurance, actuarial services, provider network access, medical cost management, claims processing and other administrative services. Our operating revenue consists primarily of premiums from fully insured contracts, where we indemnify our policyholders against loss, and administrative fees from self-funded contracts, where our contract holders are wholly or partially self-insured. Fees received for administration of Medicare programs are also included in our administrative revenue. Other revenue consists primarily of fees generated by our pharmacy benefit management company. Our benefit expense consists primarily of outpatient and inpatient care costs, as well as pharmacy benefit costs. All three components are affected both by unit costs (for example, the cost of outpatient medical procedures and inpatient hospital stays, and prescription drug prices) and utilization rates, which vary due to the age and health of our members, as well as due to broader social and lifestyle factors in the population as a whole.

   Our results in 1999 and 2000 were significantly impacted by the acquisitions of Blue Cross and Blue Shield of New Hampshire, or BCBS-NH, which we completed on October 27, 1999, Blue Cross and Blue Shield of Colorado and Nevada, or BCBS-CO/NV, which we completed on November 16, 1999, and Blue Cross and Blue Shield of Maine, or BCBS-ME, which we completed on June 5, 2000. The acquisitions were accounted for as purchases and the net assets and results of operations have been included in our consolidated financial statements from the respective dates of purchase. The following represents the contribution to our total revenues, operating gain, assets and membership for the six months ended June 30, 2001 and 2000 and for the years ended December 31, 2000 and 1999 of the acquisitions that were completed in those periods.

                        As of and for the Six Months Ended June 30,
            -------------------------------------------------------------------
                          2001                              2000
            --------------------------------- ---------------------------------
             Total   Operating        (000s)   Total   Operating        (000s)
            Revenues   Gain    Assets Members Revenues   Loss    Assets Members
            -------- --------- ------ ------- -------- --------- ------ -------
                     ($ in Millions)                   ($ in Millions)
BCBS-ME....  $457.6    $3.0    $326.4   496    $59.6     $(2.5)  $264.8   468
             ======    ====    ======   ===    =====     =====   ======   ===

                                       As of and for the Year Ended December 31,
                         ---------------------------------------------------------------------
                                        2000                               1999
                         ----------------------------------- ---------------------------------
                          Total   Operating          (000s)   Total   Operating        (000s)
                         Revenues   Gain     Assets  Members Revenues   Loss    Assets Members
                         -------- --------- -------- ------- -------- --------- ------ -------
                                   ($ in Millions)                    ($ in Millions)
BCBS-NH................. $  591.0   $11.6   $  316.8    479   $ 77.9    $(0.3)  $250.6   366
BCBS-CO/NV..............    678.6     6.5      545.8    595     76.9     (3.4)   521.5   486
BCBS-ME.................    489.4     8.7      339.5    487      --       --       --    --
                         --------   -----   --------  -----   ------    -----   ------   ---
Total................... $1,759.0   $26.8   $1,202.1  1,561   $154.8    $(3.7)  $772.1   852
                         ========   =====   ========  =====   ======    =====   ======   ===

   Operating gain (loss) consists of operating revenue less benefit expense and administrative expense.

   We sold our TRICARE operations to a subsidiary of Humana, Inc. on May 31, 2001. The results of our TRICARE operations are reported in our Other segment (for Anthem Alliance Health Insurance Company), and in our Midwest business segment, which assumed a portion of the TRICARE risk from May 1, 1998 to December 31, 2000. The operating results for our TRICARE operations for 2000, 1999, and 1998 were as follows and include both the Anthem Alliance Health Insurance Company and Midwest business segment results:

                                                            Year Ended December
                                                                    31,
                                                            --------------------
                                                             2000   1999   1998
                                                            ------ ------ ------
                                                              ($ in Millions)
     Operating revenue..................................... $353.9 $292.4 $240.7
     Operating gain........................................    3.9    5.1    5.4

   On May 30, 2001, we signed a definitive agreement with BCBS-KS, pursuant to which BCBS-KS will become a subsidiary of ours. Subject to the approval of BCBS-KS policyholders, the approval of the BCBSA, the approval of the Kansas Department of Insurance and other regulatory approvals, the transaction is expected to close in early 2002. The operating results for BCBS-KS for 2000, 1999 and 1998 were as follows:

                                                          Year Ended December
                                                                  31,
                                                         -----------------------
                                                           2000    1999    1998
                                                         -------- ------  ------
                                                            ($ in Millions)
     Total revenues..................................... $1,026.0 $920.0  $851.0
     Net income (loss)..................................      5.8   (7.0)   40.2

   You should read this "Management's Discussion and Analysis of Financial Condition and Results of Operations" in conjunction with our audited consolidated financial statements and accompanying notes for the years ended December 31, 2000, 1999 and 1998 and our unaudited consolidated financial statements and accompanying notes for the periods ended June 30, 2001 and 2000, both included in this prospectus.

MEMBERSHIP--Six Months Ended June 30, 2001 Compared to Six Months Ended June 30, 2000

   Our membership data presented below are unaudited and in certain instances include management's estimates of the number of members represented by each contract at the end of the period rounded to the nearest thousand.

   Of our customer types listed below, "Large group" consists of those customers with 51 or more eligible employees, while "Small group" consists of those customers with one to 50 employees. Individual members include those in our under age 65 business and our Medicare Supplement (age 65 and over) business. Our National customers consist of employer groups which have multi-state locations and require partnering with other Blue Cross and Blue Shield plans for administration and/or access to non-Anthem provider networks. Included within the National business are our "Blue Card" customers who represent enrollees of health plans marketed by other Blue Cross and Blue Shield Plans who receive health care services in Anthem's Blue Cross and Blue Shield licensed markets. Under this arrangement, Anthem, as the "host plan," receives fees from the "home plan" for providing claims and other administrative services for these members. Medicare + Choice members have enrolled in coverages that are managed care alternatives for the Medicare program. The Federal Employee Program, or FEP, provides health insurance coverage to United States government employees and their dependents. Medicaid members have enrolled in coverages that are managed care alternatives for the Medicaid program. Our TRICARE program provided managed care services to active and retired military personnel and their dependents. The TRICARE business was sold to Humana, Inc. on May 31, 2001. At June 30, 2000, our TRICARE membership totaled 125,000, was fully insured and included in our Midwest region.

   Blue Card membership is calculated based on the amount of Blue Card administrative fees we receive from the Blue Card members' home plans. Generally, the administrative fees we receive are based on the number and type of claims processed and a portion of the network discount on those claims. The administrative fees are then divided by an assumed per member per month, or PMPM, factor in order to calculate the number of members. The assumed PMPM factor is based on an estimate of Anthem's experience and BCBSA guidelines.

   Self-funded products are offered to customers, generally larger employers, with the ability and desire to retain some or all of the risk associated with their employees' health care costs.

   The following table presents membership data by region, customer type and funding type as of June 30, 2001 and June 30, 2000.

                                   MEMBERSHIP

                                              Total    Total
                                             June 30, June 30, Total    Total
                                               2001     2000   Change  % Change
                                             -------- -------- ------ ---------
                                                       (In Thousands)
     Region
       Midwest..............................  4,826    4,496     330      7.3%
       East.................................  2,216    1,952     264     13.5
       West.................................    737      582     155     26.6
                                              -----    -----    ----   ------
         Total..............................  7,779    7,030     749     10.7%
                                              =====    =====    ====   ======
     Customer Type
       Large group..........................  2,786    2,547     239      9.4%
       Small group..........................    807      731      76     10.4
       Individual...........................    674      647      27      4.2
       National.............................  2,877    2,367     510     21.5
       Medicare + Choice....................    101      103      (2)    (1.9)
       Federal Employee Program.............    426      411      15      3.6
       Medicaid.............................    108       99       9      9.1
       TRICARE..............................    --       125    (125)  (100.0)
                                              -----    -----    ----   ------
         Total..............................  7,779    7,030     749     10.7%
                                              =====    =====    ====   ======
     Funding Type
       Fully insured........................  3,740    3,682      58      1.6%
       Self-funded..........................  4,039    3,348     691     20.6
                                              -----    -----    ----   ------
         Total..............................  7,779    7,030     749     10.7%
                                              =====    =====    ====   ======

   Membership increased 749,000, or 10.7%, primarily due to growth in National business, including a significant increase in enrollment in BlueCard programs. Excluding TRICARE, membership increased 12.7%. Large group membership increased 239,000, or 9.4%, with growth in all regions primarily reflecting the success of our PPO products, as more employer groups desire the additional choices our PPO product offers. The 76,000, or 10.4%, growth in Small group business from June 30, 2000 reflects management initiatives to increase Small group membership, including revised commission structures, product offerings, brand promotion and enhanced relationships with our brokers. Small group business generally has higher profit margins than Large group business.

   Medicare + Choice membership decreased as we withdrew from the Medicare + Choice program in Connecticut effective January 1, 2001 due to losses in this line of business in that market. At June 30, 2000 and December 31, 2000 membership in Medicare + Choice in Connecticut was 24,000 and 18,000, respectively. Offsetting this decrease was growth in Medicare + Choice membership in Ohio, where many competitors have left the market and we are one of the few remaining companies offering this product. We decided to remain in selected markets for Medicare + Choice in Ohio because we believe that with a critical mass of membership in those selected markets in Ohio, we can achieve improved results.

   Individual membership increased primarily due to additional Medicare Supplement business in our East region and additional individual (under age 65) business in our Midwest region. Medicare Supplement sales increased as a result of approximately 6,000 members converting from our Medicare + Choice product, which was terminated effective January 1, 2001 in Connecticut, to one of our Medicare Supplement products in Connecticut.

   Self-funded membership increased primarily due to the increase in BlueCard utilization. Fully insured membership, excluding TRICARE, grew by 183,000 members, or 5.1%, due to growth in both Large and Small group businesses.

   Midwest membership, excluding TRICARE, grew 10.4% primarily from growth in BlueCard utilization, Large group and National account sales. East membership grew primarily due to increased sales of Small group and growth in BlueCard utilization. West's membership growth was primarily due to increased BlueCard utilization.

Results of Operations for the Six Months Ended June 30, 2001 Compared to the Six Months Ended June 30, 2000

   The following table presents our consolidated results of operations for the six months ended June 30, 2001 and 2000:

                                       Six Months Ended
                                           June 30,
                                       ------------------
                                         2001      2000    $ Change  % Change
                                       --------  --------  --------  --------
                                                 ($ in Millions)
   Operating revenue and premium
    equivalents (1)..................  $6,883.1  $5,559.0  $1,324.1     23.8%
                                       ========  ========  ========  =======
   Premiums..........................  $4,542.8  $3,589.3  $  953.5     26.6%
   Administrative fees...............     430.3     356.5      73.8     20.7%
   Other revenue.....................      22.6      18.9       3.7     19.6%
                                       --------  --------  --------  -------
     Total operating revenue.........   4,995.7   3,964.7   1,031.0     26.0%
   Benefit expense...................   3,870.8   3,080.6     790.2     25.7%
   Administrative expense............     991.6     817.5     174.1     21.3%
                                       --------  --------  --------  -------
     Total operating expense.........   4,862.4   3,898.1     964.3     24.7%
                                       --------  --------  --------  -------
   Operating gain....................     133.3      66.6      66.7    100.2%
   Net investment income.............     109.0      95.0      14.0     14.7%
   Net realized gains (losses) on
    investments......................     (10.9)      6.5     (17.4)  NM (2)
   Gain on sale of subsidiary
    operations (TRICARE).............      25.0       --       25.0   NM (2)
   Interest expense..................      28.0      27.0       1.0      3.7%
   Amortization of intangibles.......      15.7      11.4       4.3     37.7%
   Demutualization expenses..........       3.0       --        3.0   NM (2)
                                       --------  --------  --------  -------
   Income before taxes and minority
    interest.........................     209.7     129.7      80.0     61.7%
   Income taxes......................      68.6      38.9      29.7     76.3%
   Minority interest (credit)........      (1.9)      0.5      (2.4)  NM (2)
                                       --------  --------  --------  -------
   Net income........................  $  143.0  $   90.3  $   52.7     58.4%
                                       ========  ========  ========  =======
   Benefit expense ratio (3).........      85.2%     85.8%           (60) bp(4)
   Administrative expense ratio: (5)
     Calculated using operating
      revenue (6)....................      19.8%     20.6%           (80) bp(4)
     Calculated using operating
      revenue and premium equivalents
      (7)............................      14.4%     14.7%           (30) bp(4)
   Operating margin (8)..............       2.7%      1.7%            100 bp(4)

--------
(1) Operating revenue and premium equivalents is a measure of the volume of business commonly used in the health insurance industry to allow for a comparison of operating efficiency among companies. It is calculated by adding to premiums, administrative fees and other revenue the amount of claims attributable to non-Medicare, self-funded health business where we provide a complete array of customer service, claims administration and billing and enrollment services. Self-funded claims included in operating revenue and premium equivalents for the six months ended June 30, 2001 were $1,887.4 million and for the six months ended June 30, 2000 were $1,594.3 million.
(2) NM = Not meaningful.
(3) Benefit expense ratio = Benefit expense / Premiums.
(4) bp = basis point, one hundred basis points = 1%.
(5) While we include two calculations of administrative expense ratio, we believe that administrative expense ratio including premium equivalents is a better measure of efficiency as it eliminates changes in the ratio caused by changes in our mix of insured and self-funded business. All discussions and explanations related to administrative expense ratio will be related to administrative expense ratio including premium equivalents.
(6) Administrative expense / Operating revenue.
(7) Administrative expense / Operating revenue and premium equivalents.
(8) Operating margin = Operating gain / Total operating revenue.

   Premiums increased $953.5 million, or 26.6%, to $4,542.8 million in 2001 in part due to the acquisition of BCBS-ME in June 2000 and the additional risk recaptured as of January 1, 2001 by Anthem Alliance Health Insurance Company for their TRICARE business. Prior to January 1, 2001, the TRICARE business had been partially reinsured with other insurance companies. On January 1, 2001 Anthem Alliance Health Insurance Company retained 90% of the total risk for the contract. The TRICARE business was sold on May 31, 2001. Excluding the acquisition of BCBS-ME and the sale of our TRICARE business, premiums increased $422.1 million, or 12.0%, primarily due to premium rate increases and higher membership in the Midwest and East regions. Midwest premiums increased $266.6 million, or 13.0%, while East premiums increased $119.2 million, or 10.6%. Midwest premiums increased primarily due to higher membership and premium rate increases in our group accounts (both Large group and Small group) and higher membership in Medicare + Choice. East premiums increased primarily due to premium rate increases and higher membership in group business.

   Administrative fees increased $73.8 million, or 20.7%, from $356.5 million in 2000 to $430.3 million in 2001, with $30.7 million of this increase from the acquisition of BCBS-ME. Excluding acquisitions and dispositions, administrative fees increased $47.1 million, or 16.9%, primarily from membership growth in National self-funded business. Excluding acquisitions and divestitures, other revenue increased $2.3 million, or 12.2%, primarily due to higher mail order revenues at Anthem Prescription Management, or APM. APM is our pharmacy benefit manager and provides its services to other Anthem affiliates. These services include contracting with retail pharmacies and providing mail order pharmacy services.

   Benefit expense increased $790.2 million, or 25.7%, in 2001 primarily due to the acquisition of BCBS-ME and the additional risk assumed by Anthem Alliance Health Insurance Company for TRICARE on January 1, 2001. Excluding acquisitions and dispositions, benefit expense increased $304.8 million, or 10.2%, due to higher average membership and increasing cost of care. Cost of care trends were driven primarily by higher utilization of outpatient services and higher prescription drug costs. Our benefit expense ratio decreased 60 basis points from 85.8% in 2000 to 85.2% in 2001 primarily because premium rates increased at a higher rate than benefit costs. Excluding acquisitions and dispositions, our benefit expense ratio decreased 140 basis points from 85.6% in 2000 to 84.2% in 2001.

   Outpatient cost increases have varied among regions and products and have generally ranged from 15% to 20% in the first six months of 2001 over the first six months of 2000. These increases have resulted from both increased utilization and higher unit costs. Increased utilization reflects an industry-wide trend towards a broader range of medical procedures being performed without overnight hospital stays, as well as an increasing customer awareness of, and demand for, diagnostic procedures such as magnetic resonance imagings, or MRI's. In addition, improved medical technology has allowed more complicated medical procedures to be performed on an outpatient basis rather than on an inpatient (hospitalized) basis, increasing both utilization rates and unit costs.

   Prescription drug cost increases have varied among regions and by product, but generally ranged from 10% to 15% in the first six months of 2001 over the first six months of 2000, primarily due to introduction of new, higher cost drugs as well as higher overall utilization as a result of increases in direct-to-consumer advertising by pharmaceutical companies. In response to increasing prescription drug costs, we have implemented a "three-tiered" drug program and expanded use of formularies for our members. "Three-tiered" drug programs reflect benefit designs that have three co-payment levels which depend on the drug selected. Generic drugs have the lowest co-payment, brand name drugs included in the drug formulary have a higher co-payment, and brand name drugs not included in the drug formulary have the highest co-payment. Drug formularies are a list of prescription drugs that have been reviewed and selected for their quality and efficacy by a committee of practicing physicians and clinical pharmacists. Through our pharmacy benefit design, we encourage use of these listed brand name and generic drugs to ensure members receive quality and cost-effective medication.

   While growth in inpatient costs has been flat or in low single digits for several years, we cannot guarantee that this trend will continue. Hospitals have taken a more aggressive stance in their contracting with health insurance companies as a result of reduced hospital reimbursements from Medicare and pressure to recover the costs of additional investments in new medical technology and facilities.

   Administrative expense increased $174.1 million, or 21.3%, in 2001 primarily due to the acquisition of BCBS-ME. Excluding acquisitions and dispositions, administrative expense increased $111.7 million, or 15.3%, primarily due to higher commissions and premium taxes, which vary with premium, additional costs associated with higher membership and investments in technology.

   Our administrative expense ratio decreased 30 basis points primarily due to operating revenue increasing faster than administrative expense. Excluding acquisitions and dispositions, our administrative expense ratio would have increased 30 basis points largely due to increased mail order prescription volumes at APM in 2001 and the cost of temporary help to reduce health claim inventory in the West in the first quarter of 2001.

   Net investment income increased $14.0 million, or 14.7%, primarily due to higher overall investment portfolio balances. The higher portfolio balances included net cash generated from operations, as well as cash generated from improved balance sheet management, such as quicker collection of receivables and sales of non-core assets. Excluding acquisitions and dispositions, net investment income increased $9.1 million, or 9.8%.

   During 2001, our investment portfolio generated a net yield of 5.90% compared with a net yield of 5.96% in 2000. We define our net yield as earned income divided by the amortized cost of our investments. The decrease of six basis points was primarily due to lower returns on our fixed maturity securities portfolio, in line with overall market conditions. As returns on fixed maturity portfolios are dependent on market interest rates and changes in interest rates are not easily predictable, there is no certainty that past investment performance will be repeated in the future.

   Net realized capital gains (losses) changed from $6.5 million in 2000 to $(10.9) million in 2001 primarily due to $28.9 million in unrealized losses on equity securities being recognized as other than temporary impairment. These losses were partially offset by gains resulting from higher turnover in the fixed maturity portfolio, which benefited from lower interest rates in 2001. Net realized capital losses from sale and other than temporary loss recognition of equity securities were $22.3 million in 2001 versus net realized capital gains of $19.3 million in 2000. Net realized capital gains from sale of fixed maturity securities were $11.4 million in 2001 versus net realized capital losses of $12.8 million in 2000. Net gains or losses on investments are influenced by market conditions when an investment is sold, and will vary from year to year. We and our equity portfolio managers make decisions regarding equity investments to ensure that the portfolios mirror the S&P 400 and S&P 500 indices, excluding in each case tobacco stocks.

   Gain on sale of subsidiary operations of $25.0 million relates to the sale of our TRICARE business to Humana on May 31, 2001.

   Interest expense increased $1.0 million, or 3.7%, primarily reflecting increased net borrowings following our private placement of $300.0 million principal amount of surplus notes in January 2000.

   Amortization of intangibles increased $4.3 million, or 37.7%, primarily due to amortization expense associated with the acquisition of BCBS-ME.

   Demutualization expenses of $3.0 million were incurred in the first six months of 2001 in connection with our plan to demutualize.

   Income before taxes and minority interest increased $80.0 million, or 61.7%, as a result of improvement in operating results in all business segments.

   Income tax expense increased $29.7 million, or 76.3%, due to higher income before taxes. Our effective income tax rate in 2001 was 32.7% versus 30.0% in 2000. The rate is lower than statutory effective tax rate in both periods primarily as a result of changes in our deferred tax valuation allowance. The effective tax rate increased in 2001 primarily due to the effect of higher income before taxes and slightly higher state income tax rates. As the amount of income before taxes increases, the effect of permanent tax differences on our income tax rate is reduced.

   Net income increased $52.7 million, or 58.4%, primarily due to the improvement in operating results, gain on sale of subsidiary operations, and higher investment income and was partially offset by net realized investment losses, all as described above. Excluding the gain on sale of subsidiary operations ($16.3 million after tax) and the acquisition of BCBS-ME, net income increased $30.0 million, or 32.6%.

Midwest

   The following table presents the Midwest region's results of operations for the six months ended June 30, 2001 and 2000:

                                       Six Months Ended
                                           June 30,
                                       ------------------
                                         2001      2000    $ Change % Change
                                       --------  --------  -------- --------
                                                 ($ in Millions)
   Operating revenue and premium
    equivalents......................  $3,797.0  $3,360.9   $436.1      13.0%
                                       ========  ========   ======  ========
   Premiums..........................  $2,313.0  $2,046.4   $266.6      13.0%
   Administrative fees...............     152.8     123.7     29.1      23.5%
   Other revenue.....................       0.9       1.3     (0.4)    (30.8)%
                                       --------  --------   ------  --------
      Total operating revenue........   2,466.7   2,171.4    295.3      13.6%
   Benefit expense...................   1,952.8   1,748.7    204.1      11.7%
   Administrative expense............     428.9     386.5     42.4      11.0%
                                       --------  --------   ------  --------
      Total operating expense........   2,381.7   2,135.2    246.5      11.5%
                                       --------  --------   ------  --------
      Operating gain.................  $   85.0  $   36.2   $ 48.8     134.8%
                                       ========  ========   ======  ========
   Benefit expense ratio (1).........      84.4%     85.5%          (110) bp(2)
   Administrative expense ratio:
      Calculated using operating rev-
       enue (3)......................      17.4%     17.8%           (40) bp(2)
      Calculated using operating rev-
       enue and
       premium equivalents (4).......      11.3%     11.5%           (20) bp(2)
   Operating margin (5)..............       3.4%      1.7%            170 bp(2)
   Membership (in thousands).........     4,826     4,496                7.3%

--------
(1) Benefit expense ratio = Benefit expense / Premiums.
(2) bp = basis point, one hundred basis points = 1%.
(3) Administrative expense / Operating revenue.
(4) Administrative expense / Operating revenue and premium equivalents.
(5) Operating margin = Operating gain / Total operating revenue.

   Our Midwest region assumed a portion of the risk for Anthem Alliance Health Insurance Company's TRICARE contract until December 31, 2000. Effective January 1, 2001, Anthem Alliance Health Insurance Company reassumed this risk. For the first six months of 2000, our Midwest region received $55.3 million of premium income, no administrative fees and other income, incurred $53.2 million of benefit expense and $3.8 million of administrative expense, resulting in a $1.7 million operating loss on the TRICARE contract. There were also 125,000 TRICARE members included in Midwest region's membership at June 30, 2000 and no members at June 30, 2001.

   Premiums increased $266.6 million, or 13.0%, in 2001. Excluding TRICARE, premiums increased $321.9 million, or 16.2%, in 2001 primarily due to higher premiums PMPM that accounted for $209.9 million of the increase and the effect of higher average membership throughout the year. Excluding TRICARE, premiums PMPM increased from $166.29 in 2000 to $188.23 in 2001 primarily due to premium rate increases in group (both Large group and Small group) and Medicare + Choice businesses. Increases in group and Medicare + Choice premiums accounted for $258.2 million, or 80.2%, of the increase in premiums. Group PMPM premiums increased 13.9% from $153.58 in 2000 to $174.97 in 2001 primarily due to premium rate increases. Average insured group membership was essentially flat. Medicare + Choice PMPM premiums increased 8.3% from $458.66 in 2000 to $496.69 in 2001 due to the aging of our Medicare + Choice population, resulting in higher premiums. We received higher premiums starting in March 2001 as a result of the Benefit Improvement and Protection Act of 2000, or BIPA. BIPA increased the level of reimbursements from the government to payors that participate in the Medicare + Choice program. Average Medicare + Choice membership increased 41.5% to 90,000 due to reduced competition in the Ohio marketplace as a result of competitors discontinuing their participation in this product.

   Administrative fees increased 23.5% from $123.7 million in 2000 to $152.8 million in 2001, primarily due to increased membership in both our National and BlueCard business and our Large group Administrative Services Only, or ASO, business. National business benefited from higher sales while our Large group business benefited from growth in existing accounts.

   Benefit expense increased $204.1 million, or 11.7%, in 2001. Excluding TRICARE, benefit expense increased $257.3 million, or 15.2%, primarily due to higher benefit expense PMPM (12.2%) and the effect of higher average membership throughout the year. Excluding TRICARE, benefit expense PMPM increased from $141.61 in 2000 to $158.91 in 2001, primarily due to higher outpatient costs and higher prescription drug costs. Outpatient cost increases averaged approximately 15% in 2001 due to continued trends of shifting services to outpatient settings versus inpatient/facility based services. These cost increases have come from both increased utilization and higher unit costs. Improved medical technology has allowed more complicated medical procedures, such as cardiac catheterization and angioplasties, to be performed on an outpatient basis.

   Prescription drug costs increased approximately 13% in 2001 primarily due to introduction of new, higher cost drugs and increases in direct-to-consumer advertising by pharmaceutical companies. We believe that utilization of a three-tiered drug program for our members has helped contain the increase in prescription drug costs.

   While outpatient and prescription drug costs increased significantly in 2000, inpatient costs increased approximately 7%. Admissions per 1,000 members increased less than 2%, while average length of stay was generally unchanged. These factors were slightly offset by modest reimbursement increases under the terms of our hospital contracting agreements.

   Midwest's benefit expense ratio decreased 110 basis points from 85.5% in 2000 to 84.4% in 2001. Excluding TRICARE, the benefit expense ratio decreased 80 basis points as the growth in premium PMPM of 13.2% exceeded growth in benefit expense PMPM of 12.2% as discussed above.

   Administrative expense increased $42.4 million, or 11.0%, in 2001. Excluding TRICARE, administrative expense increased $46.2 million, or 12.1%, primarily due to higher commission and premium taxes related to higher premiums, as well as costs associated with higher membership and incentive compensation costs related to above target financial performance. The administrative expense ratio decreased 20 basis points primarily due to higher premiums as discussed above.

East

   The following table presents our East region's results of operations for the six months ended June 30, 2001 and 2000. BCBS-ME is included from its acquisition date of June 5, 2000.

                                       Six Months Ended
                                           June 30,
                                       ------------------
                                         2001      2000    $ Change % Change
                                       --------  --------  -------- --------
                                                 ($ in Millions)
   Operating revenue and premium
    equivalents....................... $2,285.0  $1,596.5   $688.5     43.1%
                                       ========  ========   ======  =======
   Premiums........................... $1,658.3  $1,175.6   $482.7     41.1%
   Administrative fees................     99.6      57.9     41.7     72.0%
   Other revenue......................      0.8       2.5     (1.7)   (68.0)%
                                       --------  --------   ------  -------
     Total operating revenue..........  1,758.7   1,236.0    522.7     42.3%
   Benefit expense....................  1,418.1   1,012.2    405.9     40.1%
   Administrative expense.............    292.2     189.7    102.5     54.0%
                                       --------  --------   ------  -------
     Total operating expense..........  1,710.3   1,201.9    508.4     42.3%
                                       --------  --------   ------  -------
     Operating gain................... $   48.4  $   34.1   $ 14.3     41.9%
                                       ========  ========   ======  =======
   Benefit expense ratio (1)..........     85.5%     86.1%          (60) bp(2)
   Administrative expense ratio:
     Calculated using operating
      revenue (3).....................     16.6%     15.3%           130 bp(2)
     Calculated using operating
      revenue and premium equivalents
      (4).............................     12.8%     11.9%            90 bp(2)
   Operating margin (5)...............      2.8%      2.8%              --
   Membership (in thousands).......... 2,216        1,952              13.5%

--------
(1) Benefit expense ratio = Benefit expense / Premiums.
(2) bp = basis point, one hundred basis points = 1%.
(3) Administrative expense / Operating revenue.
(4) Administrative expense / Operating revenue and premium equivalents.
(5) Operating margin = Operating gain / Total operating revenue.

   Premiums increased $482.7 million, or 41.1%, primarily due to the acquisition of BCBS-ME in June 2000 ($363.5 million). Excluding the effect of acquisitions and the exit from the Medicare + Choice business on December 31, 2000, premiums increased $204.9 million, or 19.8%, in 2001 due to premium rate increases in group business and higher average membership. Group PMPM premiums increased 12.1% from $203.93 in 2000 to $228.69 in 2001 primarily due to premium rate increases in Large group. Average insured group membership increased approximately 15% in 2001.

   Administrative fees increased $41.7 million, or 72.0%, from $57.9 million in 2000 to $99.6 million in 2001. The BCBS-ME acquisition contributed $29.1 million of this increase. Excluding the effect of acquisitions, administrative fees increased $12.6 million, or 23.7%, primarily due to higher ASO membership.

   Benefit expense increased $405.9 million, or 40.1%, primarily due to the acquisition of BCBS-ME. The BCBS-ME acquisition contributed $316.7 million of this increase. Excluding the effect of acquisitions and Medicare + Choice business, benefit expense increased $158.3 million, or 17.7%, in 2001 primarily due to higher average membership (12%) and to a lesser extent higher benefit expense PMPM.

   Benefit expense PMPM, excluding acquisitions and Medicare + Choice business, increased 5.3% from $168.21 in 2000 to $177.10 in 2001. Prescription drug costs and professional costs were the biggest drivers of increased benefit expense PMPM. Prescription drug PMPM costs increased over 10% due to introduction of new, higher cost drugs and increases in direct to consumer advertising by pharmaceutical companies. We believe utilization of a three-tiered drug program for our members has helped contain prescription drug costs. Professional PMPM costs increased approximately 10% primarily due to increased utilization resulting from direct to consumer drug advertising which drives physician office visits and increased awareness of preventive medicine.

   Inpatient PMPM costs decreased approximately 1% due to lower admissions per 1,000 members and shorter average length of stay and the effect of hospital recontracting. Outpatient PMPM costs increased about 6% primarily due to higher utilization caused by the continuing shift of services from an inpatient basis to an outpatient setting. While a decrease in inpatient utilization helped contain increases in benefit expense PMPM, there is no guarantee that our East region will experience these favorable trends in the future. Hospitals have taken a more aggressive stance during contract negotiations to recover reduced hospital reimbursements from Medicare and the costs of additional investments in new medical technology and facilities.

   On an overall basis, the benefit expense ratio decreased 60 basis points from 86.1% in 2000 to 85.5% in 2001, however, excluding acquisitions and Medicare + Choice, the benefit expense ratio decreased 150 basis points. This decrease was primarily due to premium PMPM growth of 7.1% outpacing benefit expense PMPM growth of 5.3%, as discussed above.

   Administrative expense increased $102.5 million, or 54.0%, and the administrative expense ratio increased 90 basis points primarily due to the acquisition of BCBS-ME. Excluding acquisitions, administrative expense increased $31.5 million, or 17.7%, and the administrative expense ratio increased 40 basis points primarily due to higher commissions and premium taxes, systems consolidation costs, investments in technology and higher incentive compensation costs related to above target financial performance.

West

   The following table presents our West region's results of operations for the six months ended June 30, 2001 and 2000:

                                           Six Months
                                           Ended June
                                               30,
                                          --------------
                                           2001    2000   $ Change % Change
                                          ------  ------  -------- --------
                                                  ($ in Millions)
   Operating revenue and premium
    equivalents.......................... $384.7  $343.7   $41.0       11.9%
                                          ======  ======   =====   ========
   Premiums.............................. $327.3  $278.1   $49.2       17.7%
   Administrative fees...................   29.6    24.9     4.7       18.9%
   Other revenue.........................    --      0.1    (0.1)    (100.0)%
                                          ------  ------   -----   --------
     Total operating revenue.............  356.9   303.1    53.8       17.7%
   Benefit expense.......................  275.3   240.2    35.1       14.6%
   Administrative expense................   78.5    61.6    16.9       27.4%
                                          ------  ------   -----   --------
     Total operating expense.............  353.8   301.8    52.0       17.2%
                                          ------  ------   -----   --------
     Operating gain...................... $  3.1  $  1.3   $ 1.8      138.5%
                                          ======  ======   =====   ========
   Benefit expense ratio (1).............   84.1%   86.4%          (230) bp(2)
   Administrative expense ratio:
     Calculated using operating revenue
      (3)................................   22.0%   20.3%            170 bp(2)
     Calculated using operating revenue
      and premium equivalents (4)........   20.4%   17.9%            250 bp(2)
   Operating margin (5)..................    0.9%    0.4%             50 bp(2)
   Membership (in thousands).............    737     582               26.6%

--------
(1) Benefit expense ratio = Benefit expense / Premiums.
(2) bp = basis point, one hundred basis points = 1%.
(3) Administrative expense / Operating revenue.
(4) Administrative expense / Operating revenue and premium equivalents.
(5) Operating margin = Operating gain / Total operating revenue.

   West entered into an agreement with Sloan's Lake HMO in Colorado for the conversion of Sloan's Lake HMO business effective January 1, 2001. The terms of the agreement include payment to Sloan's Lake for each member selecting Anthem's product at the group's renewal date and continuing as an Anthem member for a minimum of nine months. Through June 30, 2001, we added approximately 31,000 members from Sloan's Lake, most of which were added in May and June. Premiums and benefit expense associated with Sloan's Lake members were approximately $6.3 million and $5.3 million, respectively, for the first six months of 2001.

   Premiums increased $49.2 million, or 17.7%, primarily due to increased sales and premium rate increases in group business and membership from Sloan's Lake. Group premiums PMPM increased 29.8% from $124.99 in 2000 to $162.29 in 2001 primarily due to rate increases to offset increasing benefit expense. Average group insured membership increased 11.1%. Offsetting the group premium PMPM increase was a 4.3% decline in FEP premium PMPM from $216.69 in 2000 to $207.42 in 2001 primarily due to a decrease in FEP claims paid. FEP premiums vary with claim payment level. Also lowering the growth in West premiums PMPM was a change in the mix of business with lower Medicare + Choice membership, which has higher premium PMPM, and higher National business which has lower premium PMPM. Average insured membership increased 12.0% in 2001.

   Administrative fees increased $4.7 million, or 18.9%, from $24.9 million in 2000 to $29.6 million in 2001 primarily due to growth in BlueCard revenues.

   Benefit expense increased $35.1 million, or 14.6%, primarily due to higher membership and higher benefit expense PMPM in our group business. Benefit expense PMPM for group business increased 23.6% from $106.69 in 2000 to $131.91 in 2001 reflecting higher outpatient and professional costs. Overall benefit expense PMPM increased 2.4% as lower benefit expense for FEP business and better claims experience in Medicare + Choice offset the increase in group benefit expense PMPM.

   Outpatient costs increased over 33% primarily due to increased utilization and higher unit costs as medical services were moved from an inpatient to an outpatient setting. Outpatient utilization increased over 20%. In response to these escalating costs, we have implemented new contracts with providers, particularly in high cost areas such as radiology and oncology, to better contain the growth in outpatient costs. Professional costs have increased approximately 14% primarily due to increased utilization and new fee schedules reflecting higher reimbursement to physicians.

   Inpatient PMPM costs increased 2% reflecting shorter lengths of stay, offsetting an increase in hospital admissions. Pharmacy PMPM costs increased 3% reflecting the West's switch to APM from a third party pharmacy benefit manager early in 2001. Based on national pharmacy trends, we cannot guarantee that future pharmacy costs for West will not increase.

   Administrative expense increased $16.9 million, or 27.4%, and administrative expense ratio increased 250 basis points primarily due to higher membership, higher commission costs, higher temporary help costs and higher incentive compensation costs. Commission costs increased due to both higher membership and costs associated with implementation of a broker retention program. Temporary help costs were incurred in early 2001 in order to reduce claims inventory. Incentive compensation costs increased as West became fully integrated into Anthem's incentive compensation program as of January 1, 2001.

Specialty

   Our Specialty segment includes business units providing group life insurance benefits, pharmacy benefit management, third party occupational health and dental administration services.

   The following table presents our Specialty segment's results of operations for the six months ended June 30, 2001 and 2000:

                                         Six Months
                                         Ended June
                                             30,
                                        --------------
                                         2001    2000   $ Change  % Change
                                        ------  ------  -------- -----------
                                                 ($ in Millions)
   Operating revenue and premium
    equivalents.......................  $188.4  $165.0   $ 23.4         14.2%
                                        ======  ======   ======  ===========
   Premiums from life and disability..  $ 47.4  $ 64.3   $(16.9)       (26.3)%
   Administrative fees................    18.0    14.8      3.2         21.6%
   Other revenue......................   120.1    82.3     37.8         45.9%
                                        ------  ------   ------  -----------
     Total operating revenue..........   185.5   161.4     24.1         14.9%
   Benefit expense....................    31.8    51.2    (19.4)       (37.9)%
   Administrative expense.............   137.8   100.4     37.4         37.3%
                                        ------  ------   ------  -----------
     Total operating expense..........   169.6   151.6     18.0         11.9%
                                        ------  ------   ------  -----------
     Operating gain...................  $ 15.9  $  9.8   $  6.1         62.2%
                                        ======  ======   ======  ===========
   Benefit expense ratio (1)..........    67.1%   79.6%          (1,250) bp (2)
   Administrative expense ratio:
     Calculated using operating reve-
      nue (3).........................    74.3%   62.2%            1,210 bp (2)
     Calculated using operating
      revenue and premium equivalents
      (4).............................    73.1%   60.8%            1,230 bp (2)
   Operating margin (5)...............     8.6%    6.1%              250 bp (2)

--------
(1) Benefit expense ratio = Benefit expense / Premiums.
(2) bp = basis point, one hundred basis points = 1%.
(3) Administrative expense / Operating revenue.
(4) Administrative expense / Operating revenue and premium equivalents.
(5) Operating margin = Operating gain / Total operating revenue.

   Life and disability premiums decreased $16.9 million, or 26.3%, primarily due to the termination of a large life group on December 31, 2000. This group accounted for $20.2 million of life and disability premiums for the first six months of 2000. Excluding this group, life and disability premiums would have increased $3.3 million, or 7.5%, primarily due to growth in new sales in our Midwest and West regions. Administrative fees increased $3.2 million, or 21.6%, primarily due to increased membership served by APM.

   Other revenue increased $37.8 million, or 45.9%, primarily from APM. In 2001, APM began to provide pharmacy benefit management services to BCBS-ME, BCBS-CO and BCBS-CT. Excluding these new agreements, other revenue increased primarily due to higher mail and retail volumes related to increased membership and utilization from existing Anthem customers. In total, mail service membership increased 47% while retail service membership increased 90%. Mail service prescription volume increased 36% and retail prescription volume increased 37%.

   Benefit expense decreased $19.4 million, or 37.9%, due to the termination of the large life group discussed above. This group accounted for $21.2 million of benefit expense for the first six months of 2000. Excluding this group, benefit expense would have increased $1.8 million, or 6.0%, primarily due to additional life membership. The benefit expense ratio was 67.1% in 2001, a significant decrease from 2000 primarily due to the termination of the large life group. Excluding this group, the benefit expense ratio decreased 90 basis points from 68.0% in 2000 primarily due to improved underwriting results in our West life business.

   Administrative expense increased $37.4 million, or 37.3%, primarily due to increased membership serviced by APM. Administrative expense ratio increased significantly due to APM comprising a larger percentage of Anthem's specialty business segment. APM incurs a higher administrative expense ratio than our life and disability operations.

Other

   Various ancillary business units (reported with the Other segment) include AdminaStar Federal which administers Medicare Parts A and B programs in Indiana, Illinois, Kentucky and Ohio, and Anthem Alliance Health Insurance Company which provided health care benefits and administration in nine states for the Department of Defense's TRICARE program for military families. The TRICARE operations were sold on May 31, 2001 and are included in the results below. The Other segment also includes intersegment revenue and expense eliminations plus corporate expenses not allocated to reportable segments.

   The following table presents the results of operations for the Other segment for the six months ended June 30, 2001 and 2000:

                                             Six Months
                                             Ended June
                                                 30,
                                            --------------
                                             2001    2000   $ Change % Change
                                            ------  ------  -------- --------
                                                    ($ in Millions)
   Operating revenue and premium equiva-
    lents.................................. $228.0  $ 92.9   $135.1   145.4%
                                            ======  ======   ======   =====
   Premiums................................ $196.8  $ 24.9   $171.9   690.4%
   Administrative fees.....................  130.3   135.2     (4.9)   (3.6)%
   Other revenue (expense).................  (99.2)  (67.3)   (31.9)   47.4%
                                            ------  ------   ------   -----
     Total operating revenue...............  227.9    92.8    135.1   145.6%
   Benefit expense.........................  192.8    28.3    164.5   581.3%
   Administrative expense..................   54.2    79.3    (25.1)  (31.7)%
                                            ------  ------   ------   -----
     Total operating expense...............  247.0   107.6    139.4   129.6%
                                            ------  ------   ------   -----
   Operating loss.......................... $(19.1) $(14.8)  $ (4.3)   29.1%
                                            ======  ======   ======   =====

   Premiums increased $171.9 million, or 690%, due to higher premiums at Anthem Alliance Health Insurance Company. This increase was primarily related to our assumption of additional risk under our TRICARE contract with the Department of Defense. Also, we received additional premiums from the Department of Defense in connection with a global settlement related to a series of bid price adjustments, requests for equitable adjustments and change orders filed during the past two years under our TRICARE contract. Predominantly all premiums received in our Other segment relate to the TRICARE business which was sold on May 31, 2001 ($196.5 million in 2001 and $28.6 million in 2000).

   Administrative fees decreased $4.9 million, or 3.6%, primarily due to TRICARE business. Excluding the effect of TRICARE, administrative fees increased $1.2 million, or 1.9%, due to AdminaStar Federal performing additional customer service activities for Medicare beneficiaries. Excluding the elimination of intersegment revenues in 2001 and 2000 of $96.9 million and $67.9 million, respectively, other revenue decreased $2.9 million to a $2.3 million loss in 2001 from $0.6 million in 2000 primarily due to a write-off of $3.0 million of previously capitalized systems development costs.

   Benefit expense increased $164.5 million, or 581%, primarily due to the assumption of additional risk under our TRICARE contract. Also, we incurred additional benefit expense related to the global settlement under our TRICARE contract as mentioned above. Benefit expense associated with the global settlement offset most of the increase in premiums associated with the global settlement and bid price adjustments.

   Excluding intersegment administrative expense eliminations in 2001 and 2000 of $92.8 million and $70.9 million, respectively, administrative expense decreased $3.2 million, or 2.1%, primarily due to TRICARE business being included for five months in 2001 and six months in 2000. Excluding TRICARE, administrative expense increased $9.8 million, or 12.9%, primarily due to increased unallocated corporate expenses in 2001.

   Certain corporate expenses are not allocated to our business segments. These unallocated expenses accounted for $23.6 million in 2001 and $9.5 million in 2000, and primarily included such items as unallocated incentive compensation. Excluding unallocated corporate expenses, operating gain was $4.5 million in 2001 versus a $5.3 million operating loss in 2000. Most of the improvement was related to additional revenues from the global settlement with the Department of Defense.

MEMBERSHIP--Year Ended December 31, 2000 Compared to Year Ended December 31,
1999

   Our membership data presented below are unaudited and in certain instances include management's estimates of the number of members at the end of the period rounded to the nearest thousand.

   The following table presents membership data by region, customer type and funding type as of December 31, 2000 and 1999, comparing total and "same store" membership respectively. We define "same store" membership as our membership at a given year-end in a region or for a particular customer or funding type, after excluding the impact of members obtained through acquisitions or combinations during such year. As such, we believe that "same store" membership data best captures the rate of organic growth of our operations year over year.

                                   MEMBERSHIP

                                           Same           Total      Same Store
                         Total   BCBS-ME   Store Total ------------  -----------
                         2000  Acquisition 2000  1999  Change   %    Change  %
                         ----- ----------- ----- ----- ------  ----  ------ ----
                                            (In Thousands)
Region
  Midwest............... 4,582     --      4,582 4,382   200    4.6%  200    4.6%
  East.................. 2,093     487     1,606 1,397   696   49.8   209   15.0
  West..................   595     --        595   486   109   22.4   109   22.4
                         -----     ---     ----- ----- -----   ----   ---   ----
    Total............... 7,270     487     6,783 6,265 1,005   16.0%  518    8.3%
                         =====     ===     ===== ===== =====   ====   ===   ====
Customer Type
  Large group........... 2,634     278     2,356 2,249   385   17.1%  107    4.8%
  Small group...........   775      62       713   637   138   21.7    76   11.9
  Individual............   650      84       566   586    64   10.9   (20)  (3.4)
  National.............. 2,468      32     2,436 2,106   362   17.2   330   15.7
  Medicare + Choice.....   106     --        106    96    10   10.4    10   10.4
  Federal Employee
   Program..............   407      31       376   362    45   12.4    14    3.9
  TRICARE...............   128     --        128   129    (1)  (0.8)   (1)  (0.8)
  Medicaid..............   102     --        102   100     2    2.0     2    2.0
                         -----     ---     ----- ----- -----   ----   ---   ----
    Total............... 7,270     487     6,783 6,265 1,005   16.0%  518    8.3%
                         =====     ===     ===== ===== =====   ====   ===   ====
Funding Type
  Fully insured......... 3,789     360     3,429 3,354   435   13.0%   75    2.2%
  Self-funded........... 3,481     127     3,354 2,911   570   19.6   443   15.2
                         -----     ---     ----- ----- -----   ----   ---   ----
    Total............... 7,270     487     6,783 6,265 1,005   16.0%  518    8.3%
                         =====     ===     ===== ===== =====   ====   ===   ====

   Same store membership increased 518,000, or 8.3%, from 1999 to 2000, primarily due to growth in National business, including a significant increase in enrollment in BlueCard programs. Small group business generally has higher profit margins than Large group business. The 76,000, or 11.9%, growth in Small group business in 2000 reflects management initiatives to increase Small group membership, including revised commission structures, product offerings, brand promotion and enhanced relationships with our brokers.

   Medicare + Choice membership increased mostly due to growth in Ohio, where many competitors have left the market and we are one of the few remaining companies offering this product. We decided to remain in selected markets for Medicare + Choice in Ohio because we believe that with a critical mass of membership in those markets in Ohio, we can achieve improved results.

   Individual membership dropped primarily due to a reduction in Medicare Supplement business in our Midwest region. This block of business, which has traditionally generated high profit margins, is shrinking due to terminations of grandfathered policies, primarily mortality related, exceeding new sales. Effective on January 1, 1992, CMS, then known as HCFA, required that new sales of Medicare Supplement coverages be sold in the form of one of 10 standardized policies, while persons with existing Medicare Supplement coverages could retain their existing Medicare Supplement products, which generally had higher profit margins than the new products. Since that time, our Medicare Supplement membership has, through terminations of grandfathered policies and sales of new policies, reached the point where at December 31, 2000, approximately 50% of our Medicare Supplement membership in the Midwest was in the old plans and 50% in the new plans. During 2001, we are introducing a line of competitive Medicare Supplement policies in the Midwest in order to improve the growth of this business and have modified the premium rate structures to improve the attractiveness of these products in the marketplace.

   Self-funded membership increased primarily due to the increase in BlueCard utilization, while fully insured membership grew primarily as a result of the growth in Small group membership sales.

   Midwest membership grew in 2000 primarily from the growth in BlueCard utilization discussed above, Large group and National account sales. East membership grew primarily due to increased sales of Small group and growth in BlueCard. Small group sales in our East region increased primarily due to the withdrawal of two of our largest competitors from the New Hampshire market. West membership growth was primarily due to higher BlueCard utilization.

   We withdrew from the Medicare + Choice program in Connecticut effective January 1, 2001 due to losses in this line of business. At December 31, 2000, membership in the Medicare + Choice program in Connecticut was 18,000.

Results of Operations for the Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

   The following table presents our consolidated results of operations for the years ended December 31, 2000 and 1999:

                                          Year Ended
                                         December 31,
                                      -------------------
                                        2000       1999    $ Change  % Change
                                      ---------  --------  --------  --------
                                                ($ in Millions)
   Operating revenue and premium
    equivalents(1)..................  $11,800.1  $8,691.6  $3,108.5      35.8%
                                      =========  ========  ========  ========
   Premiums.........................  $ 7,737.3  $5,418.5  $2,318.8      42.8%
   Administrative fees..............      755.6     611.1     144.5      23.6%
   Other revenue....................       50.6      51.0      (0.4)     (0.8)%
                                      ---------  --------  --------  --------
     Total operating revenue........    8,543.5   6,080.6   2,462.9      40.5%
                                      ---------  --------  --------  --------
   Benefit expense..................    6,551.0   4,582.7   1,968.3      43.0%
   Administrative expense...........    1,808.4   1,469.4     339.0      23.1%
                                      ---------  --------  --------  --------
     Total operating expense........    8,359.4   6,052.1   2,307.3      38.1%
                                      ---------  --------  --------  --------
   Operating gain...................      184.1      28.5     155.6        NM(2)
   Net investment income............      201.6     152.0      49.6      32.6%
   Net realized gains on
    investments.....................       25.9      37.5     (11.6)    (30.9)%
   Interest expense.................       54.7      30.4      24.3      79.9%
   Amortization of intangibles......       27.1      12.7      14.4     113.4%
   Endowment of non-profit
    foundations.....................        --      114.1    (114.1)   (100.0)%
                                      ---------  --------  --------  --------
   Income from continuing operations
    before taxes and minority
    interest........................      329.8      60.8     269.0        NM(2)
   Income taxes.....................      102.2      10.2      92.0        NM(2)
   Minority interest (credit).......        1.6      (0.3)      1.9        NM(2)
                                      ---------  --------  --------  --------
   Income from continuing
    operations......................      226.0      50.9     175.1        NM(2)
   Discontinued operations, net of
    income taxes Loss on disposal of
    discontinued operations.........        --       (6.0)      6.0        NM(2)
                                      ---------  --------  --------  --------
     Net income.....................  $   226.0  $   44.9  $  181.1        NM(2)
                                      =========  ========  ========  ========
   Benefit expense ratio(3).........       84.7%     84.6%              10 bp(4)
   Administrative expense ratio:
     Calculated using operating
      revenue(5)....................       21.2%     24.2%           (300) bp(4)
     Calculated using operating
      revenue and premium
      equivalents(6)................       15.3%     16.9%           (160) bp(4)
     Operating margin(7)............        2.2%      0.5%             170 bp(4)

--------
(1) Self-funded claims included in operating revenue and premium equivalents for the year ended December 31, 2000 were $3,256.6 million and for the year ended December 31, 1999 were $2,611.0 million.
(2)  NM = Not meaningful.
(3)  Benefit expense ratio = Benefit expense / Premiums.
(4)  bp =basis point; one hundred basis points = 1%.
(5)  Administrative expense /Operating revenue.
(6)  Administrative expense / Operating revenue and premium equivalents.
(7)  Operating margin = Operating gain / Total operating revenue.

   Premiums increased by $2,318.8 million, or 42.8%, to $7,737.3 million in 2000 primarily due to the acquisitions of BCBS-NH and BCBS-CO/NV in the fourth quarter of 1999 and BCBS-ME in June 2000. Excluding these acquisitions, premiums increased by $870.5 million, or 16.5%, primarily due to premium rate increases and higher membership in the Midwest and East regions. Midwest premiums increased $473.8 million, or 12.7%, while East premiums increased $353.4 million, or 24.9%. Midwest premiums increased primarily due to higher membership and premium rate increases in our group accounts (both Large group and Small group) and higher membership in Medicare + Choice. East premiums increased primarily due to premium rate increases and higher membership in group business, as well as the conversion of the State of Connecticut account to fully insured from self-funded status in mid-1999.

   Administrative fees increased $144.5 million, or 23.6%, from $611.1 million in 1999 to $755.6 million in 2000, with $135.3 million of this increase resulting from acquisitions of BCBS-NH, BCBS-CO/NV and BCBS-ME. In July 1999, we sold two non-strategic businesses which combined had 1999 revenues of $12.8 million. Excluding acquisitions and divestitures, administrative fees increased $20.6 million, or 3.5%, primarily from membership growth in National business. Excluding acquisitions and divestitures, other revenue increased $6.0 million, or 14.0%, primarily due to Anthem Alliance Health Insurance Company assuming additional administrative functions under the TRICARE program.

   Benefit expense increased $1,968.3 million, or 43.0%, in 2000, primarily due to acquisitions. Excluding acquisitions, benefit expense increased $729.9 million, or 16.4%, due to increasing cost of care and the effect of higher average membership throughout the year. Cost of care trends were driven primarily by higher utilization of outpatient services and higher prescription drug costs. Our benefit expense ratio increased 10 basis points from 84.6% in 1999 to 84.7% in 2000 due to the acquisition of BCBS-ME in 2000, which had a higher benefit expense ratio than our other operations. Excluding acquisitions, our benefit expense ratio remained constant at 84.6% in 2000 and 1999.

   Outpatient cost increases ranged from 15% to 20% in 2000 over 1999. These increases have resulted from both increased utilization and higher unit costs. Increased utilization reflects an industry-wide trend towards a broader range of medical procedures being performed without overnight hospital stays, as well as an increasing customer awareness of and demand for diagnostic procedures such as MRI's. In addition, improved medical technology has allowed more complicated medical procedures to be performed on an outpatient basis rather than on an inpatient basis, increasing both utilization rates and unit costs.

   Prescription drug cost increases have varied among regions and by product, but generally ranged from 12% to 20% in 2000 over 1999, primarily due to introduction of new, higher cost drugs as well as higher overall utilization as a result of increases in direct-to-consumer advertising by pharmaceutical companies. In response to increasing prescription drug costs, we have implemented a "three-tiered" drug program and expanded use of formularies for our members.

   Administrative expense increased $339.0 million, or 23.1%, in 2000, primarily due to the acquisitions of BCBS-NH, BCBS-CO/NV and BCBS-ME. Administrative expense in 1999 included $41.9 million resulting from a settlement with the Office of Inspector General, or OIG, Health and Human Services to resolve an investigation into alleged misconduct in the Medicare fiscal intermediary operations in Connecticut during periods preceding BCBS-CT's merger with Anthem. Excluding acquisitions and the effect of the OIG settlement, administrative expense increased $75.6 million, or 5.4%, primarily due to higher commissions and premium taxes, which vary with premium and higher incentive compensation costs. Additionally, in December 2000, we made a $20.0 million contribution to the newly formed Anthem Foundation, Inc., which is a charitable and educational not-for-proft corporation. Excluding these costs, administrative expense would have been down slightly in 2000 due to productivity improvements resulting from ongoing efforts to identify and implement more efficient processes in our customer service and claims operations.

   Our administrative expense ratio decreased 160 basis points primarily due to operating revenues increasing more than administrative expense. Excluding acquisitions and the effect of the OIG settlement, our administrative expense ratio would have decreased 120 basis points.

   Net investment income increased $49.6 million, or 32.6%, primarily due to higher rates of investment returns earned on our fixed income portfolio and higher overall portfolio balances. The higher portfolio balances included net cash resulting from acquisitions, net proceeds of $295.9 million from our surplus note issuance in January 2000, as well as cash generated from operations and from improved balance sheet management, such as more rapid collection of receivables and sales of non-core assets. Excluding acquisitions, net investment income increased $24.9 million, or 16.6%.

   During 2000, our investment portfolio generated a net yield of 5.91% compared with a net yield of 5.60% in 1999. We define our net yield as earned income divided by the amortized cost of our investments. The increase of 31 basis points was primarily due to higher returns on our fixed income security portfolio, in line with overall market conditions.

   Net realized capital gains decreased $11.6 million, or 30.9%, in 2000. Included in net realized capital gains in 1999 are capital losses of $20.5 million related to the sale of several non-core businesses. Excluding the effect of the capital losses on dispositions, net realized capital gains decreased $32.1 million, or 55.3%, primarily due to lower turnover in the portfolio resulting in fewer capital gains. Net realized capital gains from equities decreased 37.2% ($43.5 million in 2000 versus $69.3 million in 1999). Net realized capital losses from fixed income securities increased 55.8% ($17.6 million loss in 2000 versus $11.3 million loss in 1999). Acquisitions had no material effect on net realized capital gains. Net gains or losses on investments are influenced by market conditions when an investment is sold, and will vary from year to year as sales of investments are determined by cash flow needs, as well as portfolio allocation decisions.

   Interest expense increased $24.3 million, or 79.9%, primarily reflecting increased net borrowings following our private placement of $300.0 million principal amount of surplus notes in January 2000. The proceeds of our new surplus notes were used to retire short-term borrowings which had been incurred to finance the purchases of BCBS-NH and BCBS-CO/NV in late 1999 and to bolster liquidity as a part of our Year 2000 readiness effort.

   Amortization of intangibles increased $14.4 million, or 113.4%, primarily due to amortization of goodwill associated with the acquisitions of BCBS-NH, BCBS-CO/NV and BCBS-ME.

   The endowment of non-profit foundations of $114.1 million in 1999 represented the expense of settlement of charitable asset claims brought by the Attorneys General of the states of Ohio, Kentucky and Connecticut.

   Income before taxes and minority interest increased $269.0 million as a result of improvement in operating results in all business segments, and the non-recurring endowment of non-profit foundations during 1999.

   Income tax expense increased $92.0 million due to higher income before taxes. Our effective income tax rate in 2000 was 31.0% versus 16.7% in 1999. The rate is lower than the statutory effective tax rate in both periods primarily as a result of changes in our deferred tax valuation allowance.

   Excluding the after-tax endowment of non-profit foundations in 1999, net income increased $109.3 million, or 93.7%, primarily due to the improvement in operating results, acquisitions and higher investment income described above.

Midwest

   The following table presents our Midwest region's results of operations for the years ended December 31, 2000 and 1999:

                                          Year Ended
                                         December 31,
                                       ------------------
                                         2000      1999    $ Change % Change
                                       --------  --------  -------- --------
                                                 ($ in Millions)
   Operating revenue and premium
    equivalents....................... $6,816.9  $5,892.2   $924.7     15.7%
                                       ========  ========   ======  =======
   Premiums........................... $4,203.1  $3,729.3   $473.8     12.7%
   Administrative fees................    254.8     242.8     12.0      4.9%
   Other revenue......................      2.6       3.4     (0.8)   (23.5)%
                                       --------  --------   ------  -------
     Total operating revenue..........  4,460.5   3,975.5    485.0     12.2%
   Benefit expense....................  3,555.4   3,162.2    393.2     12.4%
   Administrative expense.............    817.3     776.9     40.4      5.2%
                                       --------  --------   ------  -------
     Total operating expense..........  4,372.7   3,939.1    433.6     11.0%
                                       --------  --------   ------  -------
     Operating gain................... $   87.8  $   36.4   $ 51.4    141.2%
                                       ========  ========   ======  =======
   Benefit expense ratio(1)...........     84.6%     84.8%           (20)bp(2)
   Administrative expense ratio:
     Calculated using operating
      revenue(3)......................     18.3%     19.5%          (120)bp(2)
     Calculated using operating
      revenue and premium
      equivalents(4)..................     12.0%     13.2%          (120)bp(2)
   Operating margin(5)................      2.0%      0.9%            110bp(2)
   Membership (in thousands)..........    4,582     4,382               4.6%

--------
(1) Benefit expense ratio = Benefit expense / Premiums.
(2) bp = basis point; one hundred basis points = 1%.
(3) Administrative expense / Operating revenue.
(4) Administrative expense / Operating revenue and premium equivalents.
(5) Operating margin = Operating gain / Total operating revenue.

   Premiums increased $473.8 million, or 12.7%, primarily due to higher premiums PMPM, which accounted for 12.2% of the increase, and the effect of higher average membership throughout the year. Premiums PMPM increased from $147.57 in 1999 to $165.08 in 2000 primarily due to premium rate increases in group (both Large group and Small group) and Medicare + Choice businesses. The increases in group and Medicare + Choice premiums accounted for $368.9 million, or 77.9%, of the increase in premiums. Group premiums PMPM increased 12.9% from $140.60 in 1999 to $158.76 in 2000 primarily due to premium rate increases. Average insured group membership was essentially flat. Medicare + Choice PMPM premiums increased 5.3% from $438.24 in 1999 to $461.58 in 2000 due to the aging of our insured Medicare + Choice population in 2000, resulting in higher premiums. We receive higher premiums from CMS as our Medicare + Choice population ages. In addition, we received a premium rate increase from CMS of approximately 3% at the beginning of 2000. Average Medicare + Choice membership increased 27.7% due to reduced competition in the Ohio marketplace as a result of competitors discontinuing their participation in the Medicare + Choice product.

   Administrative fees increased 4.9% from $242.8 million in 1999 to $254.8 million in 2000. In mid-1999, we sold our worker's compensation third party administration business and a physician's group practice. Most of this increase was from membership growth in National business. Excluding these dispositions in 1999, administrative fees would have increased $23.4 million or 10.1%.

   Benefit expense increased $393.2 million, or 12.4%, in 2000 primarily due to higher benefit expense PMPM (11.9%) and the effect of higher average membership (0.5%) throughout the year. Benefit expense PMPM increased from $125.13 in 1999 to $140.06 in 2000 primarily due to higher outpatient costs and higher prescription drug costs. Outpatient cost increases averaged approximately 16% in 2000 due to continued trends of shifting services to outpatient settings versus inpatient/facility based services. These cost increases have come from both increased utilization and higher unit costs. Improved medical technology has allowed more complicated medical procedures, such as cardiac catheterization and angioplasties, to be performed on an outpatient basis.

   Prescription drug costs increased about 13% in 2000 primarily due to introduction of new, higher cost drugs and increases in direct to consumer advertising by pharmaceutical companies. Utilization of a three-tiered drug program for our members has helped contain the increase in prescription drug costs.

   While outpatient and prescription drug costs increased significantly in 2000, inpatient costs increased approximately 3%. Admissions per 1,000 members were generally unchanged, while average length of stay declined slightly in 2000. These factors were slightly offset by modest reimbursement increases under the terms of our hospital contracting agreements.

   Midwest's benefit expense ratio decreased 20 basis points from 84.8% in 1999 to 84.6% in 2000 as the growth in premium PMPM of 12.2% exceeded growth in benefit expense PMPM of 11.9% as discussed above.

   Administrative expense increased $40.4 million, or 5.2%, in 2000 primarily due to higher commission and premium taxes related to higher premiums, as well as incentive compensation costs related to above-target financial performance and a contribution of $15.0 million to create the Anthem Foundation. Excluding the additional incentive compensation and foundation contribution costs, administrative expense was flat in 2000. The administrative expense ratio decreased 120 basis points primarily due to higher premiums as discussed above.

East

   The following table presents our East region's results of operations for the years ended December 31, 2000 and 1999. BCBS-NH is included from its October 27, 1999 acquisition date and BCBS-ME is included from its June 5, 2000 acquisition date.

                                         Year Ended
                                         December 31,
                                      ------------------
                                        2000      1999    $ Change % Change
                                      --------  --------  -------- --------
                                                ($ in Millions)
   Operating revenue and premium
    equivalents...................... $3,751.2  $2,272.8  $1,478.4     65.1%
                                      ========  ========  ======== ========
   Premiums.......................... $2,768.9  $1,495.4  $1,273.5     85.2%
   Administrative fees...............    144.1      99.7      44.4     44.5%
   Other revenue.....................      8.9       3.8       5.1    134.2%
                                      --------  --------  -------- --------
     Total operating revenue.........  2,921.9   1,598.9   1,323.0     82.7%
   Benefit expense...................  2,332.4   1,259.9   1,072.5     85.1%
   Administrative expense............    485.7     339.9     145.8     42.9%
                                      --------  --------  -------- --------
     Total operating expense.........  2,818.1   1,599.8   1,218.3     76.2%
                                      --------  --------  -------- --------
     Operating gain (loss)........... $  103.8  $   (0.9) $  104.7       NM(1)
                                      ========  ========  ======== ========
   Benefit expense ratio(2)..........     84.2%     84.3%           (10) bp(3)
   Administrative expense ratio:
     Calculated using operating
      revenue(4).....................     16.6%     21.3%          (470) bp(3)
     Calculated using operating
      revenue and premium
      equivalents(5).................     12.9%     15.0%          (210) bp(3)
   Operating margin(6)...............      3.6%    (0.1)%            370 bp(3)
   Membership (in thousands).........    2,093     1,397               49.8%

--------
(1) NM = Not meaningful.
(2) Benefit expense ratio = Benefit expense / Premiums.
(3) bp = basis point; one hundred basis points = 1%.
(4) Administrative expense / Operating revenue.
(5) Administrative expense / Operating revenue and premium equivalents.
(6) Operating margin = Operating gain / Total operating revenue.

   Premiums increased $1,273.5 million, or 85.2%, primarily due to the acquisitions of BCBS-NH in October 1999 ($474.6 million) and BCBS-ME in June 2000 ($445.4 million) and the conversion of the State of Connecticut account from self-funded to fully insured status in July 1999 ($197.8 million). Due to the State of Connecticut's conversion, 2000 included a full year of premiums versus six months of premiums (July through December) in 1999, since the new funding arrangement was changed effective July 1999. For the first six months of 1999, we recorded administrative fees for the State of Connecticut account, which is consistent with accounting practices for Self-funded business. Excluding the effect of acquisitions and the conversion of the State of Connecticut account, premiums increased $155.7 million, or 12.5%, in 2000 due to premium rate increases in group business and higher average membership.

   Administrative fees increased $44.4 million, or 44.5%, from $99.7 million in 1999 to $144.1 million in 2000. The BCBS-NH and BCBS-ME acquisitions contributed $66.6 million of this increase, while the conversion of the State of Connecticut account resulted in a decline in administrative fees of approximately $13.0 million. Excluding the effect of acquisitions and the conversion of the State of Connecticut account, administrative fees decreased $9.8 million, or 11.7%, primarily due to lower fees from Self-funded business and our decision to discontinue our contract as the Medicare Part A processor in Connecticut as of January 1, 2000. Self-funded administrative fees fell $8.8 million, or 12.9%, primarily due to our focus on growing Fully insured business. Medicare Part A fees were $3.0 million in 1999.

   Benefit expense increased $1,072.5 million, or 85.1%, primarily due to the acquisitions of BCBS-NH and BCBS-ME and the conversion of the State of Connecticut account from self-funded to fully insured status in July 1999. Excluding the effect of these acquisitions, benefit expense increased $285.7 million, or 23.9%, in 2000 due to the conversion of the State of Connecticut account ($163.3 million) and higher average membership.

   Benefit expense PMPM, excluding acquisitions, increased 5.1% in 2000. Prescription drug PMPM costs increased over 8% due to the introduction of new, higher cost drugs and increases in direct to consumer advertising by pharmaceutical companies. Utilization of a three-tiered drug program for our members has helped contain prescription drug costs.

   Inpatient, outpatient and professional PMPM cost increases were 1.8%, 5.7% and 5.1%, respectively. Utilization in all of these areas increased due to higher respiratory and cardiology medical conditions, which resulted in both higher admissions and increased additional follow-up treatment visits. The increase in inpatient PMPM costs was also impacted by a slightly longer average length of stay, offset by a decline in the average cost per inpatient visit.

   On an overall basis, the benefit expense ratio decreased 10 basis points from 84.3% in 1999 to 84.2% in 2000; however, excluding acquisitions, the benefit expense ratio decreased 60 basis points. Excluding acquisitions, the decrease in benefit expense ratio was primarily due to the effect of the relatively modest trends discussed above.

   Administrative expense increased $145.8 million, or 42.9%, primarily due to the acquisitions of BCBS-NH and BCBS-ME. Excluding these acquisitions, administrative expense decreased $35.0 million, or 10.8%, primarily due to a one-time expense of $41.9 million in 1999 associated with the settlement of a claim with respect to Medicare Part A claims processing related to activities prior to Anthem's merger with BCBS-CT as discussed above. Excluding acquisitions and the Medicare settlement, administrative expense increased $6.9 million, or 2.4%, primarily due to higher commissions and premium taxes, investments in e-business technology development, higher incentive compensation costs related to above-target financial performance and a contribution to create the Anthem Foundation.

   The administrative expense ratio in 2000 decreased 210 basis points primarily due to the effect of the Medicare Part A settlement described above (184 basis points). Excluding acquisitions and the Medicare settlement, the administrative expense ratio decreased 80 basis points primarily due to higher premiums as discussed above and productivity improvements implemented in the last half of 1999. These productivity improvements are a result of ongoing efforts to identify and implement more efficient processes in customer service and claims operations.

West

   Our Anthem West region was established in November 1999 following the acquisition of BCBS-CO/NV. Results of this segment have been recorded in the consolidated results from that date forward. The 1999 results include approximately one and one-half months activity, while the 2000 results include twelve months of results.

   The following table presents our West region's results of operations for the years ended December 31, 2000 and 1999:

                                                       Year Ended
                                                      December 31,
                                                     ---------------
                                                      2000   1999(1)  $ Change
                                                     ------  -------  --------
                                                         ($ in Millions)
   Operating revenue and premium equivalents........ $686.9   $86.9    $600.0
                                                     ======   =====    ======
   Premiums......................................... $569.6   $64.2    $505.4
   Administrative fees..............................   52.8     1.7      51.1
   Other revenue....................................    --      6.8      (6.8)
                                                     ------   -----    ------
     Total operating revenue........................  622.4    72.7     549.7
   Benefit expense..................................  491.7    55.0     436.7
     Administrative expense.........................  128.2    21.2     107.0
                                                     ------   -----    ------
     Total operating expense........................  619.9    76.2     543.7
                                                     ------   -----    ------
     Operating gain (loss).......................... $  2.5   $(3.5)   $  6.0
                                                     ======   =====    ======
   Benefit expense ratio(2).........................   86.3%   85.7%
   Administrative expense ratio:
     Calculated using operating revenue(3)..........   20.6%   29.2%
     Calculated using operating revenue and premium
      equivalents(4)................................   18.7%   24.4%
   Operating margin(5)..............................    0.4%   (4.8)%
   Membership (in thousands)........................    595     486

--------
(1) Includes one and one-half months of activity in 1999.
(2) Benefit expense ratio = Benefit expense / Premiums.
(3) Administrative expense / Operating revenue.
(4) Administrative expense / Operating revenue and premium equivalents.
(5) Operating margin = Operating gain / Total operating revenue.

   Operating results in the West improved in 2000, primarily due to reduced administrative expense as a result of integration savings and cost reduction programs as well as higher membership. Membership increased 22.4% due to higher sales and better retention of business. These cost reduction programs included reducing levels of management and improving productivity in customer service and claims operations. The administrative expense ratio declined 570 basis points as a result of lower administrative expenses and higher membership.

   Benefit expense PMPM increased approximately 16% in 2000, primarily due to higher outpatient and inpatient costs, reflecting increased utilization and unit costs for both outpatient and inpatient services. In response to these trends, our West region is seeking to implement new contracts with providers. The improvement in the administrative expense ratio more than offset increased benefit expense, resulting in a $6.0 million increase in operating results.

Specialty

   The following table presents our Specialty segment's results of operations for the years ended December 31, 2000 and 1999:

                                           Year Ended
                                          December 31,
                                          --------------
                                           2000    1999   $ Change % Change
                                          ------  ------  -------- --------
                                                  ($ in Millions)
   Operating revenue and premium
    equivalents.......................... $338.7  $255.3   $83.4       32.7%
                                          ======  ======   =====   ========
   Premiums from life and disability..... $123.7  $ 96.3   $27.4       28.5%
   Administrative fees...................   31.8    14.6    17.2      117.8%
   Other revenue.........................  176.8   138.2    38.6       27.9%
                                          ------  ------   -----   --------
     Total operating revenue.............  332.3   249.1    83.2       33.4%
   Benefit expense.......................   92.6    73.8    18.8       25.5%
   Administrative expense................  214.8   159.1    55.7       35.0%
                                          ------  ------   -----   --------
     Total operating expense.............  307.4   232.9    74.5       32.0%
                                          ------  ------   -----   --------
     Operating gain...................... $ 24.9  $ 16.2   $ 8.7       53.7%
                                          ======  ======   =====   ========
   Benefit expense ratio(1)..............   74.9%   76.6%          (170) bp(2)
   Administrative expense ratio:
     Calculated using operating
      revenue(3).........................   64.6%   63.9%             70 bp(2)
     Calculated using operating revenue
      and premium equivalents(4).........   63.4%   62.3%            110 bp(2)
   Operating margin(5)...................    7.5%    6.5%            100 bp(2)

--------
(1) Benefit expense ratio = Benefit expense / Premiums.
(2) bp = basis point; one hundred basis points = 1%.
(3) Administrative expense / Operating revenue.
(4) Administrative expense / Operating revenue and premium equivalents.
(5) Operating margin = Operating gain / Total operating revenue.

   Life and disability premiums increased $27.4 million, or 28.5%, primarily due to the acquisition of Rocky Mountain Life or RML, an affiliate of BCBS-CO/NV. Excluding the acquisition of RML, premiums increased $4.5 million, or 4.8%, due to higher life sales in our Midwest region. Administrative fees increased $17.2 million, or 117.8%, due to the acquisitions of Occupational Healthcare Management Services, Inc., a worker's compensation third party administration company, and Health Management Systems, Inc., a dental benefits third party administration company, both subsidiaries of BCBS-CO/NV. Excluding these acquisitions, administrative fees were essentially flat.

   Other revenue increased $38.6 million, or 27.9%, primarily from APM. In 2000, APM began to provide pharmacy benefit management services to both BCBS-NH and Anthem Alliance Health Insurance Company. These new markets for APM generated an additional $3.5 million of other revenue in 2000. Excluding new markets, other revenue increased primarily due to higher mail and retail volumes related to increased membership and utilization. Mail service membership increased 26% while retail service membership increased 80%. Mail service prescription volume increased 15% and retail prescription volume increased 39%.

   Benefit expense increased $18.8 million, or 25.5%, due to the acquisition of RML. Excluding the acquisition of RML, benefit expense increased $3.9 million, or 5.4%, in line with the increase in life and disability premiums. The benefit expense ratio was 74.9% in 2000, a 170 basis point decrease from 1999 primarily due to the acquisition of RML, which generates a lower benefit expense ratio than our other life business. Our other life business includes two large customers that generate higher benefit expense ratios as these two customers are retrospectively experience rated. These higher benefit expense ratios are offset by a lower administrative expense ratio on these two customers. One of these customers terminated at the end of 1999, although this group had a small profit margin and its termination should not impact future results.

   Administrative expense increased $55.7 million, or 35.0%, as a result of the acquisitions mentioned above and APM. Excluding acquisitions, administrative expense increased $33.9 million, or 21.4%, primarily due to increased membership and volume at APM. Administrative expense ratio increased 110 basis points, primarily due to costs at APM associated with adding additional customers in 2001.

Other

   The following table presents the results of operations for our Other segment for the years ended December 31, 2000 and 1999:

                                           Year Ended
                                          December 31,
                                         ----------------
                                          2000     1999    $ Change % Change
                                         -------  -------  -------- --------
                                                  ($ in Millions)
   Operating revenue and premium
    equivalents......................... $ 206.4  $ 184.4   $ 22.0    11.9%
                                         =======  =======   ======   =====
   Premiums............................. $  72.0  $  33.3   $ 38.7   116.2%
   Administrative fees..................   272.1    252.3     19.8     7.8%
   Other revenue (expense)..............  (137.7)  (101.2)   (36.5)   36.1%
                                         -------  -------   ------   -----
     Total operating revenue............   206.4    184.4     22.0    11.9%
   Benefit expense......................    78.9     31.8     47.1   148.1%
   Administrative expense...............   162.4    172.3     (9.9)   (5.7)%
                                         -------  -------   ------   -----
     Total operating expense............   241.3    204.1     37.2    18.2%
                                         -------  -------   ------   -----
     Operating loss..................... $ (34.9) $ (19.7)  $(15.2)     NM(1)
                                         =======  =======   ======   =====

--------
(1) NM = Not meaningful

   Premiums increased $38.7 million, or 116.2%, primarily due to higher premiums at Anthem Alliance Health Insurance Company related to amounts received from the Department of Defense. These amounts were received in connection with a global settlement related to a series of bid price adjustments, requests for equitable adjustments and change orders filed during the past two years with the Department of Defense under the TRICARE program. Other administrative fees increased $19.8 million, or 7.8%, primarily due to increased revenues at AdminaStar Federal related to performing additional customer service activities for Medicare beneficiaries. Excluding intersegment revenues in 2000 of $145.7 million and in 1999 of $104.3 million, other revenue increased $4.9 million, or 158.1%, due to Anthem Alliance Health Insurance Company's assuming additional administrative services related to the TRICARE contract during 2000.

   Benefit expense increased $47.1 million, or 148.1%, primarily due to the services provided and risks assumed related to the global settlement received by Anthem Alliance Health Insurance Company. Benefit expense associated with the global settlement offset most of the increase in premiums associated with the global settlement and bid price adjustments.

   Excluding intersegment administrative expenses in 2000 of $154.1 million and in 1999 of $112.1 million, administrative expense increased $32.1 million, or 11.3%, primarily due to expenses associated with AdminaStar Federal's additional customer service activities and Anthem Alliance Health Insurance Company's assuming additional administrative services.

   Certain corporate expenses are not allocated to our business segments. These unallocated expenses account for $39.9 million in 2000 and $26.7 million in 1999, and primarily include such items as unallocated incentive compensation and other expenses associated with discontinued operations. Excluding unallocated corporate expenses, operating gain was $5.0 million in 2000, $2.0 million, or 28.6%, less than in 1999. Most of the decrease is due to higher non-reimbursable administrative expense at AdminaStar Federal.

MEMBERSHIP--Year Ended December 31, 1999 Compared to Year Ended December 31,
1998

   Our membership data presented below are unaudited and include estimates based upon the number of contracts in place at the period-end date and an actuarial estimate of the number of members represented by each contract. The following table presents membership by region, customer type and funding type as of December 31, 1999 and 1998, comparing total and "same store" (after removing the impact of acquisitions) membership, respectively:

                                   MEMBERSHIP

                                             Same           Total        Same Store
                         Total               Store Total -------------  ------------
                         1999  Acquisitions* 1999  1998  Change    %    Change   %
                         ----- ------------- ----- ----- ------  -----  ------ -----
                                              (In Thousands)
Region
  Midwest............... 4,382      --       4,382 4,199   183     4.4%  183     4.4%
  East.................. 1,397      366      1,031   968   429    44.3    63     6.5
  West..................   486      486        --    --    486     --    --      --
                         -----      ---      ----- ----- -----   -----   ---   -----
    Total............... 6,265      852      5,413 5,167 1,098    21.3%  246     4.8%
                         =====      ===      ===== ===== =====   =====   ===   =====
Customer Type
  Large group........... 2,249      349      1,900 1,852   397    21.4%   48     2.6%
  Small group...........   637       76        561   559    78    14.0     2     0.4
  Individual............   586      108        478   478   108    22.6     0     0.0
  National.............. 2,106      213      1,893 1,696   410    24.2   197    11.6
  Medicare + Choice.....    96       13         83    81    15    18.5     2     2.5
  Federal Employee
   Program..............   362       89        273   268    94    35.1     5     1.9
  TRICARE...............   129      --         129   153   (24)  (15.7)  (24)  (15.7)
  Medicaid..............   100        4         96    80    20    25.0    16    20.0
                         -----      ---      ----- ----- -----   -----   ---   -----
    Total............... 6,265      852      5,413 5,167 1,098    21.3%  246     4.8%
                         =====      ===      ===== ===== =====   =====   ===   =====
Funding Type
  Fully insured......... 3,354      552      2,802 2,791   563    20.2%   11     0.4%
  Self-funded........... 2,911      300      2,611 2,376   535    22.5   235     9.9
                         -----      ---      ----- ----- -----   -----   ---   -----
    Total............... 6,265      852      5,413 5,167 1,098    21.3%  246     4.8%
                         =====      ===      ===== ===== =====   =====   ===   =====

--------
* Represents acquisitions of BCBS-NH and BCBS-CO/NV.

   Most of our membership growth in 1999 was due to the acquisitions of BCBS-NH and BCBS-CO/NV.

   Same store membership increased 246,000, or 4.8%, primarily due to a significant increase in National BlueCard activity and growth in Large group and Medicaid membership, which more than offset a decline in TRICARE membership. Membership growth in group businesses was 50,000, or 2.1%, and reflects the impact of both significant premium rate increases implemented to improve profitability and severe price competition in several of our key markets. TRICARE membership fell primarily due to more military personnel selecting military primary care providers instead of civilian primary care providers. Only those military personnel selecting civilian primary care providers from Anthem's network are included in our membership data.

   Self-funded membership increased primarily due to an increase in BlueCard utilization. Fully insured membership decreased primarily due to lower retention of Large group insured business following our January 1999 renewals and lower TRICARE membership. Midwest membership grew in 1999 primarily from growth in BlueCard utilization, reflecting greater overall membership in the BCBS systems nationwide, as well as higher claims activity by BlueCard members in Anthem's "host" territories. East membership showed strong growth primarily due to higher BlueCard membership and Small group sales in Connecticut.

Results of Operations for the Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

   The following table presents our consolidated results of operations for the years ended December 31, 1999 and 1998:

                                         Year Ended
                                         December 31,
                                      ------------------
                                        1999      1998    $ Change  % Change
                                      --------  --------  --------  --------
                                                ($ in Millions)
   Operating revenue and premium
    equivalents(1)..................  $8,691.6  $7,987.4  $ 704.2        8.8%
                                      ========  ========  =======   ========
   Premiums.........................  $5,418.5  $4,739.5  $ 679.0       14.3%
   Administrative fees..............     611.1     575.6     35.5        6.2%
   Other revenue....................      51.0      74.6    (23.6)     (31.6)%
                                      --------  --------  -------   --------
     Total operating revenue........   6,080.6   5,389.7    690.9       12.8%
   Benefit expense..................   4,582.7   3,934.2    648.5       16.5%
   Administrative expense...........   1,469.4   1,420.1     49.3        3.5%
                                      --------  --------  -------   --------
     Total operating expense........   6,052.1   5,354.3    697.8       13.0%
                                      --------  --------  -------   --------
   Operating gain...................      28.5      35.4     (6.9)     (19.5)%
   Net investment income............     152.0     136.8     15.2       11.1%
   Net realized gains on
    investments.....................      37.5     155.9   (118.4)     (75.9)%
   Interest expense.................      30.4      27.9      2.5        9.0%
   Amortization of intangibles......      12.7      12.0      0.7        5.8%
   Endowment of non-profit
    foundations.....................     114.1       --     114.1         NM(2)
                                      --------  --------  -------   --------
   Income from continuing operations
    before taxes and minority
    interest........................      60.8     288.2   (227.4)     (78.9)%
   Income taxes.....................      10.2     110.9   (100.7)     (90.8)%
   Minority interest (credit).......      (0.3)     (1.1)     0.8         NM(2)
                                      --------  --------  -------   --------
   Income from continuing
    operations......................      50.9     178.4   (127.5)     (71.5)%
   Discontinued operations, net of
    income taxes
     Loss from discontinued
      operations prior to disposal..       --       (3.9)     3.9         NM(2)
     Loss on disposal of
      discontinued operations.......      (6.0)     (2.1)    (3.9)        NM(2)
                                      --------  --------  -------   --------
   Net income.......................  $   44.9  $  172.4  $(127.5)     (74.0)%
                                      ========  ========  =======   ========
   Benefit expense ratio(3).........      84.6%     83.0%             160 bp(4)
   Administrative expense ratio:
     Calculated using operating
      revenue(5)....................      24.2%     26.3%           (210) bp(4)
     Calculated using operating
      revenue and premium
      equivalents(6)................      16.9%     17.8%            (90) bp(4)
   Operating margin(7)..............       0.5%      0.7%            (20) bp(4)

--------
(1) The self-funded claims included in Operating revenue and premium equivalents for the years ended December 31, 1999 and 1998 were $2,611.0 and $2,597.7, respectively.
(2) NM = Not meaningful.
(3) Benefit expense ratio = Benefit expense / Premiums.
(4) bp = basis point; one hundred basis points = 1%.
(5) Administrative expense / Operating revenue.
(6) Administrative expense / Operating revenue and premium equivalents.
(7) Operating margin = Operating gain / Total operating revenue.

   Premiums increased $679.0 million, or 14.3%, in 1999. The acquisitions of BCBS-NH and BCBS-CO/NV, which were both accounted for using the purchase accounting method during the last quarter of 1999, accounted for $140.7 million of the overall increase. Midwest and East, excluding the impact of the BCBS-NH acquisition, accounted for $196.0 million and $333.6 million of the increase, respectively. The increase in the Midwest was a result of both rate increases and increased enrollment. East's increase was attributable to the conversion of the State of Connecticut account to a fully insured arrangement in July 1999 from a self-insured status for all of 1998, as well as rate increases and enrollment growth. These increases are explained more fully in the Midwest and East discussions that follow.

   Administrative fees increased 6.2% from $575.6 million in 1998 to $611.1 million in 1999. Most of this increase was from higher BlueCard membership and revenues. The acquisitions of BCBS-NH and BCBS-CO/NV had relatively little effect ($5.5 million) on the increase in administrative fees. Other revenue decreased $23.6 million, or 31.6%, primarily due to the sale of two non-core businesses during 1998. Excluding the sale of these businesses and the acquisitions of BCBS-NH and BCBS-CO/NV, other revenue decreased $8.1 million, or 15.5%, primarily due to a one-time fee received in 1998 related to the termination of a large block of group life business.

   Benefit expense increased $648.5 million, or 16.5%, in 1999 due to increases in costs of care, growth in membership and the acquisitions of BCBS-NH and BCBS-CO/NV. Midwest accounted for $239.3 million of the increase, resulting from both enrollment growth and increased costs. East, excluding the impact of the BCBS-NH acquisition, increased by $296.0 million. Conversion of the State of Connecticut account to fully insured from self-insured status and increased outpatient and prescription drug costs contributed to these increases. These factors are discussed more fully in the Midwest and East discussions that follow.

   Administrative expense increased $49.3 million, or 3.5%, in 1999 primarily due to acquisitions and a $41.9 million expense resulting from a settlement agreement with the OIG to resolve an investigation into alleged misconduct in the Medicare fiscal intermediary operations of BCBS-CT. The events giving rise to this investigation occurred prior to the merger of BCBS-CT with Anthem. After taking the acquisitions and OIG settlement increases into account, overall administrative expense decreased by $30.1 million, or 2.1%, from 1998. Simultaneously, same store membership increased by 4.8%. Midwest expenses decreased by $20.8 million, or 2.6%, primarily as a result of divestiture of two small non-core businesses in 1999 (1998 included a full year of expenses associated with these businesses while 1999 included only a partial year). East expenses, excluding the impact of BCBS-NH and the OIG settlement, decreased by $12.1 million, or 4.1%. This decrease was primarily as a result of various cost control initiatives being implemented in late 1998 and early 1999, primarily related to installation of more efficient processes in our customer service and claims operations.

   Net investment income increased by $15.2 million, or 11.1%, to $152.0 million in 1999 from $136.8 million in 1998. During the first half of 1998, we completed a portfolio restructuring that resulted in increasing the allocation of our investment in fixed income securities in our portfolio and reducing the amount of equity securities. Equities with a market value of $437.3 million were sold as part of this restructuring and reinvested in fixed income securities, reducing the equity allocation in the portfolio from 33% to 18%. This, coupled with rising interest rates, resulted in higher investment income in 1999, as we had a higher portion of the investment portfolio in fixed income securities for a full year in 1999 compared to only three quarters in 1998. Net realized gains on investments were $37.5 million in 1999, a decrease of $118.4 million, or 75.9%, from net gains of $155.9 million in 1998. As discussed above, we executed a restructuring of the portfolio in 1998 to allocate a higher portion of our investments to fixed income securities. This restructuring generated approximately $80.0 million of realized capital gains during the year ended December 31, 1998. The remaining $38.4 million of the 1999 decrease resulted from gains realized through normal trading during robust market conditions in 1998.

   Interest expense increased $2.5 million, or 9.0%, in 1999 as we borrowed $220.0 million in the fourth quarter of 1999 to partially fund the acquisitions of BCBS-NH and BCBS-CO/NV in the fourth quarter of 1999.

   Amortization of intangibles increased $0.7 million, or 5.8%, in 1999. The increase in amortization was primarily due to goodwill created from the acquisitions of BCBS-NH and BCBS-CO/NV in late 1999.

   The endowment of non-profit foundations of $114.1 million in 1999 arose from the settlements of charitable asset claims brought by Attorneys General of the states of Kentucky, Ohio and Connecticut. In 1999, contributions of $45.0 million, $28.0 million and $41.1 million were made for the benefit of charitable foundations in Kentucky, Ohio and Connecticut, respectively.

   Income tax expense was $10.2 million in 1999, compared to $110.9 million in 1998. The higher tax expense in 1998 reflected the higher pre-tax income recognized in that period. Also, the effective tax rate for the year ended December 31, 1999 was 16.7%, while the rate for the same period in 1998 was 38.5%. The decrease in our effective tax rate was primarily due to a reduction in the valuation allowance on deferred tax assets. The effective rate for the year ended December 31, 1998 was higher than the combined statutory rates primarily due to state and local taxes. A reconciliation to the statutory rate for both years is included in Note 10 to our audited consolidated financial statements.

   Net income in 1999 was $44.9 million, a $127.5 million, or 74%, decrease from $172.4 million for the prior year. As discussed above, the primary reasons for the lower net income were reduced realized capital gains, the endowment of non-profit foundations and the OIG settlement, offset in part by lower income taxes and improved administrative expense ratios.

Midwest

   The following table presents our Midwest region's results of operations for the years ended December 31, 1999 and 1998:

                                         Year Ended
                                         December 31,
                                      ------------------
                                        1999      1998    $ Change % Change
                                      --------  --------  -------- --------
                                                ($ in Millions)
   Operating revenue and premium
    equivalents...................... $5,892.2  $5,681.8   $210.4       3.7%
                                      ========  ========   ======  ========
   Premiums.......................... $3,729.3  $3,533.3   $196.0       5.5%
   Administrative fees...............    242.8     234.8      8.0       3.4%
   Other revenue.....................      3.4       3.0      0.4      13.3%
                                      --------  --------   ------  --------
     Total operating revenue.........  3,975.5   3,771.1    204.4       5.4%
   Benefit expense...................  3,162.2   2,922.9    239.3       8.2%
   Administrative expense............    776.9     797.7    (20.8)     (2.6)%
                                      --------  --------   ------  --------
     Total operating expense.........  3,939.1   3,720.6    218.5       5.9%
                                      --------  --------   ------  --------
     Operating gain.................. $   36.4  $   50.5   $(14.1)    (27.9)%
                                      ========  ========   ======  ========
   Benefit expense ratio(1)..........     84.8%     82.7%            210 bp(2)
   Administrative expense ratio:
     Calculated using operating
      revenue(3).....................     19.5%     21.2%          (170) bp(2)
     Calculated using operating
      revenue and premium
      equivalents(4).................     13.2%     14.0%           (80) bp(2)
   Operating margin(5)...............      0.9%      1.3%           (40) bp(2)
   Membership (in thousands).........    4,382     4,199                4.4%

--------
(1) Benefit expense ratio = Benefit expense /Premiums.
(2) bp = basis point; one hundred basis points = 1%.
(3) Administrative expense / Operating revenue.
(4) Administrative expense / Operating revenue and premium equivalents.
(5) Operating margin = Operating gain / Total operating revenue.

   Premiums increased $196.0 million, or 5.5%, primarily due to higher premiums PMPM, which more than offset the effect of lower average membership throughout the year. Premiums PMPM increased 10.7% from $133.32 in 1998 to $147.57 in 1999, primarily due to rate increases in group and National businesses. Group premiums PMPM increased 10.2% from $127.54 in 1998 to $140.60 in 1999, reflecting premium rate increases averaging 15% in response to increasing claim trends. Average insured group membership fell 4.6%, primarily due to competitive pressures in Kentucky and Ohio. National PMPM premiums increased 14.6% from $137.99 in 1998 to $158.15 in 1999, due to rate increases implemented in response to increasing claim trends. Average National insured membership decreased 9.1% or 9,600 members, primarily due to non-renewals at the beginning of 1999.

   Administrative fees increased 3.4% from $234.8 million in 1998 to $242.8 million in 1999. Most of this increase was from membership growth in National self-funded business which more than offset reductions arising from the sale of our worker's compensation third party administration subsidiary and a physician's group practice during 1999. Excluding the administrative fees from the divested businesses, administrative fees increased $20.1 million, or 9.5%, to $231.4 million in 1999 due to membership growth in National self-funded business.

   Benefit expense increased $239.3 million, or 8.2%, in 1999 primarily due to higher benefit expense PMPM, which was offset by the effect of lower average membership throughout the year.

Benefit expense PMPM increased 13.0% from $110.69 in 1998 to $125.13 in 1999 primarily due to higher outpatient costs and higher prescription drug costs. Increases in outpatient costs were primarily due to continued shifting of services to outpatient settings versus inpatient service, which has increased both utilization and unit costs. Improved medical technology has also allowed more complicated medical procedures to be performed on an outpatient basis, thus increasing unit costs.

   Prescription drug cost increases accelerated in 1999 primarily due to introduction of new, higher cost drugs and increases in direct-to-consumer advertising by pharmaceutical companies. Midwest utilized several strategies to optimize prescription drug benefits, including expanded use of drug formularies and expansion of a three-tiered drug program for our members.

   The benefit expense ratio increased 210 basis points from 82.7% in 1998 to 84.8% in 1999, as the growth in premium PMPM of 10.7% was not sufficient to cover the growth in benefit expense PMPM of 13.0% as discussed above. Ohio group, National business and Medicare + Choice were the primary drivers of the deterioration in benefit expense ratio. Ohio group and National were impacted by increasing outpatient and prescription drug costs, while Medicare + Choice was impacted by provider risk share write-offs and claim reserve increases. Provider risk share agreements were used in Medicare + Choice business in Ohio in order to share the risk of claim costs with providers. Midwest implemented corrective pricing actions late in 1999 that were targeted at improving underwriting results.

   Administrative expense decreased $20.8 million, or 2.6%, in 1999, primarily due to the sale of a worker's compensation third party administration company and physicians' group practice in July 1999, and the effect of expense reduction programs initiated in 1998. Most of the benefit of these programs occurred in 1999. These expense reduction programs included process improvements in claims and customer service operations and reduction in the number of levels of management. The administrative expense ratio decreased 80 basis points from 14.0% in 1998 to 13.2% in 1999 primarily due to higher premiums and the reduced administrative expense discussed above.

East

   The following table presents our East region's results of operations for the years ended December 31, 1999 and 1998. BCBS-NH results are included from October 27, 1999:

                                       Year Ended
                                       December 31,
                                    -------------------
                                      1999       1998     $ Change % Change
                                    --------   --------   -------- --------
                                              ($ in Millions)
   Operating revenue and premium
    equivalents.................... $2,272.8   $1,871.5    $401.3      21.4%
                                    ========   ========    ======  ========
   Premiums........................ $1,495.4   $1,088.3    $407.1      37.4%
   Administrative fees.............     99.7       91.4       8.3       9.1%
   Other revenue...................      3.8       11.2      (7.4)    (66.1)%
                                    --------   --------    ------  --------
     Total operating revenue.......  1,598.9    1,190.9     408.0      34.3%
   Benefit expense.................  1,259.9      901.9     358.0      39.7%
   Administrative expense..........    339.9      294.6      45.3      15.4%
                                    --------   --------    ------  --------
     Total operating expense.......  1,599.8    1,196.5     403.3      33.7%
                                    --------   --------    ------  --------
     Operating loss................ $   (0.9)  $   (5.6)   $  4.7        NM(1)
                                    ========   ========    ======  ========
   Benefit expense ratio(2)........     84.3%      82.9%             140 bp(3)
   Administrative expense ratio:
     Calculated using operating
      revenue(4)...................     21.3%      24.7%           (340) bp(3)
     Calculated using operating
      revenue and premium
      equivalents(5)...............     15.0%      15.7%            (70) bp(3)
   Operating margin(6).............     (0.1)%     (0.5)%             40 bp(3)
   Membership (in thousands).......    1,397        968                44.3%

--------
(1) NM = Not meaningful.
(2) Benefit expense ratio = Benefit expense / Premiums.
(3) bp = basis point; one hundred basis points = 1%.
(4) Administrative expense / Operating revenue.
(5) Administrative expense / Operating revenue and premium equivalents.
(6) Operating margin = Operating gain / Total operating revenue.

   Premiums increased $407.1 million, or 37.4%, primarily due to the conversion of the State of Connecticut account from self-funded to fully insured in July 1999 and the acquisition of BCBS-NH in October 1999. Excluding the effect of $73.5 million in premiums from the acquisition, premiums increased 30.7%. The State of Connecticut account accounted for $175.0 million, or 52.5%, of the increase. Excluding the effect of the acquisition and the conversion of the State of Connecticut account, premiums increased $158.6 million, or 14.6%, primarily due to premium rate increases in group business and higher average membership.

   Administrative fees increased $8.3 million, or 9.1%, from $91.4 million in 1998 to $99.7 million in 1999. The acquisition of BCBS-NH accounted for $3.8 million of the increase. Conversion of the State of Connecticut account from self-funded to fully insured caused a $10.6 million reduction in administrative fees in 1999. Excluding the effect of the acquisition of BCBS-NH and the conversion of the State of Connecticut account, administrative fees increased $15.1 million, or 22.1%, to $83.5 million in 1999. This increase in administrative fees was primarily due to higher sales of self-funded business in Connecticut. Other revenue decreased $7.4 million, or 66.1%, in 1999 primarily due to the sale of a small real estate subsidiary at the end of 1998.

   Benefit expense increased $358.0 million, or 39.7%, primarily due to the conversion of the State of Connecticut account from self-funded to fully insured in July 1999 and the acquisition of BCBS-NH in October 1999. Excluding the effect of $62.0 million of benefit expense from BCBS-NH, benefit expense increased $296.0 million, or 32.8%, in 1999 primarily due to the conversion of the State of Connecticut account, which accounted for $154.1 million, or 52.1%, of the increase. Excluding the effect of the acquisition and the conversion of the State of Connecticut account, benefit expense increased $141.9 million, or 15.7%, due to increasing cost of care trends and higher average membership.

   The benefit expense ratio increased 140 basis points from 82.9% in 1998 to 84.3% in 1999. However, excluding the effect of the conversion of the State of Connecticut account, benefit expense ratio increased 80 basis points to 83.7%. The acquisition of BCBS-NH had no effect on the benefit expense ratio in 1999.

   Administrative expense increased $45.3 million, or 15.4%, primarily due to a one-time expense of $41.9 million in 1999 associated with a settlement of claims brought by the OIG, alleging overpayment for Medicare Part A claims prior to Anthem's merger with BCBS-CT. Excluding this settlement and the acquisition of BCBS-NH, administrative expense decreased $12.1 million, or 4.1%, as a result of the implementation of cost savings initiatives in Connecticut designed to identify duplication of administrative services and improve efficiency in the services we provide our customers. Excluding acquisitions and the Medicare settlement, the administrative expense ratio improved 270 basis points to 13.0% in 1999.

West

   The following table presents our West region's results of operations for the period ended December 31, 1999:

                                                               Period Ended
                                                             December 31, 1999
                                                             -----------------
                                                              ($ in Millions)
   Operating revenue and premium equivalents................       $86.9
                                                                   =====
   Premiums.................................................       $64.2
   Administrative fees......................................         1.7
   Other revenue............................................         6.8
                                                                   -----
     Total operating revenue................................        72.7
   Benefit expense..........................................        55.0
   Administrative expense...................................        21.2
                                                                   -----
     Total operating expense................................        76.2
                                                                   -----
     Operating loss.........................................       $(3.5)
                                                                   =====
   Benefit expense ratio(1).................................        85.7%
   Administrative expense ratio:
     Calculated using operating revenue(2)..................        29.2%
     Calculated using operating revenue and premium
      equivalents(3)........................................        24.4%
   Operating margin(4)......................................        (4.8)%
   Membership (in thousands)................................         486

--------
(1) Benefit expense ratio = Benefit expense / Premiums.
(2) Administrative expense / Operating revenue.
(3) Administrative expense / Operating revenue and premium equivalents.
(4) Operating margin = Operating gain / Total operating revenue.

   Anthem West was established with the acquisition of BCBS-CO/NV on November 16, 1999. Results of operations for this segment have been included in our consolidated financial statements since the purchase date. This transaction was accounted for as a purchase and, accordingly, 1999 includes only a partial year with no results reported for 1998. At the time of the acquisition, we began to fully implement our turnaround strategy for West. We implemented cost reduction programs, including reducing layers of management, integrating certain administrative functions into existing Anthem operations and instituting appropriate pricing discipline and customer service standards.

Specialty

   The following table presents our Specialty segment's results of operations for the years ended December 31, 1999 and 1998:

                                           Year Ended
                                          December 31,
                                          --------------
                                           1999    1998   $ Change % Change
                                          ------  ------  -------- --------
                                                  ($ in Millions)
   Operating revenue and premium
    equivalents.......................... $255.3  $248.0   $ 7.3        2.9%
                                          ======  ======   =====   ========
   Premiums from life and disability..... $ 96.3  $ 90.3   $ 6.0        6.6%
   Administrative fees...................   14.6    21.1    (6.5)     (30.8)%
   Other revenue.........................  138.2   130.2     8.0        6.1%
                                          ------  ------   -----   --------
     Total operating revenue.............  249.1   241.6     7.5        3.1%
   Benefit expense.......................   73.8    76.1    (2.3)      (3.0)%
   Administrative expense................  159.1   142.3    16.8       11.8%
                                          ------  ------   -----   --------
     Total operating expense.............  232.9   218.4    14.5        6.6%
                                          ------  ------   -----   --------
     Operating gain...................... $ 16.2  $ 23.2   $(7.0)     (30.2)%
                                          ======  ======   =====   ========
   Benefit expense ratio (1).............   76.6%   84.3%          (770) bp(2)
   Administrative expense ratio:
     Calculated using operating revenue
      (3)................................   63.9%   58.9%            500 bp(2)
     Calculated using operating revenue
      and premium equivalents (4)........   62.3%   57.4%            490 bp(2)
   Operating margin (5)..................    6.5%    9.6%          (310) bp(2)

--------
(1) Benefit expense ratio = Benefit expense / Premiums.
(2) bp = basis point; one hundred basis points = 1%.
(3) Administrative expense / Operating revenue.
(4) Administrative expense / Operating revenue and premium equivalents.
(5) Operating margin = Operating gain / Total operating revenue.

   Premiums increased $6.0 million, or 6.6%, primarily due to higher group life sales that offset the sale of a small block of unprofitable non-core health business. Administrative fees decreased $6.5 million, or 30.8%, primarily due to loss of third party business at APM. Other revenue increased $8.0 million, or 6.1%, primarily due to growth in business with other Anthem companies.

   Benefit expense decreased $2.3 million, or 3.0%, primarily due to the sale of the non-core block of group life and health business in California. The effect of this sale on the benefit expense ratio in 1999 was a reduction of 490 basis points. The benefit expense ratio fell an additional 280 basis points primarily due to a change in the funding arrangement with a major group in California. Until October 1998, we held the assets of this group's retirement funding account and utilized investment income from these assets to subsidize the group's life insurance premiums. In October 1998, the retirement funding account was returned to the group. Since investment income was no longer available to subsidize the life insurance premiums, the premiums paid by the group increased, resulting in a lower benefit expense ratio.

   Administrative expense increased primarily at APM due to higher mail order volume, costs associated with switching third party claims processing vendors, as well as costs incurred in anticipation of adding the business of BCBS-NH and BCBS-CO/NV.

   Operating gain decreased $7.0 million, or 30.2%, primarily due to the loss of a large customer in 1999 and an increase in drug rebates shared with our Midwest region.

Other

   The following table presents our Other segment's results of operations for the years ended December 31, 1999 and 1998:

                             Year Ended
                            December 31,
                           ---------------
                            1999     1998   $ Change % Change
                           -------  ------  -------- --------
                                   ($ in Millions)
Operating revenue and
 premium equivalents...... $ 184.4  $186.1   $ (1.7)   (0.9)%
                           =======  ======   ======    ====
Premiums.................. $  33.3  $ 27.6   $  5.7    20.7%
Administrative fees.......   252.3   228.3     24.0    10.5%
Other revenue (expense)...  (101.2)  (69.8)   (31.4)   45.0%
                           -------  ------   ------    ----
  Total operating
   revenue................   184.4   186.1     (1.7)   (0.9)%
Benefit expense...........    31.8    33.3     (1.5)   (4.5)%
Administrative expense....   172.3   185.5    (13.2)   (7.1)%
                           -------  ------   ------    ----
  Total operating
   expense................   204.1   218.8    (14.7)   (6.7)%
                           -------  ------   ------    ----
Operating loss............ $ (19.7) $(32.7)  $ 13.0      NM(1)
                           =======  ======   ======    ====

--------
(1) NM = Not meaningful.

   Premiums increased $5.7 million, or 20.7%, primarily due to additional premiums from non-core business that was subsequently disposed of in 1999. The business that was sold generated $11.4 million of premiums in 1999 versus $2.2 million in 1998. Excluding this business, premiums decreased $3.5 million, or 13.8%, due to lower membership at Anthem Alliance Health Insurance Company, as more military personnel opted to use military primary care physicians instead of civilian primary care physicians. Administrative fees increased $24.0 million, or 10.5%, primarily due to increased business at AdminaStar Federal. Excluding intersegment other revenue of $104.3 million and $105.8 million in 1999 and 1998, respectively, other revenue decreased $32.9 million, or 91.4%, to $3.1 million in 1999 primarily due to the transfer of document management operations to our Midwest region at the beginning of 1999 and the sale of non-core businesses.

   Benefit expense decreased $1.5 million, or 4.5%, primarily due to lower membership at Anthem Alliance Health Insurance Company as discussed above.

   Excluding intersegment administrative expense of $112.1 million and $116.3 million in 1999 and 1998 respectively, administrative expense decreased $17.4 million, or 5.8%, primarily due to sale of non-core businesses during 1998, transfer of document management operations and lower unallocated corporate expenses. Excluding the sale of non-core businesses, administrative expense decreased $1.1 million, or 0.4%, to $284.4 million in 1999.

   Almost all of our operating loss reported in our Other segment relates to unallocated corporate expenses. In 1999, unallocated corporate expenses were $26.7 million versus $32.1 million in 1998, primarily due to higher employee benefit cost allocations in 1999.

Income Taxes

   Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," requires, among other things, the separate recognition, measured at currently enacted tax rates, of deferred tax assets and deferred tax liabilities for the tax effect of temporary differences between the financial reporting and tax reporting. A valuation allowance must be established for deferred tax assets if it is "more likely than not" that all or a portion may not be realized. See Note 10 to the audited consolidated financial statements for additional information.

   We believe we will be able to realize the benefit of the net deferred tax asset of $2.7 million as of June 30, 2001. This net deferred tax asset is comprised of a gross tax asset of $484.5 million, less a valuation allowance of $262.2 million and a deferred tax liability of $219.6 million. We believe that the allowance is sufficient and at each quarterly financial reporting date, we evaluate each of our gross deferred tax assets based on each of the five key elements that follow:

  . the types of temporary differences making up our gross deferred tax asset;

  .  the anticipated reversal periods of those temporary differences;

  . the amount of taxes paid in prior periods and available for a carry-back claim;

  .  the forecasted near term future taxable income; and

  . any significant other issues impacting the likely realization of the benefit of the temporary differences.

   As an entity taxed under Internal Revenue Code Section 833, at June 30, 2001, we have tax temporary differences of approximately $206.6 million for net operating loss carry-forwards and alternative minimum tax credits. Due to uncertainty of the realization of these deferred tax assets, we have provided a valuation allowance included above of $188.1 million for these amounts. This amount is part of the total valuation allowance of $262.2 million at June 30, 2001.

Liquidity and Capital Resources

 Anthem Cash Flow

   Our cash collections consist primarily of premiums and administrative fees, investment income and proceeds from the sale or maturity of our investment securities. Cash disbursements result mainly from policyholder benefit payments, administrative expenses and taxes. We also use cash for purchases of investment securities, capital expenditures and acquisitions. Cash outflows can fluctuate because of uncertainties regarding the amount and timing of settlement of our liabilities for unpaid benefit claims and the timing of payments of operating expenses. Our investment strategy is to make prudent investments, consistent with insurance statutes and other regulatory requirements, with the main objective of preserving our asset base. Management believes that cash flow from operations, together with the portfolio, will continue to provide sufficient liquidity to meet general operations needs, special needs arising from changes in financial position and changes in financial markets. We also maintain a bank line of credit and a commercial paper program to provide additional liquidity.

 Six Months Ended June 30, 2001 and 2000

   Net cash flow provided by operating activities was $261.1 million in 2001, as compared to $365.4 million in 2000. Net cash flow provided by operating activities decreased as the 2000 period included the initial results of improved balance sheet management in which we converted certain operating assets, such as receivables and investments in non-strategic assets, to cash. These activities contributed additional operating cash above levels in 2000. Also, in 2001, higher payments were made related to incentive compensation that had been accrued in previous years. These items offset significant growth in the amount of net income, increased depreciation and amortization expense related to acquisitions. Net cash used in investing activities was $225.5 million in 2001 compared to cash used in investing activities of $320.9 million in 2000. The net cash received from the sale of our TRICARE business and other purchase price adjustments paid in respect of prior acquisitions in 2001 resulted in a decrease of approximately $105.5 million in cash used in investing activities as compared to 2000 when we purchased BCBS-ME.

   There were no financing activities in the first six months of 2001. Net cash provided by financing activities was $75.3 million for 2000, which constituted the net proceeds received from the issuance of $295.3 million of surplus notes on a discounted basis less $220.0 million repayment of bank debt.

 Twelve Months Ended December 31, 2000 and 1999

   Net cash flow provided by operating activities was $684.5 million in 2000, as compared to $219.8 million in 1999. Significant growth occurred in the amount of net income, increased depreciation and amortization expense related to acquisitions, amortization of a new claims and administration system in our Midwest region and better balance sheet management. The 1999 period included non-recurring disbursements of $156.0 million related to payments for the settlement of charitable asset claims in the states of Ohio, Kentucky and Connecticut and the $41.9 million settlement with the OIG with respect to BCBS-CT. Additionally, during 2000, through improved balance sheet management, we converted certain operating assets, such as receivables and investments in non-strategic assets, to cash. These activities contributed $256.4 million of additional operating cash in 2000. Net cash used in investing activities was $761.1 million in 2000 compared to cash used in investing activities of $356.8 million in 1999. As a result of the increased operating cash flow discussed above and the increased cash from financing activities discussed below, we purchased significantly more investment securities in 2000 accounting for $596.8 million of the total increase in cash used in investing activities. Additionally, the net cash paid to acquire BCBS-ME and other purchase price adjustments paid in respect of prior acquisitions in 2000 resulted in a decrease of approximately $161.7 million in cash used for investing activities, as compared to 1999 when we purchased BCBS-NH and BCBS-CO/NV. Offsetting these increases was a decrease of $23.4 million in capital expenditures from the prior year. Capital expenditures decreased in 2000 primarily due to lower capitalization of software costs related to the new Midwest claims and administration system and lower purchases of computer equipment.

   Net cash provided by financing activities was $75.5 million for 2000, as compared to $220.1 million for 1999. The cash provided in 2000 was the net proceeds received from the issuance of $295.9 million of surplus notes on a discounted basis less $220.4 million repayment of bank debt.

 Twelve Months Ended December 31, 1999 and 1998

   Net cash provided by operating activities was $219.8 million in 1999 and $119.9 million in 1998, an increase of $99.9 million, or 83.3%. The 1999 period included non-recurring disbursements of $156.0 million relating to payments for the settlement of charitable asset claims in the states of Ohio, Connecticut and Kentucky and the $41.9 million settlement with the OIG with respect to BCBS-CT. After eliminating the effect of these one-time disbursements, the increase in 1999 operating cash flow from 1998 was $255.9 million. This increase was primarily attributable to improved operating cash flow resulted from a net increase in policy liabilities of $145.9 million. Additionally, during 1999 through balance sheet management, we converted certain operating assets such as receivables to cash. Finally, net cash used in discontinued operations declined between the two years as obligations related to the sales of these operations were nearing completion.

   Net cash used in investing activities increased $248.0 million, to $356.8 million during 1999 from $108.8 million in 1998. Anthem acquired BCBS-NH and BCBS-CO/NV in the fourth quarter of 1999, which accounted for most of the increased usage. During 1999, we had fewer net investment purchases than in 1998, primarily due to the restructuring of the investment portfolio in 1998 described earlier. Net investment sales and purchases tend to fluctuate from year to year as other sources and uses of cash, such as financing or acquisitions, affect changes in the portfolio. Capital expenditures increased $7.5 million to $96.7 million primarily due to purchases of personal computers as part of our desktop standardization program.

   Net cash provided by financing activities was $220.1 million in 1999, a $223.9 million increase from the $3.8 million cash used in financing activities during 1998. During 1999, we utilized our revolving credit lines to partially finance the acquisition of BCBS-NH and BCBS-CO/NV, while no such borrowings occurred in 1998.

 Anthem, Inc.

   Following this offering, the initial public offering of shares of our common stock and the effective date of the plan to convert from a mutual to stock insurance company, Anthem Insurance will become a wholly owned subsidiary and the primary asset of Anthem, Inc. From the net proceeds of the public offerings, it is estimated that $1,335.4 million will be paid to certain of Anthem Insurance's eligible statutory members in lieu of shares that would otherwise be issued to such members in the demutualization.


   Our future liquidity needs may include acquisitions, operating expenses, capital contributions to our subsidiaries and dividend payments, and will include interest and contract fee payments on the units. On an ongoing basis, we will rely upon dividends from our subsidiary, Anthem Insurance, to meet liquidity needs. Although Anthem Insurance and its insurance subsidiaries are subject to capitalization requirements, as well as restrictions and limitations on the amounts of dividends or distributions that can be made, we believe, based on historical results of Anthem Insurance and its subsidiaries, that we will have the liquidity needed.

   The ability of our licensed insurance company subsidiaries to pay dividends is limited by the departments of insurance in their respective states of domicile. Generally, dividends in any 12-month period are limited to the greater or lesser (depending on state statute) of the prior year's statutory net income or 10% of statutory surplus. Dividends in excess of this amount are classified as extraordinary and require prior approval of the respective departments of insurance. Further, an insurance company may not pay a dividend unless, after such payment, its surplus to policyholders is reasonable in relation to its outstanding liabilities and adequate to meet its financial needs, as determined by the department of insurance. In connection with our acquisitions of BCBS-ME and BCBS-NH, further limitations were imposed on their ability to pay dividends. Until June 2005, BCBS-ME may not declare any dividend without the prior approval of the department of insurance of Maine. BCBS-NH may not pay any dividends for as long as the New Hampshire department of insurance permits BCBS-NH to continue to use certain accounting practices permitted prior to the acquisition. The maximum dividend payable by Anthem Insurance's licensed insurance company subsidiaries without prior approval in 2001 is $185.0 million. The dividends paid by such regulated subsidiaries in 2000 was $71.3 million. The amount of dividends that could be paid by Anthem Insurance to Anthem, Inc. in 2001, based upon the foregoing standards, is $190.7 million.

   Anthem Insurance currently has a $300 million commercial paper program available for general corporate purposes. Commercial paper notes are short term in nature, with a maturity not to exceed 270 days from date of issuance. The notes bear interest at then available market rates. The commercial paper program is supported by the revolving credit agreement discussed below. Anthem Insurance had no commercial paper outstanding at June 30, 2001.

   Anthem Insurance has a $300 million multi-year revolving credit agreement with a syndicate of banks. The facility is available for general corporate purposes and support of the commercial paper program. Borrowings under the credit facility bear interest at rates determined by reference to the banks' base rate or to the London Interbank Offered Rate, or LIBOR, plus a margin determined by reference to Anthem Insurance's then current claims paying ability ratings issued by certain specified rating agencies. The agreement requires payment of quarterly facility fees, again determined by the then current claims paying ability ratings of Anthem Insurance. The agreement contains certain financial covenants, including limits on minimum net worth, maximum consolidated debt and maximum asset dispositions annually. We are currently in compliance with all such covenants. The facility matures on October 22, 2002. No borrowings were outstanding as of June 30, 2001.

   Anthem Insurance intends to replace its current $300 million credit facility. Anthem Insurance has entered into a commitment letter with respect to senior unsecured revolving credit facilities in the aggregate principal amount of $750 million, which Anthem Insurance may request be increased to up to $1.0 billion in the event of oversubscription by the syndicate of banks. The commitment letter also provides that the facilities would consist of one 364-day facility and one five-year facility. Subject to final documentation and other conditions, we expect the new facilities to be in place shortly after the completion of this offering. Subject to the effectiveness of the demutualization, Anthem, Inc. will guarantee all obligations of Anthem Insurance under the facilities. Anthem, Inc. will also be permitted to be a borrower under the facilities if the Indiana Insurance Commissioner approves Anthem Insurance's guaranty of Anthem, Inc.'s obligations.


   We will pay for the BCBS-KS acquisition with currently available funds. We plan to utilize our investment portfolio, current capacity of existing borrowing facilities, new bank borrowings, equity or debt offerings or operating cash flow to fund any future acquisitions. The source of financing would be determined at the time of any future transaction, based on market conditions at that time. Any proceeds from previously issued debt, not used for acquisitions, are currently invested as part of our investment portfolio. See
Note 4 of our audited consolidated financial statements for information related to our investment portfolio.

 Risk-Based Capital

   Our subsidiaries' states of domicile have statutory risk-based capital or RBC requirements for health and other insurance companies based on the RBC Model Act. These RBC requirements are intended to assess the capital adequacy of life and health insurers, taking into account the risk characteristics of an insurer's investments and products. The RBC Model Act sets forth the formula for calculating the RBC requirements which are designed to take into account asset risks, insurance risks, interest rate risks and other relevant risks with respect to an individual insurance company's business. In general, under these laws, an insurance company must submit a report of its RBC level to the state insurance department or insurance commissioner, as appropriate, as of the end of the previous calendar year.

   Risk-based capital standards will be used by regulators to set in motion appropriate regulatory actions relating to insurers that show indications of weak or deteriorating conditions. It also provides an additional standard for minimum capital requirements that companies should meet to avoid being placed in rehabilitation or liquidation.

   Anthem's risk based capital as of June 30, 2001 continues to be substantially in excess of all mandatory RBC thresholds.

Quantitative and Qualitative Disclosure About Market Risk

   As a result of our investing and borrowing activities, we are exposed to financial market risks, including those resulting from changes in interest rates and changes in equity market valuations.

Potential impacts discussed below are based upon sensitivity analyses performed on Anthem's financial positions as of June 30, 2001. Actual results could vary significantly from these estimates.

   Our primary objective is the preservation of the asset base and the maximization of total return given an acceptable level of risk. Our portfolio is exposed to three primary sources of risk: (1) interest rate risk, (2) credit risk, and (3) market valuation risk for equity holdings. As of June 30, 2001, the fair value of fixed income securities and equity securities represented approximately 88% and 12% of the securities available for sale, respectively. Since June 30, 2001, we have increased the percentage of fixed income securities to approximately 95% and decreased equity securities to approximately 5% of the securities available for sale.

   The primary risks associated with our fixed maturity securities are credit quality risk and interest rate risk. Credit quality risk is defined as the risk of a credit downgrade to an individual fixed income security and the potential loss attributable to that downgrade. We manage this risk through our investment policy, which establishes credit quality limitations on the overall portfolio as well as dollar limits for individual issuers. Since we are advised immediately of circumstances surrounding credit rating downgrades, we are able to promptly avoid or minimize exposure to losses by selling the subject security. The result is a well-diversified portfolio of fixed income securities, with an average credit rating of approximately double-A. Interest rate risk is defined as the potential for economic losses on fixed-rate securities, due to an adverse change in market interest rates. Our fixed maturity portfolio consists exclusively of U.S. dollar-denominated assets, invested primarily in U.S. government securities, corporate bonds, asset-backed bonds and mortgage-related securities, all of which represent an exposure to changes in the level of market interest rates. We manage interest rate risk by maintaining a duration commensurate with our insurance liabilities and policyholders' surplus. Additionally, we have the capability of holding any security to maturity, which would allow us to realize full par value. Further, we do not engage in the use of derivatives to manage interest rate risk, as they are prohibited in our investment policy.

   Our portfolio consists of corporate securities (approximately 34% of the total fixed income portfolio) which are subject to credit/default risk. In a declining economic environment, corporate yields will usually increase prompted by concern over the ability of corporations to make interest payments, thus causing a decrease in the price of corporate securities, and the decline in value of the corporate fixed income portfolio. This risk is managed externally by our money managers--through fundamental credit analysis, diversification of issuers and industries, and an average credit rating of the corporate fixed income portfolio of approximately double-A.

   The equity portfolio is exposed to the volatility inherent in the stock market, driven by concerns over economic conditions, earnings and sales growth, inflation and consumer confidence. These systematic risks cannot be managed through diversification. However, unsystematic risks, such as stock/industry specific risks, are managed by investing in index mutual funds that replicate the risk and performance of the S&P 500 and S&P 400 indices (78% and 22% respectively), resulting in a diversified equity portfolio.

   All of our investments are classified as available-for-sale. As of June 30, 2001, approximately 88% of these were fixed maturity securities. Market risk is addressed by actively managing the duration, allocation and diversification of the investment portfolio. We have evaluated the impact on the fixed income portfolio's fair value considering a 100 basis point change in interest rates over the next twelve-month period. A 100 basis point increase in interest rates would result in an approximate $166.8 million decrease in fair value, whereas a 100 basis point decrease in interest rates would result in an approximate $164.9 million increase in fair value. This analysis includes the assumption that the 100 basis point change occurs evenly throughout the 12-month period. The analysis also assumes investment income earned is reinvested into the portfolio thus mitigating the effects of change in fair value. As of June 30, 2001, no portion of our fixed income portfolio was invested in non-US dollar denominated investments.

   We also maintain a diverse portfolio of large capitalization equity securities. An immediate 10% decrease in each equity investment's value, arising from market movement, would result in a fair value decrease of $43.9 million. Alternatively, an immediate 10% increase in each equity investment's value, attributable to the same factor, would result in a fair value increase of $43.9 million. No portion of our equity portfolio was invested in non-US dollar denominated investments as of June 30, 2001. As of June 30, 2001, we held no derivative financial or commodity-based instruments.

   During the six months ended June 30, 2001, $28.9 million of unrealized investment losses were charged to income as equity securities declines in value were determined to be other than temporary.

                              RECENT DEVELOPMENTS

Pending Acquisition of Blue Cross and Blue Shield of Kansas

 General

   On May 30, 2001, we signed a definitive agreement with Blue Cross and Blue Shield of Kansas, Inc., or BCBS-KS, pursuant to which we have agreed to acquire BCBS-KS, which will become a wholly owned subsidiary of ours.

   Under the proposed transaction, BCBS-KS will convert from a mutual insurance company to a stock insurance company through a process known as a sponsored demutualization. Under the agreement, BCBS-KS policyholders eligible to receive consideration in its demutualization will be entitled to receive $190.0 million, which we will pay in cash to the escrow described below at the closing of the transaction and which amount thereafter may be reduced as described below. However, we and BCBS-KS may agree to place less than the full $190.0 million in the escrow account, in which case the portion of the $190.0 million not placed in escrow will be distributed directly to eligible BCBS-KS policyholders. The amount placed in the escrow account will be held in escrow pending the resolution of a matter involving a subpoena dated February 28, 2001, received by BCBS-KS from the OIG. The subpoena seeks documents related to an investigation of possible improper claims against Medicare. The amount held in escrow will be used to pay costs, expenses and liabilities related to the OIG investigation, and to pay costs and expenses of the escrow, with any remaining amount to be distributed to eligible BCBS-KS members following final resolution of the matter. In addition, at or prior to the closing, BCBS-KS will declare a special distribution payable after the closing to its eligible policyholders in an amount equal to the excess of BCBS-KS' consolidated closing book value over $155.0 million.


   The transaction is expected to close in early 2002, subject to the approval of BCBS-KS policyholders, the approval of the BCBSA, the approval of the Kansas Department of Insurance and other regulatory approvals. Once the transaction is completed, we will market our health benefits products in Kansas under the Anthem Blue Cross and Blue Shield name. The acquisition will be accounted for as a purchase and the net assets and results of operations will be included in our consolidated financial statements from the purchase date.

   Policyholders of BCBS-KS will not become statutory members of Anthem Insurance and will not be eligible to receive any consideration as a result of Anthem Insurance's demutualization.

 BCBS-KS

   BCBS-KS is the largest health insurer in Kansas. BCBS-KS provides insurance coverage or self-insured administration services to more than 715,000 individuals in all Kansas counties except Johnson and Wyandotte, two counties near Kansas City. BCBS-KS also administers Medicare and Medicaid government programs.

   BCBS-KS offers a wide range of health benefit products including traditional indemnity products and HMO, POS and PPO managed care products. BCBS-KS also offers claims administration and stop-loss coverage for employer self-funded plans, as well as underwriting, actuarial services, provider network access, and medical cost management. Additionally, BCBS-KS offers several specialty insurance products, including group life, disability, dental and long-term care.

   BCBS-KS provides its products to a diverse customer base, including non-group, small group, large group national accounts, federal employees and government programs. BCBS-KS markets its products primarily through its captive sales force and contracts with independent agents and brokers on only a limited basis.

   BCBS-KS has various subsidiaries, including a majority-owned HMO operated in partnership with two hospitals and a majority-owned company licensed to sell life insurance in 38 states.

   For the year ended December 31, 2000, BCBS-KS had revenue of $1,026.0 million and net income of $5.8 million and, at December 31, 2000, assets of $730.8 million and surplus of $328.5 million.

 Escrow of Funds; Certain Liabilities

   Pursuant to the definitive agreement, we will place the $190.0 million purchase price (or a lesser amount, if so agreed upon by us and BCBS-KS) in an escrow account, to be held pending resolution of all matters relating to the subpoena received from the OIG seeking documents related to an investigation of possible improper claims against Medicare. The amount held in escrow will be used to pay fees and costs attributable to the OIG investigation, certain related tax costs and other related costs, expenses and liabilities of the escrow. Any amounts remaining in the escrow account, including any interest on the escrow funds, following the final resolution of the matter and the payment of such costs, expenses and liabilities will be distributed to eligible BCBS-KS policyholders. However, if the amount that we have paid and placed in escrow is not enough to cover the costs, expenses and liabilities relating to the OIG investigation and the escrow, then those remaining costs, expenses and liabilities would reduce the value of BCBS-KS.


Disposition of TRICARE Operations

   Under a contract between our subsidiary, Anthem Alliance Health Insurance Company, or Alliance, and the United States Department of Defense, Alliance managed and administered the TRICARE Managed Care Support Program for military families from May 1, 1998 through May 31, 2001. TRICARE administration is outside of our focus on core Blue Cross and Blue Shield health benefits business and on those specialty businesses that enable us to offer a broad line of products to health plan customers. Accordingly, a decision was made to sell the TRICARE operations.

   On April 18, 2001, along with Alliance, we entered into an Agreement and Plan of Merger to sell the TRICARE operations of Alliance to a subsidiary of Humana, Inc. for $45.0 million. The transaction, which closed on May 31, 2001, resulted in a gain on sale of subsidiary operations of $25.0 million, net of selling expenses.

Nine Months Financial Information

                                                            Nine Months Ended
                                                              September 30,
                                                            -------------------
                                                              2001       2000
                                                            ---------  --------
                                                             ($ in Millions)
Operating revenue and premium equivalents (1).............. $10,428.6  $8,666.8
                                                            =========  ========
Total operating revenue.................................... $ 7,525.9  $6,225.9
Benefit expense............................................   5,847.6   4,831.3
Administrative expense.....................................   1,465.9   1,274.7
                                                            ---------  --------
Operating gain.............................................     212.4     119.9
Net investment income......................................     170.4     147.2
Net realized gains on investments (2)......................      86.2      13.1
Interest and amortization expense..........................      65.6      59.4
Demutualization expenses...................................      16.6       --
                                                            ---------  --------
Income before income taxes and minority interest...........     386.8     220.8
Income taxes...............................................     133.2      66.3
Minority interest (credit).................................      (0.9)      0.7
                                                            ---------  --------
Net income................................................. $   254.5  $  153.8
                                                            =========  ========
Adjusted net income (3).................................... $   215.0  $  145.3
                                                            =========  ========
Membership (000s)..........................................     7,834     7,136

(1) Operating revenue and premium equivalents is a measure of the volume of business serviced by Anthem that is commonly used in the health benefits industry to allow for a comparison of operating efficiency among companies. It is calculated by adding to premiums, administrative fees and other revenue the amount of claims attributable to non-Medicare, self-funded health business where Anthem provides a complete array of customer service, claims administration and billing and enrollment services.
(2) Includes gain on sale of subsidiary operations (TRICARE) of $25.0 million in 2001.
(3) Excludes net realized gains on investments and demutualization expenses, less tax expense of $30.1 million and $4.6 million, in 2001 and 2000, respectively.

   Net income increased 65.5% to $254.5 million for the first nine months of 2001 compared with net income of $153.8 million for the first nine months of 2000. Net income excluding net realized gains on investments and demutualization expenses was $215.0 million for the first nine months of 2001, a 48.0% increase compared with $145.3 million for the first nine months of 2000. Earnings improved in 2001 compared with 2000 primarily due to increased membership, improved underwriting performance and administrative expense management.

   Medical membership reached 7.8 million at September 30, 2001, a 9.9% increase compared with September 30, 2000. Operating revenue increased 20.9% to $7.5 billion for the first nine months of 2001.The increase was primarily due to increased membership, premium rate increases and the acquisition of BCBS-ME during the second quarter of 2000.

   The benefit expense ratio was 85.2% for the first nine months of 2001, a 50 basis point improvement compared with the first nine months of 2000. The change was primarily due to improved underwriting results which more than offset the impact of approximately $21.0 million of net adjustments to benefit expense recorded during the third quarter of 2001. Excluding these adjustments, the benefit expense ratio would have improved 80 basis points over the comparable 2000 period. These adjustments were principally to strengthen reserves in the Midwest and East regions during the third quarter of 2001.The benefit expense ratio in our Midwest and East regions increased for the three months ended September 30, 2001, compared to the three months ended June 30, 2001, by 80 basis points and 20 basis points, respectively, including the effect of these adjustments. The benefit expense ratio would have improved sequentially and year over year in each of the regions without these adjustments. At September 30, 2001, days in claims payable totaled 63.5 days as compared to 62.8 days at June 30, 2001.

   The administrative expense ratio, calculated using operating revenue and premium equivalents, was 14.1% for the first nine months of 2001, a 60 basis point improvement compared with the first nine months of 2000, and was related mostly to cost containment efforts and the 20.9% increase in operating revenue.

   Net realized capital gains, excluding the gain on sale of subsidiary operations, for the nine months ended September 30, 2001 were $61.2 million compared with net realized capital gains of $13.1 million for the nine months ended September 30, 2000. Included in net realized capital gains in 2001 was $65.2 million of gains resulting from restructuring the equity portfolio into fixed maturity securities and equity index funds during the third quarter.

   Net investment income increased 15.8%, to $170.4 million, in the first nine months of 2001, primarily due to growth in the investment portfolio. Income before taxes and minority interest increased 75.2%, to $386.8 million, in the first nine months of 2001, primarily due to improved operating results and higher net realized capital gains.

   All adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial information for the nine months ended September 30, 2001 and 2000, have been recorded.

                             THE BUSINESS OF ANTHEM

General Business Description

   We are one of the nation's largest health benefits companies, serving over seven million members, or customers, primarily in Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada. We hold the leading market position in seven of these eight states and own the exclusive right to market our products and services using the Blue Cross Blue Shield, or BCBS, names and marks in all eight states under license agreements with the Blue Cross Blue Shield Association, or BCBSA, an association of independent BCBS plans. We seek to be a leader in our industry by offering a broad selection of flexible and competitively priced health benefits products.

   Our product portfolio includes a diversified mix of managed care products, including HMO, PPO, and POS plans, as well as traditional indemnity products. We also offer a broad range of administrative and managed care services and partially insured products for employer self-funded plans. These services and products include underwriting, stop loss insurance, actuarial services, provider network access, medical cost management, claims processing and other administrative services. In addition, we offer our customers several specialty products including group life, disability, prescription management, workers compensation, dental and vision. Our products allow our customers to choose from a wide array of funding alternatives. For our insured products, we charge a premium and assume all or a majority of the health care risk. Under our self-funded and partially insured products, we charge a fee for services, and the employer or plan sponsor reimburses us for all or a majority of the health care costs. Of our 2000 operating revenue, 90.6% was derived from fully insured products, while 9.4% was derived from administrative services and other revenues.

   Our customer base primarily includes large groups (contracts with 51 or more eligible employees), individuals and small groups (one to 50 employees), each of which accounted for 36.8%, 19.0% and 17.0% of our 2000 operating revenue, respectively. Other major customer categories include National accounts, Medicare recipients, federal employees and other federally funded programs. We principally market our products through an extensive network of independent agents and brokers who are compensated on a commission basis for new sales and retention of existing business.

   Our managed care plans and products are designed to encourage providers and members to select quality, cost-effective health care by utilizing the full range of our innovative medical management services, quality initiatives and financial incentives. Our leading market shares enable us to realize the long-term benefits of investing in preventive and early detection programs. We further improve our ability to provide cost-effective health benefits products and services through a disciplined approach to internal cost containment, prudent management of our risk exposure and successful integration of acquired businesses. These measures have allowed us to achieve significant growth in membership (78%), revenue (68%), and net income (135%) from 1996 through 2000.

   We intend to continue to expand through a combination of organic growth and strategic acquisitions in both existing and new markets. Our growth strategy is designed to enable us to take advantage of the additional economies of scale provided by increased overall membership. In addition, we believe geographic diversity reduces our exposure to local or regional economic, regulatory and competitive pressures and provides us with increased opportunities for expansion. While the majority of our growth has been the result of strategic mergers and acquisitions, we have also achieved growth in our existing markets by providing excellent service, offering competitively priced products and effectively capturing the brand strength of the Blue Cross and Blue Shield names and marks.

Industry Overview

   The health benefits industry has experienced significant change in recent years. The increasing focus on health care costs by employers, the government and consumers has led to the growth of alternatives to traditional indemnity health insurance. HMO, PPO and hybrid plans, such as POS plans, incorporating features of each, are among the various forms of managed care products that have developed in recent years. Through these types of products, the cost of health care is contained by negotiating contracts with hospitals, physicians and other providers to deliver health care at favorable rates. These products also can feature medical management and other quality and cost containment measures such as pre-admission review and approval for non-emergency hospital services, pre-authorization of outpatient surgical procedures, and network credentialing to determine that network doctors and hospitals have the required certifications and expertise. In addition, providers may share medical cost risk or have other incentives to deliver quality medical services in a cost-effective manner. HMO, PPO and POS enrollees generally are charged periodic, pre-paid premiums, and pay co-payments or deductibles when they receive services. PPO and POS plans allow out-of-network usage, typically at higher out-of-pocket costs to members. HMO members generally select one of the network's primary care physicians who then assumes responsibility for coordinating their health care services. Typically, there is no out-of-network benefit for HMO members. PPOs and other open access plans generally allow members to select non-network providers without coordination through a primary care physician, but at a higher out-of-pocket cost. Hybrid plans, such as POS plans, typically involve the selection of primary care physicians similar to HMOs, but allow members to self refer or to choose non-network providers at higher out-of-pocket costs similar to those of PPOs.

   Recently, economic factors and greater consumer awareness have resulted in the increasing popularity of products that offer larger, more extensive networks, more member choice related to coverage and the ability to self refer within those networks. There is also a growing preference for greater flexibility to assume larger deductibles and co-payments in exchange for lower premiums. We believe we are well positioned in each of our regions to respond to these market preferences. Our PPO products, which contain most or all of the features noted above, have experienced significant growth over the past few years.

   The Blue Cross Blue Shield Association, or BCBSA, has also undergone significant change in recent years. Historically, most states had at least one Blue Cross (hospital coverage) and a separate Blue Shield (physician coverage) company. Prior to the mid 1980s there were more than 125 separate Blue Cross or Blue Shield companies. Many of these organizations have merged, reducing the number of independent licensees to under 50 as of December 2000. We expect this trend to continue, with plans merging or affiliating to address capital needs and other competitive pressures.

   Each of the BCBS plans work cooperatively in a number of ways that create significant market advantages, especially when competing for very large multi-state employer groups. As a result of this cooperation, each plan is able to take advantage of other member plans' substantial provider networks and discounts when any member from one state works or travels outside of the state in which the policy is written. We receive a substantial and growing source of revenue under this "BlueCard" program for providing member services in our states for individuals who are customers of other BCBS plans.

Our Strategy

   Our strategic objective is to be among the best and biggest in our industry with the size and scale to deliver the best product value with the best people.

   To achieve these goals, we offer a broad selection of flexible and competitively priced products and seek to establish leading market positions. We believe that increased scale in each of our regional markets will provide us competitive advantages, cost efficiencies and greater opportunities to sustain profitable growth. The key to our ability to deliver this growth is our commitment to work with providers to optimize the cost and quality of care while improving the health of our members and improving the quality of our service.

 Promote Quality Care

   We believe that our ability to help our members receive quality, cost-effective health care will be key to our success. We promote the health of our members through education and through products that cover prevention and early detection programs that help our members and their providers manage illness before higher cost intervention is required. To help develop those programs, we collaborate with the providers in our networks to promote improved quality of care for our members. The following policies and programs are key to improving the quality of care that our members receive:

  . Selection and continued assessment of provider networks: We select for our networks providers who meet and maintain our standards of medical education, training and professional experience.

  . Disease management: We develop disease management programs that educate members on actions they can take to help monitor and better control their illnesses and to manage diseases such as diabetes, asthma and congestive heart failure.

  . Prevention measures: We work with providers and members to promote preventive measures such as childhood and adult immunizations, as well as breast cancer screening.

  . Education: We help our members prevent disease and illness or minimize their impact by promoting lifestyle modification through education. For example, our nationally recognized smoking cessation program in Maine has helped to reduce the number of our members in Maine who smoke by 49% over four years.

  . Technology: We also utilize technology to evaluate the medical care provided to our customers. For example, our Anthem Prescription Management decision support system helps to identify potentially harmful drug interactions and helps prevent members from receiving potentially dangerous combinations of drugs.

 Product Value

   We aim to create products that offer value to our customers. By offering a wide spectrum of products supported by broad provider networks, we seek to meet the differing needs of our various customers. The breadth and flexibility of our benefit plan options, coupled with quality care initiatives, are designed to appeal to a broad base of employer groups and individuals with differing product and service preferences. We use innovative product design, such as a three-tiered prescription program that provides customer selection among generic, brand and formulary drugs at various out-of-pocket costs. Innovative product design helps us to contain costs, which allows our products to be competitively priced in the market.

   Formulary drugs are prescription drugs that have been reviewed and selected by a committee of practicing doctors and clinical pharmacists for their quality and cost effectiveness. Use of medications from the formulary, which includes hundreds of brand name and generic medications, is encouraged through pharmacy benefit design. A three-tier pharmacy benefit and the use of formulary drugs allow members access to highly useful prescription medications, while also helping to control the cost of pharmacy benefits to employers. Members have the same access to medications but share a greater portion of the cost for brand name drugs through the co-payment structure. Under a three-tier program, the customer pays the lowest price for generic drugs, a higher price for formulary brand name drugs and the highest price for brand name drugs not included in the formulary.

 Operational Excellence

   To provide cost-effective products, we continuously strive to improve operational efficiency. We actively benchmark our performance against other leading health benefits companies to identify opportunities to drive continuous performance improvement. Important performance measures we use include operating margin, administrative expense ratio, administrative expense PMPM and return on equity. Current initiatives to drive operational efficiency include:

  .  consolidating and eliminating information systems;

  .  standardizing operations and processes;

  .  implementing e-business strategies; and

  .  integrating acquired businesses.

 Technology

   We continuously review opportunities to improve our interactions with customers, brokers and providers. By utilizing technologies, we seek to make the interactions as simple, efficient and productive as possible. We monitor ourselves using industry standard customer service metrics, which measure, among other things, call center efficiency, claims paying accuracy and speed of enrollment. We ease the administrative burden of enrolling new accounts, processing claims and updating records for our brokers and providers by automating many of these processes. We also collect information that enables us to further improve customer service, product design and underwriting decisions.

 Growth

   We believe that profitable growth, both organic and through acquisitions, is an important part of our business. Increased scale allows us to increase customer convenience and improve operating margins, while keeping our products competitively priced. Expansion into new geographic markets enables us to reduce exposure to economic cycles and regulatory changes and provides options for business expansion. We plan to generate earnings growth first by increasing revenues through new enrollment, while maintaining pricing discipline. In addition, we plan to increase the penetration of specialty products to existing health members through cross selling and expansion into non-Anthem markets. These specialty products include prescription management, vision, dental, group life and disability insurance. While enjoying a leading market share in seven of our eight markets, we have a market share ranging from 16% to 40% and believe there is remaining opportunity to grow profitably in each market. We also intend to make strategic acquisitions to augment our internal growth.

Our History

   We were formed in 1944 under the name of Mutual Hospital Insurance, Inc., commonly known as Blue Cross of Indiana. In 1946, Mutual Medical Insurance Inc., also known as Blue Shield of Indiana, was incorporated as an Indiana mutual insurance company. In 1985, these two companies merged under the name Associated Insurance Companies, Inc. In 1993, Southeastern Mutual Insurance Company, a Kentucky-domiciled mutual insurance company doing business as Blue Cross and Blue Shield of Kentucky, was merged into us. In 1995, Community Mutual Insurance Company, an Ohio-domiciled mutual insurance company doing business as Community Mutual Blue Cross and Blue Shield, was merged into us. We changed our name to Anthem Insurance Companies, Inc. in

1996. In 1997, Blue Cross & Blue Shield of Connecticut, Inc., a Connecticut-domiciled mutual insurance company, was merged into Anthem Insurance. We completed our purchases of New Hampshire-Vermont Health Service, which did business as Blue Cross and Blue Shield of New Hampshire, and Rocky Mountain Hospital and Medical Service, which did business as Blue Cross and Blue Shield of Colorado and Nevada, during 1999. In 2000, we completed our purchase of Associated Hospital Service of Maine, which did business as Blue Cross and Blue Shield of Maine.

Mergers and Acquisitions

   Much of our recent growth in membership has resulted from strategic mergers and acquisitions, primarily with other Blue Cross and Blue Shield licensees. These combinations, coupled with growth in existing markets, have enabled us to establish multi-regional centers of focus with a significant share of each region's health benefits market. The following table sets forth our membership by state as of the dates indicated:

                                   MEMBERSHIP

                                       At           At December 31,
                                    June 30, ----------------------------------
                                      2001   2000   1999   1998    1997   1996
                                    -------- -----  -----  -----   -----  -----
                                                    (In Thousands)
   Midwest
     Ohio.........................   2,198   2,118  1,987  2,096   1,990  1,868
     Indiana......................   1,532   1,410  1,358  1,175   1,226  1,151
     Kentucky.....................   1,096   1,054  1,037    928   1,129  1,059
                                     -----   -----  -----  -----   -----  -----
       Subtotal...................   4,826   4,582  4,382  4,199   4,345  4,078
   East
     Connecticut..................   1,194   1,127  1,031    968     916    --
     New Hampshire................     526     479    366    --      --     --
     Maine........................     496     487    --     --      --     --
                                     -----   -----  -----  -----   -----  -----
       Subtotal...................   2,216   2,093  1,397    968     916    --
   West
     Colorado.....................     581     463    395    --      --     --
     Nevada.......................     156     132     91    --      --     --
                                     -----   -----  -----  -----   -----  -----
       Subtotal...................     737     595    486    --      --     --
                                     -----   -----  -----  -----   -----  -----
         Total....................   7,779   7,270  6,265  5,167   5,261  4,078
                                     =====   =====  =====  =====   =====  =====
         Percentage increase
          (decrease) from previous
          year end................       7%     16%    21%    (2)%    29%   --

   During the last three years, we have completed the following acquisitions:

  . On June 5, 2000, we purchased substantially all of the assets and liabilities of BCBS-ME. The cash purchase price was $95.4 million (including direct costs of acquisition).

  . On November 16, 1999, we purchased the stock of BCBS-CO/NV. The cash purchase price was $160.7 million (including direct costs of acquisition).

  . On October 27, 1999, we purchased the assets and liabilities of BCBS-NH. The cash purchase price was $125.4 million (including direct costs of acquisition).

   In addition, we have signed a definitive agreement pursuant to which we have agreed to acquire BCBS-KS. See "Recent Developments--Pending Acquisition of Blue Cross and Blue Shield of Kansas."

   When integrating new operations, we focus on improving customer service, underwriting, medical management and administrative operations. We improve operations by centralizing certain management and support functions, sharing best practices and consolidating information systems. We also improve underwriting practices by establishing discipline in our data analysis and product design.

   The following table illustrates the success we have had in improving the operating performance of BCBS-CT, BCBS-NH and BCBS-CO/NV. The table includes operating gain (loss) of the year prior to the merger or acquisition, the year of the merger or acquisition and the year or years following the merger or acquisition:

                               Operating Gain(1)

                              Date of
                            Acquisition  2000   1999      1998    1997   1996
                           ------------- ----- ------    ------  ------  -----
                                                  (In Millions)
   BCBS-CT................ August 1997   $86.6 $ 41.3(2) $ (5.6) $(15.6) $(1.7)
   BCBS-NH................ October 1999  $11.6 $  1.3    $(21.6)    --     --
   BCBS-CO/NV............. November 1999 $ 6.5 $(30.2)   $(62.2)    --     --

--------
(1) Operating gain consists of operating revenue minus benefit expense and administrative expense. Results are shown on a stand alone basis including the year prior to affiliating with Anthem.
(2) Excludes one time $41.9 million expense related to settlement of claims pertaining to pre-merger operations. See "Legal and Regulatory Matters-- Other Contingencies."

Core Health Benefits Products and Services

   We offer a diversified mix of managed care products, including HMO, PPO and POS plans, as well as traditional indemnity products. Our managed care products incorporate a broad range of options and financial incentives for both members and participating providers, including co-payments and provider risk pools. We also offer a broad range of administrative and managed care services and partially insured products for employer self-funded plans. These services and products include underwriting, stop loss insurance, actuarial services, network access, medical cost management, claims processing and other administrative services. We charge a premium for insured plans and typically assume all or a majority of the health care risk. For self-funded or partially-insured products, we charge a fee for services while the employer assumes all or a majority of the risks. The fee is based upon the customer's selection from our portfolio of services. We also provide specialty products including group life, disability, prescription management, dental and vision care. Our principal health products, offered both on an insured and employer-funded basis, are described below. Some managed care and medical cost containment features may be included in each of these products, such as inpatient pre-certification, benefits for preventive services and reimbursement at reasonable and customary charges with no additional billing to members.

   Preferred Provider Organization, or PPO. PPO products offer the member an option to select any health care provider, with benefits paid at a higher level when care is received from a participating network provider. Coverage is subject to co-payments or deductibles and coinsurance, with member cost sharing limited by out-of-pocket maximums.

   Traditional Indemnity. Indemnity products offer the member an option to select any health care provider for covered services. Coverage is subject to deductibles and coinsurance, with member cost sharing limited by out-of-pocket maximums.

   Health Maintenance Organization, or HMO. HMO products include comprehensive managed care benefits, generally through a participating network of physicians, hospitals and other providers.

A member in one of our HMOs must typically select a primary care physician, or PCP, from our network. PCPs generally are family practitioners, internists or pediatricians who provide necessary preventive and primary medical care, and are generally responsible for coordinating other necessary health care. Preventive care services are emphasized in these plans. We offer HMO plans with varying levels of co-payments, which result in different levels of premium rates.

   Point-of-Service, or POS. POS products blend the characteristics of HMO and indemnity plans. Members can have comprehensive HMO-style benefits through participating network providers with minimum out-of-pocket expense (co-payments) and also can go directly, without a referral, to any provider they choose, subject to, among other things, certain deductibles and coinsurance. Member cost sharing is limited by out-of-pocket maximums.

   BlueCard Plan. BCBS plans across the United States share their local provider networks in a unique arrangement, where one plan's enrolled members travel or live in another plan's service area. The local or "host" plan is paid an administrative fee by the "home" or selling plan in exchange for providing claims and member services to home plan customers in the host plan's service area. All claims are reimbursed by the home plan, which may have an insured or self-funded relationship with the member's employer under any of the product designs discussed above. BlueCard membership is calculated based on the amount of BlueCard administrative fees we receive from the BlueCard members' home plans. Generally, the administrative fees we receive are based on the number and type of claims processed and a portion of the network discount on those claims. The administrative fees are then divided by an assumed PMPM factor in order to calculate the number of members. The assumed PMPM factor is based on an estimate of Anthem's experience and BCBSA guidelines.


   The following table sets forth our health benefits membership data by product:

                                                         At     At December 31,
                                                      June 30, -----------------
                                                        2001   2000  1999  1998
                                                      -------- ----- ----- -----
                                                                (In Thousands)
   PPO...............................................  3,072   2,835 2,540 2,322
   Traditional Indemnity.............................  1,137   1,155 1,048 1,075
   HMO...............................................  1,203   1,147   980   697
   POS...............................................    757     813   723   543
                                                       -----   ----- ----- -----
   Directly Contracted Membership....................  6,169   5,950 5,291 4,637
   BlueCard (Anthem Host)............................  1,610   1,320   974   530
                                                       -----   ----- ----- -----
     Total...........................................  7,779   7,270 6,265 5,167
                                                       =====   ===== ===== =====

Specialty Products and Services

   Prescription Management Services. We provide pharmacy network management, pharmacy benefits and mail order prescription services through our subsidiary, Anthem Prescription Management, or APM, our pharmacy benefit manager. APM administers its programs primarily to customers who are also Anthem health plan members. Anthem Rx, our retail pharmacy network, provides members access to more than 53,000 chain and independent pharmacies across the United States, and Anthem Rx Direct, our mail service pharmacy, provides long-term therapy medications through convenient home delivery.

   Group Life and Disability. We offer an array of competitive group life insurance and disability benefit products to both large and small group customers. We have over $27.7 billion of life insurance in force, insuring over 31,000 groups with more than 800,000 employees. Our traditional group insurance products include term life, accidental death and dismemberment, short-term disability income and long-term disability income. In addition, we offer voluntary group life and disability products through employers which payroll-deduct premiums from their participating employees.

   Vision and Dental Care Programs. These programs are primarily for customers enrolled in our Blue Cross and Blue Shield health plans. Vision and dental products available include both fully insured and self-insured products. In addition, we provide dental third-party administration services through Health Management Systems, Inc., our wholly owned subsidiary.

Other Products and Services

   In addition to the above-described products and services, we provide services as a fiscal intermediary for the Medicare Part A and Part B program in certain states.

Marketing

   We market our managed care and specialty products through three regional business units. Our health plans are generally marketed under the Blue Cross and Blue Shield brand, except for certain government programs. We organize our marketing efforts by customer segment and by region in order to maximize our ability to meet the specific needs of our customers. Marketing programs are developed by a cross-functional team including the actuarial, underwriting, sales, operations and finance departments to evaluate risk and pricing and to ensure adherence to established underwriting guidelines. We believe our reputation, financial stability, high quality customer service and exclusive BCBS license provide us with competitive advantages and allow us to gain share in our markets. We strive to develop solutions for our customers. Our keys to success include developing long-term relationships and providing stable pricing of our products. Most contracts are for one year, although we occasionally enter into multi-year arrangements.

   We maintain the quality of our sales staff and independent brokers through regularly held training seminars and advisory groups, which familiarize them with evolving consumer preferences, as well as our products and current marketing strategies. In addition, we structure sales commissions to provide incentives to our sales staff and brokers to promote the full value of our products.

   Each region is responsible for enrolling, underwriting and servicing its respective businesses. We pursue product standardization where practical to gain efficiencies resulting from the simplification of the marketing and sales process.

Customers

   In each region, we balance the need to customize products with the efficiencies of product standardization. Overall, we seek to establish pricing and product designs to achieve an appropriate level of profitability for each of our customer categories. Our customers include several distinguishable categories:

  . Large groups, defined as contracts with 51 or more eligible employees (but excluding "National business", described below), accounted for 38.9% of our operating revenue and 35.8% of our members as of and for the six months ended June 30, 2001. These groups are generally sold through brokers or consultants working with industry specialists from our in-house sales force. Large group cases are usually experience rated or sold on a self-insured basis. The customer's buying decision is typically based upon the size and breadth of our networks, the quality of our medical management services, the administrative cost included in our quoted price, our financial stability and our ability to effectively service large complex accounts.

  . Small groups, defined as contracts with one to 50 employees, accounted for 17.4% of our operating revenue and 10.4% of our members as of and for the six months ended June 30, 2001. These groups are sold exclusively through independent agents and brokers. Small group cases are sold on a fully insured basis. Underwriting and pricing is done on a community rated basis, with individual state insurance departments approving the rates. See "Legal and Regulatory Matters--Small Group Reform." Small group customers are generally more sensitive to product pricing and, to a lesser extent, the configuration of the network and the efficiency of administration. Account turnover is generally higher with small groups.

  . Individual policies (under age 65) accounted for 4.9% of our operating revenue and 3.6% of our members as of and for the six months ended June 30, 2001. These policies are generally sold through independent agents and brokers. In some cases an in-house telemarketing unit is used to generate leads. This business is usually medically underwritten at the point of initial issuance. Rates are filed with and approved by state insurance departments. In several of our markets, there is much less competition for individual business than group contracts.

  . Medicare Supplement business accounted for 6.8% of our operating revenue and 5.1% of our members as of and for the six months ended June 30, 2001. These standardized policies are sold to Medicare recipients as supplements to the benefits they receive from the Medicare program. New policyholders come from independent agents or brokers or through the conversion of existing member groups or individual policies when they retire and reach age 65.

  . The Federal Employee Program accounted for 10.1% of our operating revenue and 5.5% of our members as of and for the six months ended June 30, 2001. As a BCBSA licensee, we participate in a nationwide contract with the Federal government whereby we cover Federal employees and their dependents in our eight-state service area. Under a complex formula, we are reimbursed for our costs plus a fee. We also participate in the overall medical risk on a pooled basis with the other participating BCBS plans.

  . Medicare+Choice accounted for 6.0% of our operating revenue and 1.3% of our members as of and for the six months ended June 30, 2001. This program is the managed care alternative to the federally funded Medicare program. Most of the premium is paid directly by the Federal government on behalf of the participant who may also be charged a small premium. Medicare+Choice is marketed in the same manner as Medicare Supplement products.

  . National business (including BlueCard) accounted for 5.1% of our operating revenue, but 37.0% of our members as of and for the six months ended June 30, 2001, because much of our National business is self-insured. These groups are generally sold through brokers or consultants working with our in-house sales force. We have a significant competitive advantage when competing for very large National accounts due to our ability to access the national network of BCBS plans and take advantage of their provider discounts in their local markets.

   The following chart shows our membership by customer segment:

                                  MEMBERSHIP

                                                         At     At December 31,
                                                      June 30, -----------------
Customer Segment                                        2001   2000  1999  1998
----------------                                      -------- ----- ----- -----
                                                            (In Thousands)
Large group..........................................  2,786   2,634 2,249 1,852
Small group..........................................    807     775   637   559
Individual (under age 65)............................    281     260   215   159
Medicare Supplement (age 65 and over)................    393     390   371   319
Federal Employee Program.............................    426     407   362   268
Medicare + Choice....................................    101     106    96    81
National.............................................  2,877   2,468 2,106 1,696
Other (TRICARE and Medicaid).........................    108     230   229   233
                                                       -----   ----- ----- -----
  Total..............................................  7,779   7,270 6,265 5,167
                                                       =====   ===== ===== =====

The Blue Cross Blue Shield License

   We have the exclusive right to use the Blue Cross and Blue Shield names and marks for all of our health benefits products in Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada. We believe that the BCBS names and marks are valuable identifiers of our products and services in the marketplace. The license agreements, which have a perpetual term, contain certain requirements and restrictions regarding our operations and our use of the BCBS names and marks. Upon termination of the license agreements, we would cease to have the right to use the BCBS names and marks in one or more of Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada, and the BCBSA could thereafter issue a license to use the BCBS names and marks in these states to another entity. Events that could cause the termination of a license agreement with the BCBSA include:

  . failure to comply with minimum capital requirements imposed by the BCBSA;

  .  impending financial insolvency;

  .  the appointment of a trustee or receiver;

  . a change of control or violation of the BCBSA ownership limitations on our capital stock; and

  . the commencement of any action against Anthem Insurance seeking its dissolution.

   Pursuant to the rules and license standards of the BCBSA, we have certified to the BCBSA that we guarantee the contractual and financial obligations to respective customers of our subsidiaries that hold controlled affiliate licenses from the BCBSA. Those subsidiaries are Anthem Health Plans of Kentucky, Inc., Anthem Life Insurance Company, Anthem Health Plans, Inc., Community Insurance Company, Anthem Health Plans of New Hampshire, Inc., Rocky Mountain Hospital and Medical Service, Inc., Anthem Health Plans of Maine, Inc., HMO Colorado, Inc., Matthew Thornton Health Plan, Inc., Maine Partners Health Plan, Inc. and Health Management Systems, Inc.

   In addition, pursuant to the rules and license standards of the BCBSA, we have agreed to indemnify BCBSA against any claims asserted against it resulting from the contractual and financial obligations of AdminaStar Federal, our subsidiary which serves as a fiscal intermediary providing administrative services for Medicare Part A and B.

   Each license requires an annual fee to be paid to the Blue Cross Blue Shield Association. The fee is based upon enrollment and premium. BCBSA is a national trade association of Blue Cross and Blue Shield licensees, the primary function of which is to promote and preserve the integrity of the Blue Cross and Blue Shield names and marks, as well as provide certain coordination among the member plans. Each BCBSA licensee is an independent legal organization and is not responsible for obligations of other BCBSA member organizations. We have no right to market products and services using the Blue Cross and Blue Shield names and marks outside of our eight core states.

   The BCBSA license agreements and membership standards specifically permit a licensee to operate as a for-profit, publicly traded stock company. We have obtained the consent of the BCBSA in order to continue our licenses following our conversion to a publicly traded stock company.

   BCBS-KS is a licensee of the BCBSA. We will need to obtain the consent of the BCBSA to continue that license following our acquisition of BCBS-KS.

Information Systems

   Information systems have played and will continue to play a key role in our ongoing efforts to continuously improve quality, lower costs and increase benefit flexibility for our customers. Our analytical technologies are designed to support increasingly sophisticated methods of managing costs and monitoring quality of care, and we believe that our information systems are sufficient to meet current needs and future expansion plans.

   We use a combination of custom developed and licensed systems throughout our regions. An overall systems architecture is maintained to promote consistency of data and reduce duplicative platforms. This architecture assumes single separate core systems supporting each of our operating regions with centralized systems for key company-wide functions such as financial services, human resources and servicing National accounts. Focus is placed on identifying and eliminating redundant or obsolete applications with an emphasis on increasing our capability to operate in an Internet-enabled environment. Regional administration systems serving unique products and markets feed data to a combination of regional and corporate decision support systems. These systems provide sources of information for all of our data reporting and analysis needs.

   Our architecture calls for significant standardization of software, hardware and networking products. Enhancements are undertaken based on a defined information systems plan. This plan, which is developed collaboratively by our technical and operating leadership, is revalidated regularly and maps out business-driven technology requirements for the upcoming three-to-five year period.

   We recognize consumer demand will cause an increasing need for more of our business to be conducted electronically. Toward that end we have developed several Internet-enabled initiatives focused on improving interactions with our customers, members, providers, brokers and associates. We also are improving communication and data collection through compliance with the provisions of the Federal Health Insurance Portability and Accountability Act or HIPAA. See "Legal and Regulatory Matters--Regulation of Insurance Company and HMO Business Activities."

   We are also engaged in a series of pilot programs that will result in web-enabled services such as on-line membership enrollment and on-line price quoting for brokers. Brokers will also receive on-line quoting capabilities for life, dental and vision related products. For our members, we will have on-line access to health information using carefully chosen content providers for consumer health information. All of our members currently have on-line access to physician and hospital network directories for their specific health plan.

Collaborations

   In addition to internal efforts to leverage technology, we are actively involved as investors and leaders in several collaborative technology initiatives. As an example, we are one of seven major national health benefits companies that are initial investors in MedUnite, Inc., an e-business company. MedUnite is designing Internet-based technology that will permit real-time transactions between providers and insurance companies. MedUnite's solutions will address claims filing, eligibility determination and specialist referrals. These programs will make these transactions more convenient for members while improving efficiencies among doctors, hospitals and health insurers. Additionally, we are a founding member of the Coalition for Affordable Healthcare. This group, formed by 24 of the nation's largest health benefits companies and associations, develops programs to improve access to quality health care coverage and to simplify plan administration.

Pricing and Underwriting

   We price our products based on our assessment of underwriting risk and competitive factors. We continually review our underwriting and pricing guidelines on a national and regional basis so that our products remain competitive and consistent with our marketing strategies and profitability goals.

   We have focused our efforts to maintain consistent, competitive and strict underwriting standards. Our individual and group underwriting targets have been based on our proprietary accumulated actuarial data. Subject to applicable legal constraints, we have traditionally employed case specific underwriting procedures for small group products and traditional group underwriting procedures with respect to large group products. Also, we employ credit underwriting procedures with respect to our self-funded products.

   In most circumstances, our pricing and underwriting decisions follow a prospective rating process. A fixed premium rate is determined at the beginning of the policy period. Unanticipated increases in medical costs may not be able to be recovered in that current policy year. However, prior experience, in the aggregate, is considered in determining premium rates for future periods.

   For larger groups (over 300 lives) with PPO, POS or traditional benefit designs, we often employ retrospective rating reviews. In retrospective rating, a premium rate is determined at the beginning of the policy period. Once the policy period has ended, the actual experience is reviewed. If the experience is positive (i.e., actual claim costs and other expenses are less than those expected), then a refund may be credited to the policy. If the experience is negative, then the resulting deficit may either be recovered through contractual provisions or the deficit may be considered in setting future premium levels for the group. If a customer elects to terminate coverage, deficits generally are not recovered.

   We have contracts with CMS to provide HMO Medicare+Choice coverage to Medicare beneficiaries who choose health care coverage through one of our HMO programs. Under these annual contracts, CMS pays us a set rate based on membership that is adjusted for demographic factors. These rates are subject to annual unilateral revision by CMS. In addition to premiums received from CMS, most of the Medicare products offered by us require a supplemental premium to be paid by the member.

   See "Legal and Regulatory Matters--Small Group Reform" for a discussion of certain regulatory restrictions on our underwriting and pricing.

Reserves

   We establish and report liabilities or reserves on our balance sheet for unpaid health care costs by estimating the ultimate cost of incurred claims that have not yet been reported to us by members or providers and reported claims that we have not yet paid. Since these reserves represent our estimates, the process requires a degree of judgment. Reserves are established according to Actuarial Standards of Practice and generally accepted actuarial principles and are based on a number of factors. These factors include experience derived from historical claims payments and actuarial assumptions to arrive at loss development factors. Such assumptions and other factors include healthcare cost trends, the incidence of incurred claims, the extent to which all claims have been reported and internal claims processing charges. Due to the variability inherent in these estimates, reserves are sensitive to changes in medical claims payment patterns and changes in medical cost trends. A worsening (or improvement) of the medical cost trend or changes in claims payment patterns from the trends and patterns assumed in estimating reserves would trigger a change. See Note 8 to our audited consolidated financial statements for quantitative information on our reserves, including a progression of reserve balances for each of the last three years.

Medical Management

   Our medical management programs include a broad array of activities that are intended to improve the quality and cost-effectiveness of care provided to our members. One of the goals of these benefit features is to assure that the care delivered to our members is supported by appropriate medical and scientific evidence.

   Precertification. A traditional medical management program that we use involves assessment of the appropriateness of certain hospitalizations and other medical services. For example, precertification is used to determine whether a set of hospital and medical services is being appropriately applied to the member's clinical condition.

   Concurrent review. Another traditional medical management strategy we use is concurrent review, which is based on nationally recognized criteria developed for the industry. With concurrent review, the requirements and intensity of services during a patient's hospital stay are reviewed, often by an onsite skilled nurse professional in coordination with the hospital's medical and nursing staff.

   Disease management. More and more, health plans, including ours, are moving away from traditional medical management approaches to more sophisticated models built around disease management and advanced care management. These programs focus on those members who require the greatest amount of medical services. We provide important information to our providers and members to help them optimally manage the care of their specific conditions. For example, certain therapies and interventions for patients with diabetes help prevent some of the serious, long-term medical consequences of diabetes and reduce the risks of kidney, eye and heart disease. Our information systems can provide feedback to our physicians to enable them to improve the quality of care. For other prevalent medical conditions such as heart disease or asthma, our ability to correlate pharmacy data and medical management data allows us to provide important information to our members and providers which enables them to more effectively manage these conditions.

   Formulary management. APM develops a formulary, a selection of drugs based on clinical quality and effectiveness, which is used across all of our regions. A pharmacy and therapeutics committee consisting of 20 physicians, 16 of whom are academic and community physicians practicing in our markets, make pharmacy medical decisions about the clinical quality and efficacy of drugs. In the last two years, pharmacy costs have increased by 15% to 18% nationally. We have, through our focused activities in this area, been able to perform better than the national trend by 3% to 5%. Our three-tiered co-pay strategy enables members to have access to all drugs that are not covered on formulary for an additional co-pay. This has been our primary tool to contain pharmacy costs.

   Medical policy. A medical policy group comprised of physician leaders from all Anthem regions, working in close cooperation with national organizations such as the Centers for Disease Control, the American Cancer Society and community physician leaders, determines Anthem's national policy for best approaches to the application of new technologies.

   Patient outcomes. A significant amount of health care expenditures are used by a small percent of our members who suffer from complex or chronic illnesses. We have developed a series of programs aimed at helping our providers better manage and improve the health of these members. Often, these programs provide benefits for home care services and other support to reduce the need for repeated, expensive hospitalizations. Increasingly, we are providing information to our hospital networks to enable them to improve medical and surgical care and outcomes to our members. We endorse, encourage and incentivize hospitals to support national initiatives to improve patient outcomes and reduce medication errors. We have been recognized as a national leader in developing hospital quality programs.

   External Review Procedures (Patients' Bill of Rights). In light of increasing public concerns about health plans denying coverage of medical services, we work with outside experts through a process of external review to help provide our members with timely medical care. When we receive member concerns, we have formal appeals procedures that ultimately allow coverage disputes to be settled by independent expert physicians.

   Service management. In HMO and POS networks, primary care physicians serve as the overall coordinators of members' health care needs by providing an array of preventive health services and overseeing referrals to specialists for appropriate medical care. In PPO networks, patients have greater access to network physicians without a primary care physician serving as the coordinator of care.

Health Care Quality Initiatives

   Increasingly, the health care industry is able to define quality health care based on preventive health measurements and outcomes of care. A key to our success has been our ability to work with our network providers to improve the quality and outcomes of the health care services provided to our members. Our ability to provide high quality service has been recognized by the National Committee on Quality Assurance, or NCQA, the largest and most respected national accreditation program for managed care health plans. All of our HMO plans in the East region hold the highest NCQA rating. Our HMO plan for Colorado has received a three-year accreditation. In our Midwest region, health plans in Ohio and Kentucky held NCQA accreditation into 1999. We decided not to seek re-accreditation in 1999 for our Midwest plans, but rather focused on consolidating provider networks, products and systems. We will again seek NCQA accreditation for our Midwest HMO and POS health plans in 2001.

   A range of quality health care measures have been adopted by the Health Plan Employer Data and Information Set, or HEDIS, which has been incorporated into the oversight certification by NCQA. These HEDIS measures range from preventive services, such as screening mammography and pediatric immunization, to elements of care, including decreasing the complications of diabetes and improving treatment for heart patients. While our results on specific measures have varied over time, we are seeing continuous improvement overall in our HEDIS measurements, and a number of our state plans are among the best performers in the nation with respect to certain HEDIS standards.

   In addition, we have initiated a broad array of quality programs, including those built around smoking cessation and transplant management, and an array of other programs specifically tailored to local markets. Many of these programs have been developed in conjunction with organizations such as the Arthritis Foundation and regional diabetes associations.

Provider Arrangements

   Our relationships with health care providers, physicians, hospitals and those professionals that provide ancillary health care services are guided by regional and national standards for network development, reimbursement and contract methodologies.

   In contrast to some health benefits companies, it is generally our philosophy not to delegate full financial responsibility to our providers in the form of capitation-based reimbursement. While capitation can be a useful method to lower costs and reduce underwriting risk, we have observed that, in general, providers do not positively accept the burden of maintaining the necessary financial reserves to meet the risks related to capitation contracts.

   We attempt to provide fair, market-based hospital reimbursement along industry standards. We also seek to ensure physicians in our network are paid in a timely manner at appropriate rates. We use multi-year contracting strategies, including case or fixed rates, to limit trend exposure and increase cost predictability. In all regions, we seek to maintain broad provider networks to ensure member choice while implementing effective management programs designed to improve the quality of care received by our members.

   Depending on the consolidation and integration of physician groups and hospitals, reimbursement strategies vary substantially across markets. Fee for service is our predominant reimbursement methodology for physicians. We generally use a resource-based relative value system fee schedule to determine fee for service reimbursement. This structure was developed and is maintained by CMS and is used by the Medicare system and other major payers. This system is independent of submitted fees and therefore is not as vulnerable to inflation. In addition, physician incentive contracting is used to reward physician quality and performance.

   Like our physician contracts, our hospital contracts provide for a variety of reimbursement arrangements depending on the network. Our hospital contracts recognize the size of the facility and the volume of care performed for our members. Many hospitals are reimbursed on a fixed allowance per day for covered services (per diem) or a case rate basis similar to Medicare (Diagnosis Related Groups). Other hospitals are reimbursed on a discount from approved charge basis for covered services. Hospital outpatient services are reimbursed based on fixed case rates, fee schedules or percent of charges. To improve predictability of expected cost, we frequently use a multi-year contracting approach which provides stability in our competitive position versus other health benefit plans in the market.

   We believe our market share enables us to negotiate favorable provider reimbursement rates. In some markets, we have a "modified favored rate" provision in our hospital and ancillary contracts that guarantees contracted rates at least as favorable as those given to our competitors with an equal or smaller volume of business.

Behavioral Health and Other Provider Arrangements

   We have a series of contracts with third party behavioral health networks and care managers who organize and provide for a continuum of behavioral health services focusing on access to appropriate providers and settings for behavioral health care. These contracts are generally multi-year capitation based arrangements. Substance abuse and alcohol dependency treatment programs are an integral part of these behavioral health programs.

   In addition, a number of other ancillary service providers, including laboratory service providers, home health agency providers and intermediate and long term care providers, are contracted on a region-by-region basis to provide access to a wide range of services. These providers are normally paid on either a fee schedule, fixed-per-day or per case basis.

Competition

   The managed care industry is highly competitive, both nationally and in our regional markets. Competition has intensified in recent years due to more aggressive marketing and pricing, a proliferation of new products and increased quality awareness and price sensitivity among customers. Significant consolidation within the industry has also added to competition. In addition, with the 1999 enactment of the Gramm-Leach-Bliley Act, banks and other financial institutions have the ability to affiliate with insurance companies, which may lead to new competitors in the insurance and health benefits fields.

   Industry participants compete for customers mainly on the following factors:

  .  price;

  .  quality of service;

  .  access to provider networks;

  .  flexibility of benefit designs;

  .  reputation (including NCQA accreditation status);

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

  .  brand recognition; and

  .  financial stability.

   We believe our exclusive right to market products under the Blue Cross Blue Shield brand in our markets provides us with an advantage over our competition. In addition, our strong market share and existing provider networks in both our Midwest and East regions enable us to achieve cost-efficiencies and service levels that allow us to offer a broad range of health benefits to our customers on a more cost-effective basis than many of our competitors. In our West region, the marketplace is highly fragmented with no single player having a dominant market share. There, as in all regions, we strive to distinguish our products through excellent service, product value and brand recognition.

   Competitors in our markets include local and regional managed care plans, and national health benefits companies. In our Midwest region, our largest competitors include UnitedHealthcare, Humana Inc., Aetna U.S. Healthcare and Medical Mutual of Ohio. In our East region, our main competitors are Aetna U.S. Healthcare, Health Net, Inc., CIGNA HealthCare, ConnectiCare, Inc. and Harvard Pilgrim Health Care. In our West region, our principal competitors include Sierra Health Services, Inc., PacifiCare Health Systems, Inc., UnitedHealthcare, Kaiser Permanente, Aetna U.S. Healthcare and Hometown Health Plan, Inc. To build our provider networks, we also compete with other health benefits plans for contracts with hospitals, physicians and other providers. We believe that physicians and other providers primarily consider member volume, reimbursement rates, timeliness of reimbursement and administrative service capabilities along with the "non-hassle" factor or reduction of non-value added administrative tasks when deciding whether to contract with a health benefits plan. At the distribution level, we compete for qualified agents and brokers to distribute our products. Strong competition exists among insurance companies and health benefits plans for agents and brokers with demonstrated ability to secure new business and maintain existing accounts. The basis of competition for the services of such agents and brokers are:

  .  commission structure;

  .  support services;

  .  reputation and prior relationships; and

  .  quality of the products.

   We believe that we have good relationships with our agents and brokers, and that our products, support services and commission structure compare favorably to our competitors in all of our regions.

Employees

   As of June 30, 2001, we had approximately 14,800 full-time equivalent employees primarily located in Cincinnati and Columbus, Ohio; Indianapolis, Indiana; Louisville, Kentucky; North Haven, Connecticut; Denver, Colorado; Portland, Maine; and Manchester, New Hampshire. Employees were also located in various other cities within our regions, as well as in Illinois, Nevada and New York. Our employees are an important asset, and we seek to develop them to their full potential. We believe that our relationships with our employees are good. No employees are subject to collective bargaining agreements.

Properties

   Our principal executive offices are located at 120 Monument Circle, Indianapolis, Indiana. In addition to this property, our principal operating facilities are located in Denver, Colorado; North Haven, Connecticut; Indianapolis, Indiana; Cincinnati, Ohio; Columbus, Ohio; Manchester, New Hampshire; and Portland, Maine. In total, we own approximately 15 facilities and lease approximately

65 facilities, totaling 4.6 million square feet in 19 states. Many of the facilities are connected to our government businesses, which extend well beyond our eight core states. We believe that our properties are adequate and suitable for our business as presently conducted.

Regulation

   We are subject to extensive regulation and supervision by authorities of each state in which we operate. We are also subject to regulation by federal and local agencies. The extent of state regulation varies, but most jurisdictions have laws and regulations requiring the licensing of insurers and HMOs and their agents and standards of solvency and business conduct for insurance companies and HMOs. State laws may also regulate withdrawal from certain markets. In addition, statutes and regulations usually require the approval of policy forms and, for certain products, the approval of premium rates. The statutes and regulations also prescribe types and concentration of investments. We are required to file detailed annual financial statements with supervisory agencies in each of the jurisdictions in which we do business. Our operations and accounts are also subject to examination by those agencies at regular intervals. We are also subject to federal and state laws and regulations affecting the conduct of our business. In addition, assessments are levied against us as a result of our mandatory participation in funds that guarantee the viability of insurance companies which assume risk in each of our states. For more information, see "Legal and Regulatory Matters--Regulation of Insurance Company and HMO Business Activities."

                                  INVESTMENTS

   Our investment objective is to preserve our asset base and to achieve rates of return which are consistent with our defined risk parameters, mix of products, liabilities and surplus. Our portfolio is structured to provide sufficient liquidity to meet general operating needs, special needs arising from changes in our financial position and changes in the financial market. In accordance with these objectives, our investment policy authorizes investments in U.S. dollar-denominated fixed income securities and publicly traded equity securities, both domestic and international, or mutual funds whose focus is investing in such securities.

   As of June 30, 2001 and December 31, 2000, our cash and investment portfolio was comprised of the following (at fair value):

                                                   Percent              Percent
                                          June 30,   of    December 31,   of
                                            2001    Total      2000      Total
                                          -------- ------- ------------ -------
                                                     ($ in Millions)
Cash and cash equivalents................ $  238.9    5.9%   $  203.3      5.5%
Fixed maturity securities:
  United States Government securities....    729.7   18.1       746.5     20.1
  Obligations of states and political
   subdivisions..........................      3.8    0.1         0.8      --
  Corporate securities...................  1,140.6   28.3     1,040.7     28.0
  Mortgaged-backed securities............  1,477.2   36.7     1,258.4     33.9
  Preferred stocks.......................      --     --          1.8      --
                                          --------  -----    --------    -----
    Total fixed maturity securities......  3,351.3   83.2     3,048.2     82.0
Equity securities........................    439.4   10.9       463.1     12.5
                                          --------  -----    --------    -----
    Total cash and investments........... $4,029.6  100.0%   $3,714.6    100.0%
                                          ========  =====    ========    =====

   Our fixed maturity and equity securities are subject to the risk of potential losses from adverse market conditions. To manage the potential for economic losses, we regularly evaluate certain risks, as well as the appropriateness of the investments, to be certain the portfolio is managed within its risk guidelines. The result is a portfolio that is well diversified, both across and within asset classes. Our primary risk exposures are (1) changes in market interest rates, (2) credit quality and (3) changes in equity prices.

Interest Rate Risk

   Interest rate risk is defined as the potential for economic losses on fixed-rate securities, due to an adverse change in market interest rates. Our fixed maturity portfolio consists exclusively of U.S. dollar-denominated assets, invested primarily in U.S. government securities, corporate bonds, asset-backed bonds and mortgage-related securities, all of which represent an exposure to changes in the level of market interest rates. We manage interest rate risk by maintaining a duration commensurate with our insurance liabilities and policyholders' surplus. Further, we do not engage in the use of derivatives to manage interest rate risk, as they are prohibited in our investment policy. We believe that a hypothetical increase in interest rates of 100 basis points would result in an estimated decrease in the fair value of the fixed income portfolio of $166.8 million.

Credit Quality Risk

   Credit quality risk is defined as the risk of a credit downgrade to an individual fixed income security and the potential loss attributable to that downgrade. We manage this risk through our investment policy, which establishes credit quality limitations on the overall portfolio as well as dollar limits for individual issuers. The result is a well-diversified portfolio of fixed income securities, with an average credit rating of approximately double-A.

Equity Price Risk

   Equity price risk for stocks is defined as the potential for economic losses due to an adverse change in equity prices. Equity risk exposure is managed through our investment in indexed mutual funds. Specifically, we are invested in S&P 500 and S&P 400 index mutual funds, resulting in a well-diversified and liquid portfolio that replicates the risk and performance of the broad U.S. stock market. We estimate our equity price risk from a hypothetical 10% decline in the S&P 500 and 400 indices and the relative effect of that decline in the value of our portfolio to be a decrease in fair value of $43.9 million.

Fixed Maturity Securities

   Our fixed income strategy is to employ external money managers who will construct and manage a high quality, diversified portfolio of securities. External money managers are selected based on consistent performance and experience in insurance asset management. Additionally, our investment policy establishes minimum quality and diversification requirements resulting in an average credit rating of approximately double-A. The duration of our portfolio is 4.6 years as of December 31, 2000, and is managed to within +/- 20% of the Lehman Aggregate Bond Index.

Fixed Maturity Securities Quality Distribution

   The following chart shows the quality distribution of our fixed maturity securities portfolio as of June 30, 2001 and December 31, 2000 (at fair value):

                                                   Percent              Percent
                                          June 30,   of    December 31,   of
   Credit quality(1)                        2001    Total      2000      Total
   -----------------                      -------- ------- ------------ -------
                                                     ($ in Millions)
   Aaa................................... $2,399.3   71.6%   $2,267.9     74.4%
   Aa....................................     86.5    2.6        72.4      2.4
   A.....................................    481.5   14.4       391.6     12.8
   Baa...................................    338.6   10.1       245.9      8.1
   Ba....................................     45.4    1.4        70.4      2.3
                                          --------  -----    --------    -----
   Total fixed maturity securities....... $3,351.3  100.0%   $3,048.2    100.0%
                                          ========  =====    ========    =====

--------
(1) Ratings are primarily assigned by Standard & Poor's Corporation and Moody's Investor Service.

   Corporate fixed maturity securities consist primarily of investment grade bonds (securities rated triple-B or higher). Further, our investment policy prohibits investing in below double-B rated credit securities. Our corporate securities portfolio is diversified by industry and issuer, with no significant exposure to any single corporation. At June 30, 2001, our 10 largest investments in corporate securities totaled $166.9 million, or 5.0% of total fixed maturity securities.

Corporate Fixed Maturity Securities Sector Distribution

   The following chart shows the sector distribution of our corporate fixed maturity securities portfolio as of June 30, 2001 and December 31, 2000 (at fair value):

                                                  Percent              Percent
                                         June 30,   of    December 31,   of
                                           2001    Total      2000      Total
                                         -------- ------- ------------ -------
                                                    ($ in Millions)
   Industrial........................... $  726.0   63.7%   $  375.9     36.1%
   Finance..............................    198.0   17.4       350.8     33.7
   Utility..............................     33.1    2.9        78.5      7.6
   Asset-backed securities..............    160.1   14.0       218.4     21.0
   Other................................     23.4    2.1        17.1      1.6
                                         --------  -----    --------    -----
     Total fixed maturity corporate
      securities........................ $1,140.6  100.0%   $1,040.7    100.0%
                                         ========  =====    ========    =====

   Mortgage-backed securities represent 44.1% of the fixed maturity securities portfolio. A majority of this amount is agency-issued pass-through certificates and collateralized mortgage obligation securities, issued by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and Government National Mortgage Association.

   Fixed mortgage-backed securities, as of June 30, 2001 and December 31, 2000, was comprised of the following (at fair value):

                                                   Percent              Percent
                                          June 30,   of    December 31,   of
                                            2001    Total      2000      Total
                                          -------- ------- ------------ -------
                                                     ($ in Millions)
   Mortgage pass through certificates...  $1,092.1   73.9%   $  911.1     72.4%
   Collateralized mortgage obligations..     284.8   19.3       260.9     20.7
   Commercial mortgage-backed
    securities..........................     100.3    6.8        86.4      6.9
                                          --------  -----    --------    -----
     Total mortgage-related securities..  $1,477.2  100.0%   $1,258.4    100.0%
                                          ========  =====    ========    =====

Equity Securities

   On June 30, 2001, our equity portfolio contained readily marketable domestic investment securities that were indexed to the S&P 500 and S&P 400 by an external money manager. Specifically, $342.3 million, or 77.9% of the total equity allocation was invested to mirror the S&P 500 Index, and $97.1 million, or 22.1%, to mirror the S&P 400 Index, excluding in each case tobacco stocks. On August 10, 2001, we reduced our total equity exposure, resulting in the sale of $235.1 million of equity securities. The proceeds of that transaction were invested in fixed maturity securities.

   Additionally, subsequent to that transaction, we sold the remaining equity securities in the portfolio and purchased S&P 500 and S&P 400 index mutual funds, thus eliminating direct ownership of common stocks.

Overall Investment Return

   The table below shows the overall return of the fixed maturity and equity security portfolios for the six months ended June 30, 2001 and years ended December 31, 2000, 1999 and 1998. The overall return includes gross investment income earned, net realized gains or losses incurred, and the change in unrealized gains or losses on these securities.

                                              Fixed Maturity   Equity
                                                Securities   Securities  Total
                                              -------------- ---------- -------
                                                       ($ in Millions)
June 30, 2001
Gross investment income......................    $ 104.7       $  3.3   $ 108.0
Net realized gains/(losses)..................       11.4        (22.3)    (10.9)
Change in unrealized gains/(losses)..........        1.3         (0.3)     (1.0)
                                                 -------       ------   -------
Total........................................    $ 117.4       $(19.3)  $  98.1
                                                 =======       ======   =======
December 31, 2000
Gross investment income......................    $ 178.8       $  6.1   $ 184.9
Net realized gains/(losses)..................      (17.5)        43.4      25.9
Change in unrealized gains/(losses)..........      128.4        (71.2)     57.2
                                                 -------       ------   -------
Total........................................    $ 289.7       $(21.7)  $ 268.0
                                                 =======       ======   =======
December 31, 1999
Gross investment income......................    $ 137.0       $  6.3   $ 143.3
Net realized gains/(losses)..................      (13.8)        51.3      37.5
Change in unrealized gains/(losses)..........     (145.0)         8.3    (136.7)
                                                 -------       ------   -------
Total........................................    $ (21.8)      $ 65.9   $  44.1
                                                 =======       ======   =======
December 31, 1998
Gross investment income......................    $ 121.1       $  7.4   $ 128.5
Net realized gains...........................       33.9        122.0     155.9
Change in unrealized gains...................       10.9         18.8      29.7
                                                 -------       ------   -------
Total........................................    $ 165.9       $148.2   $ 314.1
                                                 =======       ======   =======

                           FINANCIAL STRENGTH RATINGS

   Financial strength ratings are the opinions of the rating agencies regarding the financial ability of an insurance company to meet its obligations to its policyholders. Ratings provide both industry participants and insurance consumers with meaningful information on specific insurance companies and have become an increasingly important factor in establishing the competitive position of insurance companies. Rating agencies continually review the financial performance and condition of insurers and higher ratings generally indicate financial stability and a strong ability to pay claims. The current financial strength ratings of Anthem Insurance and its consolidated subsidiaries are as follows:

                                      Financial
                                      Strength
 Rating Agency                         Rating     Rating Description
 -------------                      ------------- ------------------
 AM Best Company, Inc. ("Best")          A-       Second highest of nine
                                    ("Excellent") ratings categories and second
                                                  highest within the category
                                                  based on modifiers (i.e., A
                                                  and A- are "Excellent")
 Standard & Poor's Rating Services        A       Third highest of nine ratings
 ("S&P")                             ("Strong")   categories and mid-range
                                                  within the category based on
                                                  modifiers (i.e., A+, A and A-
                                                  are "Strong")
 Moody's Investor Service, Inc.          A3       Third highest of nine ratings
 ("Moody's")                          ("Good")    categories and lowest within
                                                  the category based on
                                                  modifiers (i.e., A1, A2 and
                                                  A3 are "Good")
 Fitch, Inc. ("Fitch")                   A+       Third highest of eight
                                     ("Strong")   ratings categories and
                                                  highest within the category
                                                  based on modifiers (i.e., A+,
                                                  A and A- are "Strong")

   These financial strength ratings reflect each rating agency's opinion as to our financial strength, operating performance and ability to meet our claim obligations to our policyholders, not shareholders. In January 2001, S&P reaffirmed our A rating and revised its outlook to positive. In April 2001, Fitch reaffirmed our A+ rating, and revised its outlook to positive. Each of the rating agencies reviews its ratings periodically and there can be no assurance that current ratings will be maintained in the future. We believe our strong ratings are an important factor in marketing our products to our customers, since ratings information is broadly disseminated and generally used throughout the industry. Our ratings reflect each rating agency's opinion of our financial strength, operating performance and ability to meet our obligations to policyholders, and are not evaluations directed toward the protection of investors in our common stock, the units or the debentures and should not be relied upon when making a decision to purchase the units offered hereby.

                          LEGAL AND REGULATORY MATTERS

General

   Our operations are subject to comprehensive and detailed state and federal regulation throughout the United States in the jurisdictions in which we do business. Supervisory agencies, including state health, insurance and corporation departments, have broad authority to:

  .  grant, suspend and revoke licenses to transact business;

  .  regulate many aspects of our products and services;

  .  monitor our solvency and reserve adequacy; and

  . scrutinize our investment activities on the basis of quality, diversification and other quantitative criteria.

   To carry out these tasks, these regulators periodically examine our operations and accounts.

Regulation of Insurance Company and HMO Business Activities

   The federal government as well as the governments of the states in which we conduct our operations have adopted laws and regulations that govern our business activities in various ways. These laws and regulations may restrict how we conduct our businesses and may result in additional burdens and costs to us. Areas of governmental regulation include:

  .  licensure;

  .  premium rates;

  .  benefits;

  .  service areas;

  .  market conduct;

  .  utilization review activities;

  .  prompt payment of claims;

  .  member rights and responsibilities;

  .  sales and marketing activities;

  .  quality assurance procedures;

  .  plan design and disclosures;

  .  disclosure of medical information;

  .  eligibility requirements;

  .  provider rates of payment;

  .  surcharges on provider payments;

  .  provider contract forms;

  .  underwriting and pricing;

  .  financial arrangements;

  .  financial condition (including reserves); and

  .  corporate governance.

These laws and regulations are subject to amendments and changing interpretations in each jurisdiction.

   States generally require health insurers and HMOs to obtain a certificate of authority prior to commencing operations. If we were to establish a health insurance company or an HMO in any state where we do not presently operate, we generally would have to obtain such a certificate. The time necessary to obtain such a certificate varies from state to state. Each health insurer and HMO must file periodic financial and operating reports with the states in which it does business. In addition, health insurers and HMOs are subject to state examination and periodic license renewal.

   There has been a recent trend of increased health care regulation at the federal and state levels. Legislation, regulation and initiatives relating to this trend include, among other things, the following:

  . eliminating or reducing the scope of ERISA pre-emption of state medical and bad faith claims under state law, thereby exposing health benefits companies to expanded liability for punitive and other extra-contractual damages;

  . extending malpractice and other liability for medical and other decisions from providers to health plans;

  .  imposing liability for negligent denials or delays in coverage;

  .  requiring

    .  coverage of experimental procedures and drugs,

    .  direct access to specialists for patients with chronic conditions,

    .  direct access to specialists (including OB/GYNs) and chiropractors,

    . expanded consumer disclosures and notices and expanded coverage for emergency services,

    .  liberalized definitions of medical necessity,

    . liberalized internal and external grievance and appeal procedures (including expedited decision making),

    .  maternity and other lengths of hospital inpatient stay, and

    .  point-of-service benefits for HMO plans;

  .  prohibiting

    .  so-called "gag" and similar clauses in physician agreements,

    .  incentives based on utilization, and

    . limitation of arrangements designed to manage medical costs such as capitated arrangements with providers or provider financial incentives;

  .  regulating and restricting the use of utilization management and review;

  . regulating and monitoring the composition of provider networks, such as "any willing provider" and pharmacy laws (which generally provide that providers and pharmacies cannot be denied participation in a managed care plan where the providers and pharmacies are willing to abide by the terms and conditions of that plan);

  .  imposing

    .  payment levels for out-of-network care, and

    . requirements to apply lifetime limits to mental health benefits with parity;

  . exempting physicians from the antitrust laws that prohibit price fixing, group boycotts and other horizontal restraints on competition;

  .  restricting the use of health plan claims information;

  . regulating procedures that protect the confidentiality of health and financial information;

  . imposing third-party review of denials of benefits (including denials based on a lack of medical necessity); and

  . restricting or eliminating the use of formularies for prescription drugs.

   On August 8, 2001, the House of Representatives passed a version of the Patients' Bill of Rights legislation (an amended version of the Ganske-Dingell bill) which would permit health plans to be sued in state court for coverage determinations. The current administration has indicated a willingness to pass some form of patient protection legislation which could adversely affect the health benefits business, and, in fact, the bill adopted by the House was the result of a compromise reached by President Bush and Representative Charles Norwood (R-GA). Under the bill a claim would be permitted for a wrongful coverage denial which is the proximate cause of personal injury to, or the death of, a patient. Medically reviewable claims against health insurers would be tried in state court but under federal law. Patients would be required to exhaust external review before filing suit. Patients who lose an external review decision would have to overcome a rebuttable presumption that the insurer made the correct decision. The bill caps non-economic damages at $1.5 million. Punitive damages would be available only if insurers do not follow an external review decision and would be capped at an additional $1.5 million. The bill also limits class action lawsuits (both future suits and pending suits where a class has not yet been certified) against health insurers under both ERISA and the Racketeer Influenced and Corrupt Organizations Act to group health plans established by a single plan sponsor.

   The Senate version of the Patients' Bill of Rights legislation (the McCain-Edwards bill) was passed on June 29, 2001 and contains broader liability provisions than the House bill. The Senate bill would permit patients to sue health plans in state court over medical judgments or in federal court over contractual issues, and it would not cap damages in state courts. In federal court, punitive damages would be allowed, up to $5 million, and there would be no limit on economic and non-economic damages. President Bush has stated that he will veto any Patients' Bill of Rights legislation that contains liability provisions similar to the Senate bill. The House and Senate versions of the bill are expected to be reconciled in the Conference Committee. We cannot predict the provisions of the Patients' Bill of Rights legislation that may emerge from the Conference Committee, if any, and whether any Patients' Bill of Rights legislation would be enacted into law. We also cannot predict what impact any Patients' Bill of Rights legislation would have on our business, financial condition and results of operations.

   The health benefits business also may be adversely impacted by court and regulatory decisions that expand the interpretations of existing statutes and regulations. It is uncertain whether we can recoup, through higher premiums or other measures, the increased costs of mandated benefits or other increased costs caused by potential legislation or regulation.

Small Group Reform

   All of the principal states in which Anthem does business have enacted statutes that limit the flexibility of Anthem and other health insurers relative to their small group underwriting and rating practices. Commonly referred to as "small group reform" statutes, these laws are generally consistent with model laws originally adopted by the NAIC.

   In 1991, the NAIC adopted the Small Group Health Insurance Availability Model Act. This model law limits the differentials in rates carriers could charge between new business and health insurance renewal business, and with respect to small groups with similar demographic characteristics (commonly referred to as a "rating law"). It also requires that insurers disclose to customers the basis on which the insurer establishes new business and renewal rates, restricts the applicability of pre-existing condition exclusions and prohibits an insurer from terminating coverage of an employer group because of the adverse claims experience of that group. The model law requires that all small group insurers accept for coverage any employer group applying for a basic and standard plan of benefits (commonly known as a "guarantee issue law"), and provides for a voluntary reinsurance mechanism to spread the risk of high risk employees among all small group carriers participating in the reinsurance mechanism. Representatives of Anthem actively participated in the committees of the NAIC, which drafted and proposed this model law. NAIC model laws are not applicable to the industry until adopted by individual states, and there is significant variation in the degree to which states adopt and/or alter NAIC model laws. Some, if not all, of these rating and underwriting limitations are present in small group reform statutes currently adopted in all of the principal states in which Anthem does business.

 Underwriting Limitations

   In the past, insurance companies were free to select and reject risks based on a number of factors, including the medical condition of the person seeking to become insured. Small group health insurers were free to accept some employees and reject other employees for coverage within one employer group. An insurance company was also free to exclude from coverage medical conditions existing within a group which the insurance company believed represented an unacceptable risk level. Also, for the most part, insurance companies were free to cancel coverage of a group due to the medical conditions which were present in that group. Additionally, a new employee seeking medical coverage under an existing group plan could be either accepted or rejected for coverage, or could have coverage excluded or delayed for existing medical conditions.

   The small group health insurance reform laws limit or abolish a number of these commonly utilized practices to address a societal need to extend availability of insurance coverage more broadly to those who were previously not eligible for coverage. Reform laws have been adopted which at a minimum generally require that a group either be accepted or rejected for coverage as one unit. The law in all of the states in which Anthem does business now prohibits the practice of terminating the coverage of an employer group based on the medical conditions existing within that group. (Insurers may still cancel business for a limited number of reasons.) These states also generally require "portability" of coverage, which means that an insurer cannot exclude coverage for a pre-existing condition of a new employee of an existing employer group if that person had previously satisfied a pre-existing condition limitation period with the prior insurer, and if that person maintained continuous coverage. Most state small group reform statutes also prohibit insurers from denying coverage to employer groups based upon industry classification.

   All states in which Anthem does business require the "guarantee issue" of small group policies, either through specific state law or the states' requirement to enforce HIPAA. These laws require an insurer to issue coverage to any group that applies for coverage under any of the small group policies marketed by the insurer in that state, regardless of the medical risks presented by that group.

 Rating Limitations

   Prior to the adoption of state rate reform laws, there was very limited regulation of the rating practices utilized in the small group health insurance market. There was virtually no regulation of the amount by which one group's rate could vary from that of a demographically similar group with different claims experience, and there was no statutorily placed limit on the extent and frequency of rate increases that could be applied to any one employer group.

   Over the last nine years, all of the principal states in which Anthem does business have enacted rating laws. These laws are designed to reduce the variation in rates charged to insured groups who have favorable and unfavorable claims experience. They also limit the extent and frequency of rate increases. They do not, however, establish an appropriate base or "manual" rate level for an insurer. The most stringent rate reform regulation would be a pure community rating requirement, pursuant to which all persons in a geographic region would receive the same rate for the same coverage as any other person, without consideration of demographic factors such as age, gender, geographic location, medical risk or occupation. Most existing rating laws also impose a limit on the extent and frequency of a group's rate increases.

Small Group Statutory Reinsurance Mechanisms

   At this time, the Connecticut, New Hampshire and Nevada (HMO only) Anthem plans are subject to involuntary assessments from state small group reinsurance mechanisms. These mechanisms are designed to provide risk-spreading mechanisms for insurers doing business in jurisdictions that mandate that health insurance be issued on a guarantee issue basis. Guarantee issue requirements increase underwriting risk for insurers by forcing them to accept higher-risk business than they would normally accept. This reinsurance mechanism allows the insurer to cede this high-risk business to the reinsurance facility, thus sharing the underwriting experience with all insurers in the state. Each of Connecticut and New Hampshire subject insurance companies doing business in that jurisdiction to assessments to fund losses from the reinsurance mechanisms. Each of Indiana, Ohio and Nevada provide voluntary reinsurance mechanisms in which the assessment is against only those carriers electing to participate in the reinsurance mechanism. Anthem has elected not to participate in these voluntary reinsurance mechanisms. Neither Kentucky nor Maine has a small group reinsurance mechanism.

Recent Medicare Changes

   In 1997, the federal government passed legislation related to Medicare that changed the method for determining premiums that the government pays to HMOs for Medicare members. In general, the new method has reduced the premiums payable to us compared to the old method, although the level and extent of the reductions varies by geographic market and depends on other factors. The legislation also requires us to pay a "user fee." The changes began to be phased in on January 1, 1998 and will continue over five years. The federal government also announced in 1999 that it planned to begin to phase in risk adjustments to its premium payments over a five-year period commencing January 1, 2000. While we cannot predict exactly what effect these Medicare reforms will have on our results of operations, we anticipate that the net impact of the risk adjustments will be to reduce the premiums payable to us.

HIPAA and Gramm-Leach-Bliley Act

   The Health Insurance Portability and Accountability Act of 1996, known as HIPAA, and its regulations impose obligations for issuers of health insurance coverage and health benefit plan sponsors. This law requires guaranteed health care coverage for small employers having 50 or fewer employees and for individuals who meet certain eligibility requirements. It also requires guaranteed renewability of health care coverage for most employers and individuals. The law limits exclusions based on preexisting conditions for individuals covered under group policies to the extent the individuals had prior creditable coverage, and the gap between the prior coverage and the new coverage cannot exceed certain time frames.

   In addition, HIPAA authorized the Secretary of the United States Department of Health and Human Services, known as HHS, to issue standards for administrative simplification, as well as privacy and security of medical records and other individually identifiable patient data. HIPAA requirements apply to plan sponsors, health plans, health care providers and health care clearinghouses that transmit health information electronically. Regulations adopted to implement HIPAA also require that business associates acting for or on behalf of these HIPAA-covered entities be contractually obligated to meet HIPAA standards.

   Although HIPAA was intended ultimately to reduce administrative expenses and burdens faced within the health care industry, we believe the law will initially bring about significant and, in some cases, costly changes. HHS has released two rules to date mandating the use of new standards with respect to certain health care transactions, including health information. The first rule requires the use of uniform standards for common health care transactions, including health care claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments and coordination of benefits, and it establishes standards for the use of electronic signatures. The new transaction standards became effective in October 2000, and we will be required to comply with them by October 16, 2002.

   Second, HHS has developed new standards relating to the privacy of individually identifiable health information. In general, these regulations restrict the use and disclosure of medical records and other individually identifiable health information held or disclosed by health plans and other affected entities in any form, whether communicated electronically, on paper or orally, subject only to limited exceptions. In addition, the regulations provide patients with significant new rights to understand and control how their health information is used. These regulations do not preempt more stringent state laws and regulations that may apply to us. The privacy standards became effective on April 14, 2001. We must comply with these privacy standards by April 14, 2003. One more regulation integral to administration and privacy under HIPAA has yet to be published. It will address security requirements to be met regarding accessibility of personal health information. We have not quantified the cost of complying with these new standards; however, the cost of such compliance could be material.

   Other recent federal legislation includes the Gramm-Leach-Bliley Act, which generally requires insurers to provide affected customers with notice regarding how their personal health and financial information is used and the opportunity to "opt out" of certain disclosures before the insurer shares non-public personal information with a non-affiliated third party. These requirements are to be implemented on a state-by-state basis by July 1, 2001. The Gramm-Leach-Bliley Act also gives banks and other financial institutions the ability to affiliate with insurance companies, which may lead to new competitors in the insurance and health benefits fields.

Investment and Retirement Products and Services

   We are subject to regulation by various government agencies where we conduct business, including the insurance departments of Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada. Among other matters, these agencies may regulate premium rates, trade practices, agent licensing, policy forms, underwriting and claims practices, the maximum interest rates that can be charged on life insurance policy loans, and the minimum rates that must be provided for accumulation of surrender value.

ERISA

   The provision of services to certain employee health benefit plans is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), a complex set of laws and regulations subject to interpretation and enforcement by the Internal Revenue Service and the Department of Labor ("DOL"). ERISA regulates certain aspects of the relationships between us and employers who maintain employee benefit plans subject to ERISA. Some of our administrative services and other activities may also be subject to regulation under ERISA. In addition, some states require licensure or registration of companies providing third party claims administration services for benefit plans. We provide a variety of products and services to employee benefit plans that are covered by ERISA.

   In December 1993, in a case involving an employee benefit plan and an insurance company, the United States Supreme Court ruled that assets in the insurance company's general account that were attributable to a portion of a group pension contract issued to the plan that was not a "guaranteed benefit policy" were "plan assets" for purposes of ERISA and that the insurance

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company had fiduciary responsibility with respect to those assets. In reaching its decision, the Supreme Court declined to follow a 1975 DOL interpretive bulletin that had suggested that insurance company general account assets were not plan assets.

   The Small Business Job Protection Act (the "Act") was signed into law in 1996. The Act created a framework for resolving potential issues raised by the Supreme Court decision. The Act provides that, absent criminal conduct, insurers generally will not have liability with respect to general account assets held under contracts that are not guaranteed benefit policies based on claims that those assets are plan assets. The relief afforded extends to conduct that occurs before the date that is 18 months after the DOL issues final regulations required by the Act, except as provided in the anti-avoidance portion of the regulations. The regulations, which were issued on January 5, 2000, address ERISA's application to the general account assets of insurers attributable to contracts issued on or before December 31, 1998 that are not guaranteed benefit policies. The conference report relating to the Act states that policies issued after December 31, 1998 that are not guaranteed benefit policies will be subject to ERISA's fiduciary obligations. We are not currently able to predict how these matters may ultimately affect our businesses.

HMO and Insurance Holding Company Laws

   After the demutualization, we will be regulated as an insurance holding company and will be subject to the insurance holding company acts of the states in which our subsidiaries are domiciled. These acts contain certain reporting requirements as well as restrictions on transactions between an insurer or HMO and its affiliates. These holding company laws and regulations generally require insurance companies and HMOs within an insurance holding company system to register with the insurance department of each state where they are domiciled and to file with those states' insurance departments certain reports describing capital structure, ownership, financial condition, certain intercompany transactions and general business operations. In addition, various notice and reporting requirements generally apply to transactions between insurance companies and HMOs and their affiliates within an insurance holding company system, depending on the size and nature of the transactions. Some insurance holding company laws and regulations require prior regulatory approval or, in certain circumstances, prior notice of certain material intercompany transfers of assets as well as certain transactions between insurance companies, HMOs, their parent holding companies and affiliates.

   Additionally, the holding company acts for the states of domicile of Anthem and its subsidiaries restrict the ability of any person to obtain control of an insurance company or HMO without prior regulatory approval. Under those statutes, without such approval (or an exemption), no person may acquire any voting security of an insurance holding company which controls an insurance company or HMO, or merge with such a holding company, if as a result of such transaction such person would "control" the insurance holding company. "Control" is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

Guaranty Fund Assessments

   Under insolvency or guaranty association laws in most states, insurance companies can be assessed for amounts paid by guaranty funds for policyholder losses incurred when an insurance company becomes insolvent. Most state insolvency or guaranty association laws currently provide for assessments based upon the amount of premiums received on insurance underwritten within such state (with a minimum amount payable even if no premium is received). Substantially all of our premiums are currently derived from insurance underwritten in Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada.

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   Under many of these guaranty association laws, assessments against insurance companies that issue policies of accident or sickness insurance, such as Anthem, are made retrospectively and are based (up to prescribed limits) upon the ratio of (i) the insurance company's premiums received in the applicable state over the previous three calendar years on accident and sickness insurance to (ii) the aggregate amount of premiums received by all assessed member insurance companies over such three calendar years on accident and sickness insurance. The guaranty fund assessments made under these acts are administered by the state's Guaranty Association, which has its own board of directors selected by member insurers with the approval of the State Insurance
Department. In general, an assessment may be abated or deferred by the Guaranty Association if, in the opinion of the board, payment would endanger the ability of the member to fulfill its contractual obligations. The other member insurers, however, may be assessed for the amount of such abatement or deferral. Any such assessment paid by a member insurance company may be offset against its premium tax liability to the state in question over a multiple year period (generally five to 10 years) following the year in which the assessment was paid. The amount and timing of any future assessments, however, cannot be reasonably estimated and are beyond our control. The life/health guaranty association assessments, prior to available premium tax offsets, paid by us totaled $5.0 million in 2000, $1.4 million in 1999, and there were none in 1998.

   While the amount of any assessments applicable to life and health guaranty funds cannot be predicted with certainty, we believe that future guaranty association assessments for insurer insolvencies will not have a material adverse effect on our liquidity and capital resources.

Risk-Based Capital Requirements

   The states of domicile of our subsidiaries have statutory risk-based capital, or RBC, requirements for health and other insurance companies based on the RBC Model Act. These RBC requirements are intended to assess the capital adequacy of life and health insurers, taking into account the risk characteristics of an insurer's investments and products. The RBC Model Act sets forth the formula for calculating the RBC requirements which are designed to take into account asset risks, insurance risks, interest rate risks and other relevant risks with respect to an individual insurance company's business. In general, under these laws, an insurance company must submit a report of its RBC level to the Insurance Department or Insurance Commissioner, as appropriate, of its state of domicile as of the end of the previous calendar year.

   The RBC Model Act provides for four different levels of regulatory attention depending on the ratio of a company's total adjusted capital (defined as the total of its statutory capital, surplus and asset valuation reserve) to its risk-based capital. The "Company Action Level" is triggered if a company's total adjusted capital is less than 200 percent but greater than or equal to 150 percent of its risk-based capital. At the "Company Action Level", a company must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve its capital position. A company whose total adjusted capital is between 250 percent and 200 percent of its risk-based capital is subject to a trend test. The trend test calculates the greater of any decrease in the margin (i.e., the amount in dollars by which a company's adjusted capital exceeds its risk-based capital) between the current year and the prior year and between the current year and the average of the past three years, and assumes that the decrease could occur again in the coming year. If a similar decrease in margin in the coming year would result in a risk-based capital ratio of less than 190 percent, then "Company Action Level" regulatory action would be triggered. The "Regulatory Action Level" is triggered if a company's total adjusted capital is less than 150 percent but greater than or equal to 100 percent of its risk-based capital. At the "Regulatory Action Level", the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. The "Authorized Control Level" is triggered if a company's total adjusted capital is less than 100 percent but greater than or equal to 70 percent of its risk-based capital, at which level the regulatory authority may take any action it deems necessary, including

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placing the company under regulatory control. The "Mandatory Control Level" is triggered if a company's total adjusted capital is less than 70 percent of its risk-based capital, at which level the regulatory authority is mandated to place the company under its control.

   The law requires increasing degrees of regulatory oversight and intervention as an insurance company's RBC declines. The level of regulatory oversight ranges from requiring the insurance company to inform and obtain approval from the domiciliary Insurance Commissioner of a comprehensive financial plan for increasing its RBC to mandatory regulatory intervention requiring an insurance company to be placed under regulatory control in a rehabilitation or liquidation proceeding. As of December 31, 2000, the RBC levels of Anthem and our insurance subsidiaries exceeded all RBC thresholds.

NAIC IRIS Ratios

   In the 1970's, the NAIC developed a set of financial relationships or "tests" called the Insurance Regulatory Information System, or IRIS, that were designed for early identification of companies that may require special attention by insurance regulatory authorities. Insurance companies submit statutory financial data on an annual basis to the NAIC, which in turn analyzes the data using ratios covering eleven categories of data with defined "usual ranges" for each category. An insurance company may fall out of the usual range for one or more ratios because of specific transactions or events that are, in and of themselves, immaterial. Generally, an insurance company will become subject to regulatory scrutiny if its IRIS results fall outside of the usual ranges on four or more of the ratios. If a company is outside the ranges on four or more of the ratios, a written explanation is prepared and sent to regulators. Neither Anthem nor its subsidiaries is currently subject to regulatory scrutiny based on IRIS ratios.

Litigation

   A number of managed care organizations have recently been sued in class action lawsuits asserting various causes of action under federal and state law. These lawsuits typically allege that the defendant managed care organizations employ policies and procedures for providing health care benefits that are inconsistent with the terms of the coverage documents and other information provided to their members, and because of these misrepresentations and practices, a class of members has been injured in that they received benefits of lesser value than the benefits represented to and paid for by such members. Two such proceedings which allege various violations of the Employee Retirement Income Security Act of 1974 ("ERISA") have been filed in Connecticut against Anthem or our Connecticut affiliate. One proceeding, The State of Connecticut
v. Anthem Blue Cross and Blue Shield of Connecticut, Anthem Health Plans, Inc., et al., No. 3:00 CV 1716 (AWT), filed on September 7, 2000 in the United States District Court, District of Connecticut, was brought by the Connecticut Attorney General on behalf of a purported class of HMO and Point of Service members in Connecticut. No monetary damages are sought, although the suit does seek injunctive relief from the court to preclude us from allegedly utilizing arbitrary coverage guidelines, making late payments to providers or members, denying coverage for medically necessary prescription drugs and misrepresenting or failing to disclose essential information to enrollees. The complaint contends that these alleged policies and practices are a violation of ERISA. A second proceeding, William Strand v. Anthem Blue Cross and Blue Shield of Connecticut, Anthem Health Plans, Inc., et al., No. 3:00 CV 2037 (SRU), filed on October 20, 2000 in the United States District Court, District of Connecticut, was brought on behalf of a purported class of HMO and Point of Service members in Connecticut and elsewhere, and seeks injunctive relief to preclude us from allegedly making coverage decisions relating to medical necessity without complying with the express terms of the policy documents, and unspecified monetary damages (both compensatory and punitive).


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   In addition, our Connecticut affiliate is a defendant in three class action lawsuits brought on behalf of professional providers in Connecticut. Edward Collins, M.D., et al. v. Anthem Health Plans, Inc., No. CV-99 0156198 S, was filed on December 14, 1999, in the Superior Court Judicial District of Waterbury, Connecticut. Stephen R. Levinson, M.D., Karen Laugel, M.D. and J. Kevin Lynch, M.D. v. Anthem Health Plans, Inc. d/b/a Anthem Blue Cross and Blue Shield of Connecticut, No. 3:01 CV 426 (JBA), was filed on February 14, 2001 in the Superior Court Judicial District of New Haven, Connecticut. Connecticut State Medical Society v. Anthem Health Plans, Inc., No. 3:01 CV 428 (JBA) was filed on February 14, 2001 in the Superior Court Judicial District of New Haven, Connecticut. The suits allege that the Connecticut affiliate has breached its contracts by, among other things, allegedly failing to pay for services in accordance with the terms of the contracts. The suits also allege violations of the Connecticut Unfair Trade Practices Act, breach of the implied duty of good faith and fair dealing, negligent misrepresentation and unjust enrichment. The Collins and Levinson suits seek injunctive relief. Collins seeks an accounting under the terms of the provider agreements and injunctive relief prohibiting us from continuing the unfair actions alleged in the complaint and violating its agreements. Levinson seeks permanent injunctive relief prohibiting us from, among other things, utilizing methods to reduce reimbursement of claims, paying claims in an untimely fashion and providing inadequate communication with regards to denials and appeals. Both of the suits seek unspecified monetary damages (both compensatory and punitive). The third suit, brought by the Connecticut State Medical Society, seeks the same injunctive relief as the Levinson case, but no monetary damages.

   On July 19, 2001, the court in the Collins suit certified a class as to three of the plaintiff's fifteen allegations. The class is defined as those physicians who practice in Connecticut or group practices which are located in Connecticut that were parties to either a Participating Physician Agreement or a Participating Physicians Group Agreement with Anthem and/or its Connecticut affiliate during the period from 1993 to the present, excluding risk-sharing arrangements and certain other contracts. The claims which were certified as class claims are: Anthem's alleged failure to provide plaintiffs and other similarly situated physicians with consistent medical utilization/quality management and administration of covered services by paying financial incentive and performance bonuses to providers and Anthem staff members involved in making utilization management decisions; an alleged failure to maintain accurate books and records whereby improper payments to the plaintiffs were made based on claim codes submitted; and an alleged failure to provide senior personnel to work with plaintiffs and other similarly situated physicians.

   We intend to vigorously defend these proceedings. Anthem denies all the allegations set forth in the complaints and has asserted defenses, including improper standing to sue, failure to state a claim and failure to exhaust administrative remedies. All of the proceedings are in the early stages of litigation, and their ultimate outcomes cannot presently be determined.

   On October 10, 2001, the Connecticut State Dental Association along with five dental providers filed suit against our Connecticut affiliate. Connecticut State Dental Association, Dr. Martin Rutt, Dr. Michael Egan, Dr. Sheldon Natkin, Dr. Suzanna Nemeth, and Dr. Bruce Tandy v. Anthem Health Plans, Inc. d/b/a Anthem Blue Cross and Blue Shield of Connecticut was filed in the Superior Court Judicial District of Hartford, Connecticut. The suit alleges that our Connecticut affiliate violated the Connecticut Unfair Trade Practices Act by allegedly unilaterally altering fee schedules without notice or a basis to do so, instituting unfair and deceptive cost containment measures and refusing to enroll new providers unless they agreed to participate in all available networks. The plaintiffs seek declaratory relief that the practices alleged in the complaint constitute deceptive and unfair trade practices. A permanent injunction is also sought prohibiting us from, among other things, failing and refusing to inform network providers of the methodology supporting our fee schedules and substituting our medical judgment for that of dental providers. The suit requests costs and attorney fees, but no other specified monetary damages. Anthem denies the allegations set forth in this complaint and intends to vigorously defend this suit.


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   Following our purchase of BCBS-ME, the Attorney General of Maine and
Consumers for Affordable Health Care filed administrative appeals challenging the Superintendent of Insurance's (the "Superintendent") decision approving the conversion of BCBS-ME to a stock insurer, which was a required step before the acquisition. Both the Attorney General and the consumers group filed a petition for administrative review seeking, among other things, a determination that the decision of the Superintendent in regard to the application of BCBS-ME to convert to a stock insurer was in violation of statute or unsupported by substantial evidence on the record. Consumers for Affordable Health Care, et al. v. Superintendent of Insurance, et al, Nos. AP-00-37, AP-00-42 (Consolidated). In addition, the Attorney General filed an independent claim for relief, requesting the court to modify the Superintendent's decision by requiring BCBS-ME to submit an update to the statutorily mandated appraisal of its fair market value and to deposit into the charitable foundation the difference between the net proceeds that have been transferred to the foundation and the final value of BCBS-ME, if greater. On May 18, 2001, the court dismissed the Attorney General's independent claim, ruling that the claim was an impermissible collateral challenge to the Superintendent's determination. The effect of this ruling is that the Attorney General does not have a cause of action separate from the administrative review that he has already requested. Following the court's May 18, 2001 order, the Attorney General filed a motion to clarify the court's ruling, asserting that the court did not intend to dismiss his independent claim with prejudice. The court denied the Attorney General's motion. Anthem intends to vigorously defend these proceedings. Anthem denies all the allegations set forth in the petitions for review and has asserted defenses, including waiver, estoppel and mootness. While the appeals are still pending, we do not believe that the appeals will have a material adverse effect on our consolidated financial position or results of operations.

   On March 11, 1998, Anthem and its Ohio subsidiary, Community Insurance Company ("CIC") were named as defendants in a lawsuit, Robert Lee Dardinger, Executor of the Estate of Esther Louise Dardinger v. Anthem Blue Cross and Blue Shield, et al., filed in the Licking County Court of Common Pleas in Newark, Ohio. The plaintiff sought compensatory damages and unspecified punitive damages in connection with claims alleging wrongful death, bad faith and negligence arising out of our denial of certain claims for medical treatment for Ms. Dardinger. On September 24, 1999, the jury returned a verdict for the plaintiff, awarding $1,350 for compensatory damages, $2.5 million for bad faith in claims handling and appeals processing, $49.0 million for punitive damages and unspecified attorneys' fees in an amount to be determined by the court. The court later granted attorneys' fees of $0.8 million. Both companies filed an appeal of the verdict on November 19, 1999, and as part of the appeal, a bond in the amount of $60.0 million was posted to secure the judgment and interest and attorneys' fees. On May 22, 2001, the Ohio Court of Appeals (Fifth District) affirmed the jury award of $1,350 for breach of contract against CIC, affirmed the award of $2.5 million compensatory damages for bad faith in claims handling and appeals processing against CIC, but dismissed the claims and judgments against Anthem. The court also reversed the award of $49.0 million in punitive damages against both Anthem and CIC, and remanded the question of punitive damages against CIC to the trial court for a new trial. Anthem and CIC, as well as the plaintiff, appealed certain aspects of the decision of the Ohio Court of Appeals. On October 10, 2001, the Supreme Court of Ohio agreed to hear the plaintiff's appeal, including the question of punitive damages, and denied the cross-appeals of Anthem and CIC. The ultimate outcome of this matter cannot be determined at this time.


   In addition to the lawsuits described above, we are involved in other pending and threatened litigation of the character incidental to our business or arising out of our insurance and investment operations, and are from time to time involved as a party in various governmental and administrative proceedings. We believe that any liability that may result from any one of these actions is unlikely to have a material adverse effect on our financial position or results of operations.

Other Contingencies

   Anthem, like a number of other Blue Cross and Blue Shield companies, serves as a fiscal intermediary providing administrative services for Medicare Parts A and B. The fiscal intermediaries for these programs receive reimbursement for certain costs and expenditures, which are subject to

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adjustment upon audit by CMS. The laws and regulations governing fiscal intermediaries for the Medicare program are complex, subject to interpretation and can expose an intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. In the last five years, at least eight Medicare fiscal intermediaries have made payments to settle issues raised by such audits and reviews. These payments have ranged from $0.7 million to $51.6 million, plus a payment by one company of $144.0 million. While we believe we are currently in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of Anthem's activities under certain of its Medicare fiscal intermediary contracts.

   On December 8, 1999, Anthem Health Plans, Inc., or AHP, one of our subsidiaries, reached a settlement agreement with the Office of Inspector General, or OIG, Health and Human Services, in the amount of $41.9 million, to resolve an investigation into misconduct in the Medicare fiscal intermediary operations of BCBS-CT, AHP's predecessor. The period investigated was before Anthem's merger with BCBS-CT. The resolution of this case involved no criminal penalties against Anthem as successor-in-interest nor any suspension or exclusion from federal programs. This expense was included in administrative expense in our statement of consolidated income for the year ended December 31, 1999.

   AdminaStar Federal, Inc., one of our affiliates, has received several subpoenas from the OIG and the U.S. Department of Justice, seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky office, and requesting certain financial records from AdminaStar Federal, Inc. and from us related to our Medicare fiscal intermediary Part A and Part B operations. We have made certain disclosures to the government relating to our Medicare Part B work in Kentucky. The government, however, has not notified us of any non-compliance. We are not in a position to predict either the ultimate outcome of this review or the extent of any potential exposure should claims be made against us. However, we believe any fines or penalties that may arise from this review would not have a material adverse effect on our consolidated financial condition.

   As a BCBSA licensee, we participate in a nationwide contract with the federal Office of Personnel Management to provide coverage to federal employees and their dependents in our core eight-state area. The program is called the Federal Employee Program, or FEP. On July 11, 2001, we received a subpoena from the OIG, Office of Personnel Management, seeking certain financial documents and information, including information concerning intercompany transactions, related to our operations in Ohio, Indiana and Kentucky under the FEP contract. We are currently cooperating with the OIG and the U.S. Department of Justice on this matter. We are not in a position to predict either the ultimate outcome of this review or the extent of any potential exposure should claims be made against us. Accordingly, we cannot assure you that the ultimate outcome of this review will not have a material adverse effect on our consolidated results of operations or financial condition.

   We guaranteed certain financial contingencies of our subsidiary, Anthem Alliance Health Insurance Company, under a contract between Anthem Alliance and the United States Department of Defense. Under that contract, Anthem Alliance managed and administered the TRICARE Managed Care Support Program for military families from May 1, 1998 through May 31, 2001. The contract required Anthem Alliance, as the prime contractor, to assume certain risks in the event, and to the extent, the actual cost of delivering health care services exceeded the health care cost proposal submitted by Anthem Alliance (the "Health Care Risk"). The contract has a five-year term, but was transferred to a third party, effective May 31, 2001. We guaranteed Anthem Alliance's assumption of the Health Care Risk, which is capped by the contract at $20.0 million annually and $75.0 million cumulatively over the contract period. Through December 31, 2000, Anthem Alliance had subcontracts with two other BCBS companies not affiliated with us by which the subcontractors


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agreed to provide certain services under the contract and to assume approximately 50% of the Health Care Risk. Effective January 1, 2001, one of those subcontracts terminated by mutual agreement of the parties, which increased Anthem Alliance's portion of the Health Care Risk to 90%. Effective May 1, 2001, the other subcontract was amended to eliminate the Health Care Risk sharing provision, which resulted in Anthem Alliance assuming 100% of the Health Care Risk for the period from May 1, 2001 to May 31, 2001. There was no call on the guarantee for the period from May 1, 1998 to April 30, 1999 (which period is now "closed"), and we do not anticipate a call on the guarantee for the periods beginning May 1, 1999 through May 31, 2001 (which periods remain "open" for possible review by the Department of Defense).

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                                   MANAGEMENT

Directors and Executive Officers

   The following table shows information as of September 30, 2001 concerning our directors and executive officers.

                 Name               Age                         Position
                 ----               ---                         --------
   L. Ben Lytle....................  55   Chairman of the Board of Directors
   Larry C. Glasscock..............  53   President and Chief Executive Officer and Director
   Susan B. Bayh...................  41   Director
   William B. Hart.................  58   Director
   Allan B. Hubbard................  54   Director
   Victor S. Liss..................  64   Director
   William G. Mays.................  55   Director
   James W. McDowell, Jr. .........  60   Director
   B. LaRae Orullian...............  68   Director
   Senator Donald W. Riegle, Jr. ..  63   Director
   William J. Ryan.................  57   Director
   George A. Schaefer, Jr. ........  56   Director
   Dennis J. Sullivan, Jr. ........  69   Director
   David R. Frick..................  57   Executive Vice President and Chief Legal and
                                          Administrative Officer
   Samuel R. Nussbaum, M.D. .......  53   Executive Vice President and Chief Medical Officer
   Michael L. Smith................  53   Executive Vice President and Chief Financial and
                                          Accounting Officer
   Marjorie W. Dorr................  39   President, Anthem East
   Keith R. Faller.................  54   President, Anthem Midwest
   Michael D. Houk.................  57   Vice President and General Manager, National Accounts
   Caroline S. Matthews............  42   Chief Operating Officer, Anthem Blue Cross and
                                          Blue Shield in Colorado and Nevada
   John M. Murphy..................  49   President, Specialty Business Division of Anthem
   Jane E. Niederberger............  41   Chief Information Officer

   The following is biographical information for our directors and executive officers:

   L. Ben Lytle has been a director of Anthem Insurance since 1987 and Chairman of the Board of Anthem Insurance since 1997. Mr. Lytle served as President and Chief Executive Officer from March 1989 to October 1999, when he retired. He is an Executive-in-Residence at the University of Arizona School of Business, Adjunct Fellow at the American Enterprise Institute and Senior Fellow at the Hudson Institute. He is a director of CID Equity Partners (venture capital firm); Duke Realty Corporation (real estate investment firm); and Healthx.com (privately held company providing internet services to small insurance companies).

   Larry C. Glasscock has served as President and Chief Executive Officer and as a director of Anthem Insurance since October 1999. He joined Anthem Insurance in April 1998 as Senior Executive Vice President and Chief Operating Officer. He was named President and Chief Operating Officer in April 1999 and succeeded L. Ben Lytle as Chief Executive Officer upon Mr. Lytle's retirement in October 1999. Mr. Glasscock was President and Chief Executive Officer of Blue Cross Blue Shield of the National Capital Area from 1993 to 1998 and oversaw its affiliation with Blue Cross Blue Shield of Maryland. Prior to moving to the health insurance industry, he served as President and Chief Operating Officer and a director of First American Bank, N.A. (Washington, DC) from 1991 until 1993 when the bank was sold. During 1991, Mr. Glasscock was President and Chief Executive

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Officer of Essex Holdings, Inc. (an Ohio-based capital investment firm). He also held various executive positions during his twenty-year tenure with Ameritrust Corporation, a Cleveland, Ohio bank holding company. Mr. Glasscock is a director of Zimmer Holdings, Inc. (orthopaedic industry).

   Susan B. Bayh has been a director of Anthem Insurance since 1998. Mrs. Bayh has been a Distinguished Visiting Professor in the College of Business Administration at Butler University since 1994. She was a member of the International Joint Commission between the United States and Canada from 1994 to 2001. Mrs. Bayh is a director of Corvas International, Inc. (biotechnology), Cubist Pharmaceuticals, Inc. (biotechnology), Curis, Inc. (biomedical) and Emmis Communications Corporation (telecommunications). She is also a member of the Board of Trustees of Butler University.

   William B. Hart has been a director of Anthem Insurance since 2000. He was President of The Dunfey Group (capital consulting firm) from 1986 to 1998. Since 1999, he has been Chairman of the National Trust for Historic Preservation. He served as Chairman of the Board of the former Blue Cross Blue Shield of New Hampshire.

   Allan B. Hubbard has been a director of Anthem Insurance since 1999. He has been President of E & A Industries (holding company for various industrial companies) since 1993. From 1991 to 1992, Mr. Hubbard served as Deputy Chief of Staff to the Vice President of the United States, and from 1998 to 2000 he was a director of the U.S. Chamber of Commerce. Mr. Hubbard is a director of The Hudson Institute, Maxon Corporation (manufacturer) and Medical Savings Insurance Company.

   Victor S. Liss has been a director of Anthem Insurance since 1997. He has been President, Vice Chairman and Chief Executive Officer of Trans-Lux Corporation (electronics) since 1993. He is a trustee of Norwalk Hospital in Norwalk, Connecticut.

   William G. Mays has been a director of Anthem Insurance since 1993. He has been President and Chief Executive Officer of Mays Chemical Company, Inc. (chemical distribution) since 1980. Mr. Mays is a director of Vectren Corporation (gas and electric utility), the Indiana University Foundation and the National Urban League.

   James W. McDowell, Jr. has been a director of Anthem Insurance since 1993. He founded McDowell Associates (business management consulting) in 1992 after serving as Chief Executive Officer of Dairymen, Inc. from 1980 to 1992. He is a director of Fifth Third Bank, Kentucky. Mr. McDowell was Chairman of the Board of the former Blue Cross Blue Shield of Kentucky.

   B. LaRae Orullian has been a director of Anthem Insurance since 2000. She has been Vice Chair of Guaranty Bank and a Director of the Guaranty Corporation in Denver, Colorado since 1997. From 1977 to 1997, Ms. Orullian held various executive positions with the Women's Bank of Denver. Ms. Orullian also serves as Chair of the Board of Frontier Airlines, Inc. She served as Chair of the Board of the former Blue Cross Blue Shield of Colorado and Nevada.

   Senator Donald W. Riegle, Jr., has been a director of Anthem Insurance since 1999. In March 2001, he joined APCO Worldwide as Chairman of APCO Government Affairs. From 1995 to 2001, he was Deputy Chairman of Shandwick International. He served in the U.S. Senate from 1976 through 1994 and in the U.S. House of Representatives from 1967 through 1975. He is a director of Rx Optical, Cyberian Outpost (Internet fulfillment company), E. Team (Internet emergency management company) and Tri-Union Development Corp. (oil and gas development company).

   William J. Ryan has been a director of Anthem Insurance since 2000. He has served as Chairman, President and Chief Executive Officer of Banknorth Financial Group since 1990. He is a director of the University of New England. Mr. Ryan is also a trustee of Colby College and the Portland Museum of Art. He served as Chairman of the Board of the former Blue Cross Blue Shield of Maine.

   George A. Schaefer, Jr. has been a director of Anthem Insurance since 1995. He has been President and Chief Executive Officer of Fifth Third Bancorp since 1990. Mr. Schaefer is Vice Chairman of the Board of the University of Cincinnati. He is a trustee of the Children's Hospital in Cincinnati, Ohio.

   Dennis J. Sullivan, Jr., has been a director of Anthem Insurance since 1995. He is an Executive Counselor for Dan Pinger Public Relations, a position he also held from April 1993 to September 2000. Mr. Sullivan served as interim President and Chief Executive Officer of Gaylord Entertainment Company from September 2000 to May 2001. He is a director of Fifth Third Bancorp.

   David R. Frick joined Anthem Insurance in 1995 as Executive Vice President and Chief Legal and Administrative Officer. Prior to joining Anthem Insurance, he served as a member of its board of directors. Mr. Frick was a partner at the law firm of Baker & Daniels from 1982 to 1995, and he was managing partner from 1987 to 1992. He was Deputy Mayor of the City of Indianapolis from 1977 to 1982. He is a director of Artistic Media Partners, Inc. (radio stations) and The National Bank of Indianapolis Corporation (bank holding company).

   Samuel R. Nussbaum, M.D. joined Anthem Insurance in January 2001 as Executive Vice President and Chief Medical Officer. From 1996 to 2000, Dr. Nussbaum served both as Executive Vice President for Medical Affairs and System Integration at BJC Health System of St. Louis and as Chairman and Chief Executive Officer of Health Partners of the Midwest. Prior to that, Dr. Nussbaum was President and Chief Executive Officer of Physician Partners of New England, Senior Vice President for Health Care Delivery at Blue Cross Blue Shield of Massachusetts and a professor at Harvard Medical School.

   Michael L. Smith has been Executive Vice President and Chief Financial Officer of Anthem Insurance since 1999. From 1996 to 1998, Mr. Smith served as Chief Operating Officer and Chief Financial Officer of American Health Network, Inc., a former Anthem subsidiary. He was Chairman, President and Chief Executive Officer of Mayflower Group, Inc. (transport company) from 1989 to 1995. He is a director of First Indiana Corporation (bank holding company) and Finishmaster, Inc. (auto paint distribution).

   Marjorie W. Dorr became President of Anthem East in July 2000. She has held numerous executive positions since joining Anthem Insurance in 1991, including Vice President of Corporate Finance; Chief Financial Officer of Anthem Casualty Insurance Group; President of Anthem Prescription Management, LLC; and Chief Operating Officer of Anthem Health Plans, Inc. in Connecticut.

   Keith R. Faller has been President of Anthem Midwest since 1997. He has held numerous executive positions since joining Anthem Insurance in 1970, including Senior Vice President for Customer Administration; President of Acordia of the South; Executive Vice President, Health Operations; Chief Executive Officer, Anthem Life Insurance Companies, Inc.; and President and Chief Executive Officer, Acordia Small Business Benefits, Inc.

   Michael D. Houk has been Vice President and General Manager of National Accounts for Anthem Insurance since 1999. He has held various executive positions since joining Anthem Insurance in 1979, including Vice President of Sales and President and Chief Executive Officer of Acordia of Central Indiana.

   Caroline S. Matthews became Chief Operating Officer of Anthem Blue Cross and Blue Shield in Colorado and Nevada in 2000. She has held various executive positions since joining Anthem Insurance in 1988, including Vice President of Corporate Finance; Vice President of Planning and Administration for Information Technology; and Chief Operating Officer and Chief Financial Officer of Acordia of the South.

   John M. Murphy became President, Specialty Business Division of Anthem in 2000. He has held various executive positions since joining Anthem Insurance in 1988, including Vice President of Operations of Anthem Insurance; President and Chief Executive Officer of Anthem Life Insurance Company; and President and Chief Executive Officer of Acordia Senior Benefits, Inc.

   Jane E. Niederberger joined Anthem Insurance in 1997 and has been Chief Information Officer since 1999. From 1983 to 1996, she held various executive positions with Harvard Pilgrim Health Care.

   None of these executive officers and directors has family relationships with any other executive officer or director. The directors and executive officers of each of Anthem, Inc. and Anthem Insurance are initially the same.

Information about the Board of Directors of Anthem, Inc.

 Composition of the Board of Directors

   The business of Anthem, Inc. is managed under the direction of the board of directors. The board of directors consists of 13 directors, all of whom are non-employee directors, except Mr. Glasscock.

   The directors are divided into three classes, each serving three-year terms with the terms staggered so that only one class will be elected each year:
Class I, consisting of Mrs. Bayh, Mr. Hubbard, Mr. Mays, Senator Riegle, and Mr. Ryan, whose term will expire at the 2002 annual meeting; Class II, consisting of Mr. Glasscock, Mr. Hart, Mr. Lytle and Ms. Orullian, whose term will expire at the 2003 annual meeting; and Class III, consisting of Mr. Liss, Mr. McDowell, Mr. Schaefer, and Mr. Sullivan, whose term will expire at the 2004 annual meeting.

 Committees of the Board of Directors

   There are five standing committees of our board of directors. From time to time, the board of directors, in its discretion, may form other committees. Set forth below are the primary responsibilities and membership of each of the committees.

 The Executive Committee

   Between meetings of the board of directors, the Executive Committee has and may exercise the powers and authority of the board.

   Members of the Executive Committee are: L. Ben Lytle (Chairman), Larry C. Glasscock (Vice Chairman), Victor S. Liss, William G. Mays, and James W. McDowell, Jr.

 The Audit Committee

   The Audit Committee, composed entirely of non-employee directors, advises the board of directors in the selection of independent auditors, reviews with internal and independent auditors the scope and results of their audits, reviews financial statements and other financial disclosures, monitors developments in accounting principles and practices used in presenting financial results, and monitors our ethics and corporate compliance program.

   Members of the Audit Committee are: Victor S. Liss (Chairman), George A. Schaefer, Jr. (Vice Chairman), Allan B. Hubbard, James W. McDowell, Jr., B. LaRae Orullian, and Senator Donald W. Riegle, Jr.

 The Compensation Committee

   The Compensation Committee, composed entirely of non-employee directors, reviews and recommends to the board of directors our overall compensation policy, reviews and approves the compensation of executive officers and administers our stock plans.

   Members of the Compensation Committee are: William G. Mays (Chairman), William J. Ryan (Vice Chairman), Victor S. Liss, B. LaRae Orullian, and Dennis
J. Sullivan, Jr.

  The Planning Committee

   The Planning Committee reviews and monitors the annual operating plan, recommends strategies to achieve the strategic plan, and reviews integration plans for mergers, acquisitions and other corporate transactions.

   Members of the Planning Committee are: James W. McDowell, Jr. (Chairman), Senator Donald W. Riegle, Jr. (Vice Chairman), Susan B. Bayh, William B. Hart,
L. Ben Lytle, and William J. Ryan.

  The Board Governance and Executive Development Committee

   The Board Governance and Executive Development Committee reviews the qualifications of potential board members, makes recommendations with respect to electing directors and filling vacancies on the board, reviews the operation and organization of the board, assists in the design and implementation of executive training and development programs, and provides counsel on executive succession planning.

   Members of the Board Governance and Executive Development Committee are: L. Ben Lytle (Chairman), Susan B. Bayh (Vice Chairman), William B. Hart, William
G. Mays, George A. Schaefer, Jr., and Dennis J. Sullivan, Jr.

Compensation of Directors

   The compensation of non-employee directors of Anthem, Inc. will initially be the same as the compensation currently provided by Anthem Insurance to its non-employee directors. Each non-employee director will receive an annual retainer fee of $40,000, paid in equal quarterly installments, for board membership, a meeting fee of $1,500 for attendance at each board meeting and a meeting fee of $1,200 for attendance at each standing or special committee meeting, with an additional $3,000 annual retainer for the chairperson. Employee directors are not paid a fee for their service as a director. Fees paid to directors may be deferred under the Board of Directors' Deferred Compensation Plan, which provides a method of deferring payment until a date selected by the director. Fees deferred accrue interest at the same rate as in effect from time to time under the Deferred Compensation Plan for employees. Under the 2001 Stock Incentive Plan, the Board of Directors may elect to pay non-employee directors all or a part of their retainer fees in Anthem, Inc. common stock, and non-employee directors may elect to receive all or a part of their other fees in Anthem, Inc. common stock. In addition, after six months following the effective date of the demutualization, the Board of Directors may grant non-qualified stock options to non-employee directors to purchase shares of Anthem, Inc. common stock at a price no less than the fair market value of a share of stock on the grant date of the stock option.

Compensation of Executive Officers

   Since the formation of Anthem, Inc., none of the executive officers or other personnel has received any compensation from Anthem, Inc. All compensation has been paid by Anthem Insurance or one of its subsidiaries. We expect that after the demutualization, the executive officers of Anthem, Inc. will continue to be paid by Anthem Insurance or one of its subsidiaries.

   The following table sets forth the compensation paid by Anthem Insurance or one of its subsidiaries to our Chief Executive Officer and our other four most highly compensated executive officers for the year ended December 31, 2000.

                           Summary Compensation Table

                                                                   Long Term
                                          Annual Compensation     Compensation
                                       -------------------------- ------------
   Name and Principal                              Other Annual       LTIP        All Other
        Position         Year  Salary   Bonus(1)  Compensation(2)  Payouts(3)  Compensation(4)
   ------------------    ---- -------- ---------- --------------- ------------ ---------------
Larry C. Glasscock...... 2000 $800,000 $1,027,298     $65,675       $      0       $51,467
 President and
 Chief Executive Officer

David R. Frick.......... 2000 $410,000 $  520,369     $16,968       $297,049       $24,523
 Executive Vice
  President
 and Chief Legal and
 Administrative Officer

Michael L. Smith........ 2000 $375,000 $  368,122     $   437       $ 44,557       $18,750
 Executive Vice
  President
 and Chief Financial
  Officer

Keith R. Faller......... 2000 $350,000 $  196,219     $30,202       $178,229       $12,779
 President, Anthem
  Midwest

Marjorie W. Dorr........ 2000 $306,731 $  257,175     $25,406       $ 80,202       $13,456
 President, Anthem
  East(5)

--------
(1) The amount in this column represents the Annual Incentive Plan award paid in 2000 for the prior performance year of 1999.
(2) Mr. Glasscock received $42,000 in cash and $20,812 in reimbursements as part of the Directed Executive Compensation Program including financial counseling fees for $8,892. None of the other named individuals received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of their salary and bonus. Amounts include the above-market portion of interest paid on the deferred compensation for Mr. Glasscock ($2,863), Mr. Frick ($4,897), Mr. Smith ($437), Mr. Faller ($3,072) and Ms. Dorr ($1,421) and the above market portion of interest paid on the deferred long-term incentive payments for Mr. Frick ($12,070) and Mr. Faller ($27,130). Ms. Dorr's amount also includes $23,985 for reimbursement of relocation expenses.
(3) The amounts in this column represent Long-Term Incentive Plan awards received or deferred in 2000 for prior performance cycles.
(4) The amounts in this column represent matching contributions under our 401(k) and Deferred Compensation Plans.
(5)  Ms. Dorr was appointed President of Anthem East, effective July 29, 2000.

Annual Incentive Plan

   Under the Annual Incentive Plan (the "AIP"), employees are eligible to receive cash awards based upon the achievement of performance measures established by the Compensation Committee. Such cash awards are stated as a percentage of salary payable to the eligible employees, with the range of targets from 5% to 100%. Actual amounts payable are adjusted up or down for performance at or above targeted levels of performance, with a threshold award of 50% of target if minimum results are achieved and a maximum award of 200% of target if maximum results are achieved. Amounts payable under the AIP are paid during the year immediately following the performance year and are payable only upon approval of the Compensation Committee. An employee must be employed before October 1 of the plan year in order to receive a payment under the AIP in respect of such fiscal year. Also, employees must be actively employed by Anthem on the last business day of the plan year to receive an award. In the event of a death, disability or an approved retirement of an employee, a prorated amount may be payable in accordance with administrative guidelines.

Long-Term Incentive Plan

   Senior executives, as may be recommended by the Chief Executive Officer and approved by the Compensation Committee, are participants in the Long-Term Incentive Plan (the "LTIP"). The LTIP operates during successive three-year periods. Employees must be actively employed by us on the last business day of the period to receive an award. Under the LTIP, the Compensation Committee establishes performance goals for Anthem Insurance at the beginning of each three-year performance period which include specific objectives for growth in net income, operating margin and comparison of performance against peer companies. At the end of the period, the Compensation Committee judges the performance of Anthem Insurance against the established goals. For each participant, a target award is established as a percentage of base salary with the payouts for executives expected to range from 30% to 150% of the annual base salary for each year of the three-year period. Actual amounts payable are adjusted up or down for performance above or below targeted levels of performance with an expected threshold award of 50% of target if minimum results are achieved. Awards under the LTIP in each three-year period become payable upon approval of the Compensation Committee and are paid in the year immediately following the end of the period, with the executive having the option to defer payment. In the event of a change of control of Anthem, an amount may be payable at the discretion of the Compensation Committee.


   The table below provides information concerning estimated target awards during the period 2001-2003 depending upon achievement of the performance goals.

                      Long-Term Incentive Plan (2001-2003)

                                                              Targeted Future
                                                            Payouts under Non-
                                                             Stock Price-Based
                                                                Plan (1)(2)
                                               Performance ---------------------
                     Name                        Period    Threshold    Target
                     ----                      ----------- ---------- ----------
Larry C. Glasscock............................  2001-2003  $2,025,000 $4,050,000
David R. Frick................................  2001-2003  $  738,000 $1,476,000
Michael L. Smith..............................  2001-2003  $  738,000 $1,476,000
Keith R. Faller...............................  2001-2003  $  540,000 $1,080,000
Marjorie W. Dorr..............................  2001-2003  $  420,000 $  840,000

--------
(1) Payout scheduled to occur in 2004.
(2) Under the Plan, there is no maximum limitation.

Stock Incentive Plan

   We have a 2001 Stock Incentive Plan (the "Stock Plan"), the purposes of which are to promote the interests of Anthem, Inc. and its shareholders and to further align the interests of our employees with our shareholders. Directors, executives and employees, as selected by the Compensation Committee, will participate in the Stock Plan. The Compensation Committee will administer the Stock Plan and will have complete discretion to determine whether to grant incentive awards, the types of incentive awards to grant and any requirements and restrictions relating to incentive awards. The Stock Plan is an omnibus plan, which allows for the grant of stock options, restricted stock, stock appreciation rights, performance stock and performance awards.

   The Stock Plan reserves for issuance 5,000,000 shares of our common stock for incentive awards to employees and non-employee directors, plus an additional 2,000,000 shares solely for issuance under grants of stock options that may be made to substantially all of our employees (and for issuance under similar grants that may be made to new employees). If any grant is for any reason canceled, terminated or otherwise settled without the issuance of some or all of the shares of common stock subject to the grant, such shares will be available for future grants. For a period of six months following the effective date of the demutualization, we may not make any grants under the Stock Plan to our directors or any executive who participates in the LTIP.

   If not sooner terminated by the board of directors, the Stock Plan shall terminate at the close of business on July 29, 2011. The board of directors may amend the Stock Plan in such respects as it deems advisable provided that the shareholders must approve certain amendments. A termination or amendment of the Stock Plan shall not, without the participant's consent or unless made to ensure compliance with applicable law, adversely affect a participant's rights under an incentive award previously granted to the participant.

   Options to purchase shares of stock granted under the Stock Plan to employees may be incentive stock options, as described in Internal Revenue Code
(S)422, or nonstatutory stock options. Options to purchase shares of stock granted under the Stock Plan to non-employee directors must be nonstatutory stock options. The exercise price per share subject to either an incentive stock option or a nonstatutory stock option will not be less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of stock on the date of the grant of such option. In addition, no more than $100,000 of incentive stock options, based on the exercise price, may be initially exercisable in any calendar year. An option shall not be exercisable more than ten years after the date of grant.

   The Compensation Committee intends to grant stock options to purchase 100 shares of Anthem, Inc. common stock under the Stock Plan to each of our approximately 15,000 employees, other than our approximately top 50 executives, effective on the first day that Anthem, Inc. common stock trades on the New York Stock Exchange. None of our executive officers will receive stock options under these grants. Each of such options will have an exercise price per share equal to the initial public offering price of the common stock and will have a term of ten years. The options will generally become fully exercisable two years after their effective date.

   The Compensation Committee may grant similar stock options under the Stock Plan to new employees. The exercise price of any such options would not be less than 100% of the fair market value of a share of our common stock on the date of the grant of such option and any such options would have a term of ten years.

   The Compensation Committee may issue restricted stock to employees. None of the shares of restricted stock may be transferred or encumbered until the restrictions on such shares lapse or are removed.

   The Compensation Committee may award stock appreciation rights to employees either with or without related stock options. When the stock appreciation right is exercisable, the holder may surrender all or a portion of the unexercised stock appreciation right to Anthem and receive in exchange an amount equal to the difference between (i) the fair market value on the date of exercise of the stock covered by the surrendered portion of the stock appreciation right, and
(ii) the exercise price of the stock on the date the stock appreciation right was awarded.

   The Compensation Committee may grant performance awards to employees. For each plan year, the Compensation Committee will select the performance criteria to be used for that plan year in granting performance awards, which criteria may include asset growth, combined net worth, debt to equity ratio, earnings per share, revenues, investment performance, operating income (with or without investment income or income taxes), operating cash flow, operating margins, net income before or after taxes, earnings before interest, taxes, depreciation and/or amortization, return on total capital, equity, revenue or assets, medical loss ratio or number of policyholders or insureds. Performance awards will be paid in cash, Anthem, Inc. common stock or both, at such time or times as are provided in the award agreement between us and the employee. The award agreement may provide that the employee may make a prior election to defer the payment under the performance award as the Compensation Committee may determine.

   All options granted under the Stock Plan to non-employee directors will become exercisable in full upon the occurrence of a change in control of Anthem, Inc. Except as otherwise provided by the Compensation Committee, upon the occurrence of a change in control of Anthem, Inc., all other options granted under the Stock Plan will become exercisable in full.

 Federal Income Tax Consequences

   The following is a brief summary of the federal income tax consequences of awards under the Stock Plan based on the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

   No taxable income is realized by the grantee upon the grant or exercise of an incentive stock option. The difference between the fair market value of the option shares on the date an incentive stock option is exercised and their exercise price will constitute a tax preference for purposes of the individual alternative minimum tax. If a grantee does not sell the stock received for at least two years from the date of grant and one year from the date of exercise, when the shares are sold any gain or loss realized will be treated as long-term capital gain or loss. In such circumstances, no deduction will be allowed to Anthem for federal income tax purposes.

   If incentive stock option shares are disposed of prior to the expiration of the holding periods described above, the grantee generally will recognize ordinary income at that time equal to the lesser of the excess of the fair market value of the shares at exercise over the price paid for such shares or the actual gain on the disposition. Anthem will generally be entitled to deduct any such recognized amount. Any further gain or loss realized by the grantee will be taxed as short-term or long-term capital gain or loss. Subject to certain exceptions for disability or death, if an incentive stock option is exercised more than three months following the termination of the grantee's employment, the incentive stock option will generally be taxed as a nonstatutory stock option.

   No income is realized by the grantee at the time a nonstatutory stock option is granted. Generally upon exercise of a nonstatutory stock option, the grantee will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. Anthem will generally be entitled to a deduction for federal income tax purposes in the same amount and at the same time as the grantee recognizes ordinary income. Any appreciation or depreciation after the date of exercise will be treated as either short-term or long-term capital gain or loss, depending upon the length of time that the grantee has held the shares. No deduction will be available to Anthem by reason of such gain or loss.

Employee Stock Purchase Plan

   The Employee Stock Purchase Plan (the "Stock Purchase Plan") is intended to comply with Internal Revenue Code (S)423 and to provide a means by which to encourage and assist employees in acquiring a stock ownership interest in Anthem, Inc. We anticipate implementing the Stock Purchase Plan by mid 2002. The Stock Purchase Plan is administered by the Compensation Committee, and the Compensation Committee will have complete discretion to interpret and administer the Stock Purchase Plan and the rights granted under it. Any employee of Anthem is eligible to participate, as long as such employee's customary employment is more than 20 hours per week, more than five months in a calendar year, and the employee does not own stock totaling 5% or more of the voting power or value of Anthem, Inc. No employee will be permitted to purchase more than $25,000 worth of stock in any calendar year. The Stock Purchase Plan reserves for issuance and purchase by employees 3,000,000 shares of stock.

   Employees become participants by electing payroll deductions from 1% to 15% of gross compensation. Payroll deductions are accumulated during each quarter and applied toward the purchase of stock on the last trading day of each quarter. Once purchased, the stock is accumulated in the employee's investment account. The purchase price per share equals the lower of (i) 85% of the fair market value of a share of our common stock on the first trading day of the quarter, or (ii) 85% of the fair market value of a share of our common stock on the last trading day of the quarter.

   The board of directors may amend the Stock Purchase Plan in such respects as it deems advisable provided that the shareholders must approve certain amendments. Rights under the Stock Purchase Plan are not transferable, except by will or the law of descent and distribution. In the event of a participant's retirement, termination or death, the amount in the participant's payroll deduction account shall be refunded.

Deferred Compensation

   Highly compensated employees, as defined in the Internal Revenue Code, are eligible to participate in an unfunded non-qualified deferred compensation plan. There are three types of deferral options in the plan. The Restoration Option allows deferral amounts that are limited under our 401(k) Plan and restores company match that would otherwise be contributed in our 401(k) Plan. The Supplemental Option allows an additional deferral of base salary and commissions, up to 80%, above the Restoration Option and these deferrals are not matched by us. The Annual Incentive Deferral Option allows an additional deferral of annual incentive compensation above the Restoration Option and is matched at a rate of 3%.

   The declared interest rate on deferred amounts is the average of the 10-year U.S. Treasury Note monthly average rates for the 12-month period ending on September 30 of the previous year, plus 150 basis points. Interest is accrued daily, posted monthly and compounded annually. The retirement rate is credited at 125% of the declared interest rate. Distributions are made at the end of the quarter of termination or retirement based on the participant's filed distribution election or as otherwise specified in the plan document. Limited in-service withdrawals are available in the event of unforeseeable financial emergencies.

Retirement Plan

   We sponsor a non-contributory pension plan for certain employees that is qualified under Internal Revenue Code (S)401(a) and subject to the Employee Retirement Income Security Act (the "Qualified Plan"). We also sponsor the Anthem Supplemental Executive Retirement Plan ( the "SERP") which provides additional benefits payable out of our general assets to certain participants. The benefits under the SERP are equal to the benefits those participants cannot receive under the Qualified Plan because of Internal Revenue Code limits on benefits and restrictions on participation by highly compensated employees, as defined in the Internal Revenue Code.

   On January 1, 1997, we converted the Qualified Plan from a final average compensation pension plan into a cash balance pension plan. The Qualified Plan covers substantially all full-time, part-time and temporary employees, including executive officers, and provides a set benefit at age 65, the normal retirement age under the Qualified Plan.

   Under the Qualified Plan, at the end of each calendar quarter, a bookkeeping account for each participant is credited with (1) an amount based on the participant's compensation and years of service (the "Pay Credit"), and (2) interest based on the average of the monthly yields for 10-year U.S. Treasury Security Constant Maturities for the twelve month period ending on September 30 of the preceding plan year. The Pay Credit equals a percentage of the participant's compensation for the plan year and is determined according to the following schedule:

       Years of Service                                               Pay Credit
       ----------------                                               ----------
       Up to and including 4.........................................      3%
          5-9........................................................      4%
         10-19.......................................................      5%
         20+.........................................................      6%

   The definition of compensation in the Qualified Plan is the participant's total earned income, including base salary, commissions, overtime pay, and cash bonuses, before it is reduced by any before-tax contributions the participant makes to the 401(k) plan and flexible benefit plan. Compensation does not include imputed income, car allowances, non-qualified deferred compensation, severance payments, payment of accrued paid time off days, payments under the Directed Executive Compensation Program, or similar items.

   The SERP continues the calculation of the retirement benefits on a uniform basis. Any excess benefit accrued to a participant under the SERP will be payable according to one of five payment options available under the SERP at termination or retirement.

   Messrs. Glasscock, Frick, Smith and Faller and Ms. Dorr receive benefits under both the Qualified Plan and the SERP. The estimated benefits, under both the Qualified Plan and the SERP, payable in a lump sum upon retirement at normal retirement age are as follows: Mr. Glasscock ($1,787,981), Mr. Frick ($650,913), Mr. Smith ($774,339), Mr. Faller ($3,879,546), and Ms. Dorr
($2,581,168). Mr. Faller's benefit is calculated under a different formula through 2001 as a result of transition benefits in the Qualified Plan. These estimates use 2000 base pay and annual bonus for all future years and assume that the named executive officers remain actively employed until normal retirement age.

   In addition, the employment agreements for Messrs. Glasscock, Frick and Smith set forth a Replacement Ratio SERP benefit, calculated as a retirement at age 62 or the date of termination, if later than age 62, in an amount equal to 50% of the executive's average annual pay during the three highest consecutive calendar years of his final five calendar years of employment. The benefit will be offset by the amount payable under the Qualified Plan and the SERP. The estimated replacement ratio SERP benefit payable upon retirement at age 65 is as follows: Mr. Glasscock ($738,852 annually), Mr. Frick ($401,880 annually), and Mr. Smith ($295,008 annually). These estimates use 2000 base salary and annual bonus for all future years and assume that the named executive officers remain actively employed until normal retirement age.

Employment Agreements

   Anthem Insurance has entered into employment agreements with certain of our executive officers, including Messrs. Glasscock, Frick, Smith, Faller and Ms. Dorr, that provide for each executive's continued employment with us. The current terms of the employment agreements are effective through December 31, 2005 for Mr. Glasscock, December 31, 2004 for Messrs. Frick and Smith and December 31, 2003 for Mr. Faller and Ms. Dorr.

   Under these agreements, each eligible executive's terms and conditions of employment, including rate of base salary, incentive compensation opportunities, participation in employee benefit plans and perquisites are addressed.

   The employment agreements provide that Anthem Insurance will have the right at any time to terminate an executive's employment and that any executive will have the right to terminate his or her employment at Anthem Insurance. Under the employment agreements with Messrs. Glasscock, Frick and Smith, Anthem Insurance will provide them for the remainder of the term with the following benefits in the event of termination by us other than for cause, in the event of an approved retirement or in the event of termination by the executive for good reason (as those terms are defined in the employment agreements):

  .  salary;

  .  all unvested prior long-term incentive awards;

  . annual incentive and long-term incentive awards for the year of termination based upon the achievement of the performance goals for the plans for the entire year of termination prorated to reflect the full number of months the executive was employed;

  . an amount equal to 80% of any target annual incentive and target long-term incentive opportunities;

  . an amount equal to 20% of any target annual incentive and target long-term incentive opportunities if the executive is available for consultation up to a maximum of eight days each quarter of the year;

  . medical and dental plan benefits and directed executive compensation for which the executive would otherwise have been eligible to receive; and

  .  the Replacement Ratio SERP Benefit described under "--Retirement Plan."

   Section 280G and Section 4999 of the Code limit deductions for compensation paid to certain senior executives if the payment is contingent on a change of ownership or effective control of a corporation. This deduction is limited to the average taxable compensation of the affected executive for the five years prior to the year that the change of control occurred. If the payments to the executive equal or exceed three times such average taxable compensation, the deduction is limited pursuant to Code Section 280G and these payments are referred to as "golden parachute" payments. In addition, Code Section 4999 imposes a 20% nondeductible excise tax on the executive on all nondeductible payments.

   Pursuant to their employment agreements, in the event Messrs. Glasscock, Frick or Smith is a recipient of a "golden parachute" payment, we will make an additional gross-up payment to the executive in order to put him in the same after-tax position that he would have been in had no excise tax been imposed. The gross-up will result in Anthem paying not only the excise tax payable by the executive but also the income and excise taxes on the additional payments.

   Under the employment agreements for Ms. Dorr and Mr. Faller, Anthem Insurance will provide them with the following benefits in the event of termination by us other than for cause:

  .  salary;

  .  all unvested prior long-term incentive awards;

  . annual incentive and long-term incentive awards for the year of termination based upon the achievement of the performance goals for the plans for the entire year of termination prorated to reflect the full number of months the executive was employed;


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  .  an amount equal to 50% of any target annual incentive and target long-
     term incentive opportunities; and

  . medical and dental plan benefits for which the executive would otherwise have been eligible to receive.

   The employment agreements for Ms. Dorr and Mr. Faller also state that the foregoing benefits are limited to either the greater of one year or the remainder of the term.

   Under these agreements, Messrs. Glasscock, Frick and Smith agree not to compete as an equity owner or employee with us or our subsidiaries for the greater of (i) two years after the executive's termination for any reason or
(ii) the remainder of the term after their termination by us other than for cause, after an approved retirement or after termination by the executive for good reason. Mr. Faller and Ms. Dorr are subject to the same limitation but for the greater of one year or the remainder of the term after their termination other than for cause.

Ownership of Common Stock

   No directors or executive officers own any stock in Anthem, Inc. and no directors or executive officers will receive any stock in connection with the demutualization. Under the plan of conversion, we cannot make any grants of our common stock or options to purchase our common stock to any of our directors or our approximately top 50 executives until six months after the effective date of the demutualization. In addition, under the Indiana Insurance Commissioner's order approving the plan of conversion, none of our directors or our approximately top 50 executives may acquire beneficial ownership of shares of our common stock for a period of six months following the effective date of the demutualization.


Certain Relationships and Related Transactions

   In the ordinary course of business, we from time to time may engage in transactions with other corporations or financial institutions whose officers or directors are also directors of Anthem. Transactions with such corporations and financial institutions are conducted on an arm's length basis and may not come to the attention of the directors of Anthem or of the other corporations or financial institutions involved.

   Mr. Lytle, Chairman of the board of directors, retired as Chief Executive Officer in October 1999. Pursuant to his employment agreement and retirement agreement, Anthem pays Mr. Lytle $400,000 annually until December 31, 2002 for his consultation services up to a maximum of eight days per quarter. In addition, in any quarter in which Anthem has requested Mr. Lytle to provide more than eight days of consultation, he is to be paid five hundred dollars ($500) per hour, up to a maximum of five thousand dollars ($5,000) per day.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee, among other things, approves compensation for Anthem's executive officers. The Compensation Committee members during 2000 were Victor S. Liss, William G. Mays, B. LaRae Orullian, William J. Ryan, Allan
B. Hubbard and Dennis J. Sullivan, Jr. None of the Compensation Committee members were involved in a relationship requiring disclosure as an interlocking director, or under Item 404 of Regulation S-K, or as a former officer or employee of Anthem.

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                           DESCRIPTION OF THE UNITS

   The following is a summary of the principal documents relating to the offering of the units. Copies of those documents are on file with the Securities and Exchange Commission as part of our registration statement. See "Available Information" for information on how to obtain copies. Although we believe the material provisions of these documents have been accurately summarized, you should read the provisions of each of the underlying agreements.

Principal Terms of the Units

   Each equity security unit will have a stated amount of $50 and will initially consist of:

  (1)  a purchase contract, under which

    . you agree to purchase, for $50, shares of common stock of Anthem, Inc. on the stock purchase date of , 2004. The number of shares that you will receive upon the settlement of your purchase contract will be determined by the settlement rate described below under "-- Settlement Rates"; and

    .  we will make quarterly contract fee payments to you at the annual
       rate of   % of the stated amount of $50, subject to our right to
       defer these payments; and

  (2) a subordinated debenture with a principal amount of $50, with the terms described below.

   The debentures will initially be pledged to secure your obligations under the purchase contract. We refer to the purchase contracts, together with the pledged debentures (or, after the remarketing, the pledged treasury securities) as the "normal units". Each holder of normal units may elect to create "stripped units." To do this, a holder has to withdraw the pledged debentures or treasury securities underlying the normal units by substituting, as pledged securities, zero-coupon treasury securities that will pay $50 on
    , 2004, the amount then due under the purchase contract. See "--Creating Stripped Units and Recreating Normal Units."

   As a beneficial owner of the units, you will be deemed by your acceptance of the units to have:

  . irrevocably agreed to be bound by the terms of the purchase contract agreement, pledge agreement and purchase contract for so long as you remain a beneficial owner of such units; and

  . appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract on your behalf.

   In addition, as a beneficial owner of the units, you will be deemed by your acceptance of the units to have agreed to treat for United States federal, state and local income and franchise tax purposes:

  . yourself as the owner of the related debentures, or the treasury securities, as the case may be; and

  .  the debentures as indebtedness that we have issued.

   At the closing of the offering of the units, the underwriters will purchase the units. The purchase price of each unit will be allocated by Anthem, Inc. between the related purchase contract and the related debenture.The underwriters will fund their purchase of the units by selling the units to the initial investors. The debentures will then be pledged to the collateral agent to secure the obligations owed to Anthem, Inc. under the purchase contracts.

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   Anthem, Inc. will enter into:

  . a purchase contract agreement with The Bank of New York, as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the units, the purchase contracts, the transfer, exchange or replacement of certificates representing the units and certain other matters relating to the units; and


  . a pledge agreement with The Chase Manhattan Bank, as collateral agent, custodial agent and securities intermediary creating a pledge and security interest for Anthem, Inc.'s benefit to secure the obligations of holders of units under the purchase contracts.


Creating Stripped Units and Recreating Normal Units

   If a holder of normal units elects to withdraw the pledged debentures (or, after the remarketing, treasury securities) and substitute certain treasury securities as pledged securities, the pledged debentures (or, after the remarketing, treasury securities) will be released from the pledge agreement and delivered to the holder. The normal units would then become "stripped units." Holders of stripped units may recreate normal units by resubstituting the debentures (or, after the remarketing date, the applicable specified treasury securities) for the treasury securities underlying the stripped units.

   Holders who elect to create stripped units or recreate normal units shall be responsible for any related fees or expenses. A holder of stripped units will receive only limited distributions. See "--Current Payments" below.

Creating Stripped Units

   Each holder of normal units may create stripped units. To do this, a holder must withdraw the pledged debentures (or, after the remarketing, treasury securities) underlying the normal units and substitute, as pledged securities, the zero-coupon U.S. treasury securities described below that will pay $50 on
    , 2004, which is the amount then due under the purchase contract. Holders of normal units may create stripped units at any time on or before the second business day prior to the stock purchase date, except that they may not create stripped units during the period from four business days prior to any remarketing date until the expiration of three business days after that date.

   A holder might consider it beneficial to either hold the debentures directly or to realize income from their sale. These investment choices are facilitated by creating stripped units.

   A stripped unit will have a stated amount of $50 and will consist of:

  . the purchase contract, described under "--Principal Terms of the Units" above; and

  . an undivided beneficial ownership interest in the zero-coupon U.S. treasury security described in the following paragraph.

   In order to create stripped units, a treasury security holder must substitute, as pledged securities, zero-coupon U.S. treasury securities (CUSIP
No.   ) which mature on       , 2004. These zero-coupon treasury securities
will be pledged with the collateral agent to secure the holder's obligation to purchase shares of our common stock under the purchase contract. The pledged debentures (or, after the remarketing, treasury securities) underlying the normal units will be released from the pledge agreement and delivered to the holder. Because treasury securities are issued in integral multiples of $1,000, holders of normal units may make the substitution only in integral multiples of 20 normal units. However, after a remarketing of the debentures has occurred, the holders may make the substitution only in integral multiples of normal units such that both the

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treasury securities to be deposited and the zero-coupon treasury securities to be released are in integral multiples of $1,000.

   To create stripped units, you must

  . deposit with the collateral agent the zero-coupon treasury securities described above, which will be substituted for the pledged debentures (or, after the remarketing, treasury securities) underlying your normal units and pledged with the collateral agent to secure your obligation to purchase our common stock under the purchase contract;

  .   transfer the normal units to the purchase contract agent; and

  . deliver a notice to the purchase contract agent stating that you have deposited the zero-coupon treasury securities specified above with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged debentures (or, after the remarketing, treasury securities) underlying the normal units.

   Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged debentures or treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

  .   cancel the normal units;

  . transfer to you the underlying pledged debentures or treasury securities; and

  .   deliver the stripped units to you.

   Any debentures released to you will be tradeable separately from the resulting stripped units. Interest on the debentures will continue to be payable in accordance with their terms.

Recreating Normal Units

   Each holder of stripped units may recreate normal units by substituting, as pledged securities, debentures (or after the remarketing, treasury securities) then constituting a part of the normal units for the zero-coupon treasury securities underlying the stripped units. Holders may recreate normal units at any time on or before the second business day prior to the stock purchase date, except that they may not recreate normal units during the period from four business days prior to any remarketing date until the expiration of three business days after that date.

   Upon recreation of the normal units, the debentures (or after the remarketing, treasury securities) will be pledged with the collateral agent to secure the holder's obligation to purchase our common stock under the purchase contract, and the zero-coupon treasury securities underlying the stripped units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of stripped units may make the substitution only in integral multiples of 20 stripped units. However, after a remarketing of the debentures has occurred, the holder may make the substitution only in integral multiples of stripped units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

   To recreate normal units from stripped units, you must:

  .   deposit with the collateral agent:

    . if the substitution occurs prior to the remarketing of the debentures, debentures having an aggregate principal amount equal to the aggregate stated amount of your stripped units; and

    . if the substitution occurs after the remarketing of the debentures, the applicable treasury securities then constituting a part of the normal units;

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  .   transfer the stripped units to the purchase contract agent; and

  . deliver a notice to the purchase contract agent stating that you have deposited the debentures or treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged treasury securities underlying those stripped units.

   The debentures or treasury securities will be substituted for the treasury securities underlying your stripped units and will be pledged with the collateral agent to secure your obligation to purchase our common stock under your purchase contract.

   Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

  .   cancel the stripped units;

  .  transfer to you the underlying treasury securities; and

  .  deliver to you the normal units.

Current Payments

   Normal Units. If you hold normal units, you will receive total payments of % of the stated amount per year, consisting of:

  .  quarterly contract fee payments at the annual rate of   % of the stated
     amount of $50 per purchase contract; and

  .  quarterly interest payments on the debentures, at the annual rate of  %
     of the principal amount of $50 per debenture through and including     ,
     2004. On     , 2004, you will receive a quarterly payment, consisting of a cash payment on the pledged treasury securities, at the same annual rate.

Both these payments are subject to the deferral provisions described under "-- Description of the Purchase Contracts--Option to Defer Contract Fee Payments" and "--Description of the Debentures--Option to Defer Interest Payments."

   Stripped Units. If you hold stripped units, you will receive only the quarterly contract fee payments. In addition, original issue discount will accrue on the pledged zero-coupon U.S. treasury securities. See "U.S. Federal Income Tax Consequences--Purchase Contracts--Substitution of Treasury Securities to Create Stripped Units."

   Debentures. If you hold debentures separated from the units, you will receive the quarterly cash interest payments on the debentures.

   Interest on all debentures, whether held separately or as part of units, will accrue initially at the annual rate of % of the principal amount of $50 per debenture. The interest rate on the debentures will be reset for the
quarterly interest payments made on and after     , 2004, and interest payments
on the debentures will be made at the reset rate from that date to     , 2006.
However, if the reset rate meeting the requirements described in this prospectus cannot be established, the interest rate will not be reset. In this
case, the reset rate will continue to be the initial annual rate of   % until a
reset rate meeting the requirements described in this prospectus can be
established on a later remarketing date prior to     , 2004. If no remarketing
occurs prior to such date, the initial rate will be the interest rate through , 2006.

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Description of the Purchase Contracts

   Each purchase contract underlying a unit, unless earlier terminated, or earlier settled at your option or upon specified mergers and other transactions described below, will obligate you to purchase, and us to sell, for $50, on the
stock purchase date of     , 2004, a number of newly issued shares of our
common stock equal to the settlement rate.

Settlement Rates

   The settlement rate is the number of newly issued shares of our common stock that Anthem, Inc. is obligated to sell and you are obligated to buy upon
settlement of a purchase contract on     , 2004. The settlement rate for each
purchase contract will be as follows, subject to adjustment as described under "--Anti-Dilution Adjustments":

  . If the applicable market value of our common stock (which is the average of the closing prices per share of our common stock on each of the twenty consecutive trading days ending on the third trading day preceding the stock purchase date) is equal to or greater than the
     threshold appreciation price of $  , which is   % above $   , the
     initial public offering price of our common stock, then the settlement
     rate, which is equal to $50, divided by $  , will be    shares of our
     common stock per purchase contract. Accordingly, if, between the date of this prospectus and the period during which the applicable market value is measured, the market price for our common stock increases to an amount that is higher than $ , the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will be higher than $50, and if the market price equals $ , the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $50;

  .  If the applicable market value of our common stock is less than $   but
     greater than $       , the settlement rate will be equal to $50 divided
     by the applicable market value of our common stock per purchase contract. Accordingly, if the market price for our common stock increases between the date of this prospectus and the period during which the applicable market value is measured but that market price is
     less than $       , the aggregate market value of the shares of common
     stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will equal $50; and

  .  If the applicable market value of our common stock is less than or equal
     to $       , the settlement rate, which is equal to $50, divided by
     $       , the initial public offering price of our common stock, will be shares of our common stock per purchase contract. Accordingly, if the market price for our common stock decreases between the date of this prospectus and the period during which the applicable market value is measured, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that the market value is the same as the applicable market value of our common stock, will be less than $50, and if the market price stays the same, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

   The "applicable market value" means the average of the closing price per share of our common stock on each of the twenty consecutive trading days ending
on the third trading day preceding     , 2004.

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   For purposes of determining the applicable market value for common stock, the "closing price" of our common stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of our common stock on the New York Stock Exchange on that date. If our common stock is not listed for trading on the New York Stock Exchange on any date, the closing price of our common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed, or if the common stock is not so listed on a U.S. national or regional securities exchange, as reported by the Nasdaq Stock Market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

   A "trading day" is a day on which our common stock:

  . is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

  . has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

Settlement

   Settlement of the purchase contracts will occur on the stock purchase date. We will be obligated to sell to you, and you will be obligated to purchase from us, common stock, unless:

  . you have settled the related purchase contract prior to the stock purchase date through the early delivery of cash to the purchase contract agent, in the manner described in "--Early Settlement" below;

  . if we are involved in a merger prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have settled the related purchase contract through an early settlement as described in "--Early Settlement upon Merger" below; or

  . an event described under "--Termination of Purchase Contracts" below has occurred.

   The settlement of the purchase contracts on the stock purchase date will occur as follows:

  . for the stripped units or normal units which include pledged treasury securities, the cash payments on the treasury securities will automatically be applied to satisfy in full your obligation to purchase common stock under the purchase contracts; and

  . for the normal units in which the related debentures remain a part of the normal units because of a failed remarketing, we will exercise our rights as a secured party to dispose of the debentures in accordance with applicable law.

   In either event, our common stock will then be issued and delivered to you or your designee, upon presentation and surrender of the certificate evidencing the units, if the units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

   Prior to the date on which shares of common stock are issued in settlement of purchase contracts, the common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the purchase contracts.

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   No fractional shares of common stock will be issued by us pursuant to the purchase contracts. In place of fractional shares otherwise issuable you will be entitled to receive an amount of cash equal to the fractional share, calculated on an aggregate basis in respect of the purchase contracts you are settling, times the applicable market value.

Remarketing

   We will enter into a remarketing agreement with a nationally recognized investment banking firm. The investment banking firm will agree, as remarketing agent, to use its commercially reasonable best efforts to sell the debentures
included in normal units on     , 2004, at a price equal to 100.5% of the
remarketing value.

   In order to provide the holders of normal units with the necessary collateral to be applied in the settlement of their purchase contract obligations, the debentures held by each normal unitholder will be sold in a remarketing, unless the holder elects not to participate in the remarketing. The proceeds of the remarketing will be used to purchase U.S. treasury securities, which the participating normal unitholders will pledge to secure their obligations under the related purchase contracts. We will use the cash payments from the pledged treasury securities underlying the normal units to satisfy the obligation of a participating holder to purchase our common stock
on     , 2004.

   Unless (i) a holder of normal units decides not to participate in the remarketing and delivers treasury securities in a kind and amount designated by the remarketing agent, or (ii) the remarketing agent delays the remarketing to a later date as described below, the debentures that are included in the normal units will be remarketed on the remarketing date. The remarketing date will be
the third business day preceding       , 2004, the last quarterly payment date
before the stock purchase date.

   The "remarketing value" will be equal to the sum of:

  (a) the value at the remarketing date of the amount of U.S. treasury securities that will pay, on or prior to the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate interest that is scheduled to be payable on that quarterly payment date, on each debenture which is included in a normal unit and which is participating in the remarketing. We will assume for this purpose, even if not true, that (i) no interest will then have been deferred and (ii) the interest rate on the debentures remains at the initial rate;

  (b) the value at the remarketing date of the amount of U.S. treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $50 for each debenture included in a normal unit which is participating in the remarketing; and

  (c) if interest is being deferred at the remarketing date, an amount of cash equal to the aggregate unpaid deferred interest on each debenture which is included in a normal unit and which is participating in the
      remarketing, accrued to     , 2004.

   For purposes of (a) and (b), above, the value on the remarketing date of the treasury securities will assume that (1) the treasury securities are highly liquid treasury securities maturing on or within 35 days prior to the stock purchase date (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the treasury securities) and (2) those treasury securities are valued based on the ask-side price of the treasury securities at a time between 9:00 a.m. and 11:00 a.m. New York City time, selected by the remarketing agent, on the remarketing date (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent) plus accrued interest to that date.

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   The remarketing agent will use the proceeds from the sale of debentures in a successful remarketing to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in (a) and (b), above. It will deliver these treasury securities through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the unitholders whose debentures participated in the remarketing. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the total proceeds from the remarketing. The remarketing agent will remit any remaining portion of the proceeds for the benefit of the holders of the normal units participating in the remarketing.

   Alternatively, a holder of normal units may elect not to participate in the remarketing. The holder may retain the debentures underlying those units by delivering the treasury securities described in (a) and (b) above, in the amount and types specified by the remarketing agent applicable to the holder's debentures, to the purchase contract agent on the fourth business day prior to
    , 2004.

   The purchase contract agent will give holders notice of remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not
to participate in the remarketing, on the seventh business day prior to     ,
2004. A holder electing not to participate in the remarketing must notify the purchase contract agent and deliver the specified treasury securities to the purchase contract agent not later than 10:00 a.m. on the fourth business day
prior to     , 2004. A holder that does not so deliver the treasury securities will be deemed to have elected to participate in the remarketing. On the stock purchase date, the purchase contract agent will apply the cash payments received on the pledged treasury securities to pay the purchase price under the purchase contracts.

   The applicable interest rate on the debentures outstanding on and after
      , 2004 will be reset on the third business day immediately preceding
    , 2004. This new rate will be effective for interest accrued from       ,
2004 to       , 2006, as described in "--Description of the Debentures--
Interest Rate Reset."

   If the reset agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of the debentures to be equal to 100.5% of the remarketing value (assuming, even if not true, that all of the debentures are held as components of normal units and will be remarketed), and the remarketing agent cannot remarket the debentures offered for remarketing on the remarketing date at a price equal to 100.5% of the remarketing value (determined on the basis of the debentures being remarketed), the reset agent may thereafter attempt to establish a new reset rate, and the remarketing agent may attempt to remarket the debentures, on one or more occasions after that date until the business day immediately preceding the stock purchase date.

   Any subsequent remarketing will be at a price equal to 100.5% of the remarketing value (determined on the basis of the debentures being remarketed) on the subsequent remarketing date. The purchase contract agent will give holders notice of the subsequent remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate on the seventh business day prior to the subsequent remarketing date. A holder of normal units may elect not to participate in the subsequent remarketing. The holder may retain the debentures underlying those units by delivering the treasury securities described above to the purchase contract agent not later than 10:00 a.m. on the fourth business day preceding the subsequent remarketing date.

   If the remarketing agent fails to remarket the debentures underlying normal units at that price prior to the stock purchase date, we will be entitled to exercise our rights as a secured party on the stock purchase date and, subject to applicable law, retain the securities pledged as collateral or sell them in one or more private sales.

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   The obligation of a holder of units to pay the purchase price for our common stock under the underlying purchase contracts on the stock purchase date is a non-recourse obligation payable solely out of the proceeds of the debentures or treasury securities pledged as collateral to secure the purchase obligation. In no event will a holder be liable for any deficiency between such proceeds and the purchase price for the common stock under the purchase contracts.

Optional Remarketing of Debentures not included in Normal Units

   Under the remarketing agreement, on or prior to the fourth business day
immediately preceding       , 2004, holders of debentures not held as part of
normal units may elect to have their debentures included in the remarketing. To do this, holders must deliver their debentures along with a notice to the custodial agent prior to the remarketing date, but no earlier than the payment
date immediately preceding       , 2004. The custodial agent will hold these
debentures in an account separate from the collateral account in which the debentures pledged to secure the holders' obligations under the purchase contracts will be held. Holders of debentures electing to have their debentures remarketed will also have the right to withdraw that election prior to the
fifth business day immediately preceding       , 2004.


   On the fourth business day immediately prior to       , 2004, the custodial
agent will deliver these separate debentures to the remarketing agent for remarketing. The remarketing agent will use its commercially reasonable best efforts to remarket the separately held debentures included in the remarketing on the remarketing date at a price equal to 100.5% of the remarketing value, determined on the basis of the separately held debentures being remarketed. After deducting as the remarketing fee an amount not exceeding 25 basis points (.25%) of the total proceeds from such remarketing, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds for payment to such participating holders.

   If the remarketing agent cannot remarket the debentures on the remarketing date, the remarketing agent will promptly return the debentures to the custodial agent for release to the holders. Holders of debentures that are not components of normal units may elect to have their debentures remarketed on any subsequent remarketing date as described above.

Early Settlement

   At any time not later than 10:00 a.m. on the seventh business day prior to
      , 2004, a holder of units may settle the related purchase contracts by delivering to the purchase contract agent immediately available funds in an amount equal to $50 multiplied by the number of purchase contracts being settled plus, if you make the delivery with respect to any purchase contract during the period from

  (1) the close of business on any record date immediately preceding any payment date to

  (2) the opening of business on that payment date,

an amount equal to the contract fee payments payable on the purchase contract on the payment date. No such payment is, however, required if we have elected to defer the contract fee payments which would otherwise be payable on the payment date.

   No later than the third business day after an early settlement, we will
issue, and the holder will be entitled to receive,    shares of Anthem, Inc.
common stock for each unit (regardless of the market price of our common stock on the date of early settlement), subject to adjustment under the circumstances described under "--Anti-Dilution Adjustments" below. The holder will also receive the debentures or other securities underlying those units.

   In addition, you will forfeit your right to receive any deferred contract fee payments on the purchase contracts being settled early. Your right to receive future contract fee payments will

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terminate, and we will make no adjustment to or for you on account of any deferred contract fee payments or any amounts accrued in respect of contract fee payments.

Early Settlement Upon Merger

   Prior to the stock purchase date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents ("cash merger"), on or after the date of the cash merger each holder of the units has the right to accelerate and settle the related purchase contract. We refer to this right as the "early settlement right". We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be not less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur and a date by which each holder's early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the early settlement right, you must deliver to the purchase contract agent, on or one business day before the early stock purchase date, the certificate evidencing your units, if the units are held in certificated form, and payment of the applicable purchase price in the form of a certified or cashier's check. If you exercise the early settlement right, we will deliver to you on the merger early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract, at the settlement rate in effect at such time, immediately before the cash merger. You will also receive the debentures or other securities underlying those units. If you do not elect to exercise your early settlement right, your units will remain outstanding and subject to normal settlement on the stock purchase date.

Contract Fee Payments

   We will fix the contract fee payments on normal units and stripped units at
an annual rate of   % of the stated amount of $50 per purchase contract.
Contract fee payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract fee payments will accrue from
    , 2001 and will be payable quarterly in arrears on     ,     ,      and
     of each year, commencing     , 2002.

   We will make contract fee payments to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates. The "relevant record date" will be the first day of the month in which the relevant payment date falls. We will pay these distributions through the purchase contract agent, who will hold amounts received in that respect for the benefit of the holders of the purchase contracts relating to the units. Subject to any applicable laws and regulations, each such payment will be made as described under "--The Purchase Contract Agreement--Book-Entry System."

   If any date on which contract fee payments are to be made is not a business day, then payment of the contract fee payments will be made on the next succeeding business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date. A "business day" means any day other than a Saturday, Sunday or any other day on which banking institutions in The City of New York are permitted or required by law or executive order to be closed.

   The contract fee payments will be unsecured obligations and will rank equally in right of payment to all other senior unsecured debt of Anthem, Inc. Because Anthem, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary's liquidation or reorganization or otherwise (and thus the ability of the holders of units to benefit

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indirectly from any such distribution), is subject to the prior claims of creditors of the subsidiary, except to the extent Anthem, Inc. may be recognized as a creditor of that subsidiary. Accordingly, Anthem, Inc.'s obligations to make contract fee payments will be effectively subordinated to all existing and future liabilities of its subsidiaries, and claimants should look only to its assets for payment thereunder. The purchase contracts do not limit the incurrence or issuance of other secured or unsecured debt by Anthem, Inc. or its subsidiaries.

Option to Defer Contract Fee Payments

   We have the option, upon prior written notice to the holders of the units and the purchase contract agent, to defer contract fee payments on the related purchase contracts at any time or from time to time for a period not exceeding
three years. No deferral period may, however, extend beyond     , 2004.
Deferred contract fee payments will bear additional contract fee payments at
the rate of   % per year, compounding quarterly on each succeeding payment date, until paid. If the purchase contracts are terminated upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us, the right to receive contract fee payments and deferred contract fee payments will also terminate.

   If we elect to defer the contract fee payments on the purchase contracts
until     , 2004, you, as a holder of units, will receive on the stock purchase date in respect of the deferred contract fee payments, in lieu of a cash payment, a number of shares of common stock equal to the aggregate amount of deferred contract fee payments payable to you divided by the applicable market value described under "--Settlement Rates."

   We will not issue any fractional shares of common stock with respect to the payment of deferred contract fee payments. In lieu of fractional shares that we would otherwise have to issue to you, you will receive an amount in cash equal to the applicable fraction of a share multiplied by the applicable market value.

   If we exercise our option to defer contract fee payments, then until the deferred contract fee payments have been paid, we will not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our common stock other than:

  . dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our capital stock;

  . any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

  . as a result of reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

  . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

  . purchases or acquisitions of shares of our common stock, in connection with the satisfaction by us of our obligations under any employee benefit plan or any other contractual obligation (other than a contractual obligation ranking expressly by its terms equal with or junior to the debentures).

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Anti-Dilution Adjustments

   The formula for determining the settlement rate and the number of shares of our common stock to be delivered upon an early settlement may be adjusted if certain events occur, including:

  (1) the payment of a stock dividend or other distribution on our common stock;

  (2) the issuance to all holders of our common stock of rights or warrants, other than any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase common stock at less than the current market price (as defined below);

  (3) subdivisions, splits and combinations of our common stock (including an effective subdivision of our common stock through reclassification of our common stock);

  (4) distributions to all holders of our common stock of evidences of indebtedness of Anthem, Inc., securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash);

  (5) distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, when combined with (a) other all-cash distributions made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding) on the date fixed for the determination of stockholders entitled to receive such distribution; and

  (6) the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock which involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

   The "current market price" per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date", when used with respect to any issuance or distribution, means the first date on which our common stock trades without the right to receive the issuance or distribution.

   In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of units, become a contract to purchase, on the stock purchase date, only the kind and amount of securities, cash or other property that the holder would be entitled to receive if the holder had settled its purchase contract immediately before the transaction. Holders have the right to settle their obligations under the purchase contracts early in the event of certain cash mergers as described under "--Early Settlement--Early Settlement Upon Merger" above.

   If at any time we make a distribution of property to our holders of common stock which would be taxable to the holders of common stock as a dividend for U.S. federal income tax purposes (that

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is, distributions, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock), and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may be deemed to be the receipt of taxable income to holders of units. See "U.S. Federal Income Tax Consequences-- Purchase Contracts--Adjustment to Settlement Rate."

   In addition, we may increase the settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

   Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

   We will be required, within 10 business days following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the holders of units of the occurrence of that event. We will also be required to deliver a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

Pledged Securities and Pledge Agreement

   The debentures (or after the remarketing, the treasury securities) underlying the normal units and the zero-coupon treasury securities underlying the stripped units will be pledged to the collateral agent for our benefit. According to the pledge agreement, the pledged securities will secure the obligations of holders of units to purchase our common stock under the purchase contracts. A holder of a unit cannot separate or separately transfer the purchase contract from the pledged securities underlying the unit. Your rights to the pledged securities will be subject to our security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the units from the pledge arrangement, except:

  . to substitute zero-coupon treasury securities for the related pledged debentures or other pledged treasury securities upon creation of a stripped unit;

  . to substitute debentures or specified treasury securities for the related pledged zero-coupon treasury securities upon the recreation of a normal unit;

  . upon delivering specified treasury securities when electing not to participate in a remarketing; or

  .  upon the termination or early settlement of the purchase contracts.

   Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement:

  . each holder of units that include debentures will retain beneficial ownership of the debentures and will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the debentures, including distribution, voting, redemption, repayment and liquidation rights; and

  . each holder of units that include treasury securities will retain beneficial ownership of the treasury securities.

   We will have no interest in the pledged securities other than our security interest.

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

Quarterly Payments on Pledged Securities

   Except as described in "--Description of the Purchase Contracts", the collateral agent, upon receipt of quarterly interest payments or distributions on the pledged securities underlying the normal units, will distribute those payments to the purchase contract agent, which will, in turn, distribute that amount to the holders of normal units on the record date for the payment. As long as the units remain in book-entry only form, the record date for any payment will be one business day before the payment date.

   Holders of stripped units will not receive quarterly payments on the units except the contract fee payments. In addition, original issue discount will accrue on the pledged zero-coupon U.S. treasury securities.

Termination of Purchase Contracts

   The purchase contracts, our related rights and obligations and those of the holders of the units, including their obligations to purchase our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization.

   Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the federal bankruptcy code, a delay may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted.

The Purchase Contract Agreement

   Distributions on the units (consisting of contract fee payments and interest payments on the debentures) will be payable, purchase contracts will be settled and transfers of the units will be registrable at the office of The Bank of New York, the purchase contract agent, in the Borough of Manhattan, The City of New York. In addition, if the units do not remain in book-entry form, payment of distributions on the units may be made, at our option, by check mailed to the address of the persons shown on the unit register.


   If any quarterly payment date or the stock purchase date is not a business day, then any payment required to be made on that date must be made on the next business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay), except that if the next business day is in the next calendar year, the payment or settlement will be made on the prior business day with the same force and effect as if made on the payment date. A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to be closed.

   If, on the stock purchase date, you fail to surrender the certificate evidencing your units, if your units are held in certificated form, to the purchase contract agent, the shares of common stock issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

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

   If the purchase contracts have terminated prior to the stock purchase date, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders and you fail to surrender the certificate evidencing your units, if your units are held in certificated form, to the purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

   The purchase contract agent will not be required to invest or to pay interest on any amounts held by it before distribution.

   No service charge will be made for any registration of transfer or exchange of the units, except for any applicable tax or other governmental charge.

Modification

   The purchase contract agreement, the pledge agreement and the purchase contracts may be amended with the consent of the holders of a majority of the units at the time outstanding. However, no modification may, without the consent of the holder of each outstanding unit affected by the modification:

  .  change any payment date;

  . change the amount or type of pledged securities required to be pledged to secure obligations under the units, impair the right of the holder of any units to receive distributions on the pledged securities underlying the units or otherwise adversely affect the holder's rights in or to pledged securities;

  . change the place or currency of payment for any amounts payable in respect of the units, increase any amounts payable by holders in respect of the units or decrease any other amounts receivable by holders in respect of the units, including in each case, the contract fee payments or any deferred contract fee payments;

  . impair the right to institute suit for the enforcement of any purchase contract, any contract fee payments or any deferred contract fee payments;

  . reduce the number of shares of common stock purchasable under any purchase contract, increase the price to purchase shares of common stock on settlement of any purchase contract, change the stock purchase date or otherwise adversely affect the holder's rights under any purchase contract; or

  . reduce the above stated percentage of outstanding units the consent of whose holders is required for the modification or amendment of the provisions of the purchase contract agreement, the pledge agreement or the purchase contracts.

Consolidation, Merger, Sale or Conveyance

   Anthem, Inc. will agree in the purchase contract agreement that it will not
(a) merge with or into or consolidate with any other entity or (b) sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person, firm or corporation other than, with respect to clause (b), a direct or indirect wholly-owned subsidiary of Anthem, Inc., unless:

  . Anthem, Inc. is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or any state or the District of Columbia;

  . the successor entity expressly assumes its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts and the remarketing agreement; and

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

  . Anthem, Inc. or such corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts or the remarketing agreement.

Title

   We, the purchase contract agent and the collateral agent may treat the registered holder of any units as the absolute owner of those units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Governing Law

   The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

Book-Entry System

   The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

   The Depository Trust Company will act as securities depositary for the units. The units will be issued only as fully-registered securities registered in the name of Cede & Co. (the depositary's nominee). One or more fully-registered global security certificates, representing the total aggregate number of units, will be issued and deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

   The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities of definitive form. Those laws may impair the ability to transfer beneficial interests in the units so long as the units are represented by global security certificates.

   The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

   The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

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

   No units represented by global security certificates may be exchanged in whole or in part for units registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates, has ceased to be qualified to act as required by the purchase contract agreement or there is a continuing default by us in respect of our obligations under one or more purchase contracts, the indenture, the purchase contract agreement, the debentures, the units, the pledge agreement or any other principal agreements or instruments executed in connection with this offering. All units represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

   As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all units represented by those certificates for all purposes under the units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the units represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of units certificates in exchange and will not be considered to be owners or holders of the global security certificates or any units represented by those certificates for any purpose under the units or the purchase contract agreement. All payments on the units represented by the global security certificates and all related transfers and deliveries of debentures, treasury securities and common stock will be made to the depositary or its nominee as their holder.

   Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants' interests or by the participant with respect to interests of persons held by the participants on their behalf.

   Procedures for settlement of purchase contracts on the stock purchase date or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

   Neither we or any of our agents, nor the purchase contract agent or any of its agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to those beneficial ownership interests.

Replacement of Unit Certificates

   If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the purchase contract agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

   We are, however, not required to issue any certificates representing units on or after the business day immediately preceding the earlier of the stock purchase date or the date the purchase

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contracts have terminated. In place of the delivery of a replacement certificate following the stock purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock issuable pursuant to the purchase contracts included in the units evidenced by the certificate, or, if the purchase contracts have terminated prior to the stock purchase date, transfer the pledged securities related to the units evidenced by the certificate.

Information Concerning the Purchase Contract Agent

   The Bank of New York will initially act as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement and the purchase contracts, or the pledged securities.

   The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent will be effective upon appointment of a successor.

   The purchase contract agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

Information Concerning the Collateral Agent

   The Chase Manhattan Bank will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.


   The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

   The collateral agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

Miscellaneous

   The purchase contract agreement will provide that we will pay fees and expenses related to:

  .  the offering of the units;

  .  the retention of the purchase contract agent;

  . the enforcement by the purchase contract agent of the rights of the holders of the units; and

  . with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of the common stock upon settlement of the purchase contracts.

   Should you elect to create stripped units or recreate normal units, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

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Description of the Debentures

   The debentures will be issued according to the terms of an indenture qualified under the Trust Indenture Act. The Bank of New York will act as the indenture trustee. The terms of the indenture will be those provided in the indenture and those made part of the indenture by the Trust Indenture Act.


Overview

   The debentures will be unsecured and will be subordinated in right of payment to all of our existing and future senior indebtedness, as defined in the indenture. The debentures will be issued as a separate series of
subordinated debt securities under the indenture, limited to $   (or up to $  ,
if the underwriters' over-allotment option to purchase additional units is exercised in full) in aggregate principal amount.

   The debentures will not be subject to a sinking fund provision. The entire principal amount of the debentures will mature and become due and payable,
together with any accrued and unpaid interest thereon, on     , 2006.

   The debentures will be unsecured and will be subordinated in right of payment to all of Anthem, Inc.'s senior indebtedness. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the debentures due to an event of default, Anthem, Inc.'s assets will be available to pay obligations on the debentures only after all senior indebtedness of Anthem, Inc. has been paid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the debentures then outstanding. In addition, because Anthem, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary's liquidation or reorganization or otherwise (and thus the ability of the holders of debentures to benefit indirectly from any such distribution), is subject to the prior claims of creditors of the subsidiary, except to the extent Anthem, Inc. may be recognized as a creditor of that subsidiary. Accordingly, Anthem, Inc.'s obligations under the debentures will be effectively subordinated to all existing and future liabilities of its subsidiaries, and claimants should look only to its assets for payment thereunder. The indenture does not limit the incurrence or issuance of other secured or unsecured debt by Anthem, Inc., including senior debt.

   Under specific limited circumstances, debentures may be issued in certificated form in exchange for a global security. In the case that debentures are issued in certificated form, these debentures will be in denominations of $50 and integral multiples of $50 and may be transferred or exchanged at the offices described below. Payments on debentures issued as a global security will be made to the depositary, a successor depositary or, in the case that no depositary is used, to a paying agent for the debentures. In the case that debentures are issued in certificated form, principal and interest will be payable, the transfer of the debentures will be registrable and debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount, at the corporate trust office or agency of the trustee in New York, New York. However, at our option, payment of interest may be made by check mailed to the address of the entitled holder or by wire transfer to an account appropriately designated by the entitled holder.

   The indenture does not contain provisions that afford holders of the debentures protection in case we are involved in a highly leveraged transaction or other similar transaction that may adversely affect those holders.

   A holder of stripped units that does not also hold debentures separately will not receive interest payments on the debentures.

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Interest

   Each debenture shall initially bear interest at the rate of   % per year,
payable quarterly in arrears on     ,     ,     , and      of each year,
subject to the deferral provisions described below, commencing     , 2002 and
ending on     , 2006. Each debenture shall bear interest to the person in whose name that debenture is registered, subject to certain exceptions, at the close of business on the business day next preceding that interest payment date. If debentures shall not remain in book-entry only form, we shall have the right to select record dates, which shall be more than one business day but less than 60 business days prior to the interest payment date.

   The applicable interest rate on the debentures outstanding on and after
    , 2004 will be reset on the third business day preceding     , 2004,
effective for interest accrued from     , 2004 to     , 2006, as described in
"--Interest Rate Reset" below.

   We will cause a notice of the reset rate to be published on the business day following the date the rate is reset by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal.

   The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in that 90-day period. In the case that any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay but if that business day is in the next succeeding calendar year, then that payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that date.

Interest Rate Reset

   The applicable quarterly interest rate on the debentures will be reset on
the third business day preceding     , 2004 to the reset rate.

   The reset rate will be the interest rate on the debentures determined by the reset agent to be sufficient to cause the then current aggregate market value of all then outstanding debentures to be equal to 100.5% of the remarketing value described under "--Description of the Purchase Contracts--Remarketing." For this purpose we will assume, even if not true, that all of the debentures are held as components of normal units and will be remarketed. If the reset agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of all debentures to be equal to 100.5% of the remarketing value, and as a result the debentures cannot be sold, the distribution rate will not be reset but will continue to be the initial interest rate of the debentures. However, the reset agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent may attempt to remarket the debentures, on one or more
subsequent remarketing dates after the initial remarketing date until     ,
2004. The reset rate will be determined by a nationally recognized investment banking firm acting as reset agent.

   The reset rate will apply to interest on all debentures payable on or after the stock purchase date. However, the reset of the interest rate on the debentures will not change the amount of payments to be received by holders of the normal units, which, as described above, will remain at the rate of % of
$50 for the quarterly payment payable on      , 2004.

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Option to Defer Interest Payments

   So long as no event of default has occurred and is continuing, we will have the right under the indenture to defer the payment of interest on the debentures at any time or from time to time for a period not exceeding five years. No deferral period, however, may extend beyond the stated maturity of the debentures and any deferral period must end on an interest payment date. At the end of a deferral period, we must pay all interest then accrued and unpaid, together with any interest on the accrued and unpaid interest, to the extent permitted by applicable law. During any deferral period, interest will continue to accrue and holders of debentures will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash (in the form of original issue discount) attributable to such income, regardless of the method of accounting used by the holders.

   Prior to the termination of any deferral period, we may extend such deferral period, provided that such extension does not:

  .  end on a date other than an interest payment date; or

  .  extend beyond the stated maturity of the debentures.

   Upon the termination of any deferral period, or any extension of the related deferral period, and the payment of all amounts then due, we may begin a new deferral period, subject to the limitations described above. No interest shall be due and payable during a deferral period except at the end thereof. We must give the trustee notice of our election to begin or extend a deferral period at least five business days prior to the earlier of:

  . the date interest on the related debentures would have been payable except for the election to begin or extend the deferral period; or

  . the date we are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the debentures of the record date or the date interest is payable, but in any event not less than five business days prior to such record date.

   The trustee shall give notice of our election to begin or extend a deferral period to the holders of the debentures. Subject to the foregoing limitations, there is no limitation on the number of times that we may begin or extend a deferral period.

Restrictions on Certain Payments

   We will covenant that if at any time:

  . any event has occurred, of which we have actual knowledge, and that is, or with the giving of notice or the lapse of time, or both, would be, an event of default; or

  . we have given notice of our election to exercise our right to begin or extend a deferral period as provided in the indenture and have not rescinded that notice, and that deferral period, or any extension thereof, has commenced and is continuing, then we will not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock other than stock dividends which consist of stock of the same class as that on which the dividends are being paid;

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  .  make any payment of principal of or premium, if any, on or interest on or repay or repurchase or redeem or make any other payments in respect of any of our debt securities, including other debentures, that rank equally with or junior in right of payment to the debentures; or

  . make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries, if such guarantee ranks equally with or junior in right of payment to the debentures, in each case other than:

  . dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our capital stock;

  . any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

  . as a result of reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

  . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

  . purchases or acquisition of shares of our common stock, in connection with the satisfaction by us of our obligations under any employee benefit plan or any other contractual obligation (other than a contractual obligation ranking expressly by its terms equal with or junior to the debentures).

Subordination

   The debentures are subordinated and, as a result, the payment of principal and interest on the debentures will be subordinated to the prior payment in full of all of Anthem, Inc.'s senior indebtedness. The debentures are also effectively subordinated to any indebtedness or other liabilities of our subsidiaries.

   "Senior indebtedness" is defined in the indenture to mean: the principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable or rent or other obligations, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed in connection with, any of the following:

  . any credit or loan agreement, note, bond, debenture or other written obligation;

  .  our incurring obligations for money borrowed;

  . any note or similar instrument issued by us in connection with the acquisition of any businesses, properties or assets of any kind;

  .  our leasing real or personal property:

    . under leases if all or a portion of the lessee's rental obligations are required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; or

    . under leases, participation agreements, guarantees or similar documents entered into by us in connection with the leasing of real or personal property by us or any of our subsidiaries which provides that we are contractually obligated to purchase or cause a

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       third party to purchase the leased property for a fixed price or otherwise guarantee a residual value of leased property to the lessor or a third party, whether or not such lease is properly classified as an operating or capital lease in accordance with generally accepted accounting principles;

  . any interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

  . any letters of credit, bankers' acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

  .  any deferred purchase price of property or services;

  . all obligations of the type referred to in the above clauses of another person and any dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

  . renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

   Senior indebtedness will not include:

  . any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not superior in right of payment to the debentures; or

  . any trade accounts payable or accrued liabilities arising in the ordinary course of business from the purchase of goods or services.

   We may not make any payment on account of principal or interest on the debentures if:

  . we default in our obligations to pay principal, premium, interest or other amounts on our senior indebtedness, including a default under any redemption or repurchase obligation, and the default continues beyond any applicable grace period that we may have to make these payments; or

  . any other default occurs and is continuing on any designated senior indebtedness, as defined below, and

    . the default permits the holders of the designated senior indebtedness to accelerate its maturity, and

    . the trustee has received a payment blockage notice from us, the holder of such indebtedness or such other person permitted to give such notice under the indenture.

   "Designated senior indebtedness" means Anthem, Inc.'s obligations under any particular senior indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which it is a party, expressly provides that such indebtedness shall be designated senior indebtedness for purposes of the indenture. The instrument, agreement or other document evidencing any designated senior indebtedness may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness.

   If payments of the debentures have been blocked by a payment default on senior indebtedness, payments on the debentures may resume when the payment default has been cured or waived or ceases to exist.

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   If payments on the debentures have been blocked by a nonpayment default on designated senior indebtedness, payments on the debentures may resume on the earlier of:

  . the date the nonpayment default is cured or waived or ceases to exist, or

  .  179 days after the payment blockage notice is received.

   No nonpayment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice. In addition, once a holder of designated senior indebtedness has blocked payment on the debentures by giving a payment blockage notice, no new period of payment blockage can be commenced pursuant to a subsequent payment blockage notice unless and until both of the following are satisfied:

  . 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice; and

  . all scheduled payments of principal and interest with respect to the debentures that have come due have been paid in full in cash.

   The foregoing provisions relating to payment blockage are in addition to, and do not limit, our right to defer interest payments described above under "--Option to Defer Interest Payments."

   In addition, all principal, premium, if any, interest and other amounts due on all senior indebtedness must be paid in full before you are entitled to receive any payment otherwise due upon:

  . any acceleration of the principal of and interest on the debentures as a result of an event of default of the debentures; or

  . any payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings.

   In the event of insolvency, creditors who are holders of senior indebtedness are likely to recover more, ratably, than you because of this subordination. The subordination may result in a reduction or elimination of payments on the debentures to you.

   In addition, the debentures will be "structurally subordinated" to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

   The indenture does not limit our ability to incur senior indebtedness or our ability or the ability of our subsidiaries to incur any other indebtedness.

Events of Default

   If any event of default shall occur and be continuing, the trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be due and payable and to enforce the other rights of the holders as creditors with respect to the debentures.

   The following are events of default under the indenture with respect to the debentures:

  . failure to pay interest on the debentures when due, continued for a period of 30 days (subject to the deferral of any due date in the case of a deferral period);

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

  . failure to pay the principal of the debentures when due and payable on , 2006, upon redemption or otherwise;

  . failure to comply, within 90 days after notice provided in accordance with the terms of the indenture, with our other obligations under the indenture; and

  . certain events of bankruptcy, insolvency or reorganization relating to us.

   If an event of default occurs and is continuing with respect to the debentures, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal of and accumulated but unpaid interest on all the debentures to be due and payable. However, if upon an event of default with respect to the debentures the trustee has or the holders of at least 25% in principal amount of the outstanding debentures have failed to declare the principal of, and any accrued interest on, the debentures to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding debentures shall have the right to exercise that right by a notice in writing to Anthem, Inc. and the trustee. Upon such a declaration, such principal and interest shall be due and payable immediately. Notwithstanding the foregoing, if an event of default relating to specific events of our bankruptcy, insolvency or reorganization occurs and is continuing, the principal of and interest on all the debentures will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debentures. Under some circumstances, the holders of a majority in principal amount of the then-outstanding debentures may rescind any acceleration and its consequences.

   Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debentures, unless those holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no debenture holder may pursue any remedy with respect to the indenture or the debentures unless:

  . that holder has previously given the trustee notice that an event of default is continuing;

  . holders of at least 25% in principal amount of the outstanding debentures have requested in writing the trustee to pursue the remedy;

  . those holders have offered the trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense;

  . the trustee has not complied with such request within 60 days of receiving it with an offer of security and indemnity; and

  . the holders of a majority in principal amount of the outstanding debentures have not given the trustee a direction inconsistent with such request within such 60-day period.

   Subject to some restrictions, the holders of a majority in principal amount of the outstanding debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other debenture holder, or that would involve the trustee in personal liability.

   The indenture provides that if a default occurs and is continuing with respect to the debentures and is known to the trustee, the trustee must mail notice of the default within 90 days after it becomes known to the trustee to each holder of the debentures. Except in the case of a default in the payment of principal of or interest on any debenture, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interests of the

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

holders of the debentures. In addition, we must deliver to the trustee, within 120 days after the end of each fiscal year, an officer's certificate indicating whether the signers thereof know of any default that occurred during the previous year. We also are required to deliver to the trustee, within 30 days after its occurrence, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take.

   Prior to the acceleration of the maturity of the debentures, the holders of a majority in aggregate principal amount of the then-outstanding debentures may on behalf of the holders of all the debentures waive any past default or event of default, except:

  . a default in the payment of the principal of or interest on any of the debentures; and

  . a default that cannot be waived without the consent of every holder of the debentures.

   A waiver will serve to end such default, to cure any event of default, and to restore us, the debenture trustee and holders of the affected debentures to their former positions and rights. No such waiver will extend to any subsequent or other default.

Consolidation, Merger, Sale of Assets and Other Transactions

   We may not (a) merge with or into or consolidate with any other entity, or
(b) sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person, firm or corporation, other than, with respect to this clause (b), a direct or indirect wholly-owned subsidiary of Anthem, Inc., and no person shall (x) merge with or into or consolidate with us or (y) except in the case of any direct or indirect wholly-owned subsidiary of Anthem, Inc., sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

  . we are the surviving corporation, or in case we merge with or into or consolidate with another entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person, firm or corporation, the successor person is organized under the laws of the United States of America or any state or the District of Columbia, and such successor person expressly assumes our obligations under the debentures and the indenture;

  . immediately after giving effect thereto, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

  .  certain other conditions as prescribed in the indenture are met.

Satisfaction and Discharge

   The indenture will cease to be of further effect, except as to our obligations to pay all other sums due pursuant to the indenture and to provide the required officers' certificates and opinions of counsel, and we will be deemed to have satisfied and discharged the indenture, when, among other things, all debentures not previously delivered to the trustee for cancellation:

  .  have become due and payable; or

  . will become due and payable at maturity or upon redemption within one year;

and we deposit or cause to be deposited with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the trustee for cancellation, for the principal and interest to the date of the deposit or to the stated maturity thereof, as the case may be.

   The debentures do not limit Anthem, Inc.'s ability or the ability of its subsidiaries to incur additional indebtedness, including senior indebtedness.

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Book-Entry Only Issuance

   The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

   If any debentures are held separately from the normal units, those debentures will be issued as one or more fully-registered global certificates representing the total aggregate principal amount of those debentures. In that case, The Depository Trust Company will act as securities depositary for the debentures, and the debentures will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. However, under some circumstances, we may decide not to use the system of book-entry transfers through The Depository Trust Company with respect to the debentures. In that case, certificates representing the debentures will be printed and delivered to the holders.

   The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the debentures as represented by a global certificate.

   Purchases of debentures within the depositary's system must be made by or through direct participants, which will receive a credit for the debentures on the depositary's records. The beneficial ownership interest of each actual purchaser of each debenture is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased debentures. Transfers of ownership interests in the debentures are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debentures, except if use of the book-entry system for the debentures is discontinued.

   To facilitate subsequent transfers, all the debentures deposited by participants with the depositary will be registered in the name of the depositary's nominee, Cede & Co. The deposit of debentures with the depositary and their registration in the name of Cede & Co. cause no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the debentures. The depositary's records reflect only the identity of the direct participants to whose accounts those debentures are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   So long as the depositary or its nominee is the registered owner or holder of a global certificate, the depositary or the nominee will be considered the sole owner or holder of the debentures represented for all purposes under the indenture and the debentures. No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with the depositary's applicable procedures.

   The depositary has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for exchange, only at the direction of one or more participants to whose account the depositary's interests in the global certificates are credited and only in respect of the portion of the principal amount of debentures as to which such participant or participants has or have given such directions. However, if there is an event of default under the debentures, the depositary will exchange the global certificates for certificated securities, which it will distribute to its participants.

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   Conveyance of notices and other communications by the depositary to direct participants and indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in force from time to time.

   Although voting with respect to the debentures is limited, in those cases where a vote is required, neither the depositary nor Cede & Co. will itself consent or vote with respect to debentures. Under its usual procedures, the depositary would mail an omnibus proxy as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debentures are credited on the record date. The direct participants are identified in a listing attached to the omnibus proxy. We believe that the arrangements among the depositary, direct and indirect participants and beneficial owners will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a record holder of a debenture.

   Interest payments on the debentures issued in the form of one or more global certificates will be made to the depositary in immediately available funds. The depositary's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive distributions on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name. Those payments will be the responsibility of the participant and not of the depositary, or us, subject to any statutory or regulatory requirements to the contrary that may be in force from time to time. Payment of interest to the depositary is our responsibility, disbursement of such payments to direct participants is the responsibility of the depositary, and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

   Except as provided here, a beneficial owner in a global certificate will not be entitled to receive physical delivery of debentures. Accordingly, each beneficial owner must rely on the procedures of the depositary to exercise any rights under the debentures.

   Although the depositary has agreed to the above procedures to facilitate transfer of interests in the global certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by the depositary or its participants or indirect participants under the rules and procedures governing the depositary. The depositary may discontinue providing its services as securities depositary with respect to the debentures at any time by giving reasonable notice to us. Under these circumstances, if a successor securities depositary is not obtained, debenture certificates are required to be printed and delivered to holders. Additionally, we may decide to discontinue use of the system of book-entry transfers through the depositary or any successor depositary, with respect to the debentures. In that case, certificates for the debentures will be printed and delivered to holders. In each of the above circumstances, we will appoint a paying agent with respect to the debentures.

   A global security shall be exchangeable for debentures registered in the names of persons other than the depositary or its nominee only if:

  . the depositary notifies us that it is unwilling or unable to continue as a depositary for that global security and we do not appoint an eligible successor depositary within 90 days;

  . the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at which time the depositary is required to be so registered to act as a depositary and we do not appoint an eligible successor depositary within 90 days; or

  . we, in our sole discretion, determine that the global security shall be so exchangeable.

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   Any global security that is exchangeable according to the preceding sentence shall be exchangeable for debentures registered in those names as the depositary shall direct. It is expected that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security.

Payment and Paying Agents

   Payment of principal of and interest on the debentures will be made at the office of The Bank of New York, the trustee, in New York, New York or at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, except in the case of a global certificate representing debentures, by:


  . check mailed to the address of the person entitled thereto as such address shall appear in the applicable securities register for debentures; or

  . wire transfer to an account maintained by the person entitled thereto as specified in such securities register, provided that proper transfer instructions have been received by the relevant record date.

Payment of any interest on any debenture will be made to the person in whose name such debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, we will at all times be required to maintain a paying agent in each place of payment for the debentures.

   Any money deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of or interest on any debentures and remaining unclaimed for two years after such principal or interest has become due and payable will, at our request, be repaid to us and the holder of such debentures shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

Information Concerning the Trustee

   The Bank of New York will initially act as the trustee. The trustee shall be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the trustee will not be under any obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered indemnity and security satisfactory to it by such holder against the costs, expenses and liabilities which might be incurred thereby. The trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.


   The trustee is one of a number of banks and trust companies with which we and our subsidiaries maintain ordinary banking and trust relationships.

Governing Law

   The indenture and the debentures will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Accounting Treatment of the Units

   The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive $50 on that purchase contract and will issue the requisite number of shares of Anthem, Inc. common stock. The $50 we receive will be credited to shareholders' equity and allocated between the common stock and additional paid-in-capital accounts.

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   Before settlement of the purchase contracts through the issuance of common stock, the units will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of common stock used in calculating earnings per share for any period will be deemed to be increased by the excess, if any, of the number of shares that would be required to be issued upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market, at the average market price during that period, using the proceeds that would be required to be paid upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when
the average market price of our common stock is above $   per share.

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                      U.S. FEDERAL INCOME TAX CONSEQUENCES

   The following is a discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of units, debentures and shares of our common stock acquired under a purchase contract to U.S. holders who purchase units in the initial offering at their original offering price and hold the units, debentures and shares of our common stock as capital assets. The statements of law or legal conclusions set forth in this discussion constitute the opinion of Baker & Daniels, our counsel, which is based on the assumption that the transactions described in this prospectus are consummated and performed in the manner described in this prospectus. You should bear in mind that opinions of tax counsel are not binding on the Internal Revenue Service or the courts. In expressing its opinion, Baker & Daniels has relied on our statements as to our expectations and determinations. For purposes of this discussion, "U.S. holder" means a beneficial owner of a unit, debenture or share of our common stock that is (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia or (3) a partnership, estate or trust treated, for United States federal income tax purposes, as a domestic partnership, estate or trust. This discussion assumes we will not exercise our right to delay payment of interest on the debentures. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

   This discussion does not address all aspects of United States federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as U.S. holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding units, debentures or shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment or (3) persons whose functional currency is not the U.S. dollar), some of which may be subject to special rules, nor does it address alternative minimum taxes or state, local or foreign taxes. This discussion also does not address United States federal income tax consequences to non-United States persons (within the meaning of Section 7701(a)(30) of the Code). Prospective investors that are not United States persons are urged to consult their own tax advisors with respect to the United States federal income tax consequences of an investment in units, including the potential application of United States withholding taxes.

Risk of Recharacterization

   No statutory, administrative or judicial authority directly addresses the treatment of units or instruments similar to units for United States federal income tax purposes. As a result, no assurance can be given that the Internal Revenue Service or a court will agree with the tax consequences described herein. The discussion below assumes, for example, that the debentures and the purchase contracts will be respected as separate securities for federal income tax purposes. The Internal Revenue Service could conceivably assert, however, that they should be treated as a single contingent debt instrument. The principal consequences to holders of such an assertion, if it prevailed, would be that (a) the holder's acquisition of common stock pursuant to the purchase contracts would result in taxable gain or loss, (b) any such gain would be ordinary income rather than capital gain, and (c) a holder's gain from disposition of the units prior to maturity would likewise be ordinary income rather than capital gain. Prospective investors are urged to consult their own tax advisors with respect to the United States federal income tax consequences of the purchase, ownership and disposition of units, debentures and shares of our common stock acquired under a purchase contract in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

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

Units

Ownership of Debentures or Treasury Securities

   A U.S. holder will be treated as owning the debentures or treasury securities constituting a part of the units owned by such U.S. holder. Under the terms of the units, we and, by acquiring units, each U.S. holder, agree to treat such U.S. holder as the owner, for United States federal, state and local income and franchise tax purposes, of the debentures or treasury securities constituting a part of the units owned by such U.S. holder. The remainder of this summary assumes that U.S. holders of units will be treated as the owners of the debentures or treasury securities constituting a part of such units for United States federal income tax purposes.

Allocation of Purchase Price

   A U.S. holder's acquisition of a unit will be treated as an acquisition of the debenture and the purchase contract constituting the unit. The purchase price of each unit will be allocated between the debenture and the purchase contract constituting such unit in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. holder's initial tax basis in the debenture and the purchase contract. We
expect to report the fair market value of each debenture as $     and the fair
market value of each purchase contract as $    . This position will be binding
on each U.S. holder (but not on the Internal Revenue Service) unless such U.S. holder explicitly discloses a contrary position on a statement attached to its timely filed United States federal income tax return for the taxable year in which a unit is acquired. Thus, absent such disclosure, a U.S. holder should allocate the purchase price for a unit in accordance with the values reported by us. The remainder of this discussion assumes that this allocation of the purchase price of a unit will be respected for United States federal income tax purposes.

Sale, Exchange or Other Disposition of Units

   If a U.S. holder sells, exchanges or otherwise disposes of a unit, such U.S. holder will be treated as having sold, exchanged or disposed of the purchase contract and the debentures or treasury securities, as the case may be, that constitute such unit. Such U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds to such U.S. holder allocable to the purchase contract and the debenture or treasury securities, as the case may be (except to the extent such U.S. holder is treated as having received an amount with respect to (a) accrued interest on the treasury securities, which will be treated as ordinary income to the extent not previously included in income, or (b) accrued contract fee payments or deferred contract fee payments, which may be treated as ordinary income to the extent not previously included in income (see "--Purchase Contracts--Contract Fee Payments and Deferred Contract Fee Payments")), and such U.S. holder's respective adjusted tax bases in the purchase contract and the debenture or treasury securities. In the case of the purchase contract and the treasury securities, such gain or loss generally will be capital gain or loss. In the case of treasury securities with a term of one year or less, however, such gain will be ordinary income to the extent any acquisition discount has accrued but not been included in income. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

   The rules governing the determination of the character of gain or loss on the sale, exchange or other disposition of the debentures are summarized under "--Debentures--Sale, Exchange or Other Disposition of Debentures."

   If the sale, exchange or other disposition of a unit by a U.S. holder occurs when the purchase contract has a negative value, the U.S. holder may be considered to have received additional consideration for the debentures or treasury securities constituting a part of such unit in an

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

amount equal to such negative value, and to have paid such amount to be released from its obligation under the purchase contract. U.S. holders should consult their own tax advisors regarding a disposition of a unit at a time when the purchase contract has a negative value.

   In determining gain or loss, contract fee payments or deferred contract fee payments that have been received by you, but have not previously been included in your income, should either reduce your adjusted tax basis in the forward purchase contract or result in an increase in the amount realized on the disposition of the forward purchase contract. Any contract fee payments or deferred contract fee payments previously included in your income, but that you have not received, should increase your adjusted tax basis in the forward purchase contract. See "--Purchase Contracts--Contract Fee Payments and Deferred Contract Fee Payments."

Debentures

Interest Income and Original Issue Discount

   Because of the manner in which the interest rate on the debentures is reset, the debentures will be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in applicable treasury regulations. As discussed more fully below, the effects of such method will be (1) to require each U.S. holder, regardless of its usual method of tax accounting, to use the accrual method with respect to the debentures, (2) for all accrual periods through
       , 2004, and possibly for accrual periods thereafter, the accrual of interest income by each U.S. holder in excess of interest payments actually received and (3) generally to result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or other disposition of the debentures. See "--Sale, Exchange or Other Disposition of Debentures".

   A U.S. holder of debentures will accrue original issue discount based on the "comparable yield" of the debentures. The comparable yield of the debentures will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the debentures. We are required to provide the comparable yield and a projected payment schedule, based on the comparable yield, to holders of the debentures. We have determined that the comparable
yield is      % and the projected payments for the debentures, per $50 of
principal amount, are $      on            , 2002, $      for each subsequent
quarter ending on or prior to         , 2004 and $      for each quarter ending
after           , 2004. We have also determined that the projected payment for the debentures, per $50 of principal amount, at the maturity date is $
(which includes the stated principal amount of the debentures as well as the final projected interest payment).

   The amount of original issue discount on a debenture for each accrual period is determined by multiplying the comparable yield of the debenture (adjusted for the length of the accrual period) by the debenture's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above, the adjusted issue price of each debenture, per $50 of principal amount, at the beginning of the first accrual period will
be $     , and the adjusted issue price of each debenture at the beginning of
each subsequent accrual period will be equal to $     , increased by any
original issue discount previously accrued by the U.S. holder on such debenture and decreased by payments received on such debenture. The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that the U.S. holder holds the debenture.

   If the interest paid on the debentures differs from the projected amount of such payment, the difference will be taken into account as a negative or
positive adjustment, as the case may be. If after            , 2004 the
remaining amounts of principal and interest payable on the debentures differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such difference should be taken into account by a U.S. holder as adjustments

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to interest income in a reasonable manner over the period to which they relate.
We expect to account for any such difference with respect to a period as an adjustment for that period.

   We expect to use the foregoing comparable yield and projected payment schedule for purposes of determining our own taxable income and for any required information reporting.

   U.S. holders are generally bound by the comparable yield and projected payment schedule provided by us unless either is unreasonable. If a U.S. holder of debentures does not use this comparable yield and projected payment schedule to determine interest accruals, such U.S. holder must apply the foregoing rules using its own comparable yield and projected payment schedule. A U.S. holder that uses its own comparable yield and projected payment schedule must explicitly disclose this fact and the reason why it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the timely filed United States federal income tax return of the U.S. holder for the taxable year that includes the date of its acquisition of the units.

   The foregoing comparable yield and projected payment schedule is supplied by us solely for computing income under the noncontingent bond method for United States federal income tax purposes, and does not constitute a projection or representation as to the amounts that holders of debentures or units will actually receive.

   Because income with respect to the debentures will constitute interest for United States federal income tax purposes, corporate holders of units (or debentures) will not be entitled to a dividends-received deduction in respect of such income.

Adjustment to Tax Basis in Debentures

   As of any given date, a U.S. holder's tax basis in its debentures will be increased by the amount of original issue discount included in income by such U.S. holder with respect to such debentures, and decreased by the amount of projected payments with respect to such debentures through such date.

Sale, Exchange or Other Disposition of Debentures

   Upon the sale, exchange or other disposition of a debenture (including the remarketing of such security), a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized by such U.S. holder and such U.S. holder's adjusted tax basis in the debenture. Because they are subject to the non-contingent bond method for accruing original issue discount, gain recognized on the sale, exchange or other disposition of a debenture prior to the stock purchase date will be treated as ordinary interest income. Loss realized on the sale, exchange or other disposition of a debenture prior to the stock purchase date will be treated as ordinary loss to the extent of such U.S. holder's prior net income inclusions on the debenture. Any loss in excess of such amount will be treated as capital loss. Gain recognized on the sale, exchange or other disposition of a debenture on or after the stock purchase date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the debenture over the total remaining payments set forth on the projected payment schedule for such debenture. Any gain recognized in excess of such amount and any loss recognized on such a sale, exchange or disposition generally will be treated as capital gain or loss. Capital gain of individuals derived in respect of capital assets held for more than one year is taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

Purchase Contracts

Acquisition of our Common Stock Under a Purchase Contract

   A U.S. holder of units generally will not recognize gain or loss on the purchase of our common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of

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our common stock. A U.S. holder's aggregate initial tax basis in the common stock received under a purchase contract generally should equal (1) the purchase price paid for such common stock, plus (2) such U.S. holder's adjusted tax basis in the purchase contract, less (3) the portion of such purchase price and tax basis allocable to the fractional share. Contract fee payments or deferred contract fee payments that you have received in cash but that you have not included in income should reduce your adjusted tax basis in the forward purchase contract or the common stock to be received thereunder. See "-- Contract Fee Payments and Deferred Contract Fee Payments" below. For tax purposes, the holding period for common stock received under a purchase contract will commence on the day after such common stock is acquired.

Early Settlement of a Purchase Contract

   A U.S. holder of units will not recognize gain or loss on the receipt of such U.S. holder's proportionate share of debentures or treasury securities upon early settlement of a purchase contract and will have the same adjusted tax basis in such debentures or treasury securities as before such early settlement. Any contract fee payments or deferred contract fee payments that you have included in income but were forfeited and not paid upon early settlement of a purchase contract should increase your adjusted tax basis in the common stock received under a purchase contract.

Termination of a Purchase Contract

   If a purchase contract terminates, a U.S. holder of units will recognize a loss equal to such U.S. holder's adjusted tax basis (if any) in the purchase contract at the time of such termination. Any contract fee payments or deferred contract fee payments that you have received in cash but that you have not included in income should either reduce your adjusted tax basis in the forward purchase contract or increase the amount realized on the termination of the forward purchase contract. Any contract fee payments or deferred contract fee payments that you have included in income but not received should increase your adjusted tax basis in the forward purchase contract. Any such loss will be capital. The deductibility of capital losses is subject to limitations. A U.S. holder will not recognize gain or loss on the receipt of its proportionate share of debentures or treasury securities upon termination of the purchase contract and such U.S. holder will have the same adjusted tax basis in such debentures or treasury securities as before such termination.

Adjustment to Settlement Rate

   A U.S. holder of units might be treated as receiving a constructive distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment such U.S. holder's proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to the common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to a U.S. holder of units even though such U.S. holder would not receive any cash related thereto.

Contract Fee Payments and Deferred Contract Fee Payments

   There is no direct authority addressing the treatment, under current law, of the contract fee payments or deferred contract fee payments, and such treatment is, therefore, unclear. Contract fee payments and deferred contract fee payments may constitute taxable ordinary income to you when received or accrued, in accordance with your regular method of tax accounting. To the extent we are required to file information returns with respect to contract fee payments or deferred contract fee payments, we intend to report such payments as taxable ordinary income to you. You should consult your tax advisor concerning the treatment of contract fee payments and deferred contract fees, including the possibility that any contract fee payment or deferred contract fee payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis.

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   The treatment of contract fee payments and deferred contract fee payments could affect your adjusted tax basis in a purchase contract or common stock received under a purchase contract or the amount you realize on the sale or disposition of a unit or the termination of a purchase contract. In particular, any contract fee payments or deferred contract fee payments

  . which have been included in your income, but which have not been paid to you, should increase your adjusted tax basis in the purchase contract, and

  . which have been paid to you, but which have not been included in your income, should either reduce your adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract.

   See "--Acquisition of our Common Stock Under a Purchase Contract," "-- Termination of a Purchase Contract" and "--Units--Sale, Exchange or Other Disposition of Units."

Ownership of Common Stock Acquired Under the Purchase Contract

   Any dividend on our common stock paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be includible in income by a U.S. holder of common stock when received. Any such dividend will be eligible for the dividends-received deduction if received by an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends-received deduction.

   Upon a disposition of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder's adjusted tax basis in the common stock. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

Substitution of Treasury Securities to Create Stripped Units

   A U.S. holder of normal units that delivers treasury securities to the collateral agent in substitution for debentures or other pledged securities generally will not recognize gain or loss upon the delivery of such treasury securities or the release of the debentures or other pledged securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such treasury securities and debentures or other pledged securities. Such U.S. holder's adjusted tax basis in the treasury securities, the debentures or other pledged securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own tax advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so delivered to the collateral agent.

Substitution of Securities to Recreate Normal Units

   A U.S. holder of stripped units that delivers debentures or treasury securities to the collateral agent in substitution for pledged treasury securities generally will not recognize gain or loss upon the delivery of such debentures or treasury securities or the release of the pledged treasury securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such pledged treasury securities and such debentures or treasury securities. Such U.S. holder's tax basis in the treasury securities, the debentures, the pledged treasury securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so released to them.

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Treasury Securities Purchased on Remarketing

   A U.S. holder's initial basis in the treasury securities purchased by the collateral agent in connection with a remarketing will be equal to the amount paid for the treasury securities.

   If a U.S. holder is on the cash method of accounting, it will generally not include income on these treasury securities until payment is received on them. If a U.S. holder is on the accrual method of accounting, it will be required to include acquisition discount in income over the remaining term of the treasury securities and will increase its basis in the treasury securities by the amount of acquisition discount included in income.

Backup Withholding Tax and Information Reporting

   Unless a U.S. holder is an exempt recipient, such as a corporation, payments under units (including contract fee payments or deferred contract fee payments), debentures, treasury securities or common stock, the proceeds received with respect to a fractional share of common stock upon the settlement of a purchase contract, and the proceeds received from sale of units, debentures, treasury securities or common stock may be subject to information reporting and may also be subject to United States federal backup withholding tax if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. The U.S. federal backup withholding tax rate is currently 30.5% and is scheduled to be reduced gradually to 28% by the year 2006. Any amounts so withheld will be allowed as a credit against the U.S. holder's United States federal income tax liability.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of our capital stock does not purport to be complete and is subject in all respects to applicable Indiana law and to the provisions of our articles of incorporation and by-laws, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.

   Our authorized capital stock consists of 900,000,000 shares of common stock, $.01 par value per share, and 100,000,000 shares of preferred stock, without par value. After giving effect to (a) the issuance of an estimated 61,845,000 shares of common stock in the demutualization and (b) the issuance of 40,000,000 shares of common stock in the initial public offering of shares of our common stock, and assuming that the underwriters do not exercise their over-allotment option in that offering, we would have 101,845,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. An additional 10,000,000 shares of common stock are reserved for issuance under our Stock Plan and under our Stock Purchase Plan. Additional shares of common stock will be issuable upon settlement of the purchase contracts included in the units.


Common Stock

   Each holder of common stock is entitled to one vote per share of record on all matters to be voted upon by the shareholders. Holders do not have cumulative voting rights in the election of directors or any other matter. Subject to the preferential rights of the holders of any preferred stock that may at the time be outstanding, each share of common stock will entitle the holder of that share to an equal and ratable right to receive dividends when, if and as declared from time to time by the board of directors and paid out of legally available funds. We do not anticipate paying cash dividends. See "Dividend Policy."

   In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding. Holders of common stock have no preemptive or redemption rights and will not be subject to further calls or assessments by us. All of the shares of common stock to be issued and sold in this offering will be, immediately upon consummation of this offering, validly issued, fully paid and non-assessable.

Preferred Stock

   The authorized preferred stock is available for issuance from time to time at the discretion of the board of directors without shareholder approval. The board of directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes, if any, to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of us, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

Authorized But Unissued Shares

   Indiana law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of current management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitations on Ownership of Common Stock in Articles of Incorporation

   Our license agreements with the BCBSA require as a condition to our retention of the licenses that our articles of incorporation contain certain provisions, including limitations on the ownership of our common stock. Our articles of incorporation provide that after the demutualization no person may beneficially own shares of our voting capital stock in excess of the specified BCBSA ownership limit, except with the prior approval of a majority of the continuing directors (as defined in our articles of incorporation). For purposes of this provision, ownership of units will constitute beneficial ownership of the shares of common stock subject to purchase under the related purchase contracts. The BCBSA ownership limit, which may not be exceeded without the prior approval of the BCBSA, is the following:

  . for any "Institutional Investor," one share less than 10% of our outstanding voting securities;

  . for any "Noninstitutional Investor," one share less than 5% of our outstanding voting securities; and

  . for any person, one share less than the number of shares of our common stock or other equity securities (or a combination thereof) representing a 20% or more ownership interest in our company.

   "Institutional Investor" means any person if (but only if) such person is:

  . a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, or Exchange Act;

  .  a bank as defined in Section 3(a)(6) of the Exchange Act;

  .  an insurance company as defined in Section 3(a)(19) of the Exchange Act;

  . an investment company registered under Section 8 of the Investment Company Act of 1940;

  . an investment adviser registered under Section 203 of the Investment Advisers Act of 1940;

  . an employee benefit plan, or pension fund which is subject to the provisions of ERISA or an endowment fund;

  . a parent holding company, provided the aggregate amount held directly by the parent, and directly and indirectly by its subsidiaries which are not persons specified in the six bullet points listed above, does not exceed one percent of the securities of the subject class such as common stock; or

  . a group, provided that all the members are persons specified in the seven bullet points listed above.

   In addition, every filing made by such person with the SEC under Regulations 13D-G (or any successor regulations) under the Exchange Act with respect to that person's beneficial ownership must contain a certification substantially to the effect that our common stock acquired by that person was acquired in the ordinary course of business and was not acquired for the purpose of and does not have the effect of changing or influencing the control of our company and was not acquired in connection with or as a participant in any transaction having such purpose or effect.

   "Noninstitutional Investor" means any person that is not an Institutional Investor.

   Any transfer of stock that would result in any person beneficially owning shares of capital stock in excess of the ownership limit will result in the intended transferee acquiring no rights in such shares (with certain exceptions) and the person's shares will be deemed transferred to an escrow agent to be held until the shares are transferred to a person whose ownership of the shares will not violate the ownership limit. These provisions prevent a third party from obtaining control of our company without obtaining the prior approval of our continuing directors or the 75% supermajority vote required to amend these provisions of our articles of incorporation and may have the effect of discouraging or even preventing a merger or business combination, a tender offer or similar extraordinary transaction involving us.

Certain Other Provisions of Articles of Incorporation and By-Laws

   Certain other provisions of our articles of incorporation and by-laws may delay or make more difficult unsolicited acquisitions or changes of control of us. These provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of us, although these proposals, if made, might be considered desirable by a majority of our shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management without the concurrence of the board of directors. These provisions include:

  . the division of the board of directors into three classes serving staggered terms of office of three years (see "Management--Directors and Executive Officers");

  . provisions allowing the removal of directors only upon a 66 2/3% shareholder vote or upon the affirmative vote of both a majority of all directors and a majority of continuing directors (as defined in our articles of incorporation);

  . provisions limiting the maximum number of directors to 19, and requiring that any increase in the number of directors then in effect must be approved by a majority of continuing directors;

  . permitting only the board of directors, the Chairman, the Chief Executive Officer or the President to call a special meeting of shareholders;

  . requirements for a 75% supermajority vote to amend certain provisions of our articles of incorporation, including those provisions discussed in this section; and

  . requirements for advance notice for raising business or making nominations at shareholders' meetings.

   Our by-laws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although our by-laws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our shareholders.

   Our articles of incorporation provide that, in the case of a merger, sale or purchase of assets, issuance of securities or reclassification, each a "business combination," involving a beneficial owner of 10% or more of the voting power of our capital stock (a "related person"), or any affiliate or associate of a related person, such business combination must be approved by
(i) 66 2/3% of the voting power of our outstanding voting stock and (ii) a majority of the then outstanding voting power of the voting stock held by shareholders other than the related person. However, these shareholder approval requirements do not apply if the business combination is approved in advance by at least two-thirds of the continuing directors (as defined in our articles of incorporation) or the consideration to be received by shareholders in the business combination is at least equal to the highest price paid by the related person in acquiring its interest in our company, with specified adjustments, and some other requirements are met.

Certain Provisions of Indiana Law

   Under the Indiana demutualization law, for a period of five years following the effective date of the demutualization, no person may acquire beneficial ownership of 5% or more of the outstanding shares of our common stock without the prior approval of the Indiana Insurance Commissioner and our board of directors. For purposes of this provision, ownership of units may constitute beneficial ownership of the shares of common stock subject to purchase under the related purchase contracts.

   This restriction does not apply to acquisitions made by us or made pursuant to an employee benefit plan or employee benefit trust sponsored by us. The Indiana Insurance Commissioner has adopted rules under which passive institutional investors could purchase 5% or more but less than 10% of any outstanding common stock with the approval of our board of directors and prior notice to the Indiana Insurance Commissioner.

   The Indiana Business Corporation Law, or IBCL, applies to us as an Indiana corporation. Under specified circumstances, the following provisions of the IBCL may delay, prevent or make more difficult unsolicited acquisition or changes of control of us. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

   Control Share Acquisitions. Under Sections 23-1-42-1 to 23-1-42-11 of the IBCL, an acquiring person or group who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters' rights to receive the fair value of their shares pursuant to Section 23-1-44 of the IBCL.

   Under the IBCL, "control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:

  .  one-fifth or more but less than one-third;

  .  one-third or more but less than a majority; or

  .  a majority or more.

   "Control share acquisition" means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition. "Issuing public corporation" means a corporation which is organized in Indiana and has (i) 100 or more shareholders, (ii) its principal place of business, its principal office or substantial assets within Indiana and (iii) either:

  .  more than 10% of its shareholders resident in Indiana;

  .  more than 10% of its shares owned by Indiana residents; or

  .  10,000 shareholders resident in Indiana.

   The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or by-laws, including a board adopted by-law, provide that they do not apply. Our articles of incorporation and by-laws do not currently exclude us from the restrictions imposed by the above provisions.

   Certain Business Combinations. Sections 23-1-43-1 to 23-1-43-24 of the IBCL restrict the ability of a "resident domestic corporation" to engage in any combinations with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shares or the offer meets specified fair price criteria. For purposes of the above provisions, "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in an amendment to their articles of incorporation approved by a majority of the disinterested shares. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. Our articles of incorporation do not exclude us from the restrictions imposed by the above provisions.

   Directors' Duties and Liability. Under Section 23-1-35-1 of the IBCL, directors are required to discharge their duties:

  .  in good faith;

  . with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

  . in a manner the directors reasonably believe to be in the best interests of the corporation.

   However, the IBCL also provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office and the action or failure to act constitutes willful misconduct or recklessness. The exoneration from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

   Section 23-1-35-1 of the IBCL also provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation's shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. If a determination is made with the approval of a majority of the disinterested directors of the board, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation. Once the board, in exercising its business judgment, has determined that a proposed action is not in the best interests of the corporation, it has no duty to remove any barriers to the success of the action, including a shareholder rights plan. Section 23-1-35-1 specifically provides that specified judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of the business judgment rule under that section.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A.

                     COMMON STOCK ELIGIBLE FOR FUTURE SALE

   All of the estimated 40,000,000 shares of our common stock sold to investors in the initial public offering of shares of our common stock (46,000,000 shares if the underwriters exercise their over-allotment option in full) will be eligible for immediate resale in the public market without restriction, except for any of those shares that are beneficially owned at any time by our affiliates, as defined in Rule 144 of the Securities Act, which sales will be subject to the timing, volume and manner of sale limitations of Rule 144.


   Anthem Insurance's eligible statutory members who receive fewer than 30,000 shares of our common stock in exchange for their membership interests may sell their shares of our common stock in the public market without restriction, except for any shares owned by our affiliates, which must be sold in compliance with Rule 144. Anthem Insurance's eligible statutory members who receive 30,000 or more shares of our common stock in exchange for their membership interests (whom we estimate would hold an aggregate of approximately 11.5 million shares of our outstanding common stock after the offering) and continue to hold 30,000 or more shares will be restricted from selling their shares in the public market for 180 days following the effective date of the demutualization, except for sales in accordance with a large holder sale program we will establish, a transfer that occurs by operation of law or transfers with our written consent. After the expiration of this period, those eligible statutory members may sell their shares of our common stock in the public market without restriction, except for any shares owned by our affiliates, which must be sold in compliance with Rule 144. See "The Plan of Conversion--Large Holder Sale Program" for a description of the large holder sale program and its limitations. We anticipate that eligible statutory members receiving shares of our common stock in the demutualization will receive notices regarding the number of shares registered in their name approximately four to six weeks after the effective date of the demutualization.


   In general, under Rule 144 as currently in effect, (a) a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year or (b) an affiliate who holds non-restricted shares, will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock, or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about us. If two years have elapsed since the date of acquisition of restricted shares of our common stock from us or any of our affiliates and the holder is not deemed to have been an affiliate of ours for at least three months prior to a proposed transaction, such person would be entitled to sell such shares under Rule 144 without regard to the limitations described above.

   There are 7,000,000 shares of common stock available for grant of options, restricted stock, stock appreciation rights, performance stock and performance awards under our Stock Plan. We intend to grant options to purchase 100 shares of common stock to each of our approximately 15,000 employees (other than our approximately top 50 executives), pursuant to our Stock Plan, effective on the first day that our common stock trades on the New York Stock Exchange. See "Management--Stock Incentive Plan." We intend to file a registration statement on Form S-8 to register the shares of common stock that are issuable upon the exercise of stock options outstanding or available for grant pursuant to our Stock Plan. Under our Stock Purchase Plan, we have reserved for issuance and purchase by employees 3,000,000 shares of common stock. See "Management-- Employee Stock Purchase Plan." We intend to file a registration statement on Form S-8 to register the shares of common stock that are issuable under the Stock Purchase Plan. Following effectiveness of each Form S-8, shares covered by that Form S-8 will be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates as well as to the limitations on sale and vesting described above.

   In addition, in accordance with the plan of conversion, we intend, for not less than a three month period commencing no earlier than the first business day after the 180th day following, and no later than the last business day before the twelfth-month anniversary of, the effective date of the demutualization, to provide for the public sale, at prevailing market prices and without brokerage commissions or similar fees to shareholders, of all shares of our common stock held by shareholders who own 99 shares or fewer of our common stock. We estimate that when we complete the demutualization we will have approximately 150,000 eligible statutory members who will in total receive in excess of five million shares that we believe would be eligible to participate in this commission-free sales program. We would also, simultaneously and in conjunction with the commission-free sales program, offer to each shareholder entitled to participate in the commission-free sales program the opportunity to purchase that number of shares of our common stock necessary to increase such shareholder's holdings to 100 shares without paying brokerage commissions or other similar expenses. The program may provide that we can repurchase shares of our common stock at prevailing market prices when, during any particular day of the program, the number of shares requested to be sold exceeds the number of shares requested to be purchased pursuant to round-up requests.


   We have agreed with the Underwriters not to dispose of or hedge any of our units, or our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

                           OWNERSHIP OF COMMON STOCK

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of the effective date of the demutualization by:

  .  each of our directors and Named Executive Officers; and

  .  all of our directors and executive officers as a group.

   We believe that no person will beneficially own more than 5% of our outstanding shares of common stock as a result of the shares distributed pursuant to the plan of conversion and shares sold in the initial public offering.

   None of our directors or executive officers will receive any stock in connection with the demutualization, nor will they be permitted to acquire beneficial ownership of any shares of our common stock for a period of six months following the effective date of the demutualiztion.


                                                        Number of Shares to Be
                         Name                           Beneficially Owned (1)
                         ----                           ----------------------
L. Ben Lytle...........................................            0
Susan B. Bayh..........................................            0
Larry C. Glasscock.....................................            0
William B. Hart........................................            0
Allan B. Hubbard.......................................            0
Victor S. Liss.........................................            0
William G. Mays........................................            0
James W. McDowell, Jr..................................            0
B. LaRae Orullian......................................            0
Senator Donald W. Riegle, Jr. .........................            0
William J. Ryan........................................            0
George A. Schaefer, Jr. ...............................            0
Dennis J. Sullivan, Jr.................................            0
David R. Frick.........................................            0
Michael L. Smith.......................................            0
Keith R. Faller........................................            0
Marjorie W. Dorr.......................................            0
All directors and executive officers as a group (22
 persons)..............................................            0

--------
(1) Based on an estimated allocation of shares based upon statutory membership ownership records as of June 18, 2001.

                                  UNDERWRITING

   Anthem, Inc., Anthem Insurance and the underwriters (the "Underwriters") named below have entered into an underwriting agreement with respect to the units being offered. Subject to certain conditions, each of the Underwriters has severally agreed to purchase the number of units indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston Corporation, Lehman Brothers Inc., UBS Warburg LLC, ABN AMRO Rothschild LLC, Dresdner Kleinwort Wasserstein Securities LLC, A.G. Edwards & Sons, Inc., McDonald Investments Inc. and Utendahl Capital Partners, L.P. are the representatives of the Underwriters.


                           Underwriters                          Number of Units
                           ------------                          ---------------
   Goldman, Sachs & Co..........................................
   Merrill Lynch, Pierce, Fenner & Smith
    Incorporated................................................
   Morgan Stanley & Co. Incorporated............................
   J.P. Morgan Securities Inc. .................................
   Banc of America Securities LLC...............................
   Credit Suisse First Boston Corporation.......................
   Lehman Brothers Inc. ........................................
   UBS Warburg LLC..............................................
   ABN AMRO Rothschild LLC......................................
   Dresdner Kleinwort Wasserstein Securities LLC................
   A.G. Edwards & Sons, Inc. ...................................
   McDonald Investments Inc. ...................................
   Utendahl Capital Partners, L.P. .............................
                                                                    ---------
     Total......................................................    4,000,000
                                                                    =========


   The consummation of the offering of the units is conditioned on the consummation of the demutualization and the consummation of the concurrent initial public offering of our common stock.

   If the Underwriters sell more than 4,000,000 units, the Underwriters have an option to buy up to an additional 600,000 units from Anthem, Inc. to cover such sales. They may exercise that option for 30 days. If any units are purchased pursuant to this option, the Underwriters will severally purchase units in approximately the same proportion as set forth in the table above.

   The following table shows the per unit and total underwriting discounts and commissions to be paid to the Underwriters by Anthem, Inc. These amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional units.

                  Paid by Anthem, Inc.                 No Exercise Full Exercise
                  --------------------                 ----------- -------------
   Per Unit...........................................    $            $
   Total..............................................    $            $

   Units sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any units sold by the Underwriters to securities dealers may be sold at a
discount from the initial public offering price of up to $   per unit from the
initial public offering price. Any such securities dealers may resell any units purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of
up to $   per unit from the initial public offering price. If all the units are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

   The units will be sold in a minimum number of 2,000 units.

   Anthem, Inc. has agreed with the Underwriters not to dispose of or hedge any units, or its common stock or securities convertible or exchangeable for shares of common stock (other than the shares to be offered and sold in the concurrent initial public offering) during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any issuance by Anthem, Inc. under existing employee benefit plans. See "Common Stock Eligible for Future Sale" for a discussion of certain transfer restrictions.

   Prior to the demutualization, this offering of the units and the concurrent initial public offering of our common stock, there has been no public market for the units or our common stock. The initial public offering price of the units will be negotiated among Anthem, Inc. and the representatives. Among the factors to be considered in determining the initial public offering price of the units, in addition to prevailing market conditions, will be the initial public offering price of our common stock set in the concurrent initial public offering thereof, our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   The units have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "ATV."

   In connection with the offering, the Underwriters may purchase and sell units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of units than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the Underwriters' options to purchase additional units from Anthem, Inc. in the offering. The Underwriters may close out any covered short position by either exercising their options to purchase additional units or purchasing units in the open market. In determining the source of units to close out the covered short position, the Underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the overallotment options. "Naked" short sales are any sales in excess of such options. The Underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of units made by the Underwriters in the open market prior to the completion of the offering.

   The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased units sold by or for the account of such Underwriter in stabilizing or short covering transactions.

   Purchases to cover short positions and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the units, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the units. As a result, the price of the units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the lead managers of this offering and may also be made available on web sites maintained by other Underwriters. The Underwriters may agree to allocate a number of units to Underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to Underwriters that may make internet distributions on the same basis as other allocations.

   The Underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of units offered.

   Each Underwriter has represented and agreed that (1) it has not offered or sold and prior to the date six months after the date of issue of the units will not offer or sell any units to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the units in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may lawfully be issued or passed on.

   Each Underwriter has acknowledged and agreed that the units have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the Underwriters may offer units in Japan to a list of 49 offerees in accordance with the above provisions.

   The units may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

   Each of the Underwriters has agreed that it has not and will not offer or sell any units or distribute any document or other material relating to the units, either directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 106C of the Companies Act, Chapter 50 of Singapore (the "Singapore Companies Act") or (ii) to a sophisticated investor in accordance with the conditions specified in Section 106D of the Singapore Companies Act or
(iii) otherwise pursuant to, and in accordance with the conditions of, any other provision of the Singapore Companies Act.

   Anthem, Inc. estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.5 million.


   Anthem, Inc. and Anthem Insurance have agreed to indemnify the several Underwriters against liabilities under the Securities Act of 1933.

   Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. The lead managing underwriter, Goldman, Sachs & Co., is currently acting as financial advisor to us in connection with the demutualization and lead managing underwriter of the concurrent initial public offering of our common stock.

                             VALIDITY OF THE UNITS

   The validity of the purchase contracts, our common stock issuable upon their settlement and the debentures will be passed upon for Anthem, Inc. by Baker & Daniels, Indianapolis, Indiana, and for the underwriters by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell will rely on the opinion of Baker & Daniels as to all matters of Indiana law.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, as set forth in their report. We have included our consolidated financial statements in this prospectus and in the registration statement in reliance on the report of Ernst & Young LLP, given on their authority as experts in accounting and auditing.

   Daniel J. McCarthy, FSA, MAAA, Dale S. Hagstrom, FSA, MAAA, and Robert H. Dobson, FSA, MAAA, consulting actuaries associated with Milliman USA, Inc., have rendered an opinion, dated June 18, 2001, to our board of directors that is included as Annex A to this prospectus. Such opinion is included herein in reliance upon the authority of such actuaries as experts in actuarial matters generally and in the application of actuarial concepts to insurance matters.

                        ANTHEM INSURANCE COMPANIES, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                                         Page
                                                                         -----
Audited Consolidated Financial Statements
Report of Independent Auditors.........................................    F-2
Consolidated Balance Sheets as of December 31, 2000 and 1999...........    F-3
Consolidated Statements of Income for the Years Ended December 31,
 2000, 1999 and 1998...................................................    F-4
Consolidated Statements of Policyholders' Surplus for the Years Ended
 December 31, 2000, 1999 and 1998......................................    F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 2000, 1999 and 1998...................................................    F-6
Notes to Consolidated Financial Statements.............................    F-7
Selected Quarterly Financial Data (Unaudited)..........................   F-28

Unaudited Consolidated Financial Statements
Consolidated Balance Sheet as of June 30, 2001.........................   F-29
Consolidated Statements of Income for the Six Months Ended June 30,
 2001 and 2000.........................................................   F-30
Consolidated Statements of Policyholders' Surplus for the Six Months
 Ended June 30, 2001 and 2000..........................................   F-31
Consolidated Statements of Cash Flows for the Six Months Ended June 30,
 2001 and 2000.........................................................   F-32
Notes to Consolidated Financial Statements.............................   F-33

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Anthem Insurance Companies, Inc.

   We have audited the accompanying consolidated balance sheets of Anthem Insurance Companies, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, policyholders' surplus and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Anthem Insurance Companies, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Indianapolis, Indiana
January 29, 2001,
except for Note 17, as to which
the date is June 18, 2001

                        ANTHEM INSURANCE COMPANIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                 December 31
                                                              -----------------
                                                                2000     1999
                                                              -------- --------
                                                                (In Millions)
Assets
Current assets:
  Investments available-for-sale, at fair value:
    Fixed maturity securities................................ $3,048.2 $2,280.3
    Equity securities........................................    463.1    487.7
                                                              -------- --------
                                                               3,511.3  2,768.0
  Cash and cash equivalents..................................    203.3    204.4
  Premium and self funded receivables........................    477.5    388.1
  Reinsurance receivables....................................    105.1    179.7
  Other receivables..........................................    272.4    168.1
  Income tax receivables.....................................     11.0     37.6
  Other current assets.......................................     32.2     59.5
                                                              -------- --------
Total current assets.........................................  4,612.8  3,805.4

Other noncurrent investments.................................     18.0     15.8
Restricted cash and investments..............................     89.6     99.6
Property and equipment.......................................    428.8    408.5
Goodwill and other intangible assets.........................    498.9    398.5
Other noncurrent assets......................................     60.4     88.4
                                                              -------- --------
Total assets................................................. $5,708.5 $4,816.2
                                                              ======== ========

Liabilities and policyholders' surplus
Liabilities
Current liabilities:
  Policy liabilities:
    Unpaid life, accident and health claims.................. $1,393.0 $1,145.5
    Future policy benefits...................................    186.5    172.4
    Other policyholder liabilities...........................    118.8    113.2
                                                              -------- --------
  Total policy liabilities...................................  1,698.3  1,431.1
  Unearned income............................................    262.8    226.3
  Accounts payable and accrued expenses......................    262.7    178.6
  Bank overdrafts............................................    250.5    146.7
  Income taxes payable.......................................     25.7      4.7
  Other current liabilities..................................    307.5    249.6
                                                              -------- --------
Total current liabilities....................................  2,807.5  2,237.0

Long term debt, less current portion.........................    597.5    522.0
Retirement benefits..........................................    175.1    181.2
Other noncurrent liabilities.................................    208.6    215.1
                                                              -------- --------
Total liabilities............................................  3,788.7  3,155.3

Policyholders' surplus
Surplus......................................................  1,848.6  1,622.6
Accumulated other comprehensive income.......................     71.2     38.3
                                                              -------- --------
Total policyholders' surplus.................................  1,919.8  1,660.9
                                                              -------- --------
Total liabilities and policyholders' surplus................. $5,708.5 $4,816.2
                                                              ======== ========

                            See accompanying notes.

                        ANTHEM INSURANCE COMPANIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                   Year ended December 31,
                                                  ---------------------------
                                                    2000     1999      1998
                                                  -------- --------  --------
                                                        (In Millions)
Revenues
Premiums......................................... $7,737.3 $5,418.5  $4,739.5
Administrative fees..............................    755.6    611.1     575.6
Other revenue....................................     50.6     51.0      74.6
                                                  -------- --------  --------
  Total operating revenue........................  8,543.5  6,080.6   5,389.7
Net investment income............................    201.6    152.0     136.8
Net realized gains on investments................     25.9     37.5     155.9
                                                  -------- --------  --------
                                                   8,771.0  6,270.1   5,682.4
                                                  -------- --------  --------
Expenses
Benefit expense..................................  6,551.0  4,582.7   3,934.2
Administrative expense...........................  1,808.4  1,469.4   1,420.1
Interest expense.................................     54.7     30.4      27.9
Amortization of goodwill and other intangible
 assets..........................................     27.1     12.7      12.0
Endowment of non-profit foundations..............      --     114.1       --
                                                  -------- --------  --------
                                                   8,441.2  6,209.3   5,394.2
                                                  -------- --------  --------
Income from continuing operations before income
 taxes and minority interest.....................    329.8     60.8     288.2
Income taxes.....................................    102.2     10.2     110.9
Minority interest (credit).......................      1.6     (0.3)     (1.1)
                                                  -------- --------  --------
Income from continuing operations................    226.0     50.9     178.4
Discontinued operations, net of income taxes
Loss from discontinued operations prior to
 disposal........................................      --       --       (3.9)
Loss on disposal of discontinued operations......      --      (6.0)     (2.1)
                                                  -------- --------  --------
Net income....................................... $  226.0 $   44.9  $  172.4
                                                  ======== ========  ========

                            See accompanying notes.

                        ANTHEM INSURANCE COMPANIES, INC.

               CONSOLIDATED STATEMENTS OF POLICYHOLDERS' SURPLUS

                                                   Accumulated
                                                      Other         Total
                                                  Comprehensive Policyholders'
                                         Surplus     Income        Surplus
                                         -------- ------------- --------------
                                                     (In Millions)
Balance at December 31, 1997............ $1,405.3    $119.4        $1,524.7
Net income..............................    172.4       --            172.4
Change in net unrealized gains on
 securities.............................      --        5.4             5.4
                                                                   --------
Comprehensive income....................                              177.8
                                         --------    ------        --------
Balance at December 31, 1998............  1,577.7     124.8         1,702.5

Net income..............................     44.9       --             44.9
Change in net unrealized gains on
 securities.............................      --      (88.5)          (88.5)
Change in additional minimum pension
 liability..............................      --        2.0             2.0
                                                                   --------
Comprehensive loss......................                              (41.6)
                                         --------    ------        --------
Balance at December 31, 1999............  1,622.6      38.3         1,660.9

Net income..............................    226.0       --            226.0
Change in net unrealized gains on
 securities.............................      --       36.8            36.8
Change in additional minimum pension
 liability..............................      --       (3.9)           (3.9)
                                                                   --------
Comprehensive income....................                              258.9
                                         --------    ------        --------
Balance at December 31, 2000............ $1,848.6    $ 71.2        $1,919.8
                                         ========    ======        ========




                            See accompanying notes.

                        ANTHEM INSURANCE COMPANIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Year ended December 31
                                                -------------------------------
                                                  2000       1999       1998
                                                ---------  ---------  ---------
                                                        (In Millions)
Operating activities
Net income....................................  $   226.0  $    44.9  $   172.4
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Realized gains on investments...............      (25.9)     (37.5)    (155.9)
  Depreciation, amortization and accretion....      102.1       61.8       58.3
  Deferred income taxes.......................       36.6       23.0       32.0
  Loss from discontinued operations...........        --         6.0        6.0
  Loss on sale of assets......................        0.5        0.2        2.6
  Changes in operating assets and liabilities,
   net of effect of purchases and
   divestitures:
    Restricted cash and investments...........       10.0       (2.1)      93.7
    Receivables...............................      (70.7)       6.0      (76.8)
    Other assets..............................       25.3       80.7      (31.4)
    Policy liabilities........................      124.1      105.6      (40.3)
    Unearned income...........................       22.3       15.9       22.8
    Accounts payable and accrued expenses.....       69.9       (7.5)      27.2
    Other liabilities.........................      119.0      (40.1)      23.3
    Income taxes..............................       47.5      (20.4)      10.1
                                                ---------  ---------  ---------
  Net cash provided by continuing operations..      686.7      236.5      144.0
  Net cash used in discontinued operations ...       (2.2)     (16.7)     (24.1)
                                                ---------  ---------  ---------
Cash provided by operating activities.........      684.5      219.8      119.9
Investing activities
Purchases of investments......................   (3,544.8)  (2,331.1)  (3,286.8)
Sales or maturities of investments............    2,925.2    2,308.3    3,217.2
Purchases of subsidiaries, net of cash
 acquired.....................................      (85.1)    (246.8)     (35.2)
Sales of subsidiaries, net of cash sold.......        5.4        2.3       79.3
Proceeds from sale of property and equipment..       11.5        7.2        5.9
Purchases of property and equipment...........      (73.3)     (96.7)     (89.2)
                                                ---------  ---------  ---------
Cash used in investing activities.............     (761.1)    (356.8)    (108.8)
Financing activities
Proceeds from borrowings......................      295.9      220.1        0.4
Payments on borrowings........................     (220.4)       --        (4.2)
                                                ---------  ---------  ---------
Cash provided by (used in) financing
 activities...................................       75.5      220.1       (3.8)
                                                ---------  ---------  ---------
Change in cash and cash equivalents...........       (1.1)      83.1        7.3
Cash and cash equivalents at beginning of
 year.........................................      204.4      121.3      114.0
                                                ---------  ---------  ---------
Cash and cash equivalents at end of year......  $   203.3  $   204.4  $   121.3
                                                =========  =========  =========

                            See accompanying notes.

                        ANTHEM INSURANCE COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 2000
                             (Dollars in Millions)

1. Basis of Presentation and Significant Accounting Policies

   Basis of Presentation: The accompanying consolidated financial statements of Anthem Insurance Companies, Inc. ("Anthem"), a mutual insurance company, and its subsidiaries (collectively, the "Company") have been prepared in conformity with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation. Anthem or its subsidiary insurance companies are licensed in all states and are Blue Cross Blue Shield Association licensees in Indiana, Kentucky, Ohio, Connecticut, Maine, New Hampshire, Colorado and Nevada. Products include health and group life insurance, managed health care, and government health program administration.

   Minority interest represents other shareholders' interests in subsidiaries, which are majority-owned by Anthem, or its subsidiaries.

   Use of Estimates: Preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

   Investments: All fixed maturity and equity securities are classified as "available-for-sale" securities and investments in equity securities that have readily determinable fair values and all fixed maturity securities are reported at fair value. The Company has determined that all investments in its portfolio are available to support current operations and, accordingly, has classified such investment securities as current assets. The unrealized gains or losses on these securities are included in accumulated other comprehensive income as a separate component of policyholders' surplus unless the decline in value is deemed to be other than temporary, in which case the loss is charged to income.

   Realized gains or losses, determined by specific identification of investments sold, are included in income.

   Cash Equivalents: All highly liquid investments with maturities of three months or less when purchased are classified as cash equivalents.

   Premium and Self Funded Receivables: Premium and self funded receivables include the uncollected amounts for insured and self funded groups, less an allowance for doubtful accounts of $35.1 and $38.7 as of December 31, 2000 and 1999, respectively.

   Reinsurance Receivables: Reinsurance receivables represent amounts recoverable on claims paid or incurred, and amounts paid to the reinsurer for premiums collected but not yet earned, and are estimated in a manner consistent with the liabilities associated with the reinsured policies. These receivables have been reduced by an allowance for uncollectible amounts of $0.0 and $1.7 as of December 31, 2000 and 1999, respectively.

   Other Receivables: Other receivables include amounts for interest earned on investments, government programs, pharmacy sales and other miscellaneous amounts due to the Company. These receivables have been reduced by an allowance for uncollectible amounts of $33.4 and $29.4 as of December 31, 2000 and 1999, respectively.

                        ANTHEM INSURANCE COMPANIES, INC.

   Restricted Cash and Investments: Restricted cash and investments represent fiduciary amounts held under an insurance contract and other agreements.

   Property and Equipment: Property and equipment is recorded at cost. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

   Goodwill and Other Intangible Assets: Goodwill represents the excess of cost of acquisition over the fair value of net assets acquired. Other intangible assets represent the values assigned to non-compete agreements, and licenses and agreements. Goodwill and other intangible assets are amortized using the straight-line method over periods ranging from two to 20 years.

   Accumulated amortization of goodwill and other intangible assets at December 31, 2000 and 1999 was $58.4 and $27.3, respectively.

   The carrying value of goodwill and other intangible assets is reviewed annually to determine if the facts and circumstances indicate that they may be impaired. The carrying value of these assets is reduced to its fair value if this review, which includes comparison of asset carrying amounts to expected cash flows, indicates that such amounts will not be recoverable.

   Policy Liabilities: Liabilities for unpaid claims include estimated provisions for both reported and unreported claims incurred on an undiscounted basis. The liabilities are adjusted regularly based on historical experience and include estimates of trends in claim severity and frequency and other factors, which could vary as the claims are ultimately settled. Although it is not possible to measure the degree of variability inherent in such estimates, management believes these liabilities are adequate.

   The life future policy benefit liabilities represent primarily group term benefits determined using standard industry mortality tables with interest rates ranging from 3.0% to 5.5%.

   Premium deficiency losses are recognized when it is probable that expected claims expenses will exceed future premiums on existing health and other insurance contracts without consideration of investment income. For purposes of premium deficiency losses, contracts are grouped in a manner consistent with the Company's method of acquiring, servicing and measuring the profitability of such contracts.

   Retirement Benefits: Retirement benefits represent outstanding obligations for retiree health, life and dental benefits and any unfunded liability related to defined benefit pension plans.

   Comprehensive Income: Comprehensive income includes net income, the change in unrealized gains (losses) on investments and the change in the additional minimum pension liability.

   Revenue Recognition: Gross premiums for fully insured contracts are prorated over the term of the contracts, with the unearned premium representing the unexpired term of policies. For insurance contracts with retrospective rated premiums, the estimated ultimate premium is recognized as revenue over the period of the contract. Actual experience is reviewed once the policy period is completed and adjustments are recorded when determined. Premium rates for certain lines of business are subject to approval by the Department of Insurance of each respective state.

   Administrative fees include revenue from certain groups contracts that provide for the group to be at risk for all, or with supplemental insurance arrangements, a portion of their claims experience. The Company charges self-funded groups an administrative fee which is based on the number of

                        ANTHEM INSURANCE COMPANIES, INC.

members in a group or the group's claim experience. Under the Company's self-funded arrangements, amounts due are recognized based on incurred claims paid plus administrative and other fees. In addition, administrative fees include amounts received for the administration of Medicare or certain other government programs. Administrative fees are recognized in accordance with the terms of the contractual relationship between the Company and the customer. Such fees are based on a percentage of the claim amounts processed or a combination of a fixed fee per claim plus a percentage of the claim amounts processed. All benefit payments under these programs are excluded from benefit expenses.

   Other revenue principally includes amounts from the sales of prescription drugs and revenues are recognized as prescription drug orders are delivered or shipped.

   Federal Income Taxes: Anthem files a consolidated return with its subsidiaries that qualify as defined by the Internal Revenue Code.

   Reclassifications: Certain prior year balances have been reclassified to conform to the current year presentation.

2. Acquisitions, Divestitures and Discontinued Operations

 Acquisitions:

 2000

   On June 5, 2000, the Company completed its purchase of substantially all of the assets and liabilities of Associated Hospital Service of Maine, formerly d/b/a Blue Cross and Blue Shield of Maine ("BCBS-ME"), in accordance with the Asset Purchase Agreement dated July 13, 1999. The purchase price was $95.4 (including direct costs of acquisition) and resulted in $92.6 of goodwill and other intangible assets which are being amortized over periods which range from ten to 20 years. The application of purchase accounting for this acquisition is subject to further refinement based on final valuation studies and post-closing adjustments in certain circumstances. This acquisition was accounted for as a purchase and the net assets and results of operations have been included in the Company's consolidated financial statements from the purchase date. The pro forma effects of the BCBS-ME acquisition would not be material to the Company's consolidated results of operations for periods preceding the purchase date.

 1999

   On October 27, 1999, the Company completed its purchase of the assets and liabilities of New Hampshire-Vermont Health Services, formerly d/b/a Blue Cross Blue Shield of New Hampshire ("BCBS-NH"), in accordance with the Asset Purchase Agreement entered into on February 19, 1999. The purchase price was $125.4 (including direct costs of acquisition), which resulted in $107.9 of goodwill and other intangible assets which are being amortized over periods which range from two to 20 years.

   On November 16, 1999, the Company completed its purchase of the stock of Rocky Mountain Hospital and Medical Service, formerly d/b/a Blue Cross and Blue Shield of Colorado and Blue Cross and Blue Shield of Nevada ("BCBS-CO/NV"). The purchase price was $160.7 (including direct costs of acquisition) and resulted in $152.1 of goodwill and other intangible assets which are being amortized over periods which range from five to 20 years.

                        ANTHEM INSURANCE COMPANIES, INC.

   These acquisitions were accounted for as purchases and the net assets and results of operations have been included in the Company's consolidated financial statements from the respective purchase dates. During 2000, purchase price allocations for these acquisitions were refined based on final valuation studies resulting in increases to goodwill and other intangible assets of $33.8.

   Unaudited pro forma results of operations assuming the 1999 acquisitions occurred on January 1, 1999 would have resulted in total revenues of $7,186.4, income from continuing operations of $83.3 and net income of $5.5 for 1999, respectively.

 1998

   During 1998, the Company made acquisitions with purchase prices aggregating $35.2. All acquisitions were accounted for as purchases and the purchase prices were allocated to the assets and liabilities of the acquired entities based upon their estimated fair values. The total purchase price for these acquisitions exceeded the fair value of the net tangible assets acquired by approximately $28.3, which was assigned to goodwill and other intangible assets and are being amortized over periods not to exceed 20 years. The pro forma effects of these acquisitions are insignificant to the Company's consolidated results of operations.

 Divestitures:

 1999

   During 1999, the Company divested of several small business operations, which were no longer deemed strategically aligned with the Company's core business. The Company recognized a loss of $14.2 (net of income tax benefit of $6.1) on these disposals. The pro forma effects of these divestitures are insignificant to the consolidated results of operations.

 Discontinued Operations:

 1999

   During 1999, the Company recognized additional losses of $6.0, net of income tax benefit of $6.2, resulting from sales agreement contingency adjustments relating to the discontinued operations sold in prior years.

 1998

   In March 1998, the Company made the decision to exit principally all of its non-Blue Cross and Blue Shield health businesses as follows:

   In May 1998 the Company principally completed its exit from its non-health insurance related businesses through the sale of its durable medical equipment business for $23.3, resulting in a gain of $12.9 (net of income tax expense of $8.4).

   In June 1998, the Company completed the sale of two of its HMO businesses for $10.1 resulting in a gain of $3.3 (net of income tax expense of $1.8). Further, in July 1998, the Company completed the sale of Anthem Health and Life Insurance Company for $77.5 resulting in a gain of $1.1 (including income tax benefit of $14.1). In September 1998, the Company made a provision of $10.4

                        ANTHEM INSURANCE COMPANIES, INC.

(net of income tax benefit of $3.4) for the estimated loss on the disposal of its one remaining non-Blue Cross and Blue Shield health business.

   During 1998, the Company disposed of its health finance and management operations and its integrated health delivery operations resulting in a net loss of $7.9 (including income tax expense of $2.7) greater than the reserve of $43.2 (net of income tax benefit of $23.3) which was reported as discontinued operations in 1997.

   Additionally, during 1998 the Company recognized a loss of $1.1, with no income tax benefit, relating to all other operations discontinued in 1997.

   Operating results from discontinued operations prior to disposal in 1998 (none in 2000 or 1999), exclusive of the aforementioned provisions, were as follows: operating revenues $190.8, loss before provision for income taxes $(5.6) and loss from discontinued operations net of income taxes $(3.9).

3. Endowment of Non-Profit Foundations

   During 1999, Anthem reached agreements with the states of Kentucky, Ohio and Connecticut to resolve any questions as to whether Anthem or the predecessor/successor entities were in possession of property that was impressed with a charitable trust.

   In 1999, contributions of $45.0, $28.0 and $41.1, respectively, were made for the benefit of charitable foundations in Kentucky, Ohio, and Connecticut, respectively, from Anthem's subsidiaries, Anthem Health Plans of Kentucky, Inc., Community Insurance Company and Anthem Health Plans, Inc., respectively.

4. Investments

   The following is a summary of available-for-sale securities:

                                        Cost or    Gross      Gross
                                       Amortized Unrealized Unrealized   Fair
                                         Cost      Gains     (Losses)   Value
                                       --------- ---------- ---------- --------
December 31, 2000
Fixed maturity securities:
  United States Government
   securities......................... $  723.4    $ 25.6    $  (2.5)  $  746.5
  Obligations of states and Political
   subdivisions.......................      0.8       --         --         0.8
  Corporate securities................  1,041.4      19.4      (20.1)   1,040.7
  Mortgage-backed securities..........  1,250.3      21.1      (13.0)   1,258.4
  Preferred stocks....................      1.9       --        (0.1)       1.8
                                       --------    ------    -------   --------
Total fixed maturity securities.......  3,017.8      66.1      (35.7)   3,048.2
Equity securities.....................    376.2     162.0      (75.1)     463.1
                                       --------    ------    -------   --------
                                       $3,394.0    $228.1    $(110.8)  $3,511.3
                                       ========    ======    =======   ========

                        ANTHEM INSURANCE COMPANIES, INC.

                                        Cost or    Gross      Gross
                                       Amortized Unrealized Unrealized   Fair
                                         Cost      Gains     (Losses)   Value
                                       --------- ---------- ---------- --------
December 31, 1999
Fixed maturity securities:
  United States Government
   securities......................... $  550.1    $  0.2    $ (29.3)  $  521.0
  Obligations of states and political
   subdivisions.......................     34.2       --        (2.1)      32.1
  Corporate securities................    816.8       0.4      (35.6)     781.6
  Mortgage-backed securities..........    975.3       0.9      (32.1)     944.1
  Preferred stocks....................      1.9       --        (0.4)       1.5
                                       --------    ------    -------   --------
Total fixed maturity securities.......  2,378.3       1.5      (99.5)   2,280.3
Equity securities.....................    329.6     186.0      (27.9)     487.7
                                       --------    ------    -------   --------
                                       $2,707.9    $187.5    $(127.4)  $2,768.0
                                       ========    ======    =======   ========

   The amortized cost and fair value of fixed maturity securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities may be less than contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                             Amortized   Fair
                                                               Cost     Value
                                                             --------- --------
   Due in one year or less.................................. $   48.2  $   48.4
   Due after one year through five years....................    611.7     618.1
   Due after five years through ten years...................    439.3     451.9
   Due after ten years......................................    666.4     669.6
                                                             --------  --------
                                                              1,765.6   1,788.0
   Mortgage-backed securities...............................  1,250.3   1,258.4
   Preferred stocks.........................................      1.9       1.8
                                                             --------  --------
                                                             $3,017.8  $3,048.2
                                                             ========  ========

   The major categories of net investment income are as follows:

                                                         Year ended December
                                                                  31
                                                         ----------------------
                                                          2000    1999    1998
                                                         ------  ------  ------
   Fixed maturity securities............................ $178.8  $137.0  $121.1
   Equity securities....................................    6.1     6.3     7.4
   Cash, cash equivalents and other.....................   21.5    12.8    11.9
                                                         ------  ------  ------
   Investment revenue...................................  206.4   156.1   140.4
   Investment expense...................................   (4.8)   (4.1)   (3.6)
                                                         ------  ------  ------
   Net investment income................................ $201.6  $152.0  $136.8
                                                         ======  ======  ======

   Proceeds from sales of fixed maturity and equity securities during 2000, 1999 and 1998 were $2,911.8, $2,336.8 and $3,162.8, respectively. Gross gains of $71.3, $86.8 and $175.3 and gross losses of $45.4, $49.3 and $19.4 were realized in 2000, 1999 and 1998, respectively, on those sales.

                        ANTHEM INSURANCE COMPANIES, INC.

5. Long Term Debt and Commitments

   Debt consists of the following at December 31:

                                                                  2000    1999
                                                                 ------  ------
   Surplus notes at 9.00% due 2027.............................. $197.2  $197.0
   Surplus notes at 9.125% due 2010.............................  295.5     --
   Senior guaranteed notes at 6.75% due 2003....................   99.5    99.3
   Bank credit agreements.......................................    --    220.0
   Other........................................................    5.5     5.9
                                                                 ------  ------
   Long term debt............................................... $597.7  $522.2
   Current portion of long-term debt............................   (0.2)   (0.2)
                                                                 ------  ------
   Long-term debt, less current portion......................... $597.5  $522.0
                                                                 ======  ======

   On January 28, 2000, Anthem issued $300.0 principal amount of 9.125% surplus notes due April 1, 2010. On February 3, 2000, a portion of the proceeds was used for repayment of the $220.0 outstanding under the revolving bank credit agreement discussed below. The remainder of the proceeds was used for general corporate purposes including the acquisition of BCBS-ME (see Note 2).

   The Company has a $300.0 revolving credit agreement with a syndicate of banks which is available for general corporate purposes and to support the Company's commercial paper program. The facility matures in 2002. In 1999, the Company borrowed $220.0 to facilitate the acquisitions of BCBS-NH and BCBS-CO/NV as described in Note 2. No additional borrowings were made under this credit agreement during 2000 and 1999 borrowings were paid in February 2000. Availability under this facility is reduced by the amount of any commercial paper outstanding.

   The Company has a $300.0 commercial paper program available for general corporate purposes. Commercial paper is sold through a dealer, in denominations greater than $150 thousand dollars with a maturity not to exceed 270 days from date of issuance, at then available market rates. Availability under the commercial paper program is reduced by the amount of any borrowings outstanding under the Company's revolving credit agreement. There were no commercial paper notes outstanding at December 31, 2000 or 1999.

   The Company must maintain certain financial covenants including limits on minimum net worth, maximum consolidated debt, and maximum asset dispositions annually.

   Any payment of interest or principal on the surplus notes may be made only with the prior approval of the Indiana Department of Insurance ("DOI"), and only out of policyholders' surplus funds that the DOI determines to be available for the payment under Indiana insurance laws. For statutory accounting purposes, the surplus notes are considered a part of policyholders' surplus.

   Interest paid during 2000, 1999 and 1998 was $54.7, $28.2 and $28.0, respectively.

   Future maturities of debt are as follows: 2001, $0.2; 2002, $0.3; 2003, $99.9; 2004, $1.4; 2005, $0.5 and thereafter $495.4.

                        ANTHEM INSURANCE COMPANIES, INC.

6. Fair Value of Financial Instruments

   Considerable judgment is required to develop estimates of fair value for financial instruments. Accordingly, the estimates shown are not necessarily indicative of the amounts that would be realized in a one time, current market exchange of all of the financial instruments.

   The carrying values and estimated fair values of certain financial instruments are as follows at December 31:

                                                  2000              1999
                                            ----------------- -----------------
                                            Carrying   Fair   Carrying   Fair
                                             Value    Value    Value    Value
                                            -------- -------- -------- --------
   Fixed maturity securities............... $3,048.2 $3,048.2 $2,280.3 $2,280.3
   Equity securities.......................    463.1    463.1    487.7    487.7
   Restricted investments..................     42.7     42.7     38.8     38.8
   Debt....................................    597.7    562.2    522.2    507.0

   The carrying value of all other financial instruments approximates fair value because of the relatively short period of time between the origination of the instruments and their expected realization. Fair values for securities and restricted investments are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services. The fair value of debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

7. Property and Equipment

   Property and equipment includes the following at December 31:

                                                                   2000   1999
                                                                  ------ ------
   Land and improvements......................................... $ 21.0 $ 17.2
   Building and components.......................................  251.3  222.2
   Data processing equipment, furniture and other equipment......  407.6  425.2
   Leasehold improvements........................................   37.2   39.2
                                                                  ------ ------
                                                                   717.1  703.8
   Less accumulated depreciation and amortization................  288.3  295.3
                                                                  ------ ------
                                                                  $428.8 $408.5
                                                                  ====== ======

   Property and equipment includes non-cancelable capital leases of $7.4 and $8.7 at December 31, 2000 and 1999, respectively. Total accumulated amortization on these leases at December 31, 2000 and 1999 was $3.7 and $4.5, respectively. The related lease amortization expense is included in depreciation and amortization expense. Depreciation and leasehold improvement amortization expense for 2000, 1999 and 1998 was $75.3, $47.1, and $43.7, respectively.

                       ANTHEM INSURANCE COMPANIES, INC.

8. Unpaid Life, Accident and Health Claims

   The following table provides a reconciliation of the beginning and ending balances for unpaid life, accident and health claims:

                                                   2000      1999      1998
                                                 --------  --------  --------
Balances at January 1, net of reinsurance....... $1,036.3  $  734.6  $  707.8
Business combinations...........................    113.9     190.4       --
Incurred related to:
  Current year..................................  6,611.1   4,608.9   3,960.0
  Prior years...................................    (60.1)    (30.9)    (32.8)
                                                 --------  --------  --------
Total incurred..................................  6,551.0   4,578.0   3,927.2
                                                 --------  --------  --------
Paid related to:
  Current year..................................  5,381.2   3,785.1   3,245.4
  Prior years...................................    956.0     681.6     655.0
                                                 --------  --------  --------
Total paid......................................  6,337.2   4,466.7   3,900.4
                                                 --------  --------  --------
Balances at December 31, net of reinsurance.....  1,364.0   1,036.3     734.6
Reinsurance recoverables at December 31.........     29.0     109.2      92.2
                                                 --------  --------  --------
Reserve gross of reinsurance recoverables on
 unpaid claims at December 31................... $1,393.0  $1,145.5  $  826.8
                                                 ========  ========  ========

   Amounts incurred related to prior years vary from previously estimated liabilities as the claims are ultimately settled. Negative amounts reported for incurred related to prior years resulted from claims being settled for amounts less than originally estimated.

9. Reinsurance

   The Company reinsures certain of its risks with other companies and assumes risk from other companies and such reinsurance is accounted for as a transfer of risk. The Company is contingently liable for amounts recoverable from the reinsurer in the event that it does not meet its contractual obligations.

   The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

   The details of net premiums written and earned are as follows for the years ended December 31:

                          2000                1999                1998
                    ------------------  ------------------  ------------------
                    Written    Earned   Written    Earned   Written    Earned
                    --------  --------  --------  --------  --------  --------
Consolidated:
  Direct........... $7,993.0  $7,961.5  $5,674.8  $5,693.7  $4,956.8  $4,945.6
  Assumed..........      0.7       1.9      23.9      26.9      12.4      11.6
  Ceded............   (229.2)   (226.1)   (305.6)   (302.1)   (218.6)   (217.7)
                    --------  --------  --------  --------  --------  --------
  Net Premiums..... $7,764.5  $7,737.3  $5,393.1  $5,418.5  $4,750.6  $4,739.5
                    ========  ========  ========  ========  ========  ========

                        ANTHEM INSURANCE COMPANIES, INC.

                                2000              1999              1998
                          ----------------- ----------------- -----------------
                          Written   Earned  Written   Earned  Written   Earned
                          -------- -------- -------- -------- -------- --------
Reportable segments:
  Midwest................ $4,240.4 $4,203.1 $3,708.6 $3,729.3 $3,554.4 $3,533.3
  East...................  2,753.0  2,768.9  1,490.3  1,495.4  1,076.2  1,088.3
  West...................    571.1    569.6     64.5     64.2      --       --
  Specialty..............    123.7    123.7     96.3     96.3     90.3     90.3
  Other..................     76.3     72.0     33.4     33.3     29.7     27.6
                          -------- -------- -------- -------- -------- --------
  Total.................. $7,764.5 $7,737.3 $5,393.1 $5,418.5 $4,750.6 $4,739.5
                          ======== ======== ======== ======== ======== ========


   The effect of reinsurance on policyholder benefits is as follows for the years ended December 31:

                                                          2000   1999   1998
                                                         ------ ------ ------
   Benefits assumed--increase in policyholder benefits
    expense............................................. $  8.6 $ 27.4 $  2.5
   Benefits ceded--decrease in policyholder benefits
    expense.............................................  233.0  299.8  208.3

   The effect of reinsurance on certain assets and liabilities is as follows at December 31:

                                                                    2000  1999
                                                                    ----- -----
   Policy liabilities assumed...................................... $28.6 $30.6
   Unearned premiums assumed.......................................   0.2   0.2
   Premiums payable ceded..........................................   8.5  36.3
   Premiums receivable assumed.....................................   0.3   0.7

10. Income Taxes

   The components of deferred income taxes are as follows:

                                                                December 31
                                                              ----------------
                                                               2000     1999
                                                              -------  -------
   Deferred tax assets:
     Pension and postretirement benefits..................... $  84.7  $  87.9
     Accrued expenses........................................    85.2     69.5
     Alternative minimum tax and other credits...............    83.7     35.4
     Insurance reserves......................................    33.0     32.3
     Net operating loss carryforwards........................   174.5     57.4
     Bad debt reserves.......................................    35.1     30.1
     Other...................................................    31.5     24.1
                                                              -------  -------
       Total deferred tax assets.............................   527.7    336.7
       Valuation allowance...................................  (338.7)  (148.2)
                                                              -------  -------
     Total deferred tax assets, net of valuation allowance...   189.0    188.5
   Deferred tax liabilities:
     Unrealized gains on securities..........................    41.4     21.0
     Goodwill and other tax intangibles......................    55.1     57.7
     Other...................................................    72.4     52.2
                                                              -------  -------
     Total deferred tax liabilities..........................   168.9    130.9
                                                              -------  -------
   Net deferred tax asset.................................... $  20.1  $  57.6
                                                              =======  =======

                        ANTHEM INSURANCE COMPANIES, INC.

   The resolution of an Internal Revenue Service examination during 2000 resulted in certain subsidiaries having an increase in alternative minimum tax credits and net operating loss carryforwards. Due to the uncertainty of the realization of these deferred tax assets, the Company increased its valuation allowance accordingly. The net change in the valuation allowance for 2000, 1999 and 1998 totaled $190.5, $(14.4) and $1.1, respectively.

   Deferred tax assets and liabilities reported with other current assets and other noncurrent assets on the accompanying consolidated balance sheets are as follows:

                                                                    December 31
                                                                    -----------
                                                                    2000  1999
                                                                    ----- -----
   Deferred tax assets--current.................................... $10.5 $29.4
   Deferred tax assets--noncurrent.................................   9.6  28.2
                                                                    ----- -----
   Net deferred tax assets......................................... $20.1 $57.6
                                                                    ===== =====

   Significant components of the provision for income taxes consist of the following:

                                                           Year ended December
                                                                   31
                                                           --------------------
                                                            2000  1999    1998
                                                           ------ -----  ------
   Current tax expense (benefit):
     Federal.............................................. $ 53.9 $(2.6) $ 63.0
     State and local......................................    3.9  (7.0)    9.8
                                                           ------ -----  ------
   Total current tax expense (benefit)....................   57.8  (9.6)   72.8
   Deferred tax expense...................................   44.4  19.8    38.1
                                                           ------ -----  ------
   Total income tax expense............................... $102.2 $10.2  $110.9
                                                           ====== =====  ======

   Current federal income taxes consisted of amounts due for alternative minimum tax and tax obligations of subsidiaries not included in the consolidated return of Anthem. During 2000, 1999 and 1998 federal income taxes paid totaled $26.3, $0.0 and $23.7, respectively.

   A reconciliation between actual income tax expense and the amount computed at the statutory rate is as follows:

                                             Year ended December 31
                                      -----------------------------------------
                                         2000           1999          1998
                                      ------------  -------------  ------------
                                      Amount   %    Amount    %    Amount   %
                                      ------  ----  ------  -----  ------  ----
Amount at statutory rate............. $115.4  35.0  $21.3    35.0  $100.9  35.0
State and local income taxes
 (benefit) net of federal tax
 benefit.............................    2.6   0.8   (4.8)   (7.9)    7.0   2.4
Amortization of goodwill.............    5.6   1.7    3.1     5.1     3.0   1.1
Dividends received deduction.........   (1.2) (0.4)  (1.3)   (2.1)   (1.7) (0.6)
Deferred tax valuation allowance
 change, net of net operating loss
 carryforwards and other tax
 credits.............................  (20.0) (6.0) (14.4)  (23.7)    1.1   0.4
Other, net...........................   (0.2) (0.1)   6.3    10.4     0.6   0.2
                                      ------  ----  -----   -----  ------  ----
                                      $102.2  31.0  $10.2    16.8  $110.9  38.5
                                      ======  ====  =====   =====  ======  ====

   At December 31, 2000, the Company had unused federal tax net operating loss carryforwards of approximately $498.7 to offset future taxable income. The loss carryforwards expire in the years 2001 through 2019.

                        ANTHEM INSURANCE COMPANIES, INC.

11. Accumulated Other Comprehensive Income

   The following is a reconciliation of the components of accumulated other comprehensive income at December 31:

                                                                2000     1999
                                                               -------  -------
   Gross unrealized gains on securities....................... $ 228.1  $ 187.5
   Gross unrealized losses on securities......................  (110.8)  (127.4)
                                                               -------  -------
   Total pretax net unrealized gains on securities............   117.3     60.1
   Deferred tax liability.....................................   (41.4)   (21.0)
                                                               -------  -------
   Net unrealized gains on securities.........................    75.9     39.1
                                                               -------  -------
   Additional minimum pension liability.......................    (7.2)    (1.2)
   Deferred tax asset.........................................     2.5      0.4
                                                               -------  -------
   Net additional minimum pension liability...................    (4.7)    (0.8)
                                                               -------  -------
   Accumulated other comprehensive income..................... $  71.2  $  38.3
                                                               =======  =======

   A reconciliation of the change in unrealized and realized gains (losses) on securities included in accumulated other comprehensive income follows:

                                                          2000    1999    1998
                                                         ------  ------  ------
   Change in pretax net unrealized gains on
    securities.........................................  $ 83.1  $(99.2) $185.6
   Less change in deferred taxes.......................   (28.4)   36.9   (64.0)
   Less net realized gains on securities, net of income
    taxes (2000, $8.0; 1999, $11.3; 1998, $54.6),
    included in net income.............................   (17.9)  (26.2) (101.3)
   Change in net unrealized gains of discontinued
    operations.........................................     --      --    (14.9)
                                                         ------  ------  ------
   Change in net unrealized gains on securities........  $ 36.8  $(88.5) $  5.4
                                                         ======  ======  ======

12. Leases

   The Company leases office space and certain computer equipment using noncancelable operating leases. Related lease expense for 2000, 1999 and 1998 was $64.0, $60.9, and $42.9, respectively.

   At December 31, 1999, future lease payments for operating leases with initial or remaining noncancelable terms of one year or more consisted of the following: 2001, $48.7; 2002, $38.6; 2003, $31.7; 2004, $25.1; 2005, $22.9; and
thereafter $136.7.

13. Retirement Benefits

   Anthem and its subsidiaries, Anthem Health Plans of New Hampshire, Inc. (which acquired the business of BCBS-NH), Rocky Mountain Hospital and Medical Service, Inc. ("RMHMS") (formerly known as BCBS-CO/NV) and Anthem Health Plans of Maine, Inc. (which acquired the business of BCBS-ME), all sponsor defined benefit pension plans. These plans generally cover all full-time employees who have completed one year of continuous service and attained the age of twenty-one.

   The Company plan, which includes all affiliates except for Anthem Health Plans of New Hampshire, Inc., RMHMS, and Anthem Health Plans of Maine, Inc., is a cash balance arrangement where participants have an individual account balance and will earn a pay credit equal to three to six

                        ANTHEM INSURANCE COMPANIES, INC.

percent of compensation, depending on years of service. In addition to the pay credit, participant accounts earn interest at a rate based on the 10-year Treasury notes.

   Anthem Health Plans of New Hampshire, Inc. sponsors a plan that is also a cash balance arrangement where participants have an individual account balance and will earn a pay credit equal to five percent of compensation. The participant accounts earn interest at a rate based on the lesser of the 1-year Treasury note or 7%.

   RMHMS sponsors a pension equity plan where the participant earns retirement credit percentages based on their age and service when the credit was earned. A lump sum benefit is calculated for each participant based on this formula. Effective December 31, 2000, the RMHMS plan was frozen and its participants became participants of the Company's plan on January 1, 2001.

   Anthem Health Plans of Maine, Inc. sponsors a final average pay defined benefit plan with contributions made at a rate intended to fund the cost of benefits earned. The plan's benefits are based on years of service and the participant's highest five year average compensation during the last ten years of employment. Effective December 31, 2000, the Anthem Health Plans of Maine, Inc. plan was merged into the Company's plan and its participants became participants of the Company's plan on January 1, 2001.

   All of the plans' assets consist primarily of common and preferred stocks, bonds, notes, government securities, investment funds and short-term investments. The funding policies for all plans are to contribute amounts at least sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act plus such additional amounts as are necessary to provide assets sufficient to meet the benefits to be paid to plan members.

   The effect of the above acquisitions on the consolidated benefit obligation and plan assets is reflected through the business combination lines of the tables below.

   In addition to the Company's defined benefit and defined contribution plans, the Company offers most active and retired employees certain life, health, vision and dental benefits upon retirement. There are several plans that differ in amounts of coverage, deductibles, retiree contributions, years of service and retirement age. The Company funds certain benefit costs through contributions to a Voluntary Employees' Beneficiary Association ("VEBA") trust and others are accrued, with the retiree paying a portion of the costs. Postretirement plan assets held in the VEBA trust consist primarily of bonds and equity securities.

   The reconciliation of the benefit obligation for the years ended December 31 is as follows:

                                                    Pension          Other
                                                   Benefits        Benefits
                                                 --------------  --------------
                                                  2000    1999    2000    1999
                                                 ------  ------  ------  ------
Benefit obligation at beginning of year......... $471.8  $473.3  $117.1  $ 91.8
Service cost....................................   27.3    26.6     1.3     2.1
Interest cost...................................   36.6    31.4     8.4     6.2
Plan amendments.................................   (1.2)    --     (5.2)  (13.5)
Actuarial (gain) loss...........................   35.4   (47.9)  (11.0)    9.1
Business combinations...........................   50.8    73.2     9.0    28.9
Benefits paid...................................  (53.1)  (84.8)   (8.0)   (7.5)
                                                 ------  ------  ------  ------
Benefit obligation at end of year............... $567.6  $471.8  $111.6  $117.1
                                                 ======  ======  ======  ======

                        ANTHEM INSURANCE COMPANIES, INC.

   The changes in plan assets were as follows:

                                                     Pension         Other
                                                    Benefits       Benefits
                                                  --------------  ------------
                                                   2000    1999   2000   1999
                                                  ------  ------  -----  -----
Fair value of plan assets at beginning of year... $557.5  $445.4  $23.2  $21.2
Actual return on plan assets.....................   75.3    80.5    3.1    8.3
Employer contributions...........................   30.0    37.0    1.2    1.2
Business combinations............................   40.9    79.4    4.6    --
Benefits paid....................................  (53.1)  (84.8)  (3.7)  (7.5)
                                                  ------  ------  -----  -----
Fair value of plan assets at end of year......... $650.6  $557.5  $28.4  $23.2
                                                  ======  ======  =====  =====

   The reconciliation of the funded status to the net benefit cost accrued is as follows:

                                                 Pension
                                                Benefits      Other Benefits
                                              --------------  ----------------
                                               2000    1999    2000     1999
                                              ------  ------  -------  -------
Funded status................................ $ 83.0  $ 85.7  $ (83.2) $ (93.9)
Unrecognized net gain........................  (61.5)  (68.7)   (44.1)   (33.1)
Unrecognized prior service cost..............  (22.8)  (24.9)   (41.9)   (43.3)
Unrecognized transition asset................   (1.0)   (2.8)     --       --
Additional minimum liability.................   (7.2)   (1.2)     --       --
                                              ------  ------  -------  -------
Accrued benefit cost at September 30.........   (9.5)  (11.9)  (169.2)  (170.3)
Payments made after the measurement date.....    1.0     0.5      2.6      0.5
                                              ------  ------  -------  -------
  Accrued benefit cost at December 31........ $ (8.5) $(11.4) $(166.6) $(169.8)
                                              ======  ======  =======  =======

   The weighted average assumptions used in calculating the accrued liabilities for all plans are as follows:

                                            Pension Benefits   Other Benefits
                                            ----------------- -----------------
                                            2000  1999  1998  2000  1999  1998
                                            ----- ----- ----- ----- ----- -----
Discount rate.............................. 7.50% 7.50% 6.75% 7.50% 7.50% 6.75%
Rate of compensation increase.............. 4.50% 4.50% 4.50% 4.50% 4.50% 4.50%
Expected rate of return on plan assets..... 9.00% 9.00% 9.55% 6.27% 6.50% 6.50%

   The assumed health care cost trend rate used in measuring the other benefit obligations is generally 6% in 2000 and is assumed to decrease to 5% in 2001, and remain level thereafter. For 1999, the rates were generally 7% decreasing by 1% per year, to 5% in 2001.

   The health care cost trend rate assumption can have a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                  1-Percentage   1-Percentage
                                                 Point Increase Point Decrease
                                                 -------------- --------------
   Effect on total of service and interest cost
    components.................................       $0.4          $(0.4)
   Effect on the postretirement benefit
    obligation.................................        5.2           (4.3)

                        ANTHEM INSURANCE COMPANIES, INC.

   Below are the components of net periodic benefit cost:

                                    Pension Benefits       Other Benefits
                                  ----------------------  -------------------
                                   2000    1999    1998   2000   1999   1998
                                  ------  ------  ------  -----  -----  -----
Service cost..................... $ 27.3  $ 26.6  $ 27.5  $ 1.3  $ 2.1  $ 2.5
Interest cost....................   36.6    31.4    32.2    8.4    6.2    6.9
Expected return on assets........  (49.9)  (39.6)  (42.2)  (1.4)  (1.2)  (1.2)
Recognized actuarial (gain)
 loss............................    2.8     1.2     0.3   (1.7)  (2.4)  (2.1)
Amortization of prior service
 cost............................   (3.3)   (3.3)   (3.6)  (6.5)  (5.4)  (5.6)
Amortization of transition
 asset...........................   (1.7)   (2.0)   (2.1)   --     --     --
                                  ------  ------  ------  -----  -----  -----
Net periodic benefit cost before
 curtailments....................   11.8    14.3    12.1    0.1   (0.7)   0.5
Net settlement/curtailment
 credit..........................    --     (7.9)   (3.3)   --     --    (5.4)
                                  ------  ------  ------  -----  -----  -----
Net periodic benefit cost
 (credit)........................ $ 11.8  $  6.4  $  8.8  $ 0.1  $(0.7) $(4.9)
                                  ======  ======  ======  =====  =====  =====

   The net settlement/curtailment credits in 1999 and 1998 result from the divestitures of several non-core businesses as previously discussed in Note 2.

   The Company has several qualified defined contribution plans covering substantially all employees. Eligible employees may only participate in one plan. Voluntary employee contributions are matched at the rate of 40% to 50% depending upon the plan subject to certain limitations. Contributions made by the Company totaled $10.3, $8.7 and $10.0 during 2000, 1999 and 1998, respectively.

14. Contingencies

 Litigation:

   A number of managed care organizations have recently been sued in class action lawsuits asserting various causes of action under federal and state law. These lawsuits typically allege that the defendant managed care organizations employ policies and procedures for providing health care benefits that are inconsistent with the terms of the coverage documents and other information provided to their members, and because of these misrepresentations and practices, a class of members has been injured in that they received benefits of lesser value than the benefits represented to and paid for by such members. Two such proceedings which allege various violations of the Employee Retirement Income Security Act of 1974 ("ERISA") have been filed in Connecticut against the Company or its Connecticut affiliate. One proceeding, brought by the Connecticut Attorney General on behalf of a purported class of HMO and Point of Service members in Connecticut, seeks to enjoin the policies and practices that are alleged to violate ERISA. No monetary damages are sought. A second proceeding, brought on behalf of a purported class of HMO and Point of Service members in Connecticut and elsewhere, seeks injunctive relief and monetary damages (both compensatory and punitive).

   In addition, the Company's Connecticut affiliate is a defendant in three class action lawsuits brought on behalf of professional providers in Connecticut. The suits allege that the Connecticut affiliate has breached its contracts by, among other things, failing to pay for services in accordance with the terms of the contracts. The suits also allege violations of the Connecticut Unfair Trade Practices Act, breach of the implied duty of good faith and fair dealing, negligent misrepresentation and unjust enrichment. Two of the suits seek injunctive relief and monetary damages (both

                        ANTHEM INSURANCE COMPANIES, INC.

compensatory and punitive). The third suit, brought by the Connecticut State Medical Society, seeks injunctive relief only.

   The Company intends to vigorously defend these proceedings. All of the proceedings are in the early stages of litigation, and their ultimate outcomes cannot presently be determined. Accordingly, no provision has been made in the accompanying consolidated financial statements for liability, if any, that may result from these proceedings.

   Following the purchase of BCBS-ME, appeals have been filed by two parties that intervened in the administrative proceeding before Maine's Superintendent of Insurance (the "Superintendent"), challenging the Superintendent's decision approving the conversion of BCBS-ME to a stock insurer, which was a required step before the acquisition. In one appeal, Maine's Attorney General is requesting the Court to modify the Superintendent's decision, by requiring BCBS-ME to submit an update to the statutorily mandated appraisal of its fair market value and to deposit into the charitable foundation the difference between the net proceeds that have been transferred to the foundation and the final value of BCBS-ME, if greater. In the other appeal, a consumers' group is also challenging that portion of the Superintendent's decision regarding the value of BCBS-ME. While the appeals are still pending, Anthem does not believe that the appeals will have a material adverse effect on its consolidated financial position or results of operations.

   On March 11, 1998, Anthem and a subsidiary were named as defendants in a lawsuit, Robert Lee Dardinger, Executor of the Estate of Esther Louise Dardinger v. Anthem Blue Cross and Blue Shield, et al., filed in the Licking County Court of Common Pleas in Newark, Ohio. The plaintiff sought compensatory damages and unspecified punitive damages in connection with claims alleging wrongful death, bad faith and negligence arising out of the Company's denial of certain claims for medical treatment for Ms. Dardinger. On September 24, 1999, the jury returned a verdict for the plaintiff, awarding $1,350 (actual dollars) for compensatory damages, $2.5 for bad faith in claims handling and appeals processing, $49.0 for punitive damages and unspecified attorneys' fees in an amount to be determined by the court. The court later granted attorneys' fees of $0.8. An appeal of the verdict was filed by the defendants on November 19, 1999, and as part of the appeal, a bond in the amount of $60.0 was posted to secure the judgement and interest and attorneys' fees. The ultimate outcome of this appeal cannot be determined at this time. (See Note 17, fourth paragraph.)

   In addition to the lawsuits described above, the Company is involved in other pending and threatened litigation of the character incidental to the business transacted, arising out of its insurance and investment operations and is from time to time involved as a party in various governmental and administrative proceedings. The Company believes that any liability that may result from any one of these actions is unlikely to have a material adverse effect on its financial position or results of operations.

 Other Contingencies:

   The Company, like a number of other Blue Cross and Blue Shield companies, serves as a fiscal intermediary for Medicare Part A and B. The fiscal intermediaries for these programs receive reimbursement for certain costs and expenditures, which are subject to adjustment upon audit by the Health Care Finance Administration. The laws and regulations governing fiscal intermediaries for the Medicare program are complex, subject to interpretation and can expose an intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. In the last five years, at least eight Medicare fiscal intermediaries have made payments to settle issues raised by such audits and reviews. These

                        ANTHEM INSURANCE COMPANIES, INC.

payments have ranged from $0.7 to $51.6, plus a payment by one company of $144.0. While the Company believes it is currently in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of the Company's activities under certain of its Medicare fiscal intermediary contracts.

   On December 8, 1999, Anthem Health Plans, Inc. ("AHP"), a subsidiary of Anthem, reached a settlement agreement with the Office of Inspector General, Department of Health and Human Services ("OIG"), in the amount of $41.9, to resolve an investigation into misconduct in the Medicare fiscal intermediary operations of Blue Cross and Blue Shield of Connecticut, Inc. ("BCBS-CT"), AHP's predecessor. The period investigated was before Anthem merged with BCBS-CT. The resolution of this case involved no criminal penalties against the Company nor any suspension or exclusion from federal programs. This expense was included in administrative expenses in the statement of consolidated income for the year ended December 31, 1999.

   AdminaStar Federal, Inc., an affiliate of Anthem, has received two subpoenas from the OIG, one seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky office, and the other requesting certain financial records of AdminaStar Federal, Inc. and Anthem related to the Company's Medicare fiscal intermediary (Part A) and carrier (Part B) operations. The Company has made certain disclosures to the government of issues relating to its Medicare Part B work in Kentucky. The Company is not in a position to predict either the ultimate outcome of this review or the extent of any potential exposure should claims be made against the Company. However, the Company believes any fines or penalties that may arise from this review would not have a material adverse effect on the consolidated financial condition of the Company.

   Anthem guarantees certain financial contingencies of its subsidiary, Anthem Alliance Health Insurance Company (Anthem Alliance), under a contract between Anthem Alliance and the United States Department of Defense. Under that contract, Anthem Alliance manages and administers the TRICARE Managed Care Support Program for military families. The contract requires Anthem Alliance, as the prime contractor, to assume certain risks in the event, and to the extent, the actual cost of delivering health care services during the five-year contract period exceeds the health care cost proposal submitted by Anthem Alliance ("the Health Care Risk"). Anthem has guaranteed Anthem Alliance's assumption of the Health Care Risk, which is capped by the contract at $20.0 annually and $75.0 cumulatively over the five-year contract period. Anthem Alliance has subcontracts with two other Blue Cross and Blue Shield companies not affiliated with the Company by which the subcontractors have agreed to provide certain services under the contract and to assume approximately 50% of the Health Care Risk. Effective January 1, 2001, one of those subcontracts will terminate by mutual agreement of the parties. As a result, Anthem Alliance would then have one Blue Cross and Blue Shield subcontractor assuming 10% of the Health Care Risk.

 Vulnerability from Concentrations:

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of investment securities and premiums receivable. All investment securities are managed by professional investment managers within guidelines authorized by the board of directors. Such policies limit the amounts that may be invested in any one issuer and prescribe certain investee company criteria. Concentrations of credit risk with respect to premiums receivable are limited due to the large number of employer groups that constitute the Company's customer base in the geographic regions in which we conduct business. As of December 31, 2000, there were no significant concentrations of financial instruments in a single investee, industry or geographic location.

                        ANTHEM INSURANCE COMPANIES, INC.

15. Segment Information

   The Company's principal reportable segments are strategic business units primarily delineated by geographic areas that essentially offer similar insurance products and services. They are managed separately because each geographic region has unique market, regulatory and healthcare delivery characteristics. The geographic regions are: the Midwest region, which operates primarily in Indiana, Kentucky and Ohio; the East region, which operates primarily in Connecticut, New Hampshire and Maine; and the West region, which operates in Colorado and Nevada. BCBS-NH was added to the East region effective with its October 27, 1999 acquisition, while the West region was established following the acquisition of BCBS-CO/NV on November 16, 1999. BCBS-ME is included in the East segment since its acquisition date of June 5, 2000.

   In addition to its three principal reportable geographic segments, the Company operates a Specialty segment which includes business units providing group life insurance benefits, pharmacy benefit management and third party occupational health and dental administration services. Various ancillary business units (reported with the Other segment) consist primarily of AdminaStar Federal which administers Medicare programs in Indiana, Illinois, Kentucky and Ohio and Anthem Alliance which provides health care benefits and administration in nine states for the Department of Defense's TRICARE Program for military families. The Other segment also includes intersegment revenue and expense eliminations and corporate expenses not allocated to reportable segments.

   Through its participation in the Federal Employee Program ("FEP"), Medicare, Medicare at Risk, and TRICARE Program, the Company generated approximately 22%, 23%, and 22% of its total consolidated revenues from agencies of the U.S. government for the years ended December 31, 2000, 1999, and 1998, respectively.

   The Company defines operating revenues to include premium income, administrative fees and other revenues. Operating revenues are derived from premiums and fees received primarily from the sale and administration of health benefit products. Operating expenses are comprised of benefit and administrative expenses. The Company calculates operating gain or loss as operating revenue less operating expenses.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies except that pension and postretirement benefit costs for each segment are recognized on a per associate per month charge, which in aggregate approximates the consolidated expense. Any difference between the per associate per month charge and actual consolidated expense is included in corporate expenses not allocated to reportable segments. Intersegment sales and expenses are recorded at cost, and eliminated in the consolidated financial statements. The Company evaluates performance of the reportable segments based on operating gain or loss as defined above. The Company evaluates investment income, interest expense, amortization expense, income taxes, and asset and liability details on a consolidated basis as these items are managed in a corporate shared service environment and are not the responsibility of segment operating management.

                        ANTHEM INSURANCE COMPANIES, INC.

   The following tables present operating gain (loss) by reportable segment for each of the years ended December 31, 2000, 1999 and 1998:

                                          Reportable Segments
                          ------------------------------------------------------
                          Midwest    East     West   Specialty  Other    Total
                          -------- --------  ------  --------- -------  --------
2000
Premiums................  $4,203.1 $2,768.9  $569.6   $123.7   $  72.0  $7,737.3
Administrative fees.....     254.8    144.1    52.8     31.8     272.1     755.6
Other revenues..........       2.6      8.9     --     176.8    (137.7)     50.6
                          -------- --------  ------   ------   -------  --------
Operating revenue(1)....   4,460.5  2,921.9   622.4    332.3     206.4   8,543.5
Benefit expense.........   3,555.4  2,332.4   491.7     92.6      78.9   6,551.0
Administrative
 expense(2).............     817.3    485.7   128.2    214.8     162.4   1,808.4
                          -------- --------  ------   ------   -------  --------
Operating expense.......   4,372.7  2,818.1   619.9    307.4     241.3   8,359.4
                          -------- --------  ------   ------   -------  --------
Operating gain (loss)...  $   87.8 $  103.8  $  2.5   $ 24.9   $ (34.9) $  184.1
                          ======== ========  ======   ======   =======  ========
(1) Includes
 intersegment revenues..  $    8.2 $    --   $  --    $143.5   $(151.7) $    --
(2) Includes
   depreciation and
   amortization.........      16.9     17.1     8.7      2.1      30.5      75.3

                                          Reportable Segments
                          ------------------------------------------------------
                          Midwest    East     West   Specialty  Other    Total
                          -------- --------  ------  --------- -------  --------
1999
Premiums................  $3,729.3 $1,495.4  $ 64.2   $ 96.3   $  33.3  $5,418.5
Administrative fees.....     242.8     99.7     1.7     14.6     252.3     611.1
Other revenues..........       3.4      3.8     6.8    138.2    (101.2)     51.0
                          -------- --------  ------   ------   -------  --------
Operating revenue(1)....   3,975.5  1,598.9    72.7    249.1     184.4   6,080.6
Benefit expense.........   3,162.2  1,259.9    55.0     73.8      31.8   4,582.7
Administrative
 expense(2).............     776.9    339.9    21.2    159.1     172.3   1,469.4
                          -------- --------  ------   ------   -------  --------
Operating expense.......   3,939.1  1,599.8    76.2    232.9     204.1   6,052.1
                          -------- --------  ------   ------   -------  --------
Operating gain (loss)...  $   36.4 $   (0.9) $ (3.5)  $ 16.2   $ (19.7) $   28.5
                          ======== ========  ======   ======   =======  ========
(1) Includes
 intersegment revenues..  $    7.5 $    --   $  --    $103.7   $(111.2) $    --
(2) Includes
   depreciation and
   amortization.........      16.6      8.5     0.5      1.4      20.1      47.1

                        ANTHEM INSURANCE COMPANIES, INC.

                                          Reportable Segments
                           ----------------------------------------------------
                           Midwest    East    West  Specialty  Other    Total
                           -------- --------  ----- --------- -------  --------
1998
Premiums.................  $3,533.3 $1,088.3  $ --   $ 90.3   $  27.6  $4,739.5
Administrative fees......     234.8     91.4    --     21.1     228.3     575.6
Other revenues...........       3.0     11.2    --    130.2     (69.8)     74.6
                           -------- --------  -----  ------   -------  --------
Operating revenue(1).....   3,771.1  1,190.9    --    241.6     186.1   5,389.7
Benefit expense..........   2,922.9    901.9    --     76.1      33.3   3,934.2
Administrative
 expense(2)..............     797.7    294.6    --    142.3     185.5   1,420.1
                           -------- --------  -----  ------   -------  --------
Operating expense........   3,720.6  1,196.5    --    218.4     218.8   5,354.3
                           -------- --------  -----  ------   -------  --------
Operating gain (loss)....  $   50.5 $   (5.6) $ --   $ 23.2   $ (32.7) $   35.4
                           ======== ========  =====  ======   =======  ========
(1) Includes intersegment
 revenues................  $    9.4 $    --   $ --   $104.3   $(113.7) $    --
(2) Includes depreciation
   and amortization......      16.2      9.3    --      1.1      17.1      43.7

   Asset and equity details by reportable segment have not been disclosed, as they are not reported internally by the Company.

   A reconciliation of reportable segment operating revenues to the amounts of total revenues included in the consolidated statements of income for 2000, 1999 and 1998 is as follows:

                                                       2000     1999     1998
                                                     -------- -------- --------
   Reportable segments operating revenues........... $8,543.5 $6,080.6 $5,389.7
   Net investment income............................    201.6    152.0    136.8
   Net realized gains on investments................     25.9     37.5    155.9
                                                     -------- -------- --------
     Total revenues................................. $8,771.0 $6,270.1 $5,682.4
                                                     ======== ======== ========

   A reconciliation of reportable segment operating gain to income from continuing operations before income taxes and minority interest included in the consolidated statements of income for 2000, 1999 and 1998 is as follows:

                                                       2000    1999     1998
                                                      ------  -------  ------
   Reportable segments operating gain................ $184.1  $  28.5  $ 35.4
   Net investment income.............................  201.6    152.0   136.8
   Net realized gains on investments.................   25.9     37.5   155.9
   Interest expense..................................  (54.7)   (30.4)  (27.9)
   Amortization of goodwill and other intangible
    assets...........................................  (27.1)   (12.7)  (12.0)
   Endowment of non-profit foundations...............    --    (114.1)    --
                                                      ------  -------  ------
   Income from continuing operations before income
    taxes and minority interest...................... $329.8  $  60.8  $288.2
                                                      ======  =======  ======

                        ANTHEM INSURANCE COMPANIES, INC.

16. Statutory Information

   Statutory policyholders' surplus of Anthem amounted to $1,907.5 and $1,444.2 at December 31, 2000 and 1999, respectively. Statutory net income of Anthem was $91.7, $201.7 and $80.6 for 2000, 1999 and 1998, respectively. Surplus of insurance subsidiaries of Anthem is subject to regulatory restrictions with respect to amounts available for dividends to Anthem.

   In 1998, the National Association of Insurance Commissioners adopted codified statutory accounting principles ("Codification") which will be effective January 1, 2001. Codification will result in changes to certain accounting practices that Anthem and it's insurance subsidiaries use to prepare statutory-basis financial statements. Management believes the impact of these changes will not be significant.

17. Subsequent Events

   On January 29, 2001 Anthem's board of directors appointed a special committee to work with management to develop a plan for demutualization and conversion to a publicly traded stock company (the "Plan") for the board's further review. On June 18, 2001, the Plan was approved by Anthem's board of directors and management believes that the demutualization and conversion process could be completed before the end of 2001. Anthem's members will see no increase in premiums or changes to the terms of their health care benefits as a result of the demutualization.

   On April 18, 2001, Anthem and its subsidiary Anthem Alliance Health Insurance Company ("Alliance"), entered into an Agreement and Plan of Merger to sell the TRICARE operations of Alliance to a subsidiary of Humana, Inc. The transaction closed on May 31, 2001.

   On May 30, 2001, Anthem and Blue Cross and Blue Shield of Kansas ("BCBS-KS") signed a definitive agreement pursuant to which BCBS-KS will become a wholly owned subsidiary of Anthem. Under the proposed transaction, BCBS-KS will demutualize and convert to a stock insurance company. The agreement calls for Anthem to pay $190.0 in exchange for all of the shares of BCBS-KS. Subject to the approval of BCBS-KS policyholders and the approval of the Kansas Department of Insurance, the transaction is expected to close in early 2002.

   On May 22, 2001, the Ohio Court of Appeals (Fifth District) affirmed the jury award of $1,350 (actual dollars) for breach of contract against Community Insurance Company ("CIC"), a subsidiary of the Company, affirmed the award of $2.5 compensatory damages for bad faith in claims handling and appeals processing against CIC, but dismissed the claims and judgments against Anthem. The court also reversed the award of $49.0 in punitive damages against both the Company and CIC, and remanded the question of punitive damages against CIC to the trial court for a new trial. (See Note 14, fifth paragraph.)

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                             For the Quarter Ended
                                   -------------------------------------------
                                   March 31  June 30  September 30 December 31
                                   --------  -------- ------------ -----------
                                                ($ in Millions)
2000 Data
Total revenues.................... $1,962.1  $2,104.1   $2,320.0    $2,384.8
Operating gain....................     32.4      34.2       53.3        64.2
Net income........................     40.4      49.9       63.5        72.2

1999 Data
Total revenues.................... $1,450.3  $1,465.3   $1,571.8    $1,782.7
Operating gain (loss)(1)..........     (0.4)      6.5       27.9        (5.5)
Income (loss) from continuing
 operations(2)....................     11.9      24.4       17.8        (3.2)
Discontinued operations, net of
 income taxes(3)..................      --        --         --         (6.0)
Net income (loss).................     11.9      24.4       17.8        (9.2)

--------
(1) The operating loss of $(5.5 million) for the quarter ended December 31, 1999 includes a non recurring charge of $41.9 million related to the settlement agreement with the OIG. See Note 14 to our audited consolidated financial statements.
(2) During 1999, we reached agreements with the states of Kentucky, Ohio and Connecticut to resolve any questions as to whether we or our predecessor/successor entities were in possession of property that was impressed with a charitable trust. Income (loss) from continuing operations for the quarters ended March 31, September 30 and December 31, 1999 includes the non-recurring after-tax endowment of non-profit foundations of $18.2 million, $26.8 million and $26.8 million, respectively. See Note 3 to our audited consolidated financial statements.
(3) Loss on discontinued operations for the quarter ended December 31, 1999 resulted when we recognized additional losses resulting from sales agreement contingency adjustments relating to discontinued operations sold in prior years. See Note 2 to our audited consolidated financial statements.

                        ANTHEM INSURANCE COMPANIES, INC.

                           CONSOLIDATED BALANCE SHEET
                                  (Unaudited)

                                                                   June 30, 2001
                                                                   -------------
                                                                   (In Millions)
Assets
Current assets:
  Investments available-for-sale, at fair value:
    Fixed maturity securities.....................................   $3,351.3
    Equity securities.............................................      439.4
                                                                     --------
                                                                      3,790.7
  Cash and cash equivalents.......................................      238.9
  Premium and self funded receivables.............................      498.5
  Reinsurance receivables.........................................       78.9
  Other receivables...............................................      194.5
  Income tax receivables..........................................        7.4
  Other current assets............................................       33.4
                                                                     --------
Total current assets..............................................    4,842.3
Other noncurrent investments......................................       13.1
Restricted cash and investments...................................       51.1
Property and equipment............................................      409.6
Goodwill and other intangible assets..............................      480.4
Other noncurrent assets...........................................       41.5
                                                                     --------
Total assets......................................................   $5,838.0
                                                                     ========
Liabilities and policyholders' surplus
Liabilities
Current liabilities:
  Policy liabilities:
    Unpaid life, accident and health claims.......................   $1,295.1
    Future policy benefits........................................      237.5
    Other policyholder liabilities................................       61.2
                                                                     --------
  Total policy liabilities........................................    1,593.8
  Unearned income.................................................      321.2
  Accounts payable and accrued expenses...........................      269.0
  Bank overdrafts.................................................      281.6
  Income taxes payable............................................       34.6
  Other current liabilities.......................................      283.7
                                                                     --------
Total current liabilities.........................................    2,783.9
Long term debt, less current portion..............................      597.5
Retirement benefits...............................................      187.5
Other noncurrent liabilities......................................      205.2
                                                                     --------
Total liabilities.................................................    3,774.1
Policyholders' surplus
Surplus...........................................................    1,991.6
Accumulated other comprehensive income............................       72.3
                                                                     --------
Total policyholders' surplus......................................    2,063.9
                                                                     --------
Total liabilities and policyholders' surplus......................   $5,838.0
                                                                     ========

                            See accompanying notes.

                        ANTHEM INSURANCE COMPANIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)

                                                             Six Months Ended
                                                                  June 30
                                                             ------------------
                                                               2001      2000
                                                             --------  --------
                                                               (In Millions)
Revenues
Premiums.................................................... $4,542.8  $3,589.3
Administrative fees.........................................    430.3     356.5
Other revenue...............................................     22.6      18.9
                                                             --------  --------
    Total operating revenue.................................  4,995.7   3,964.7
Net investment income.......................................    109.0      95.0
Net realized gains (losses) on investments..................    (10.9)      6.5
Gain on sale of subsidiary operations.......................     25.0       --
                                                             --------  --------
                                                              5,118.8   4,066.2
                                                             --------  --------
Expenses
Benefit expense.............................................  3,870.8   3,080.6
Administrative expense......................................    991.6     817.5
Interest expense............................................     28.0      27.0
Amortization of goodwill and other intangible assets........     15.7      11.4
Demutualization expenses....................................      3.0       --
                                                             --------  --------
                                                              4,909.1   3,936.5
                                                             --------  --------
Income before income taxes and minority interest............    209.7     129.7
Income taxes................................................     68.6      38.9
Minority interest (credit)..................................     (1.9)      0.5
                                                             --------  --------
Net income.................................................. $  143.0  $   90.3
                                                             ========  ========


                            See accompanying notes.

                        ANTHEM INSURANCE COMPANIES, INC.

               CONSOLIDATED STATEMENTS OF POLICYHOLDERS' SURPLUS
                                  (Unaudited)

                                                   Accumulated
                                                      Other         Total
                                                  Comprehensive Policyholders'
                                         Surplus     Income        Surplus
                                         -------- ------------- --------------
                                                     (In Millions)
Balance at December 31, 2000............ $1,848.6     $71.2        $1,919.8
Net income..............................    143.0       --            143.0
Change in net unrealized gains on
 securities.............................      --        1.1             1.1
                                                                   --------
Comprehensive income....................                              144.1
                                         --------     -----        --------
Balance at June 30, 2001................ $1,991.6     $72.3        $2,063.9
                                         ========     =====        ========
Balance at December 31, 1999............ $1,622.6     $38.3        $1,660.9
Net income..............................     90.3       --             90.3
Change in net unrealized gains on
 securities.............................      --        5.1             5.1
                                                                   --------
Comprehensive income....................                               95.4
                                         --------     -----        --------
Balance at June 30, 2000................ $1,712.9     $43.4        $1,756.3
                                         ========     =====        ========



                            See accompanying notes.

                        ANTHEM INSURANCE COMPANIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                    Six Months Ended June 30
                                                    --------------------------
                                                        2001          2000
                                                    ------------  ------------
                                                          (In Millions)
Operating activities
Net income......................................... $      143.0  $       90.3
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Realized (gains) losses on investments...........         10.9          (6.5)
  Gain on sale of subsidiary operations............        (25.0)          --
  Depreciation, amortization and accretion.........         61.2          47.2
  Deferred income taxes............................         16.9           3.4
  Loss on sale of assets...........................          2.9           0.6
  Changes in operating assets and liabilities, net
   of effect of purchases and divestitures:
    Restricted cash and investments................         (3.3)          5.1
    Receivables....................................         12.2          21.9
    Other assets...................................         (3.7)         (8.9)
    Policy liabilities.............................         27.0          91.6
    Unearned income................................         64.7          27.9
    Accounts payable and accrued expenses..........          6.7         (18.3)
    Other liabilities..............................        (63.4)         75.7
    Income taxes...................................         12.5          36.7
                                                    ------------  ------------
  Net cash provided by continuing operations.......        262.6         366.7
  Net cash used in discontinued operations.........         (1.5)         (1.3)
                                                    ------------  ------------
Cash provided by operating activities..............        261.1         365.4

Investing activities
Purchases of investments...........................     (1,957.9)     (1,685.2)
Sales or maturities of investments.................      1,721.4       1,458.3
Purchases of subsidiaries, net of cash acquired....         (2.7)        (69.2)
Sales of subsidiaries, net of cash sold............         45.0           6.0
Proceeds from sale of property and equipment.......          0.9           4.4
Purchases of property and equipment................        (32.2)        (35.2)
                                                    ------------  ------------
Cash used in investing activities..................       (225.5)       (320.9)
Financing activities
Proceeds from borrowings...........................          --          295.3
Payments on borrowings.............................          --         (220.0)
                                                    ------------  ------------
Cash provided by financing activities..............          --           75.3
                                                    ------------  ------------
Change in cash and cash equivalents................         35.6         119.8
Cash and cash equivalents at beginning of period...        203.3         204.4
                                                    ------------  ------------
Cash and cash equivalents at end of period......... $      238.9  $      324.2
                                                    ============  ============

                            See accompanying notes.

                        ANTHEM INSURANCE COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

                                 June 30, 2001
                             (Dollars in Millions)

1. Basis of Presentation

   The accompanying unaudited consolidated financial statements of Anthem Insurance Companies, Inc. ("Anthem") and its subsidiaries (collectively, the "Company") have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") for interim financial reporting. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation have been included. The results of operations for the six month period ended June 30, 2001 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2001. These unaudited consolidated interim financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2000.

2. Demutualization

   On January 29, 2001 Anthem's board of directors appointed a special committee to work with management to develop a plan for demutualization and conversion to a publicly traded stock company (the "Plan") for the board's further review. On June 18, 2001, the Plan was approved by Anthem's board of directors and management believes that the demutualization and conversion process could be completed before the end of 2001. Anthem's members will see no increase in premiums or change to the terms of their health care benefits as a result of the demutualization.

3. Disposition and Pending Acquisition

   On April 18, 2001, Anthem and its subsidiary Anthem Alliance Health Insurance Company ("Alliance"), entered into an Agreement and Plan of Merger to sell the TRICARE operations of Alliance to a subsidiary of Humana, Inc. for $45.0. The transaction, which closed on May 31, 2001 resulted in a gain on sale of subsidiary operations of $25.0, net of selling expenses.

   On May 30, 2001, Anthem and Blue Cross and Blue Shield of Kansas ("BCBS-KS") signed a definitive agreement pursuant to which BCBS-KS will become a wholly owned subsidiary of Anthem. Under the proposed transaction, BCBS-KS will demutualize and convert to a stock insurance company. The agreement calls for Anthem to pay $190.0 in exchange for all of the shares of BCBS-KS. Subject to the approval of BCBS-KS policyholders and the approval of the Kansas Department of Insurance, the transaction is expected to close in early 2002.

4. Pending Adoption of Accounting Standard

   On June 29, 2001, members of the Financial Accounting Standards Board voted unanimously in favor of FAS 141, Business Combinations, and FAS 142, Goodwill and Other Intangible Assets. Both FAS 141 and FAS 142 will be issued in July 2001. FAS 141 will require business combinations completed after June 30, 2001 to be accounted for using the purchase method of accounting. Under FAS 142 goodwill will not be amortized but will be tested for impairment at least annually. The Company will be required to adopt FAS 142 on January 1, 2002 and early adoption is not permitted. The Company has not yet completed the analysis necessary to provide a precise estimate of the effect of the adoption of FAS 142, however the elimination of goodwill expense from the consolidated statements of income is expected to be material.

                        ANTHEM INSURANCE COMPANIES, INC.

                                  (Unaudited)


5. Contingencies

 Litigation

   A number of managed care organizations have recently been sued in class action lawsuits asserting various causes of action under federal and state law. These lawsuits typically allege that the defendant managed care organizations employ policies and procedures for providing health care benefits that are inconsistent with the terms of the coverage documents and other information provided to their members, and because of these misrepresentations and practices, a class of members has been injured in that they received benefits of lesser value than the benefits represented to and paid for by such members. Two such proceedings which allege various violations of the Employee Retirement Income Security Act of 1974 ("ERISA") have been filed in Connecticut against the Company or its Connecticut affiliate. One proceeding was brought by the Connecticut Attorney General on behalf of a purported class of HMO and Point of Service members in Connecticut. No monetary damages are sought, although the suit does seek injunctive relief from the court to preclude the Company from allegedly utilizing arbitrary coverage guidelines, making late payments to providers or members, denying coverage for medically necessary prescription drugs and misrepresenting or failing to disclose essential information to enrollees. The complaint contends that these alleged policies and practices are a violation of ERISA. A second proceeding, brought on behalf of a purported class of HMO and Point of Service members in Connecticut and elsewhere, seeks injunctive relief to preclude the Company from allegedly making coverage decisions relating to medical necessity without complying with the express terms of the policy documents, and unspecified monetary damages (both compensatory and punitive).

   In addition, the Company's Connecticut affiliate is a defendant in three class action lawsuits brought on behalf of professional providers in Connecticut. The suits allege that the Connecticut affiliate has breached its contracts by, among other things, failing to pay for services in accordance with the terms of the contracts. The suits also allege violations of the Connecticut Unfair Trade Practices Act, breach of the implied duty of good faith and fair dealing, negligent misrepresentation and unjust enrichment. Two of the suits seek injunctive relief and monetary damages (both compensatory and punitive). The third suit, brought by the Connecticut State Medical Society, seeks injunctive relief only.

   The Company intends to vigorously defend these proceedings. All of the proceedings are in the early stages of litigation, and their ultimate outcomes cannot presently be determined. Accordingly, no provision has been made in the accompanying unaudited consolidated financial statements for liability, if any, that may result from these proceedings.

   Following the purchase of BCBS-ME, appeals have been filed by two parties that intervened in the administrative proceeding before Maine's Superintendent of Insurance (the "Superintendent"), challenging the Superintendent's decision approving the conversion of BCBS-ME to a stock insurer, which was a required step before the acquisition. In one appeal, Maine's Attorney General is requesting the Court to modify the Superintendent's decision, by requiring BCBS-ME to submit an update to the statutorily mandated appraisal of its fair market value and to deposit into the charitable foundation the difference between the net proceeds that have been transferred to the foundation and the final value of BCBS-ME, if greater. In the other appeal, a consumers' group is also challenging that portion of the Superintendent's decision regarding the value of BCBS-ME. While the appeals are still pending, Anthem does not believe that the appeals will have a material adverse effect on its unaudited consolidated financial position or results of operations.

                        ANTHEM INSURANCE COMPANIES, INC.

                                  (Unaudited)

   On March 11, 1998, Anthem and its Ohio subsidiary Community Insurance Company ("CIC") were named as defendants in a lawsuit, Robert Lee Dardinger, Executor of the Estate of Esther Louise Dardinger v. Anthem Blue Cross and Blue Shield, et al., filed in the Licking County Court of Common Pleas in Newark, Ohio. The plaintiff sought compensatory damages and unspecified punitive damages in connection with claims alleging wrongful death, bad faith and negligence arising out of the Company's denial of certain claims for medical treatment for Ms. Dardinger. On September 24, 1999, the jury returned a verdict for the plaintiff, awarding $1,350 (actual dollars) for compensatory damages, $2.5 for bad faith in claims handling and appeals processing, $49.0 for punitive damages and unspecified attorneys' fees in an amount to be determined by the court. The court later granted attorneys' fees of $0.8. An appeal of the verdict was filed by the defendants on November 19, 1999, and as part of the appeal, a bond in the amount of $60.0 was posted to secure the judgement and interest and attorneys' fees. On May 22, 2001, the Ohio Court of Appeals (Fifth District) affirmed the jury award of $1,350 (actual dollars) for breach of contract against CIC, affirmed the award of $2.5 compensatory damages for bad faith in claims handling and appeals processing against CIC, but dismissed the claims and judgments against Anthem. The court also reversed the award of $49.0 in punitive damages against CIC to the trial court for a new trial. Anthem and CIC, as well as the plaintiff, appealed certain aspects of the decision of the Ohio Court of Appeals. On October 10, 2001, the Supreme Court of Ohio agreed to hear the plaintiff's appeal, including the question of punitive damages, and denied the cross-appeals of Anthem and CIC. The ultimate outcome of this matter cannot be determined at this time.


   In addition to the lawsuits described above, the Company is also involved in other pending and threatened litigation of the character incidental to the business transacted, arising out of its insurance and investment operations and is from time to time involved as a party in various governmental and administrative proceedings. The Company believes that any liability that may result from any one of these actions is unlikely to have a material adverse effect on its financial position or results of operations.

 Other Contingencies

   The Company, like a number of other Blue Cross and Blue Shield companies, serves as a fiscal intermediary for Medicare Part A and B. The fiscal intermediaries for these programs receive reimbursement for certain costs and expenditures, which is subject to adjustment upon audit by the Health Care Finance Administration. The laws and regulations governing fiscal intermediaries for the Medicare program are complex, subject to interpretation and can expose an intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. In the last five years, at least eight Medicare fiscal intermediaries have made payments to settle issues raised by such audits and reviews. These payments have ranged from $0.7 to $51.6, plus a payment by one company of $144.0. While the Company believes it is currently in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of the Company's activities under certain of its Medicare fiscal intermediary contracts.

   AdminaStar Federal, Inc., an affiliate of Anthem, has received several subpoenas from the Office of Inspector General, Department of Health and Human Services, one seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky office, and the other requesting certain financial records of AdminaStar Federal, Inc. and Anthem related to the

                        ANTHEM INSURANCE COMPANIES, INC.

                                  (Unaudited)

Company's Medicare fiscal intermediary (Part A) and carrier (Part B) operations. The Company has made certain disclosures to the government of issues relating to its Medicare Part B work in Kentucky. The Company is not in a position to predict either the ultimate outcome of this review or the extent of any potential exposure should claims be made against the Company. However, the Company believes any fines or penalties that may arise from this review would not have a material adverse effect on the consolidated financial condition of the Company.

   As a Blue Cross Blue Shield Association licensee, the Company participates in the Federal Employee Program ("FEP"), a nationwide contract with the federal Office of Personnel Management, to provide coverage to federal employees and their dependents. On July 11, 2001 the Company received a subpoena from the Office of Inspector General, Office of Personnel Management, seeking certain financial documents and information, including information concerning intercompany transactions, related to operations in Ohio, Indiana and Kentucky under the FEP contract. The Company is currently evaluating the subpoena and intends to cooperate with the government's review. The Company is not in a position to predict either the ultimate outcome of this review or the extent of any potential exposure should claims be made against the Company. There can be no assurance that the ultimate outcome of this review will not have a material adverse effect on the Company's consolidated results of operations or financial condition.

   Anthem guaranteed certain financial contingencies of its subsidiary, Anthem Alliance Health Insurance Company ("Alliance") under a contract between Alliance and the United States Department of Defense. Under that contract, Alliance managed and administered the TRICARE Managed Care Support Program for military families from May 1, 1998 through May 31, 2001. The contract required Alliance, as the prime contractor, to assume certain risks in the event, and to the extent, the actual cost of delivering health care services exceeded the health care cost proposal submitted by Alliance ("the Health Care Risk"). The contract has a five-year term, but was transferred to a third party, effective May 31, 2001. Anthem guaranteed Alliance's assumption of the Health Care Risk, which is capped by the contract at $20.0 annually and $75.0 cumulatively over the contract period. Through December 31, 2000, Alliance had subcontracts with two other Blue Cross and Blue Shield companies not affiliated with the Company by which the subcontractors agreed to provide certain services under the contract and to assume approximately 50% of the Health Care Risk. Effective January 1, 2001, one of those subcontracts terminated by mutual agreement of the parties, which increased Alliance's portion of the Health Care Risk to 90%. Effective May 1, 2001, the other subcontract was amended to eliminate the Health Care Risk sharing provision, which resulted in Alliance assuming 100% of the Health Care Risk for the period from May 1, 2001 to May 31, 2001. There was no call on the guarantee for the period from May 1, 1998 to April 30, 1999 (which period is now "closed"), and we do not anticipate a call on the guarantee for the periods beginning May 1, 1999 through May 31, 2001 (which periods remain "open" for possible review by the Department of Defense).

                        ANTHEM INSURANCE COMPANIES, INC.

                                  (Unaudited)


6. Segment Information

   The following tables show financial data by segment for the six months ended June 30, 2001 and 2000:

                                          Reportable Segments
                           ---------------------------------------------------
                           Midwest    East    West  Specialty Other    Total
                           -------- -------- ------ --------- ------  --------
Six Months Ended June 30,
 2001
Premiums.................. $2,313.0 $1,658.3 $327.3   $47.4   $196.8  $4,542.8
Administrative fees.......    152.8     99.6   29.6    18.0    130.3     430.3
Other revenue.............      0.9      0.8    --    120.1    (99.2)     22.6
                           -------- -------- ------   -----   ------  --------
  Operating revenue(1)....  2,466.7  1,758.7  356.9   185.5    227.9   4,995.7
Benefit expense...........  1,952.8  1,418.1  275.3    31.8    192.8   3,870.8
Administrative
 expense(2)...............    428.9    292.2   78.5   137.8     54.2     991.6
                           -------- -------- ------   -----   ------  --------
  Operating expense.......  2,381.7  1,710.3  353.8   169.6    247.0   4,862.4
                           -------- -------- ------   -----   ------  --------
Operating gain (loss)..... $   85.0 $   48.4 $  3.1   $15.9   $(19.1) $  133.3
                           ======== ======== ======   =====   ======  ========
(1) Includes intersegment
 revenues................. $    --  $    --  $  --    $97.5   $(97.5) $    --
(2) Includes depreciation
  and amortization........      0.5      1.2    1.3     1.4     40.4      44.8
                                          Reportable Segments
                           ---------------------------------------------------
                           Midwest    East    West  Specialty Other    Total
                           -------- -------- ------ --------- ------  --------
Six Months Ended June 30,
 2000
Premiums.................. $2,046.4 $1,175.6 $278.1   $64.3   $ 24.9  $3,589.3
Administrative fees.......    123.7     57.9   24.9    14.8    135.2     356.5
Other revenues............      1.3      2.5    0.1    82.3    (67.3)     18.9
                           -------- -------- ------   -----   ------  --------
  Operating revenue(1)....  2,171.4  1,236.0  303.1   161.4     92.8   3,964.7
Benefit expense...........  1,748.7  1,012.2  240.2    51.2     28.3   3,080.6
Administrative
 expense(2)...............    386.5    189.7   61.6   100.4     79.3     817.5
                           -------- -------- ------   -----   ------  --------
  Operating expense.......  2,135.2  1,201.9  301.8   151.6    107.6   3,898.1
                           -------- -------- ------   -----   ------  --------
Operating gain (loss)..... $   36.2 $   34.1 $  1.3   $ 9.8   $(14.8) $   66.6
                           ======== ======== ======   =====   ======  ========
(1) Includes intersegment
 revenues................. $    3.9 $    --  $  --    $68.6   $(72.5) $    --
(2) Includes depreciation
  and amortization........      8.9      7.2    4.4     1.0     14.5      36.0

                        ANTHEM INSURANCE COMPANIES, INC.

                                  (Unaudited)


   A reconciliation of reportable segment operating revenues to the amounts of total revenues included in the unaudited consolidated statements of income for the six months ended June 30, 2001 and 2000 is as follows:

                                                             Six Months Ended
                                                                  June 30
                                                             ------------------
                                                               2001      2000
                                                             --------  --------
     Reportable segments operating revenue.................. $4,995.7  $3,964.7
     Net investment income..................................    109.0      95.0
     Net realized gains (losses) on investments.............    (10.9)      6.5
     Gain on sale of subsidiary operations..................     25.0       --
                                                             --------  --------
     Total revenues......................................... $5,118.8  $4,066.2
                                                             ========  ========

   A reconciliation of reportable segment operating gain to income before income taxes and minority interest included in the unaudited consolidated statements of income for the six months ended June 30, 2001 and 2000 is as follows:

                               Six Months Ended
                                    June 30
                               ------------------
                                 2001      2000
                               --------  --------
     Reportable segments
      operating gain.........  $  133.3  $   66.6
     Net investment income...     109.0      95.0
     Net realized gains
      (losses) on
      investments............     (10.9)      6.5
     Gain on sale of
      subsidiary operations..      25.0       --
     Interest expense........     (28.0)    (27.0)
     Amortization of goodwill
      and other intangible
      assets.................     (15.7)    (11.4)
     Demutualization
      expenses...............      (3.0)      --
                               --------  --------
     Income before income
      taxes and minority
      interest...............  $  209.7  $  129.7
                               ========  ========

                                                                         ANNEX A


                               ACTUARIAL OPINIONS


                               [LOGO OF MILLIMAN]
                                              One Pennsylvania Plaza, 38th
                                               Floor
                                              New York, NY 10119
                                              Tel +1 212 279.7166
                                              Fax +1 212 629.5657
                                              www.milliman.com

                                              June 18, 2001

Board of Directors
Anthem Insurance Companies, Inc.
120 Monument Circle
Indianapolis, Indiana 46204

Re: Plan of Conversion of Anthem Insurance Companies, Inc.

                        STATEMENT OF ACTUARIAL OPINIONS

Subject of this Opinion Letter

   This opinion letter relates to the actuarial aspects of the proposed reorganization of Anthem Insurance Companies, Inc. ("Anthem Insurance") pursuant to its Plan of Conversion (the "Plan") as presented to the Board of Directors of Anthem Insurance for its consideration and approval on June 18, 2001. The specific opinions set forth herein relate to the proposed allocation of consideration among the Eligible Statutory Members of Anthem Insurance and the decision not to include a Closed Block dividend preservation mechanism, each of which is described in the Plan.

   Capitalized terms have the same meaning in this opinion as they have in the Plan.

 Qualifications and Usage

   We, Robert H. Dobson, Dale S. Hagstrom, and Daniel J. McCarthy, are associated with the firm of Milliman USA ("Milliman") and are Members of the American Academy of Actuaries, qualified under the Academy's Qualification Standards to render the opinions set forth herein. We, and other Milliman staff acting under our direction, have advised Anthem Insurance during the course of its development of the Plan and the Actuarial Contribution Memorandum, which is Exhibit F thereto. The Plan is based on authority in Title 27 Article 15 of the Indiana Code ("the Indiana Demutualization Law"). The opinions set forth herein are not legal opinions concerning the Plan, the Articles of Incorporation of Anthem Insurance, or Indiana law, but rather are opinions concerning the application of actuarial concepts and standards of practice to the provisions of the Plan.

   Chapter 3 Section 2 (11) of the Indiana Demutualization Law requires "an actuarial opinion as to the following: (A) The reasonableness and appropriateness of the methodology or formulas used to allocate consideration among eligible members, and (B) The reasonableness of the plan of operation . . . of . . . the closed block if a closed block is used for . . . policies that provide for the distribution of policy dividends." We are aware that, per Chapter 3 Section 4 (4) of the Indiana Demutualization Law, our opinion will be furnished to the Insurance Commissioner of the State of Indiana in fulfillment of this requirement and for her use in determining the fairness of the Plan, and to the Statutory Members of Anthem Insurance as part of the Member Information Statement that will be delivered to them, and we consent to the use of this opinion letter for those purposes.

 Reliance

   In forming the opinions set forth in this opinion letter, we have received from Anthem Insurance extensive information concerning the past and present practices and financial results of Anthem Insurance and its predecessors. We also received from Anthem Insurance relevant corporate documents and Membership information. We, and other Milliman staff acting under our direction, met with personnel of Anthem Insurance and defined the information we required. In all cases, we were provided with the information we requested to the extent that it was available or to the extent it was practicable to develop the information from the records of Anthem Insurance. We have made no independent verification of this information, although we have reviewed it where practicable for general reasonableness and internal consistency. We have relied on this information, which was provided under the general direction of Cynthia S. Miller, Vice President and Chief Actuary of Anthem Insurance. Our opinions depend on the substantial accuracy of this information.

 Process

   In all cases, we and other Milliman staff acting under our direction either derived the results on which our opinions rest or reviewed derivations carried out by Anthem Insurance employees.

 Opinion #1

   Under the Plan, consideration (shares of Common Stock or their equivalent value in cash) is to be distributed to each Eligible Statutory Member in exchange for such Member's Membership Interest. In our opinion, the principles, assumptions, methodologies, and formulas used to allocate consideration among the Eligible Statutory Members of Anthem Insurance as set forth in Article VII of the Plan (including the Actuarial Contribution Memorandum, which is Exhibit F thereto) are reasonable and appropriate and consistent with the requirements of the Indiana Demutualization Law, and the resulting allocation of consideration is fair and equitable to the Eligible Statutory Members.

 Discussion

   Statutory requirements. Chapter 9 Section 1 of the Indiana Demutualization Law requires that "The method or formula for allocating consideration among the eligible members shall provide for each eligible member to receive (1) a fixed value, amount or proportion of consideration; (2) a variable value, amount or proportion of consideration; or (3) a combination of fixed and variable values, amounts, or proportions of consideration." Section 2 of Chapter 9 further requires that "Any method used or formula developed for the fair and equitable allocation of stock among eligible members under this article must utilize generally accepted actuarial principles."

   General description of the method of allocation of consideration among Eligible Statutory Members. In general, Statutory Members with coverage in force on both the Board Adoption Date and the Effective Date are eligible to receive consideration, which will consist of both a variable component and a fixed component of consideration. The amount of such consideration, whether actually distributed in the form of cash or shares of Common Stock, is expressed in terms of shares of Common Stock. (For a further discussion of this subject, see "The effect of different forms of consideration", below.)

   Prior mergers. Statutory Members of Anthem Insurance include Statutory Members whose initial eligibility arose from three companies--Southeastern Mutual Insurance Company, Community Mutual Insurance Company, and Blue Cross & Blue Shield of Connecticut, Inc.-- that were merged into Anthem Insurance in 1993, 1995 and 1997, respectively. The Articles of Incorporation of Anthem Insurance contain provisions arising from these three mergers, and these provisions in the Articles of Incorporation are important to our understanding of the Plan and our view of the fairness and equity of the allocation. The allocation of the Aggregate Variable Component and the Aggregate Fixed Component, discussed below, reflects these provisions.

   The Aggregate Variable Component and its allocation. The Aggregate Variable Component is the majority of the consideration to be distributed to Eligible Statutory Members (approximately 80% of the total). Its allocation among the Eligible Statutory Members is based on an "actuarial contribution method", which takes into account Actuarial Contributions of policies held by Eligible Statutory Members. The "actuarial contribution" method used with respect to Anthem Insurance takes into account, at each past merger point and at the Actuarial Contribution Date, both historical contributions to surplus and then-anticipated future contributions to surplus. The concept of an actuarial contribution method is recognized in the actuarial literature, most notably in Actuarial Standard of Practice number 37, "Allocation of Policyholder Consideration in Mutual Life Insurance Company Demutualizations" ("ASOP 37") as an appropriate allocation method. While ASOP 37 does not strictly apply to a nonlife insurer such as Anthem Insurance, there is no other Actuarial Standard of Practice regarding allocation of consideration in a demutualization that does apply. Further, much of the health insurance underwritten by Anthem Insurance could be underwritten by a life insurer, to which ASOP 37 would apply. In our view, the conformance of the Plan with ASOP 37 means that the distribution methodology proposed in the Plan is consistent with generally accepted actuarial principles. We therefore find that the use of the "actuarial contribution" method as the principal basis underlying the allocation of consideration is reasonable and appropriate. We further find that the actuarial contribution method has been implemented in a reasonable manner, consistent with the Articles of Incorporation, as well as with the past and present business practices of Anthem Insurance. We disclose, as a deviation from the guidance of ASOP 37, the fact that Actuarial Contributions of group insurance policies issued by Anthem Insurance and by the three previously-mentioned companies that were merged into Anthem Insurance were calculated by treating the experience of such policies on a pooled basis, notwithstanding that some of them have historically been rated on a policy-by-policy basis. This deviation is justified principally because of data limitations; with respect to most of the time period over which historical contributions to surplus were analyzed, Anthem Insurance does not have sufficiently complete or reliable data to support a policy-by-policy analysis of such contributions.

   The Aggregate Fixed Component and its allocation. The distribution also takes into account, through the Aggregate Fixed Component, the fact that Statutory Members have membership rights that are independent of their actuarial contributions. Each Eligible Statutory Member is, under the Plan, allocated a fixed number of shares of Common Stock without regard to the Actuarial Contribution of Policies of which that Statutory Member is the Holder. This element of the allocation assures that each Eligible Statutory Member will receive some distribution, and is consistent with overall concepts of equity. Under the Plan, the percentage of the total consideration that is allocated in this manner (approximately 20% of the total) is small relative to that allocated in proportion to positive actuarial contributions, which is appropriate. We find that including a fixed share in the allocation to each Eligible Statutory Member to reflect intangible membership rights is reasonable and appropriate.

   The effect of different forms of consideration and of conditions under which shares of Common Stock may be sold.

  a. Section 6.1 of the Plan provides that, subject to the limitations set forth therein, Eligible Statutory Members who do not affirmatively elect to receive their consideration in the form of shares of Common Stock may, at the option of Anthem Insurance and Anthem, Inc., receive consideration in cash. Section 6.3 of the Plan provides that, if the average of the closing prices ("average price") of the Common Stock for the twenty consecutive days commencing with the Effective Date exceeds 110% of the IPO Price, each recipient of cash will receive an amount equal to the number of shares of Common Stock determined as set forth above multiplied by a price per share equal to the sum of the IPO Price and either (A) the excess of the average price over 110% of the IPO Price or (B) 10% of the IPO Price, whichever is less; otherwise, each recipient of cash will receive an amount equal to the number of shares of Common Stock determined as set forth above multiplied by a price per share equal to the IPO price.

  b. Section 6.2 of the Plan provides that Common Stock distributed to an Eligible Statutory Member who receives 30,000 or more shares of such Common Stock (a "large holder") may be sold or otherwise transferred, during the 180 days following the Effective Date, only under "Large holder sale program procedures and restrictions" set forth in Exhibit E to the Plan.

   We find that for recipients of cash, the adjustment to the allocation of consideration described in (a) above is fair and equitable because it reasonably reflects the different risks assumed by recipients of cash in contrast to those of recipients of Common Stock. We find that for large holders, the conditions and restrictions referred to in (b) above are fair and equitable because in their absence, such holders might have the unfair advantage of being able to dispose of their Common Stock on favorable terms to the detriment of other holders of Common Stock, and that those conditions and restrictions are not likely to impose an economic disadvantage on them.

 Opinion #2

   Pursuant to Article VIII of the Plan, no special provisions, such as a closed block, are being created to preserve the dividend expectations of policyholders and members. In our opinion, this is fair and reasonable.

 Discussion

   Our opinion is based on the following considerations:

     1. Anthem Insurance has not paid policyholder dividends regularly enough to create any expectations; in fact, Anthem Insurance and its predecessors have paid no policyholder dividends for more than twenty-five years. In addition, almost all policies are silent as to dividends or even as to participating status vs. nonparticipating status.

     2. Because there are no reasonable dividend expectations to preserve, no special provisions are needed in the Plan.

     3. Anthem Insurance has no individual life insurance policies or annuity contracts in force, nor has it ever issued any such contracts. Thus, under the Indiana Demutualization Law, a closed block is not required.

                                     Sincerely yours,


                                          /s/ Robert H. Dobson
                                     Robert H. Dobson
                                     Consulting Actuary


                                     /s/ Dale S. Hagstrom
                                     Dale S. Hagstrom
                                     Consulting Actuary


                                     /s/ Daniel J. McCarthy
                                     Daniel J. McCarthy
                                     Consulting Actuary

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  20
Available Information....................................................  34
Information Pertaining to Forward-Looking Statements.....................  35
The Plan of Conversion...................................................  36
Use of Proceeds..........................................................  43
Dividend Policy..........................................................  43
Capitalization...........................................................  44
Ratio of Earnings to Fixed Charges.......................................  45
Selected Consolidated Financial and Other Data...........................  46
Unaudited Pro Forma Consolidated Financial Information...................  49
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  54
Recent Developments......................................................  97
The Business of Anthem................................................... 100
Investments.............................................................. 117
Financial Strength Ratings............................................... 121
Legal and Regulatory Matters............................................. 122
Management............................................................... 135
Description of the Units................................................. 148
U.S. Federal Income Tax Consequences..................................... 178
Description of Capital Stock............................................. 185
Common Stock Eligible for Future Sale.................................... 191
Ownership of Common Stock................................................ 193
Underwriting............................................................. 194
Validity of the Units.................................................... 197
Experts.................................................................. 197
Consolidated Financial Statements........................................ F-1
Actuarial Opinions....................................................... A-1

   Through and including      , 2001 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                4,000,000 Units

                                 Anthem, Inc.

                             % Equity Security Units

                               ----------------

                                    [Logo]

                               ----------------

                             Goldman, Sachs & Co.
                              Merrill Lynch & Co.
                                Morgan Stanley
                                   JPMorgan
                        Banc of America Securities LLC
                          Credit Suisse First Boston
                                Lehman Brothers
                                  UBS Warburg
                            ABN AMRO Rothschild LLC
                        Dresdner Kleinwort Wasserstein
                           A.G. Edwards & Sons, Inc.
                           McDonald Investments Inc.
                        Utendahl Capital Partners, L.P.

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All the amounts shown are estimates, except the Securities and Exchange Commission registration fee, the New York Stock Exchange listing fee and the NASD filing fee.



   Securities and Exchange Commission registration fee.............. $  115,000
   New York Stock Exchange listing fee..............................     47,800
   NASD filing fee..................................................     30,500
   Blue sky fees and expenses.......................................     10,000
   Accounting fees and expenses.....................................     50,000
   Legal fees and expenses..........................................    200,000
   Printing and engraving expenses..................................    100,000
   Transfer Agent and Registrar fees and expenses...................    900,000
   Miscellaneous expenses...........................................     46,700
                                                                     ----------
     Total.......................................................... $1,500,000
                                                                     ==========


Item 14. Indemnification of Directors and Officers

   The Indiana Business Corporation Law provides that a corporation, unless limited by its articles of incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

   As permitted by the Indiana Business Corporation Law, the Registrant's Articles of Incorporation provide for indemnification of directors, officers, employees and agents of the Registrant against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, employee or agent. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined, based upon a written finding of legal counsel or another independent referee, or a court of competent jurisdiction must have determined, that such persons acted in good faith in what they reasonably believed to be the best interest of the Registrant (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful). The Articles of Incorporation authorize the Registrant to advance funds for expenses to an indemnified person, but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification.

   The Articles of Incorporation of Anthem Insurance Companies, Inc. contain substantially identical provisions. The rights of indemnification provided by the articles of incorporation of the Registrant and Anthem Insurance Companies, Inc. are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the articles of incorporation of the Registrant and Anthem Insurance Companies, Inc., the Registrant may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

   The Registrant and Anthem Insurance Companies, Inc., have agreed to indemnify the Underwriters, and the Underwriters have agreed to indemnify the Registrant and Anthem Insurance Companies, Inc. against certain civil liabilities, including liabilities under the Securities Act. See the Form of Underwriting Agreement filed as Exhibit 1 hereto.

   In addition, the Registrant has obtained a directors' and officers' liability and company reimbursement policy that insures against certain liabilities under the Securities Act, subject to applicable retentions.

Item 15. Recent Sales of Unregistered Securities

   The Registrant will distribute to certain eligible statutory members approximately 61,845,000 shares of common stock in the demutualization. Exemption from registration under the Securities Act for such distribution will be available under Section 3(a)(10) of the Securities Act based on the Indiana Insurance Commissioner's approval of the plan of conversion.


Item 16. Exhibits and Financial Statement Schedules

 (a) Exhibits

   The list of exhibits is incorporated herein by reference to the Index to Exhibits on page E-1.

 (b) Financial Statement Schedules

   All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable, or the required information is included in the consolidated financial statements, and therefore have been omitted.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on the 24th day of October, 2001.


                                          Anthem, Inc.

                                                /s/ Larry C. Glasscock
                                          By: _________________________________
                                                    Larry C. Glasscock
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                         Capacity                 Date
              ---------                         --------                 ----

      /s/ Larry C. Glasscock           President, Chief Executive  October 24, 2001
______________________________________  Officer and Director
          Larry C. Glasscock            (Principal Executive
                                        Officer)

       /s/ Michael L. Smith            Executive Vice President    October 24, 2001
______________________________________  and Chief Financial and
           Michael L. Smith             Accounting Officer
                                        (Principal Financial
                                        Officer and Principal
                                        Accounting Officer)

                  *                    Director                    October 24, 2001
______________________________________
             L. Ben Lytle

                  *                    Director                    October 24, 2001
______________________________________
            Susan B. Bayh

                  *                    Director                    October 24, 2001
______________________________________
           William B. Hart

              Signature                         Capacity                 Date
              ---------                         --------                 ----

                  *                    Director                    October 24, 2001
______________________________________
           Allan B. Hubbard

                  *                    Director                    October 24, 2001
______________________________________
            Victor S. Liss

                  *                    Director                    October 24, 2001
______________________________________
           William G. Mays

                  *                    Director                    October 24, 2001
______________________________________
        James W. McDowell, Jr.

                  *                    Director                    October 24, 2001
______________________________________
          B. LaRae Orullian

                  *                    Director                    October 24, 2001
______________________________________
    Senator Donald W. Riegle, Jr.

                  *                    Director                    October 24, 2001
______________________________________
           William J. Ryan

                  *                    Director                    October 24, 2001
______________________________________
       George A. Schaefer, Jr.

                  *                    Director                    October 24, 2001
______________________________________
       Dennis J. Sullivan, Jr.


        /s/ David R. Frick
By:__________________________________
           Attorney-In-Fact

                               INDEX TO EXHIBITS


 Exhibit
 Number                                 Document
 -------                                --------
  1      Form of Underwriting Agreement
  2.1**  Plan of Conversion
  2.2**  Alliance Agreement, dated as of May 30, 2001, between Blue Cross and
         Blue Shield of Kansas, Inc. and Anthem Insurance Companies, Inc.
         (exhibits thereto will be furnished supplementally to the Securities and Exchange Commission upon request)
  3.1**  Restated Articles of Incorporation of the Registrant
  3.2**  By-Laws of the Registrant
  4.1**  Form of certificate for the common stock, $0.01 par value per share, of the Registrant
  4.2    Upon the request of the Securities and Exchange Commission, the
         Registrant will furnish copies of all instruments defining the rights of holders of long-term debt of the Registrant
  4.3+   Form of Indenture between Anthem, Inc. and The Bank of New York, as trustee, relating to the debt securities.
  4.4+   Form of First Supplemental Indenture between Anthem, Inc. and The Bank of New York, as trustee, relating to the Debentures
  4.5+   Form of Purchase Contract Agreement
  4.6+   Form of Pledge Agreement
  4.7+   Form of Debenture (Included in Exhibit 4.4)
  4.8+   Form of Normal Unit (Included in Exhibit 4.5)
  4.9+   Form of Stripped Unit (Included in Exhibit 4.5)
  4.10   Form of Remarketing Agreement
  5+     Opinion of Baker & Daniels
  8.1**  Opinion of Ernst & Young LLP with respect to certain tax matters
  8.2+   Opinion of Baker & Daniels as to certain tax matters
 10.1**  Anthem 2001 Stock Incentive Plan
 10.2**  Anthem Employee Stock Purchase Plan
 10.3**  Employment Agreement by and between Anthem Insurance Companies, Inc.
         and Larry C. Glasscock, dated as of October 22, 1999
 10.4**  Employment Agreement by and between Anthem Insurance Companies, Inc.
         and David R. Frick, dated as of January 1, 2000
 10.5**  Employment Agreement by and between Anthem Insurance Companies, Inc.
         and Samuel R. Nussbaum, M.D., dated as of January 2, 2001
 10.6**  Employment Agreement by and between Anthem Insurance Companies, Inc.
         and Michael L. Smith, dated as of January 1, 2000
 10.7**  (i)Employment Agreement by and between Anthem Insurance Companies,
         Inc. and Marjorie W. Dorr, dated as of January 1, 1999
         (ii)Amendment One to Employment Agreement by and between Anthem
         Insurance Companies, Inc. and Marjorie W. Dorr, effective as of
         January 1, 2000
         (iii)Amendment Two to Employment Agreement by and between Anthem
         Insurance Companies, Inc. and Marjorie W. Dorr, effective as of July
         29, 2000
         (iv)Amendment Three to Employment Agreement by and between Anthem
         Insurance Companies, Inc. and Marjorie W. Dorr, effective as of
         January 1, 2001
 10.8**  (i)Employment Agreement by and between Anthem Insurance Companies,
         Inc. and Keith R. Faller, dated as of January 1, 1999
         (ii)Amendment One to Employment Agreement by and between Anthem
         Insurance Companies, Inc. and Keith R. Faller, effective as of January
         1, 2000
         (iii)Amendment Two to Employment Agreement by and between Anthem
         Insurance Companies, Inc. and Keith R. Faller, effective as of January
         1, 2001
 10.9**  Employment Agreement by and between Anthem Insurance Companies, Inc.
         and Michael D. Houk, dated as of August 12, 2000

 Exhibit
 Number                                 Document
 -------                                --------
 10.10** (i) Employment Agreement by and between Anthem Insurance Companies,
             Inc. and Caroline S. Matthews, dated as of April 1, 1999
         (ii) Amendment One to Employment Agreement by and between Anthem
              Insurance Companies, Inc. and Caroline S. Matthews, effective as of January 1, 2000
         (iii) Amendment Two to Employment Agreement by and between Anthem
               Insurance Companies, Inc. and Caroline S. Matthews, effective as of January 1, 2001
 10.11** Employment Agreement by and between Anthem Insurance Companies, Inc.
         and John M. Murphy, dated as of September 6, 2000
 10.12** (i) Employment Agreement by and between Anthem Insurance Companies,
             Inc. and Jane Niederberger, dated as of February 22, 1999
         (ii) Amendment One to Employment Agreement by and between Anthem
              Insurance Companies, Inc. and Jane Niederberger, effective as of
              January 1, 2000
 10.13** Letter from Anthem Insurance Companies, Inc. to L. Ben Lytle regarding retirement benefits
 10.14** (i) Anthem Deferred Compensation Plan
         (ii) First Amendment to Anthem Deferred Compensation Plan
         (iii) Second Amendment to Anthem Deferred Compensation Plan
 10.15** Anthem Board of Directors Deferred Compensation Plan
 10.16** (i) Anthem Supplemental Executive Retirement Plan
         (ii) First Amendment to Anthem Supplemental Executive Retirement Plan
         (iii) Second Amendment to Anthem Supplemental Executive Retirement
               Plan
 10.17** Anthem 1998 Long-Term Incentive Plan
 10.18** Anthem 2001-2003 Long-Term Incentive Plan
 10.19** Anthem Annual Incentive Plan
 10.20** Anthem Directed Executive Compensation Plan
 10.21** Anthem Split Dollar Life Insurance Program
 10.22** Form of Blue Cross License Agreement
 10.23** Form of Blue Shield License Agreement
 12+     Statement of Ratio of Earnings to Fixed Charges
 21**    Subsidiaries of the Registrant
 23.1    Consent of Ernst & Young LLP
 23.2+   Consent of Baker & Daniels (contained in Exhibit 5 and Exhibit 8.2)
 23.3+   Consent of Robert H. Dobson, FSA, MAAA, Dale S. Hagstrom, FSA, MAAA,
         Daniel J. McCarthy, FSA, MAAA, and Milliman USA, Inc.
 24+     Power of Attorney (included on signature page)
 25      Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of The Bank of New York, as Trustee under the Indenture

--------
+ Previously filed


** Incorporated by reference from the exhibit of the same number contained in the Registrant's Registration Statement on Form S-1 (Registration No. 333-67714) as filed with the Commission.

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